Exhibit 99.1

Note:
The words “we,” “our,” “Peabody” or “the Company” as used in this report, refer to Peabody Energy Corporation or its applicable subsidiary or subsidiaries. Unless otherwise noted herein, disclosures in this Annual Report on Form 10-K relate only to our continuing operations.

When used in this filing, the term "ton" refers to short or net tons, equal to 2,000 pounds (907.18 kilograms), while "tonne" refers to metric tons, equal to 2,204.62 pounds (1,000 kilograms).
PART I
Item 1.    Business.
Overview
We are the world’s largest private-sector coal company. As of December 31, 2014, we owned interests in 26 active coal mining operations located in the United States (U.S.) and Australia. We have a majority interest in 25 of those mining operations and a 50% equity interest in the Middlemount Mine in Australia. In addition to our mining operations, we market and broker coal from other coal producers, both as principal and agent, and trade coal and freight-related contracts through trading and business offices in Australia, China, Germany, India, Indonesia, Singapore, the United Kingdom and the U.S. (listed alphabetically).
Mission and Strategy
Our mission statement is: "To create superior value for shareholders as the leading global supplier of coal, which enables economic prosperity and a better quality of life." We seek to do so while remaining committed to our values of safety, customer focus, leadership, people, excellence, integrity and sustainability. Our strategy to achieve our mission is to (1) maintain a leading position in the U.S. coal basins that we have identified as higher-growth and lower-cost compared with other U.S. coal basins or in U.S. regions in which we are otherwise strategically positioned; (2) continue to develop our metallurgical and thermal coal platform in Australia; and (3) expand our global presence, particularly in Asian coal market segments.
In support of that strategy, we have outlined the following strategic priorities for managing our businesses:

•	Drive safety, productivity and cost-efficiency across our operating platform;

•	Strengthen our financial position through disciplined capital investment and revenue growth, while maintaining financial flexibility;

•	Enhance the quality of our assets, using our coal reserves to feed our project pipeline and capture growth and development opportunities;

•	Advocate for increased global understanding and support for coal mining and use, favorable energy policy and advances in related technologies; and

•	Employ talented personnel and align their talents with our mission to maximize our collective opportunity for success.
History and Development
We were incorporated in Delaware in 1998 and became a public company in 2001. Our history in the coal business dates back to 1883. Over the past decade, we have made strategic acquisitions and divestitures to position our company to serve U.S. and international coal markets with the highest demand. Acquisitions and divestitures of note include the following:

•	In 2006, we further expanded our presence in Australia with the acquisition of Excel Coal Limited.

•
In 2007, we spun off Patriot Coal Corporation (Patriot), which included mines in West Virginia and Kentucky and coal reserves in the Illinois Basin and Appalachia, through a dividend of all outstanding Patriot shares.

•
In 2011, we acquired PEA-PCI (formerly Macarthur Coal Limited), an independent coal company in Australia, which included two operating mines, a 50% equity-affiliate joint venture arrangement and several development projects.

In 2014, we advanced multiple operational and capital projects focused on operational efficiency and maintaining a competitive position in the market segments in which we operate. Such advancements included (1) completing the commissioning and post start-up modifications of longwall top coal caving technology at our North Goonyella Mine in Australia; (2) advancing the reserve development at the planned Gateway North Mine in the U.S. to replace production from the existing Gateway Mine as its reserves are exhausted in 2015; (3) installing a new longwall to increase productivity at the Metropolitan Mine in Australia; (4) converting the Moorvale Mine in Australia to owner-operator status; and (5) continuing our ongoing cost containment initiatives across our global platform response to challenged global coal market segment conditions.

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In 2014, we also agreed to establish a joint venture project with Glencore plc (Glencore), in which each party will hold a 50% interest, to combine the existing operations of our Wambo Open-Cut Mine in Australia with the adjacent coal reserves of Glencore's United Mine. We expect the project to result in several operational synergies, including improved mining productivity, lower per-unit operating costs and an extended mine life. The joint venture operations are expected to commence in 2017, subject to regulatory permitting.
In 2015, we plan to maintain a tightly controlled approach to capital deployment as we continue to navigate through the challenged global coal industry conditions. Anticipated capital and operational projects will again mainly focus on driving improvements in safety and operational efficiency and preserving the productive capacity of our existing mining platform.
We will continue to explore opportunities to expand our presence in Asia through joint mine development partnerships or trading agreements with other companies and governments to leverage our experience in managing safe and reliable coal mining operations.
Segment and Geographic Information
During the second quarter of 2015, we elected a new chief executive officer, who is also considered our chief operating decision maker (CODM). Due to that change, we updated our reportable segments to reflect the manner in which our new CODM views our businesses for purposes of reviewing performance, allocating resources and assessing future prospects and strategic execution. We now report our results of operations primarily through the following reportable segments: "Powder River Basin Mining," “Midwestern U.S. Mining," “Western U.S. Mining,” “Australian Metallurgical Mining," "Australian Thermal Mining," “Trading and Brokerage” and “Corporate and Other.”
Segment and geographic financial information is contained in Note 27. "Segment and Geographic Information" to our consolidated financial statements and is incorporated herein by reference.
Mining Segments
The maps that follow display our active mine locations as of December 31, 2014. Also shown are the primary ports that we use in the U.S. and in Australia for coal exports and our corporate headquarters in St. Louis, Missouri.
U.S. Mining Operations

Rawhide
Caballo
North Antelope
Rochelle
Twentymile
Kayenta
Lee Ranch
El Segundo
St. Louis
Dominion Terminal
Associates
Indiana
Bear Run
Francisco
Somerville Central
Somerville North
Somerville South
Wild Boar
Illinois
Cottage Grove
Gateway
Wildcat Hills
Houston
New Orleans
Mines
Ports
Corporate Headquarters

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The principal business of our mining segments in the U.S. is the mining, preparation and sale of thermal coal, sold primarily to electric utilities in the U.S. under long-term contracts, with a portion sold into the seaborne markets as market conditions warrant. Our Powder River Basin Mining operations consist of our mines in Wyoming. The mines in that segment are characterized by surface mining extraction processes, coal with a lower sulfur content and Btu and higher customer transportation costs (due to longer shipping distances). Our Midwestern U.S. Mining operations reflect our Illinois and Indiana mining operations, which are characterized by a mix of surface and underground mining extraction processes, coal with a higher sulfur content and Btu and lower customer transportation costs (due to shorter shipping distances). Our Western U.S. Mining operations reflect the aggregation of our Southwest and Colorado mining operations. The mines in that segment are characterized by a mix of surface and underground mining extraction processes, coal with a lower sulfur content and Btu and generally higher customer transportation costs (due to longer shipping distances). Geologically, our Powder River Basin operations mine sub-bituminous coal deposits, our Midwestern operations mine bituminous coal deposits and our Western operations mine both bituminous and sub-bituminous coal deposits.
Australian Mining Operations
The business of our Australian operating platform is primarily export focused with customers spread across several countries, while a portion of the coal is sold within Australia. Generally, revenues from individual countries vary year by year based on electricity demand, the strength of the global economy, governmental policies and several other factors, including those specific to each country. Our Australian Metallurgical Mining operations consist of mines in Queensland and New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine various qualities of metallurgical coal (low-sulfur, high Btu coal). The metallurgical coal qualities include hard coking coal, semi-hard coking coal, semi-soft coal and pulverized coal injection (PCI) coal. Our Australian Thermal Mining operations predominantly consist of mines in New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine low-sulfur, high Btu thermal coal. We classify our Australian mines within the Australian Metallurgical Mining or Australian Thermal Mining segments based on the primary customer base and coal reserve type of each mining operation. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade. Similarly, a small portion of the coal mined by the Australian Thermal Mining segment is of a metallurgical grade. Additionally, the Company may market some of its metallurgical coal products as a thermal coal product from time to time depending on market conditions.

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The table below summarizes information regarding the operating characteristics of each of our mines that were active in 2014 in the U.S. and Australia. The mines are listed within their respective mining segment in descending order, as determined by tons sold in 2014.

Segment/Mining Complex	Location	Mine Type	Mining Method	Coal Type	Primary Transport Method	2014 Tons Sold (In millions)
Powder River Basin Mining
North Antelope Rochelle	Wyoming	S	D, DL, T/S	T	R	118.1
Rawhide	Wyoming	S	D, T/S	T	R	15.5
Caballo	Wyoming	S	D, T/S	T	R	8.0
Other (1)	—	—	—	—	—	1.0
Midwestern U.S. Mining
Bear Run	Indiana	S	DL, D, T/S	T	Tr, R	8.6
Francisco Underground	Indiana	U	CM	T	R	3.1
Gateway	Illinois	U	CM	T	Tr, R, R/B, T/B	2.5
Wild Boar	Indiana	S	D, T/S	T	Tr, R, R/B, T/B	2.2
Wildcat Hills Underground	Illinois	U	CM	T	T/B	1.9
Somerville Central	Indiana	S	DL, D, T/S	T	R, R/B, T/B, T/R	1.8
Cottage Grove	Illinois	S	D, T/S	T	T/B	1.7
Somerville North (2)	Indiana	S	D, T/S	T	Tr, R, R/B, T/B, T/R	1.6
Somerville South (2)	Indiana	S	D, T/S	T	Tr, R, R/B, T/B,	1.3
Viking - Corning Pit (3)	Indiana	S	D, T/S	T	Tr, T/R	0.2
Other (1)	—	—	—	—	—	0.1
Western U.S. Mining
El Segundo	New Mexico	S	D, DL, T/S	T	R	8.2
Kayenta	Arizona	S	DL, T/S	T	R	8.2
Twentymile	Colorado	U	LW	T	R, Tr	7.1
Lee Ranch	New Mexico	S	T/S	T	R	0.3
Australian Metallurgical Mining
Millennium	Queensland	S	D, T/S	M, P	R, EV	3.8
Coppabella (4)	Queensland	S	DL, D, T/S	P	R, EV	3.4
North Goonyella	Queensland	U	LTCC	M	R, EV	2.5
Metropolitan	New South Wales	U	LW	M	R, EV	2.4
Burton *	Queensland	S	T/S	M, T	R, EV	2.1
Moorvale (4)	Queensland	S	T/S	M, P	R, EV	2.1
Eaglefield * (3)	Queensland	S	T/S	M	R, EV	0.9
Middlemount (5)	Queensland	S	T/S	M, P	R, EV	—
Australian Thermal Mining
Wilpinjong	New South Wales	S	D, T/S	T	R, EV	13.8
Wambo Open-Cut (2)	New South Wales	S	T/S	T	R, EV	3.8
North Wambo Underground (2)	New South Wales	U	LW	T, P	R, EV	3.4

Legend:		R	Rail
S	Surface Mine	Tr	Truck
U	Underground Mine	R/B	Rail to Barge
DL	Dragline	T/B	Truck to Barge
D	Dozer/Casting	T/R	Truck to Rail
T/S	Truck and Shovel	EV	Export Vessel
LW	Longwall	T	Thermal/Steam
LTCC	Longwall Top Coal Caving	M	Metallurgical
CM	Continuous Miner	P	Pulverized Coal Injection
*	Mine operated by a contract miner

(1)	“Other” in Powder River Basin Mining and Midwestern U.S. Mining primarily consists of purchased coal used to satisfy certain specific coal supply agreements.

(2)	Represents our majority-owned mines in which there is an outside non-controlling ownership interest.

(3)	Mine ceased production in 2014 due to the exhaustion of reserves.

(4)	We own a 73.3% undivided interest in an unincorporated joint venture that owns the Coppabella and Moorvale mines.

(5)
We own a 50.0% equity interest in Middlemount Coal Pty Ltd., which owns the Middlemount Mine. Because that entity is accounted for as an unconsolidated equity affiliate, 2014 tons sold from that mine, which totaled 3.7 million tons (on a 100% basis), have been excluded from the table above.

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Refer to the "Summary of Coal Production and Sulfur Content of Assigned Reserves" table within Part I, Item 2. "Properties," which is incorporated by reference herein, for additional information regarding coal reserves, product characteristics and production volume associated with each mine.
Trading and Brokerage Segment
Our Trading and Brokerage segment engages in the direct and brokered trading of coal and freight-related contracts through the trading and business offices. Coal brokering is conducted both as principal and agent in support of various coal production-related activities that may involve coal produced from our mines, coal sourcing arrangements with third-party mining companies or offtake agreements with other coal producers. The Trading and Brokerage segment also provides transportation-related services, which involves both financial derivative contracts and physical contracts. Collectively, coal and freight-related hedging activities include both economic hedging and, from time to time, cash flow hedging in support of our coal trading strategy.
Corporate and Other Segment
Our Corporate and Other segment includes selling and administrative expenses, corporate hedging activities, mining and export/transportation joint ventures, restructuring charges and activities associated with the optimization of our coal reserve and real estate holdings, minimum charges on certain transportation-related contracts, the closure of inactive mining sites and certain energy-related commercial matters.
Resource Management.  As of December 31, 2014, we held approximately 7.6 billion tons of proven and probable coal reserves and approximately 500 thousand acres of surface property through ownership and lease agreements. We have an ongoing asset optimization program whereby our property management group regularly reviews these reserves and surface properties for opportunities to generate earnings and cash flow through the sale or exchange of non-strategic coal reserves and surface lands. In addition, we generate revenue through royalties from coal reserves and oil and gas rights leased to third parties and farm income from surface lands under third-party contracts.
Middlemount Mine.  We own a 50% equity interest in Middlemount Coal Pty Ltd., which owns the Middlemount Mine in Queensland, Australia. The mine predominantly produces semi-hard coking coal and PCI coal for sale into seaborne coal markets through rail and port capacity contracted through Abbot Point Coal Terminal, with future capacity also secured at Dalrymple Bay Coal Terminal. Mining operations first commenced at the Middlemount Mine in late 2011 and the mine continued to ramp up production and implement operational improvements through 2014. During the years ended December 31, 2014, 2013 and 2012, the mine sold 3.7 million, 2.8 million and 1.9 million tons of coal, respectively (on a 100% basis).
Singapore Joint Venture. In 2013, we announced an agreement with Shenhua Group Corporation Limited (Shenhua), a large-scale state-owned energy company headquartered in Beijing, China, to form Sino-Pacific Coal Trading Corporation Pte. Ltd. (Sino-Pacific), a Singapore-based joint venture in which we would retain a 50% interest. The parties to the agreement no longer intend to move forward with the joint venture.
Export Facilities.  We have a 37.5% interest in Dominion Terminal Associates, a partnership that operates a coal export terminal in Newport News, Virginia that exports both metallurgical and thermal coal primarily to European and Brazilian markets.
Generation Development.  We are a 5.06% owner in the Prairie State Energy Campus (Prairie State), a 1,600 megawatt coal-fueled electricity generation plant and adjacent coal mine in Washington, St. Clair and Randolph counties in Illinois, which commenced commercial operations during 2012. We are responsible for our 5.06% share of Prairie State's production costs and marketing and selling our share of electricity generated by the facility.
Captive Insurance Entity.  A portion of our insurance risks associated with workers’ compensation, general liability and auto liability coverage is self-insured through a wholly-owned captive insurance company. The captive entity also issues our global property insurance policy, with the related risk ceded to the commercial insurance market in its entirety. This captive entity invoices certain of our subsidiaries for the premiums on these policies, pays the related claims, maintains reserves for anticipated losses and invests funds to pay future claims. Historically, the actuarially-determined reserves maintained by our captive entity have provided adequate coverage of actual claims incurred.

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Clean Coal Technology.  We continue to support clean coal technology development and initiatives seeking to reduce global atmospheric levels of carbon dioxide and other emissions. In China, we are the only non-Chinese equity partner in GreenGen, an integrated gasification combined cycle coal-fueled power plant near Tianjin, China that began electric generation for commercial consumption in 2012 and plans to utilize carbon capture and storage (CCS) in its next stage of development. We are also a founding member of the U.S.-China Energy Cooperation Program. In Australia, we have an ongoing commitment to the Australian COAL21 Fund, an industry effort to pursue a collection of low-carbon emission technologies in Australia, and are also a founding member of the Global Carbon Capture and Storage Institute, an international initiative launched by the Australian government. In the U.S., we are a founding member of the FutureGen Alliance in Illinois and continue to support the development of the FutureGen 2.0 project. We are also a founding member of the Consortium for Clean Coal Utilization at Washington University in St. Louis and support technology development at the University of Wyoming School of Energy Resources. In addition to our support of clean coal technology development, we are evaluating Btu Conversion projects that are designed to expand the uses of coal, such as through conversion to transportation fuels and coal gasification technologies.
Coal Supply Agreements
Customers. Our coal supply agreements are primarily with electricity generators, industrial facilities and steel manufacturers. Most of our sales (excluding trading transactions) are made under long-term coal supply agreements (those with initial terms longer than one year and which often include price reopener and/or extension provisions). A smaller portion of our sales are made under contracts with terms of less than one year, including sales made on a spot basis. Sales under long-term coal supply agreements comprised approximately 83%, 80% and 89% of our worldwide sales from our mining operations (by volume) for the years ended December 31, 2014, 2013 and 2012, respectively.
For the year ended December 31, 2014, we derived 25% of our total revenues from our five largest customers. Those five customers were supplied primarily from 41 coal supply agreements (excluding trading transactions) expiring at various times from 2015 to 2026. The contract contributing the greatest amount of annual revenue in 2014 was approximately $350 million, or approximately 5% of our 2014 total revenues, and is due to expire in 2026.
Backlog. Our sales backlog, which includes coal supply agreements subject to price reopener and/or extension provisions, was approximately 800 million and 900 million tons of coal as of January 1, 2015 and 2014, respectively. Contracts in backlog have remaining terms ranging from one to 13 years and represent approximately four years of production based on our 2014 production volume of 227.2 million tons. Approximately 77% of our backlog is expected to be filled beyond 2015.
U.S. Mining Operations.  Revenues from our Powder River Basin, Midwestern U.S. Mining, and Western U.S. Mining segments, in aggregate, represented approximately 59%, 57% and 54% of our total revenue base for the years ended December 31, 2014, 2013 and 2012, respectively, during which periods the coal mining activities of those segments contributed respective aggregate amounts of approximately 83%, 84% and 85% of our sales volumes from mining operations. We expect to continue selling a significant portion of our Powder River Basin, Midwestern U.S. Mining, and Western U.S. Mining segment coal production under long-term supply agreements, and customers of those segments continue to pursue long-term sales agreements in recognition of the importance of reliability, service and predictable coal prices to their operations. The terms of coal supply agreements result from competitive bidding and extensive negotiations with customers. Consequently, the terms of those agreements vary significantly in many respects, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, treatment of environmental constraints, extension options, force majeure and termination and assignment provisions. Our strategy is to selectively renew, or enter into new, long-term supply agreements when we can do so at prices we believe are favorable.
Australian Mining Operations.  Revenues from our Australian mining segments represented approximately 39%, 41% and 43% of our total revenue base for the years ended December 31, 2014, 2013 and 2012, respectively, during which periods the coal mining activities of those segments contributed respective amounts of 17%, 16% and 15% of our sales volumes from mining operations. Our production is primarily sold into the seaborne metallurgical and thermal markets, with a majority of those sales executed through annual and multi-year international coal supply agreements that contain provisions requiring both parties to renegotiate pricing periodically. Industry commercial practice, and our typical practice, is to negotiate pricing for those metallurgical and seaborne thermal coal contracts on a quarterly and annual basis, respectively, with a portion sold on a shorter-term basis, which portion has increased in recent years.
Transportation
Methods of Distribution. Coal consumed in the U.S. is usually sold at the mine with transportation costs borne by the purchaser. Our Australian export coal is usually sold at the loading port, with purchasers paying ocean freight. Our U.S. export coal is more typically sold on a delivered basis into the unloading port, with us paying ocean freight. In each case, exporters usually pay shipping costs from the mine to the port, including any demurrage costs (fees paid to third-party shipping companies for loading time that exceeded the stipulated time).

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We believe we have good relationships with U.S. and Australian rail carriers and barge companies due, in part, to our modern coal-loading facilities and the experience of our transportation coordinators. Refer to the table on page 5 in the foregoing "Mining Segments" section for a summary of transportation methods by mine.
Export Facilities. Our U.S. Mining operations exported approximately 1%, 2% and 3% of its tons sold for the years ended December 31, 2014, 2013 and 2012, respectively. Our primary ports used for U.S. exports are the United Bulk Terminal near New Orleans, Louisiana, the St. James Stevedoring Anchorages terminal in Convent, Louisiana and the Kinder Morgan terminal near Houston, Texas. In connection with our Trading and Brokerage operations, we also utilize the Dominion Terminal Associates coal terminal in Newport News, Virginia to export coal sourced from domestic third-party producers. We are continuing to assess opportunities for access to West Coast port facilities that will allow us to export our Powder River Basin coal products to serve demand in the Asian region, should market conditions warrant.
Our Australian Mining operations sold approximately 77%, 75% and 77% of its tons into the seaborne coal markets for the years ended December 31, 2014, 2013 and 2012, respectively. We have generally secured our ability to transport coal in Australia through rail and port contracts and interests in three east coast coal export terminals that are primarily funded through take-or-pay arrangements (Refer to the "Liquidity and Capital Resources" section in Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on our take-or-pay obligations). In Queensland, seaborne metallurgical and thermal coal from our mines is exported through the Dalrymple Bay Coal Terminal, in addition to the Abbot Point Coal Terminal used by our joint venture Middlemount Mine. In New South Wales, our primary ports for exporting metallurgical and thermal coal are at Port Kembla and Newcastle, which includes both the Port Waratah Coal Services terminal and the terminal operated by Newcastle Coal Infrastructure Group (NCIG).
Suppliers
Mining Supplies and Equipment. The principal goods we purchase in support of our mining activities are mining equipment and replacement parts, diesel fuel, ammonium-nitrate and emulsion-based explosives, off-the-road (OTR) tires, steel-related products (including roof control materials), lubricants and electricity. We have many well-established, strategic relationships with our key suppliers of goods and do not believe that we are overly dependent on any of our individual suppliers.
Historically, there has been some consolidation in the supplier base providing mining materials to the coal industry for certain of these goods, such as explosives in the U.S. and both surface and underground mining equipment globally, which has limited the number of sources for these materials. In situations where we have elected to concentrate a large portion of our purchases with one supplier in lieu of seeking other alternatives, it has been to take advantage of cost savings from larger volumes of purchases, benefit from long-term pricing for parts, ensure security of supply and/or allow for equipment fleet standardization. Supplier concentration related to our mining equipment also allows us to benefit from fleet standardization, which in turn improves asset utilization by facilitating the development of common maintenance practices across our global platform and enhancing our flexibility to move equipment between mines as necessary.
Surface and underground mining equipment demand and lead times have remained suppressed in recent periods due to challenged market conditions experienced across several extractive industry sectors. This is consistent with a decline in our own near-term demand for such equipment as we have sought to defer new and early stage development projects, while continuing to evaluate the timing associated with such projects based on changes in global coal market demand. We continue to use our global leverage with major suppliers to either ensure security of supply to meet the requirements of our active projects or to delay deliveries when warranted by coal market conditions.
Services. We also purchase services at our mine sites, including services related to maintenance for mining equipment, construction, temporary labor and other various contracted services, such as contract mining for both production and development and explosive services. We do not believe that we are overly dependent on any of our individual service providers.
Technical Innovation
We continue to advance new technologies to maximize safety, including partnering with the Mine Safety and Health Administration (MSHA) and other government agencies to identify and test emerging safety technologies. We also partner with other companies and certain governmental agencies to pursue new technologies that have the potential to improve our safety performance and provide better safety protection for employees. We are currently exploring, implementing or using leading technology to assist with proximity detection and fatigue monitoring.
We pursue technical innovation to improve equipment performance and operating efficiencies. Development is typically undertaken and funded by equipment suppliers with our engineering, maintenance and purchasing personnel providing input and expertise to suppliers to design and produce equipment that we believe will improve our safety, operating performance and mining capabilities.

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We seek to deploy the best mining technologies available based on the specific geologic conditions of each of our mining operations. For example, we completed the commissioning of longwall top coal caving technology at our North Goonyella Mine in Australia in 2014.
We leverage technology and data systems to enhance our operating and maintenance efforts through the integration of original equipment manufacturer systems, mobile technology solutions and automated reporting systems to provide an integrated, real time picture of our mining operations and equipment performance. We continue to advance the use of technology applications to schedule trains, monitor coal quality and customer shipments and manage mine operations and pit blending to enhance reliability and product consistency.
We employ maintenance standards based on reliability-centered maintenance practices at all operations to increase equipment utilization and reduce maintenance and capital spending over time by extending equipment life, while reducing the risk of premature failures. Specialized maintenance reliability software is used at many operations to better support improved equipment strategies, predict equipment condition and aid analysis necessary to continually improve component life, operator training and equipment reliability.
Competition
The markets in which we sell our coal are highly competitive. We compete directly with other coal producers and, with respect to our thermal coal products, indirectly with producers of other energy products that provide an alternative to coal use. Metallurgical coal demand is also impacted by competing technologies used to make steel, some of which do not use coal as a manufacturing input. We compete on the basis of coal quality and characteristics, delivered price, customer service and support and reliability of supply.
Our principal U.S. direct competitors (listed alphabetically) are other large coal producers, including Alliance Resource Partners, Alpha Natural Resources, Inc., Arch Coal, Inc., the Cline Group and Cloud Peak Energy Inc., who collectively accounted for approximately 37% of total U.S. coal production in 2013 according to the National Mining Association's "2013 Coal Producer Survey," the most recent data publicly available as of February 25, 2015. Major international direct competitors (listed alphabetically) include Anglo-American PLC, BHP Billiton, China Coal, Glencore PLC, PT Bumi Resources Tbk., Rio Tinto and Shenhua Group.
Demand for coal and the prices that we will be able to obtain for our coal are influenced by factors beyond our control, including global economic conditions, the demand for electricity and steel, the impact of weather on heating and cooling demand and taxes and environmental regulations imposed by the U.S. and foreign governments.
The use of thermal coal is further influenced by the availability and relative cost of alternative fuels, with customers focused on securing the lowest cost fuel supply in order to produce electric power reliably at a competitive price. The International Energy Agency (IEA) reported in its World Energy Outlook 2014 that coal's share of worldwide electric power generation mix was 41% in 2012. Alternative fuels to thermal coal include natural gas, fuel oil and nuclear, hydroelectric, wind, biomass and solar power sources.
Due to domestic growth in the use of hydraulic fracturing, natural gas is the most significant substitute to thermal coal for electricity generation in the U.S., and vice versa. We believe the economics of gas-to-coal switching enable demand for thermal coals produced in the U.S. Powder River and Illinois basins in which we produce to benefit when natural gas prices rise above a range of $2.50 to $2.75 per mmBtu and $3.50 to $3.75 per mmBtu, respectively, and to decline when natural gas prices fall below those levels. The U.S. Energy Information Administration (EIA) reported in its February 2015 "Short-Term Energy Outlook" that coal's share of U.S. electricity generation for all sectors was 38.9% in 2014, in line with 39.1% in the prior year. While electricity generation from coal benefited from an 18% year-over-year increase in full year average U.S. natural gas prices to $4.39 per mmBtu during 2014, that favorable impact was offset by the effect of coal conservation efforts employed by electricity generators in response to poor rail performance. The EIA expects full year average U.S. natural gas prices to fall to $3.05 per mmBtu in 2015, partly driving a corresponding decrease in coal's projected share of U.S. electricity generation for all sectors to 37.8% in that period.
Working Capital
We generally fund our working capital requirements through a combination of existing cash and cash equivalents and proceeds from the sale of our coal production to customers and our trading and brokerage activities. Our revolving credit facility (as amended, the 2013 Revolver) under our secured credit agreement entered into in 2013 (as amended, the 2013 Credit Facility) and our accounts receivable securitization program are also available to fund our working capital requirements. Refer to the "Liquidity and Capital Resources" section of Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding working capital.

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Employees
We had approximately 8,300 employees as of December 31, 2014, including approximately 6,000 hourly employees. Additional information on our employees and related labor relations matters is contained in Note 22. "Management - Labor Relations" to our consolidated financial statements, which information is incorporated herein by reference.
Executive Officers of the Company
Set forth below are the names, ages and positions of our executive officers. Executive officers are appointed by, and hold office at the discretion of, our Board of Directors, subject to the terms of any employment agreements.

Name	Age (1)	Position (1)
Gregory H. Boyce	60	Chairman and Chief Executive Officer
Glenn L. Kellow	47	President and Chief Executive Officer-elect
Michael C. Crews	47	Executive Vice President and Chief Financial Officer
Bryan A. Galli	54	Group Executive and Chief Marketing Officer
Christopher J. Hagedorn	42	Group Executive and Chief Development Officer
Jeane L. Hull	60	Executive Vice President and Chief Technical Officer
Charles F. Meintjes	52	President - Australia
Alexander C. Schoch	60	Executive Vice President Law, Chief Legal Officer and Secretary
Andrew P. Slentz	53	Executive Vice President and Chief Human Resources Officer
Kemal Williamson	55	President - Americas
(1)     As of February 20, 2015.
Gregory H. Boyce was elected Chairman of the Board in October 2007 and has been a director of the Company since March 2005. He was named Chief Executive Officer Elect of the Company in March 2005 and assumed the position of Chief Executive Officer in January 2006. He was President of the Company from October 2003 to December 2007 and was Chief Operating Officer of the Company from October 2003 to December 2005. He previously served as Chief Executive - Energy of Rio Tinto plc (an international natural resource company) from 2000 to 2003. Other prior positions include President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. He has extensive engineering and operating experience with Kennecott. Mr. Boyce serves on the board of directors of Marathon Oil Corporation and Monsanto Company. He is Chairman of the Coal Industry Advisory Board of the International Energy Agency and is a former Chairman of the National Mining Association. He serves on the Board of Directors of the U.S.-China Business Council, and is a member of The Business Council, Business Roundtable and the National Coal Council. In addition, Mr. Boyce is a member of the Board of Trustees of Washington University in St. Louis and the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering. He also is a member of the Board of Commissioners for the St. Louis Science Center.
Glenn L. Kellow was named our President and Chief Operating Officer in August 2013 and our President and Chief Executive Officer-elect in January 2015, at which time he also became a director of the Company. He has executive responsibility for all aspects of our global operations including safety, environment, production, sales and marketing, engineering and planning. Mr. Kellow has extensive experience in the global resource industry, where he has served in multiple executive, operational and financial roles in coal and other commodities in the United States, Australia and South America. From 1985 to 2013, Mr. Kellow served in a number of roles with BHP Billiton, the world’s largest mining company, including senior appointments as President, Aluminum and Nickel (2012-2013), President, Stainless Steel Materials (2010-2012), President and Chief Operating Officer, New Mexico Coal (2007-2010), and Chief Financial Officer, Base Metals (2003-2007). He is a former director of the World Coal Association and the U.S. National Mining Association, and a past member of the executive committee of the Western Australian Chamber of Minerals and Energy and the advisory board of the Energy and Mining Institute of the University of Western Australia. Mr. Kellow also was the Chairman of Worsley Alumina (Australia), Chairman of Mozal (Mozambique) and Chairman of the global Nickel Institute. Mr. Kellow is a graduate of the advanced management program at the University of Pennsylvania’s Wharton School of Business and holds a master’s degree in business administration and a bachelor’s degree in commerce from the University of Newcastle. He holds an honorary Doctor of Science degree from the South Dakota School of Mines and Technology.

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Michael C. Crews was named our Executive Vice President and Chief Financial Officer in June 2008. He joined us in 1998 as Senior Manager of Financial Reporting, and has served as Assistant Corporate Controller, Director of Planning, Assistant Treasurer, Vice President of Planning, Analysis and Performance Assessment and Vice President of Operations Planning. Prior to joining us, Mr. Crews served for three years in financial positions with MEMC Electronic Materials, Inc. and six years at KPMG Peat Marwick in St. Louis. Mr. Crews serves on the Board of Directors of the St. Louis Regional Chamber. Mr. Crews has a Bachelor of Science degree in Accountancy from the University of Missouri at Columbia, a Master of Business Administration degree from Washington University in St. Louis and is a Certified Public Accountant in the State of Missouri.
Bryan A. Galli was named our Group Executive and Chief Marketing Officer in March 2014.  He has executive responsibility for our Global Marketing and Trading Group, with oversight of sales, marketing, logistics and trading and brokerage activities across the global enterprise. He most recently served as our Group Executive of Sales and Marketing - Australia, and previously served as President of COALSALES, Group Executive for Midwest Operations and Vice President of Sales and Marketing for COALSALES in the Midwestern U.S. Mr. Galli holds a Bachelor of Science in mining engineering from the School of Mines at the University of Missouri (Rolla) (now called the Missouri University of Science and Technology), and serves as a member of its Mining Engineering Foundation Board.
Christopher J. Hagedorn was named our Group Executive and Chief Development Officer in March 2014.  He has executive responsibility for our Global Development and Strategy Group, which includes global market analytics, strategy, portfolio optimization and business development activities, along with emerging opportunities. He most recently served as our President - Asia and Trading, and previously served as our Senior Vice President Global Sales and Trading Support, Senior Vice President, Chief Procurement Officer, and Vice President - Business Performance.  Prior to joining us in August, 2006, he was an Associate Principal at McKinsey & Company in Cleveland, Ohio, where he provided management consulting services on various operations, marketing and business strategy topics to international clients in the energy, metals and mining and chemicals sectors. Mr. Hagedorn holds a Bachelor of Science in chemical engineering from Washington University in St. Louis and a Doctorate in chemical engineering from the University of California - Santa Barbara.  He is a member of the Board of Directors of the Sheldon Concert Hall in St. Louis and a member of St. Louis Children’s Hospital Board of Trustees.
Jeane L. Hull was named our Executive Vice President and Chief Technical Officer in March 2011. In her role, she leads supply chain management activities as well as technical, project and operations support functions across our global platform. She joined us in May 2007 as the Senior Vice President of Engineering and Technical Services, and then served as Group Executive - Powder River Basin and Southwest from June 2008 to March 2011. Prior to joining us, Ms. Hull served as Chief Operating Officer of Kennecott Utah Copper, a subsidiary of Rio Tinto. She held numerous management, engineering and operations positions with Rio Tinto and affiliates and also spent 12 years with Mobil Mining and Minerals and Mobil Chemical Company. A registered professional engineer, Ms. Hull graduated from the South Dakota School of Mines and Technology with a Bachelor of Science degree in Civil Engineering. She holds a Master of Business Administration degree from Nova University in Florida. Ms. Hull serves as a council member of the University of Wyoming School of Energy Resources Council. She also serves on the advisory board for the South Dakota School of Mines and Technology and the industry advisory board for the mining department at the Missouri University of Science and Technology. Ms. Hull serves on the board of directors of Interfor, a Toronto Stock Exchange listed lumber company with operations in Canada and the U.S.
Charles F. Meintjes was named our President - Australia in October 2012. He has executive responsibility for our Australia operating platform, which includes overseeing the areas of health and safety, operations, sales and marketing, product delivery and support functions. Mr. Meintjes has extensive senior operational, strategy, continuous improvement and information technology experience with mining companies on three continents. He joined us in 2007, and most recently served as Acting President - Americas. Other past positions with us include Group Executive of Midwest and Colorado Operations, Senior Vice President of Operations Improvement and Senior Vice President Engineering and Continuous Improvement. Prior to joining us, Mr. Meintjes served as a consultant to Exxaro Resources Limited in South Africa, and is a former Executive Director and Board Member for Kumba Resources Limited in South Africa. He also served on the boards of two public companies, AST Gijima in South Africa and Ticor Limited in Australia and has senior management experience in the steel and the aluminum industry with Iscor and Alusaf in South Africa. Mr. Meintjes holds dual Bachelor of Commerce degrees in accounting from Rand Afrikaans University and the University of South Africa. He is a Chartered Accountant in South Africa and completed the advanced management program at the University of Pennsylvania’s Wharton School of Business.

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Alexander C. Schoch was named our Executive Vice President Law and Chief Legal Officer in October 2006 and our Secretary in May 2008. Prior to joining us, Mr. Schoch served as Vice President and General Counsel for Emerson Process Management, an operating segment of Emerson Electric Co. and a leading supplier of process-automation products, from August 2004 to October 2006. Mr. Schoch also served in several legal positions with Goodrich Corporation, a global supplier to the aerospace and defense industries, from 1987 to 2004, including Vice President, Associate General Counsel and Secretary. Prior to that, he worked for Marathon Oil Company as an attorney in its international exploration and production division. Mr. Schoch holds a Juris Doctorate from Case Western Reserve University in Ohio, as well as a Bachelor of Arts in Economics from Kenyon College in Ohio. He is admitted to practice law in several states, and is a member of the American and International Bar Associations. Mr. Schoch serves as a Trustee at Large on the Board of Trustees for the Energy & Mineral Law Foundation, and on the following Boards of Directors: the National Blues Museum, St. Louis, Missouri; Safe Connections, St. Louis, Missouri; NorthSide Community School, St. Louis, Missouri; and Case Western Reserve University Law Alumni Association, Cleveland, Ohio.
Andrew P. Slentz was named our Executive Vice President and Chief Human Resources Officer in April 2014.  He has executive responsibility for organizational and employee development, benefits, compensation, international human resources, security, travel and facilities management. Mr. Slentz joined us in June 2010 as our Senior Vice President of Global Human Resources. Prior to joining us, he held senior human resource positions in the natural resources and telecommunications industries, including serving as Senior Vice President of Human Resources for People & Organization Support at Rio Tinto, Head of Human Resources for Drummond Company and Vice President of Human Resources, Commercial Development and Shared Services for BHP Billiton. Mr. Slentz holds a bachelor’s degree from Hamilton College and a master’s degree in industrial and labor relations from Cornell University.
Kemal Williamson was named our President - Americas in October 2012. He has executive responsibility for our U.S. operating platform. He oversees the areas of health and safety, operations, product delivery and support functions. Mr. Williamson has more than 30 years of experience in mining engineering and operations roles across North America and Australia. He most recently served as Group Executive Operations for the Peabody Energy Australia operations. He also has held executive leadership roles across project development, as well as in positions overseeing our Western U.S., Powder River Basin and Midwest operations. Mr. Williamson joined us in 2000 as Director of Land Management. Prior to that, he served for two years at Cyprus Australia Coal Corporation as Director of Operations and managed coal operations in Australia for half a decade. He also has mining engineering, financial analysis and management experience across Colorado, Kentucky and Illinois. Mr. Williamson holds a Bachelor of Science degree in mining engineering from Pennsylvania State University as well as a Master of Business Administration degree from the Kellogg School of Management, Northwestern University in Evanston, Illinois.
Regulatory Matters — U.S.
Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating certain benefits for current and retired coal miners. Numerous federal, state and local governmental permits and approvals are required for mining operations. We believe that we have obtained all permits currently required to conduct our present mining operations.
We endeavor to conduct our mining operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. None of our violations to date or the monetary penalties assessed have been material.
Mine Safety and Health
We are subject to health and safety standards both at the federal and state level. The regulations are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, blasting, the equipment used in mining operations and other matters.
MSHA is the entity responsible for monitoring compliance with the federal mine health and safety standards. MSHA has various enforcement tools that it can use, including the issuance of monetary penalties and orders of withdrawal from a mine or part of a mine. Some, but not all, of the costs of complying with existing regulations and implementing new safety and health regulations may be passed on to customers.
MSHA has taken a number of actions to identify mines with safety issues, and has engaged in a number of targeted enforcement, awareness, outreach and rulemaking activities to reduce the number of mining fatalities, accidents and illnesses. There has also been an industry-wide increase in the monetary penalties assessed for citations of a similar nature.

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In Part I, Item 4. "Mine Safety Disclosures" and in Exhibit 95 to this Annual Report on Form 10-K, we provide additional details on how we monitor safety performance and MSHA compliance, as well as provide the mine safety disclosures required by SEC regulations.
Black Lung
Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each U.S. coal mine operator must pay federal black lung benefits and medical expenses to claimants who are current and former employees and last worked for the operator after July 1, 1973. Coal mine operators must also make payments to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. Historically, less than 7% of the miners currently seeking federal black lung benefits are awarded these benefits; however, the approval rate has increased following implementation of black lung provisions contained in the Affordable Care Act. The trust fund is funded by an excise tax on U.S. production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price.
Environmental Laws and Regulations
We are subject to various federal, state, local and tribal environmental laws and regulations. These laws and regulations place substantial requirements on our coal mining operations, and require regular inspection and monitoring of our mines and other facilities to ensure compliance. We are also affected by various other federal, state, local and tribal environmental laws and regulations that our customers are subject to.
Surface Mining Control and Reclamation Act. In the U.S., the Surface Mining Control and Reclamation Act of 1977 (SMCRA), which is administered by the Office of Surface Mining Reclamation and Enforcement (OSM), established mining, environmental protection and reclamation standards for all aspects of U.S. surface mining and many aspects of deep mining. Mine operators must obtain SMCRA permits and permit renewals for mining operations from the OSM. Where state regulatory agencies have adopted federal mining programs under SMCRA, the state becomes the regulatory authority. Except for Arizona, states in which we have active mining operations have achieved primary control of enforcement through federal authorization. In Arizona, we mine on tribal lands and are regulated by the OSM because the tribes do not have SMCRA authorization.
After a permit application is prepared and submitted to the regulatory agency, it goes through a completeness and technical review. Public notice of the proposed permit is given for a comment period before a permit can be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has the right to comment on and otherwise engage in the permitting process, including public hearings and through intervention in the courts. Before a SMCRA permit is issued, a mine operator must submit a bond or other form of financial security to guarantee the performance of reclamation obligations.
In situations where our coal resources are federally owned, the U.S. Bureau of Land Management oversees a substantive exploration and leasing process. If surface land is managed by the U.S. Forest Service, that agency serves as the cooperating agency during the federal coal leasing process. Federal coal leases also require an approved federal mining permit under the signature of the Assistant Secretary of the Department of the Interior.
The SMCRA Abandoned Mine Land Fund requires a fee on all coal produced in the U.S. The proceeds are used to rehabilitate lands mined and left unreclaimed prior to August 3, 1977 and to pay health care benefit costs of orphan beneficiaries of the Combined Fund created by the Coal Industry Retiree Health Benefit Act of 1992. The fee amount can change periodically. Pursuant to the Tax Relief and Health Care Act of 2006, from October 1, 2007 to September 30, 2012, the fee was $0.315 and $0.135 per ton of surface-mined and underground-mined coal, respectively. From October 1, 2012 through September 30, 2021, the fee is $0.28 and $0.12 per ton of surface-mined and underground-mined coal, respectively.
The OSM has been in the process of developing a “stream protection rule,” which could result in changes to mining operations under the SMCRA program. The OSM has projected that it will issue a proposed stream protection rule in 2015. Other rulemaking proceedings have been proposed or are being considered by the OSM. Notably, the Proposed Rule for Cost Recovery for Permit Processing, Administration and Enforcement was published in March 2013. If finalized as proposed, it will result in minor cost increases at our mine operations on tribal lands in Arizona. Additionally, the OSM is working on a Coal Combustion Residues rulemaking for minefill operations. The agency has projected it may publish a proposed rule by April 2015. These OSM rulemakings and others could have a direct impact on our operations.
Clean Air Act (CAA). The CAA, enacted in 1970, and comparable state and tribal laws that regulate air emissions affect our U.S. coal mining operations both directly and indirectly.

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Direct impacts on coal mining and processing operations may occur through the CAA permitting requirements and/or emission control requirements relating to particulate matter (PM), sulfur dioxide and ozone. It is possible that modifications to the national ambient air quality standards (NAAQS) could directly impact our mining operations in a manner that includes, but is not limited to, requiring changes in vehicle emissions standards or resulting in newly designated non-attainment areas. Furthermore, the U.S. Environmental Protection Agency (EPA) in 2009 adopted revised rules to add more stringent PM emissions limits for coal preparation and processing plants constructed or modified after April 28, 2008. Since 2011, the EPA has required underground coal mines to report on their greenhouse gas emissions.
The CAA indirectly, but more significantly, affects the U.S. coal industry by extensively regulating the air emissions of sulfur dioxide, nitrogen oxides, mercury, PM and other substances emitted by coal-fueled electricity generating plants. The air emissions programs that may affect our operations, directly or indirectly, include, but are not limited to, the Acid Rain Program, interstate transport rules, New Source Performance Standards (NSPS), Maximum Achievable Control Technology (MACT) emissions limits for Hazardous Air Pollutants, the Regional Haze program and New Source Review.  In addition, in recent years the EPA has adopted more stringent NAAQS for PM, nitrogen oxide and sulfur dioxide. In November 2014, the EPA proposed a more stringent NAAQS for ozone. Issuance of the proposed rule complies with a decision of the U.S. District Court for the Northern District of California in April 2014 ordering the EPA to propose a new ozone NAAQS by December 1, 2014 and issue a final rule by October 1, 2015. The actual final rule date remains unknown at this time. More stringent standards may trigger additional control technology for mining equipment, or result in additional challenges to permitting and expansion efforts. Many of these air emissions programs and regulations have resulted in litigation which has not been completely resolved.
Proposed NSPS for Fossil Fuel-Fired Electricity Utility Generating Units (EGUs). On April 13, 2012, the EPA published for comment a proposed NSPS for emissions of carbon dioxide for new fossil fuel-fired EGUs (proposed NSPS for new power plants). On September 20, 2013, the EPA revoked its April 13, 2012 proposal and issued a new proposed NSPS for new power plants, using section 111(b) of the CAA. On January 8, 2014, the re-proposal was published in the Federal Register and the comment deadline was set at March 10, 2014. In the February 26, 2014 Federal Register, the EPA issued a Notice of Data Availability (NODA) and technical support document in support of the proposed NSPS for new power plants. After extensions, the public comment period for the re-proposed NSPS for new power plants and NODA closed on May 9, 2014. We believe that any final rules issued by the EPA will be challenged.
Proposed Rules for Regulating Carbon Dioxide Emissions From Existing Fossil Fuel-Fired EGUs. On June 2, 2014, the EPA issued and later formally published for comment proposed rules for regulating carbon dioxide emissions from existing fossil fuel-fired EGUs under section 111(d) of the CAA. The public comment period on the proposed rules closed on December 1, 2014. The proposed rules would require that the states individually or collectively create systems that would reduce carbon emissions from any EGU located within their borders. Individual states would have to submit their proposed implementation plans to the EPA within one year after the publication of the final rule. Overall, the proposed rules would attempt to achieve by 2020 a nationwide carbon dioxide reduction of 25% from 2005 baseline emissions and, by 2030, a reduction of 30% from 2005 baseline emissions. The EPA has indicated that it intends to adopt final rules by not later than June 1, 2015. We believe that any final rules issued by the EPA will be challenged.
Judicial Challenge to the EPA's Greenhouse Gas (GHG) Regulations. In December 2009, the EPA published its finding that atmospheric concentrations of greenhouse gases endanger public health and welfare within the meaning of the CAA, and that emissions of greenhouse gases from new motor vehicles and motor vehicle engines are contributing to air pollution that are endangering public health and welfare within the meaning of the CAA. In May 2010, the EPA published final greenhouse gas emission standards for new motor vehicles pursuant to the CAA.  In a decision issued on June 26, 2012, the U.S. Court of Appeals for the District of Columbia (D.C. Circuit) affirmed the EPA's endangerment finding, its motor vehicle greenhouse gas rule and the tailoring rule.  In a decision issued on December 20, 2012, the same court denied petitions to reconsider that decision. On October 15, 2013, the U.S. Supreme Court agreed to review the federal government’s power to regulate GHGs from fixed sources. Six petitions were accepted for review, but a single question was being considered: “Whether the EPA permissibly determined that its regulation of GHG emissions from new motor vehicles triggered permitting requirements under the CAA for stationary sources that emit greenhouse gases.” The U.S. Supreme Court decision issued on June 23, 2014 reversed, in part, and affirmed, in part, the 2012 decision of the D.C. Circuit that upheld the EPA's series of CAA GHG-related regulations. Specifically, the court held that the EPA exceeded its statutory authority when it interpreted the CAA to require PSD and Title V permitting for stationary sources based on their potential GHG emissions. The court noted, however, that the EPA permissibly determined that a source already subject to the PSD program because of its emission of conventional pollutants may be required to limit its GHG emissions by employing the best available control technology for GHGs.

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Published sources indicate that most of the greenhouse gas emissions that the EPA’s challenged rules contemplated regulating may continue to be regulated after the U.S. Supreme Court’s decision is given effect. Motions by industry groups, certain states, environmental groups and the EPA have since been filed in the D.C. Circuit regarding the effect of the U.S. Supreme Court's decision on existing EPA regulations regarding GHG emissions, with industry groups and certain states asserting that the EPA must undertake new rulemaking if it wishes to regulate the GHG emission sources that the U.S. Supreme Court decided were within the EPA's authority to regulate, and the EPA and environmental groups contending that no new rulemaking is required.
Other judicial challenges include actions filed in the D.C. Circuit against the EPA’s proposed rule for regulating carbon dioxide emissions from existing fossil fuel-fired EGUs. One action by an industry plaintiff and another by a coalition of states led by West Virginia assert that the EPA does not have the authority to issue the regulations of existing power plants under section 111(d) of the CAA that it has proposed, although the particulars of the arguments in the two challenges differ. The same industry plaintiff has also filed a claim, which is pending in U.S. District Court for the Northern District of West Virginia, asserting that the EPA has a nondiscretionary duty under the CAA to evaluate potential losses of or shifts in employment in conjunction with regulatory action and seeking an injunction barring the EPA Administrator from promulgating new regulations affecting the coal industry before completing the actions it asserts are required.
Cross State Air Pollution Rule (CSAPR). On July 6, 2011, the EPA finalized the CSAPR, which requires the District of Columbia and 27 states from Texas eastward (not including the New England states or Delaware) to significantly improve air quality by reducing power plant emissions that cross state lines and contribute to ozone and/or fine particle pollution in other states. Under the CSAPR, the first phase of the nitrogen oxide and sulfur dioxide emissions reductions was to commence in 2012 with further reductions effective in 2014. In October 2011, the EPA proposed amendments to the CSAPR to increase emission budgets in ten states, including Texas, and ease limits on market-based compliance options. While the CSAPR had an initial compliance deadline of January 1, 2012, the rule was challenged and, on December 30, 2011, the D.C. Circuit stayed the rule and advised that the EPA was expected to continue administering the Clean Air Interstate Rule until the pending challenges are resolved. The court vacated the CSAPR on August 21, 2012, in a two to one decision, concluding that the rule was beyond the EPA's statutory authority. The U.S. Supreme Court on April 29, 2014 reversed the D.C. Circuit and upheld the CSAPR, concluding generally that the EPA’s development and promulgation of CSAPR was lawful, while acknowledging the possibility that under certain circumstances some states may have a basis to bring a particularized, as-applied challenge to the rule. In October 2014, the D.C. Circuit filed an order lifting its stay of CSAPR and addressing a number of preliminary motions regarding the implementation of the Supreme Court’s remand. Oral argument on the case on remand in the D.C. Circuit is now scheduled for February 25, 2015.
Mercury and Air Toxic Standards (MATS). On December 16, 2011, the EPA announced the MATS rule and published it in the Federal Register on February 16, 2012. The MATS rulemaking collectively revised the NSPS for nitrogen oxides, sulfur dioxides and particulate matter for new and modified coal-fueled electricity generating plants, and imposed Maximum Achievable Control Technology (MACT) emission limits on hazardous air emissions from new and existing coal-fueled and oil-fueled electric generating plants. The rule provides three years for compliance and a possible fourth year as a state permitting agency may deem necessary. Some utilities have been moving forward with installation of equipment necessary to comply with MATS, and the EPA and states have been granting additional time beyond the 2015 deadline (but no more than one extra year) for facilities that need more time to upgrade and complete those installations. The rule will likely result in the retirement of certain older coal plants. The D.C. Circuit upheld the NSPS portion of the rulemaking in a unanimous decision on March 11, 2014, and upheld the limits on hazardous air emissions against all challenges on April 15, 2014, in a two-to-one decision. Industry groups and a number of states filed and were granted review of the D.C. Circuit decision in the U.S. Supreme Court. The case will be argued in 2015, with a decision anticipated by June 2015.
Clean Water Act (CWA). The CWA of 1972 directly impacts U.S. coal mining operations by requiring effluent limitations and treatment standards for wastewater discharge from mines through the National Pollutant Discharge Elimination System (NPDES). Regular monitoring, reporting and performance standards are requirements of NPDES permits that govern the discharge of water from mine-related point sources into receiving waters.
The U.S. Army Corps of Engineers (Corps) regulates certain activities affecting navigable waters and waters of the U.S., including wetlands. Section 404 of the CWA requires mining companies to obtain Corps permits to place material in streams for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities.
States are empowered to develop and apply “in stream” water quality standards. These standards are subject to change and must be approved by the EPA. Discharges must either meet state water quality standards or be authorized through available regulatory processes such as alternate standards or variances. “In stream” standards vary from state to state. Additionally, through the CWA section 401 certification program, states have approval authority over federal permits or licenses that might result in a discharge to their waters. States consider whether the activity will comply with their water quality standards and other applicable requirements in deciding whether or not to certify the activity.

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A draft rule that clarifies waters protected by the CWA was proposed by the EPA in June of 2014. If the rule continues forward, it should be finalized in 2015. This rule is highly controversial and litigation is likely from various stakeholders. If CWA authority is eventually expanded, it may impact our operations in some areas by way of additional requirements.
National Environmental Policy Act (NEPA). NEPA, signed into law in 1970, requires federal agencies to review the environmental impacts of their decisions and issue either an environmental assessment or an environmental impact statement. We must provide information to agencies when we propose actions that will be under the authority of the federal government. The NEPA process involves public participation and can involve lengthy timeframes.
Resource Conservation and Recovery Act (RCRA). RCRA, which was enacted in 1976, affects U.S. coal mining operations by establishing “cradle to grave” requirements for the treatment, storage and disposal of hazardous wastes. Typically, the only hazardous wastes generated at a mine site are those from products used in vehicles and for machinery maintenance. Coal mine wastes, such as overburden and coal cleaning wastes, are not considered hazardous wastes under RCRA.
Subtitle C of RCRA exempted fossil fuel combustion wastes from hazardous waste regulation until the EPA completed a report to Congress and made a determination on whether the wastes should be regulated as hazardous. On December 19, 2014, the EPA announced the final rule on coal combustion residuals (that is, coal ash). As finalized, the rule continues the exemption of CCR from regulation as a hazardous waste, but does impose new requirements at existing CCR surface impoundments and landfills that will need to be implemented over a number of different time-frames in the coming months and years, as well as at new surface impoundments and landfills. Generally these requirements will increase the cost of CCR management, but not as much as if the rule had regulated CCR as hazardous. This EPA initiative is separate from the OSM CCR rulemaking mentioned above.
Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Although generally not a prominent environmental law in the coal mining sector, CERCLA, which was enacted in 1980, nonetheless may affect U.S. coal mining operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under CERCLA, joint and several liabilities may be imposed on waste generators, site owners or operators and others, regardless of fault.
Toxic Release Inventory. Arising out of the passage of the Emergency Planning and Community Right-to-Know Act in 1986 and the Pollution Prevention Act passed in 1990, the EPA's Toxic Release Inventory program requires companies to report the use, manufacture or processing of listed toxic materials that exceed established thresholds, including chemicals used in equipment maintenance, reclamation, water treatment and ash received for mine placement from power generation customers.
Endangered Species Act (ESA). The ESA of 1973 and counterpart state legislation is intended to protect species whose populations allow for categorization as either endangered or threatened. Changes in listings or requirements under these regulations could have a material adverse effect on our costs or our ability to mine some of our properties in accordance with our current mining plans.
Use of Explosives. Our surface mining operations are subject to numerous regulations relating to blasting activities. Pursuant to these regulations, we incur costs to design and implement blast schedules and to conduct pre-blast surveys and blast monitoring. The storage of explosives is subject to strict federal regulatory requirements. The U.S. Bureau of Alcohol, Tobacco and Firearms (ATF) regulates the use of explosive blasting materials. In addition to ATF regulation, the Department of Homeland Security is expected to finalize an ammonium nitrate security program rule in 2015. The OSM has also recently initiated a rulemaking addressing nitrous clouds that may be produced during blasting. While such new regulations may result in additional costs related to our surface mining operations, such costs are not expected to have a material adverse effect on our results of operations, financial condition or cash flows.
Regulatory Matters — Australia
The Australian mining industry is regulated by Australian federal, state and local governments with respect to environmental issues such as land reclamation, water quality, air quality, dust control, noise, planning issues (such as approvals to expand existing mines or to develop new mines) and health and safety issues. The Australian federal government retains control over the level of foreign investment and export approvals. Industrial relations are regulated under both federal and state laws. Australian state governments also require coal companies to post deposits or give other security against land which is being used for mining, with those deposits being returned or security released after satisfactory reclamation is completed.

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Native Title and Cultural Heritage.  Since 1992, the Australian courts have recognized that native title to lands, as recognized under the laws and customs of the Aboriginal inhabitants of Australia, may have survived the process of European settlement. These developments are supported by the Federal Native Title Act which recognizes and protects native title, and under which a national register of native title claims has been established. Native title rights do not extend to minerals; however, native title rights can be affected by the mining process unless those rights have previously been extinguished. There is also federal and state legislation to prevent damage to Aboriginal cultural heritage and archaeological sites.
Mining Tenements and Environmental.  In Queensland and New South Wales, the development of a mine requires both the grant of a right to extract the resource and an approval which authorizes the environmental impact. These approvals are obtained under separate legislation from separate government authorities. However, the application processes run concurrently and are also concurrent with any native title or cultural heritage process that is required. The environmental impacts of mining projects are regulated by state and federal governments. Federal regulation will only apply if the particular project will significantly impact a matter of national environmental significance (for example, a water resource, an endangered species or particular protected places). Environmental approvals processes involve complex issues that, on occasion, require lengthy studies and documentation.
Our Australian mining operations are generally subject to local, state and federal laws and regulations. At the federal level, these legislative acts include, but are not limited to, the Environment Protection and Biodiversity Conservation Act 1999, Native Title Act 1993, Fair Work Act 2009 and the Aboriginal and Torres Strait Islander Heritage Protection Act 1984.
In Queensland, laws and regulations related to mining include, but are not limited to, the Mineral Resources Act 1989, Environmental Protection Act 1994 (EP Act), Environmental Protection Regulation 1998, Sustainable Planning Act 2009, Building Act 1975, Explosives Act 1999, Aboriginal Cultural Heritage Act 2003, Water Act 2000, State Development and Public Works Organisation Act 1971, Queensland Heritage Act 1992, Transport Infrastructure Act 1994, Nature Conservation Act 1992, Vegetation Management Act 1999, Land Protection (Pest and Stock Route Management) Act 2002, Land Act 1994, Fisheries Act 1994 and Forestry Act 1959. Under the EP Act, policies have been developed to achieve the objectives of the law and provide guidance on specific areas of the environment, including air, noise, water and waste management. State planning policies address matters of Queensland State interest, and must be adhered to during mining project approvals. Increased emphasis has recently been placed on topics including, but not limited to, hazardous dams assessment and the protection of strategic cropping land.
In New South Wales, laws and regulations related to mining include, but are not limited to, the Mining Act 1992, Work Health and Safety (Mines) Act 2013, Mine Subsidence Compensation Act 1961, Environmental Planning and Assessment Act 1979 (EP&A Act), Environmental Planning and Assessment Regulations 2000, Protection of the Environment Operations Act 1997, Contaminated Land Management Act 1997, Explosives Act 2003, Water Management Act 2000, Water Act 1912, Radiation Control Act 1990, Heritage Act 1977, Aboriginal Land Rights Act 1983, Crown Lands Act 1989, Dangerous Goods (Road and Rail Transport) Act 2008, Fisheries Management Act 1994, Forestry Act 1916, Native Title (New South Wales) Act 1994, Native Vegetation Act 2003, Noxious Weeds Act 1993, Roads Act 1993 and National Parks & Wildlife Act 1974. Under the EP&A Act, environmental planning instruments must be considered when approving a mining project development application. There are multiple State Environmental Planning Policies (SEPPs) relevant to coal projects in New South Wales. Amendments to the SEPPs that cover mining have occurred in the past two years and are aimed at protecting agriculture, water resources and critical industry clusters. One SEPP, referred to as the Mining SEPP, was amended in late 2013 and makes it mandatory for decision makers to consider the economic significance of coal resources when determining a mine project development application.
Occupational Health and Safety.  State legislation requires us to provide and maintain a safe workplace including by providing safe systems of work, safety equipment and appropriate information, instruction, training and supervision. In recognition of the specialized nature of mining and mining activities, specific occupational health and safety obligations have been mandated under state legislation specific to the coal mining industry. There are some differences in the application and detail of the laws, and mining operators, directors, officers and certain other employees are all subject to the obligations under this legislation.
Industrial Relations.  A national industrial relations system administered by the federal government applies to all private sector employers and employees. The matters regulated under the national system include employment conditions, unfair dismissal, enterprise bargaining, industrial action and resolution of workplace disputes. Many of the workers employed in our mines are covered by enterprise agreements approved under the national system.

Peabody Energy Corporation	2014 Form 10-K	16

National Greenhouse and Energy Reporting Act 2007 (NGER Act).  In 2007, a single, national reporting system relating to greenhouse gas emissions, energy use and energy production was introduced. The NGER Act imposes requirements for corporations meeting a certain threshold to register and report greenhouse gas emissions and abatement actions, as well as energy production and consumption. The Clean Energy Regulator administers the NGER Act. The Department of Environment is responsible for NGER Act-related policy developments and review. Both foreign and local corporations that meet the prescribed carbon dioxide and energy production or consumption limits in Australia (Controlling Corporations) must comply with the NGER Act. One of our subsidiaries is now registered as a Controlling Corporation and must report annually on the greenhouse gas emissions and energy production and consumption of our Australian entities.
Queensland Royalty. In September 2012, the State of Queensland announced new royalty rates on coal prices. The royalty change went into effect on October 1, 2012 and raised the royalty payment to the State of Queensland on coal prices over $100 Australian dollars per tonne from 10% to 12.5% for pricing up to $150 Australian dollars per tonne and 15% on pricing over $150 Australian dollars per tonne. There was no change to the 7% rate for coal sold below $100 Australian dollars per tonne. The periodic impact of these royalty rates is dependent upon the volume of tonnes produced at each of our Queensland mining locations and coal prices received for those tonnes.
New South Wales Royalty. In New South Wales, the royalty applicable to coal is charged as a percentage of the value of production (total revenue less allowable deductions). This is equal to 6.2% for deep underground mines (coal extracted at depths greater than 400 meters below ground surface), 7.2% for underground mines and 8.2% for open-cut mines.
Carbon Pricing Framework. The Australian government's carbon pricing framework commenced on July 1, 2012, with an initial carbon price of $23.00 Australian dollars per tonne of carbon dioxide equivalent emissions, scheduled to rise by 2.5% per year over a three year period and transition to an emissions trading scheme after June 30, 2015. All of our Australian operations were impacted by the fugitive emissions portion of the framework (defined as the methane and carbon dioxide which escapes into the atmosphere when coal is mined and gas is produced). On July 16, 2014, Australia's Senate voted to repeal the legislation, which was retrospectively abolished from July 1, 2014. Net of transition benefits, we recognized expense related to the carbon pricing framework of approximately $25 million, $40 million and $15 million in 2014, 2013 and 2012, respectively. Accordingly, we anticipate a modest improvement in our future operating costs and expenses as a result of the repeal of this legislation.
Minerals Resource Rent Tax (MRRT). On March 29, 2012, Australia passed legislation creating the MRRT effective from July 1, 2012. The MRRT was a profits-based tax on existing and future Australian coal and iron ore projects at an effective tax rate of 22.5%. Under the MRRT, taxpayers were able to deduct state royalties and depreciation of asset starting bases for existing projects against MRRT. On September 1, 2014, the Australian Senate voted to repeal the MRRT, and the legislation was prospectively abolished from October 1, 2014, with the final year of assessment ending on September 30, 2014. Upon the repeal of the MRRT, we wrote-off deferred tax assets of $70.1 million, including $54.0 million of royalty allowance credits recognized during the first half of 2014. Undeducted state royalties comprised the majority of those deferred tax assets.
Regulatory Matters — Financial Markets and Derivatives
Dodd-Frank Act - Derivatives Regulation. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) was enacted, which among other things, requires the Commodity Futures Trading Commission (CFTC) and the SEC to adopt new comprehensive regulations related to financial derivative transactions. The CFTC and SEC have finalized many definitions and rule makings and the full impact of the new regulatory regime has mostly taken shape. We are eligible for the commercial end-user exemption available under the Dodd-Frank Act and are in full compliance with the finalized portion of these regulations. We expect that the Dodd-Frank Act will primarily continue to impact us through an increase in compliance and transaction costs associated with our corporate hedging and trading and brokerage activities.
European Markets Infrastructure Regulation (EMIR). In July 2012, the European Commission adopted EMIR, which is related to over-the-counter derivatives, central counterparties and trade repositories. EMIR requires that information on all European derivative transactions be reported to trade repositories and accessible to supervisory authorities, including the European Securities and Markets Authority. The regulation also requires standard derivative contracts to be cleared through Central Counterparties (CCPs) and establishes stringent organizational, business conduct and prudential requirements for these CCPs. EMIR further requires margining for uncleared trades for certain parties. In December 2012, the European Commission adopted technical standards complimenting the regulation. We expect that EMIR and the related technical standards will increase compliance and transaction costs associated with our corporate hedging and trading and brokerage activities. The legislation is not expected to have an impact on our trading strategies utilized to hedge or mitigate risk related to asset production and commercial activities.
Markets in Financial Instruments Directive (MiFID). In October 2011, the European Commission adopted proposals to revise its MiFID and to enact a new Markets in Financial Instruments Regulation. We expect these will increase compliance and transaction costs associated with our corporate hedging and trading and brokerage activities.

Peabody Energy Corporation	2014 Form 10-K	17

Global Climate
In the U.S., Congress has considered legislation addressing global climate issues and greenhouse gas emissions, but to date nothing has been enacted. While it is possible that the U.S. will adopt legislation in the future, the timing and specific requirements of any such legislation are uncertain. In the absence of new U.S. federal legislation, the EPA is undertaking steps to regulate greenhouse gas emissions pursuant to the Clean Air Act. In response to the 2007 U.S. Supreme Court ruling in Massachusetts v. EPA, the EPA has commenced several rulemaking projects as described under “Regulatory Matters-U.S. - Environmental Laws and Regulations.”
A number of states in the U.S. have adopted programs to regulate greenhouse gas emissions. For example, 10 northeastern states (Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Rhode Island and Vermont) entered into the Regional Greenhouse Gas Initiative (RGGI) in 2005, which is a mandatory cap-and-trade program to cap regional carbon dioxide emissions from power plants. In 2011, New Jersey announced its withdrawal from RGGI effective January 1, 2012. Six midwestern states (Illinois, Iowa, Kansas, Michigan, Minnesota and Wisconsin) and one Canadian province have entered into the Midwestern Regional Greenhouse Gas Reduction Accord (MGGRA) to establish voluntary regional greenhouse gas reduction targets and develop a voluntary multi-sector cap-and-trade system to help meet the targets. It has been reported that, while the MGGRA has not been formally suspended, the participating states are no longer pursuing it. Seven western states (Arizona, California, Montana, New Mexico, Oregon, Utah and Washington) and four Canadian provinces entered into the Western Climate Initiative (WCI) in 2008 to establish a voluntary regional greenhouse gas reduction goal and develop market-based strategies to achieve emissions reductions. However, in November 2011, the WCI announced that six states had withdrawn from the WCI, leaving California and four Canadian provinces as the remaining members. Of those five jurisdictions, only California and Quebec have adopted greenhouse gas cap-and-trade regulations to date and both programs have begun operating. Many of the states and provinces that left WCI, RGGI and MGGRA, along with many that continue to participate, have joined the new North America 2050 initiative, which seeks to reduce greenhouse gas emissions and create economic opportunities in ways not limited to cap-and-trade programs.
In the U.S., several states have enacted legislation establishing greenhouse gas emissions reduction goals or requirements. In addition, several states have enacted legislation or have in effect regulations requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power or that provide financial incentives to electricity suppliers for using renewable energy sources.
We participated in the Department of Energy's Voluntary Reporting of Greenhouse Gases Program until its suspension in May 2011, and regularly disclose in our Corporate and Social Responsibility Report the quantity of emissions per ton of coal produced by us in the U.S. The vast majority of our emissions are generated by the operation of heavy machinery to extract and transport material at our mines and fugitive emissions from the extraction of coal.
In 2013, the U.S. and a number of international development banks, including the World Bank, the European Investment Bank and the European Bank for Reconstruction and Development, announced that they would no longer provide financing for the development of new coal-fueled power plants or would do so only in narrowly defined circumstances. Other international development banks, such as the Asian Development Bank and the Japanese Bank for International Cooperation, have continued to provide such financing.
The Kyoto Protocol, adopted in December 1997 by the signatories to the 1992 United Nations Framework Convention on Climate Change, established a binding set of emission targets for developed nations. The U.S. signed the Kyoto Protocol but it has never been ratified by the U.S. Senate. Australia ratified the Kyoto Protocol in December 2007 and became a full member in March 2008. There are continuing discussions to develop a treaty to replace the Kyoto Protocol after its expiration in 2012, including at the Cancun meetings in late 2010, the Durban meeting in late 2011 and the Doha meeting in late 2012. At the Durban meeting, an ad hoc working group was established to develop a protocol, another legal instrument or an agreed outcome with legal force under the convention, applicable to all parties. At the Doha meeting, an amendment to the Kyoto Protocol was adopted, which includes new commitments for certain parties in a second commitment period, from 2013 to 2020. In December 2012, Australia signed on to the second commitment period.
Australia's Parliament passed carbon pricing legislation in November 2011. The first three years of the program involve the imposition of a carbon tax that commenced in July 2012 and a mandatory greenhouse gas emissions trading program commencing in 2015. On July 16, 2014, Australia's Parliament repealed the legislation, which was retrospectively abolished from July 1, 2014.
Enactment of laws or passage of regulations by the U.S. or some of its states or by other countries regarding emissions from the mining of coal, or other actions to limit such emissions, are not expected to have a material adverse effect on our results of operations, financial condition or cash flows.

Peabody Energy Corporation	2014 Form 10-K	18

Enactment of laws or passage of regulations regarding emissions from the combustion of coal by the U.S., some of its states or other countries, or other actions to limit such emissions, could result in electricity generators switching from coal to other fuel sources. Further, policies limiting available financing for the development of new coal-fueled power plants could adversely impact the global demand for coal in the future. The potential financial impact on us of future laws, regulations or other policies will depend upon the degree to which any such laws or regulations force electricity generators to diminish their reliance on coal as a fuel source. That, in turn, will depend on a number of factors, including the specific requirements imposed by any such laws, regulations or other policies, the time periods over which those laws, regulations or other policies would be phased in, the state of commercial development and deployment of CCS technologies and the alternative markets for coal. In view of the significant uncertainty surrounding each of these factors, it is not possible for us to reasonably predict the impact that any such laws, regulations or other policies may have on our results of operations, financial condition or cash flows.
Available Information
We file or furnish annual, quarterly and current reports (including any exhibits or amendments to those reports), proxy statements and other information with the SEC. These materials are available free of charge through our website (www.peabodyenergy.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information included on our website does not constitute part of this document. These materials may also be accessed through the SEC's website (www.sec.gov) or in the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.
In addition, copies of our filings will be made available, free of charge, upon request by telephone at (314) 342-7900 or by mail at: Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101-1826, attention: Investor Relations.
PART II
Item 5.      Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.
Our common stock is listed on the New York Stock Exchange, under the symbol “BTU.” As of February 20, 2015, there were 1,230 holders of record of our common stock.
All share and per share data have been retroactively restated to reflect the September 30, 2015 reverse stock split.
The table below sets forth the range of quarterly high and low sales prices (including intraday prices) for our common stock on the New York Stock Exchange and the amount of cash dividends paid per share of our common stock during the calendar quarters indicated.

	Share Price		Dividends
	High	Low	Paid
2014
First Quarter	$299.10	$227.70	$1.275
Second Quarter	294.45	236.85	1.275
Third Quarter	250.65	178.20	1.275
Fourth Quarter	186.15	108.45	1.275
2013
First Quarter	$416.10	$301.05	$1.275
Second Quarter	327.75	215.25	1.275
Third Quarter	289.05	215.10	1.275
Fourth Quarter	319.20	251.70	1.275

Peabody Energy Corporation	2014 Form 10-K	19

Dividend Policy
We have declared and paid quarterly dividends since our initial public offering in 2001. On January 27, 2015, our Board of Directors declared a dividend of $0.0375 per share of Common Stock, payable on February 26, 2015, to stockholders of record on February 6, 2015. Our Board of Directors will continue to evaluate our dividend rate on a quarterly basis and the declaration and payment of dividends in the future and the amount of those dividends will depend on our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by our debt covenants and other factors that our Board of Directors may deem relevant to such evaluations. Limitations on our ability to pay dividends imposed by our debt instruments are discussed in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Share Repurchases
On October 24, 2008, we announced that our Board of Directors approved an amendment to the then existing share repurchase program to authorize repurchases of up to $1.0 billion of the then outstanding shares of our common stock (Repurchase Program). The Repurchase Program does not have an expiration date and may be discontinued at any time. Through December 31, 2014, we have repurchased a total of 0.5 million shares under the Repurchase Program at a cost of $299.6 million ($199.8 million and $99.8 million in 2008 and 2006, respectively), leaving $700.4 million available for share repurchases under the Repurchase Program. Repurchases may be made from time to time based on an evaluation of our outlook and general business conditions, as well as alternative investment and debt repayment options. No share repurchases were made under the Repurchase Program during the years ended December 31, 2014, 2013 or 2012.
Our Chairman and Chief Executive Officer had authority to direct the repurchase up to $100.0 million of common stock outside of the Repurchase Program. During the second quarter of 2012, we utilized existing cash on hand to repurchase 0.3 million shares of outstanding common stock for $99.9 million pursuant to that authority through open-market transactions.
Limitations on share repurchases imposed by our debt instruments are discussed in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Share Relinquishments
We routinely allow employees to relinquish common stock to pay estimated taxes upon the vesting of restricted stock and the payout of performance units that are settled in common stock under our equity incentive plans. The value of common stock tendered by employees is determined based on the closing price of our common stock on the dates of the respective relinquishments.
Purchases of Equity Securities
The following table summarizes all share purchases for the three months ended December 31, 2014:

Period	Total Number of Shares Purchased (1)	Average Price per Share	Total Number of Shares Purchased as Part of Publicly Announced Program	Maximum Dollar Value that May Yet Be Used to Repurchase Shares Under the Publicly Announced Program (In millions)
October 1 through October 31, 2014	417	$167.40	—	$700.4
November 1 through November 30, 2014	199	172.35	—	700.4
December 1 through December 31, 2014	147	115.80	—	700.4
Total	763	$158.70	—
(1) Represents shares withheld to cover the withholding taxes upon the vesting of restricted stock, which are not a part of the Repurchase Program.
Equity Compensation Plan Information
Refer to Part III, Item 12. "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters" for the information required by Item 201(d) of Regulation S-K regarding our equity compensation plans, which information is incorporated herein by reference.

Peabody Energy Corporation	2014 Form 10-K	20

Item 6.     Selected Financial Data.
This item presents selected financial and other data about us for the most recent five fiscal years.
The table that follows and the discussion of our results of operations in 2014, 2013 and 2012 in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes references to and analysis of Adjusted EBITDA, Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS, which are financial measures not recognized in accordance with U.S. generally accepted accounting principles (GAAP). These financial measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.
Beginning with this report, we have modified the definition of Adjusted EBITDA to also exclude the impact of changes in deferred tax asset valuation allowance related to equity affiliates because we believe that doing so is useful in comparing our results between periods. Our Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS measures were not modified in this manner in order to consistently include the effects of changes in deferred tax asset valuation allowances related to our equity affiliates and those of our consolidated entities.
Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; depreciation, depletion and amortization; asset impairment and mine closure costs; charges for the settlement of claims and litigation related to previously divested operations and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates. Adjusted EBITDA is the primary metric used by management to measure our segments’ operating performance and we believe it is useful to external users of our financial statements in comparing our current results with those of prior and future periods and in evaluating our operating performance without regard to our capital structure or the cost basis of our assets.
Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations (EPS), respectively, excluding the impacts of asset impairment and mine closure costs, charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on our income tax provision. The income tax benefits related to asset impairment and mine closure costs, charges for the settlement of claims and litigation related to previously divested operations have been calculated based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. We have included Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS in our discussion because, in the opinion of management, excluding those foregoing items is useful in comparing our current results with those of prior and future periods. We also believe that excluding the impact of the remeasurement of our foreign income tax accounts represents a meaningful indicator of our ongoing effective tax rate.
Reconciliations of Adjusted EBITDA, Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS to their most comparable measures under U.S. GAAP are included below.
The selected financial data for all periods presented reflect the classification as discontinued operations of certain operations previously divested (by sale or otherwise).
On October 26, 2011, we acquired Macarthur Coal Limited (PEA-PCI). Our results of operations include PEA-PCI's results of operations from that date.
We have derived the selected historical financial data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 from our audited financial statements, adjusted retrospectively for items subsequently classified as discontinued operations and the implementation of certain accounting literature. Also, all share and per share data have been retroactively restated to reflect the September 30, 2015 reverse stock split. The following table should be read in conjunction with the accompanying financial statements, including the related notes to those financial statements, and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods. In addition, Part I, Item 1A. “Risk Factors” of this report includes a discussion of risk factors that could impact our future results of operations.

Peabody Energy Corporation	2014 Form 10-K	21

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(In millions, except per share data)
Results of Operations Data
Total revenues	$6,792.2	$7,013.7	$8,077.5	$7,895.9	$6,668.2
Costs and expenses	6,927.3	7,338.5	7,905.0	6,300.2	5,317.1
Operating (loss) profit	(135.1)	(324.8)	172.5	1,595.7	1,351.1
Interest expense, net	412.8	409.5	381.1	219.7	212.4
(Loss) income from continuing operations before income taxes	(547.9)	(734.3)	(208.6)	1,376.0	1,138.7
Income tax provision (benefit)	201.2	(448.3)	262.3	363.2	313.7
(Loss) income from continuing operations, net of income taxes	(749.1)	(286.0)	(470.9)	1,012.8	825.0
Loss from discontinued operations, net of income taxes	(28.2)	(226.6)	(104.2)	(66.5)	(22.8)
Net (loss) income	(777.3)	(512.6)	(575.1)	946.3	802.2
Less: Net income (loss) attributable to noncontrolling interests	9.7	12.3	10.6	(11.4)	28.2
Net (loss) income attributable to common stockholders	$(787.0)	$(524.9)	$(585.7)	$957.7	$774.0

Basic EPS - (Loss) income from continuing operations	$(42.52)	$(16.80)	$(26.95)	$56.74	$44.41
Diluted EPS - (Loss) income from continuing operations	$(42.52)	$(16.80)	$(26.95)	$56.50	$43.93
Weighted average shares used in calculating basic EPS	17.9	17.8	17.9	17.9	17.8
Weighted average shares used in calculating diluted EPS	17.9	17.8	17.9	18.0	18.0
Dividends declared per share	$5.100	$5.100	$5.100	$5.100	$4.425
Other Data
Tons sold	249.8	251.7	248.5	249.4	243.1
Net cash provided by (used in) continuing operations:
Operating activities	$441.0	$780.1	$1,599.8	$1,652.1	$1,104.5
Investing activities	(314.5)	(514.2)	(1,070.1)	(3,737.2)	(692.7)
Financing activities	(168.1)	(321.5)	(663.3)	1,678.5	(77.1)
Adjusted EBITDA	814.0	1,047.2	1,836.5	2,122.6	1,826.5
Adjusted (Loss) Income from Continuing Operations	(597.4)	104.5	238.7	1,011.9	872.9
Adjusted Diluted EPS	$(34.03)	$5.12	$12.64	$56.45	$46.57
Balance Sheet Data (at period end)
Total assets	$13,191.1	$14,133.4	$15,809.0	$16,733.0	$11,363.1
Total long-term debt (including capital leases)	5,986.8	6,002.4	6,252.9	6,657.5	2,750.0
Total stockholders’ equity	2,726.5	3,947.9	4,938.8	5,515.8	4,689.3

Peabody Energy Corporation	2014 Form 10-K	22

Adjusted EBITDA is calculated as follows:

	Year Ended December 31,
	2014	2013	2012	2011	2010
		(Dollars in millions)
(Loss) income from continuing operations, net of income taxes	$(749.1)	$(286.0)	$(470.9)	$1,012.8	$825.0
Depreciation, depletion and amortization	655.7	740.3	663.4	474.3	429.5
Asset retirement obligation expenses	81.0	66.5	67.0	52.6	45.9
Asset impairment and mine closure costs	154.4	528.3	929.0	—	—
Settlement charges related to the Patriot bankruptcy reorganization	—	30.6	—	—	—
Change in deferred tax asset valuation allowance related to equity affiliates	52.3	—	—	—	—
Amortization of basis difference related to equity affiliates	5.7	6.3	4.6	—	—
Interest expense, net	412.8	409.5	381.1	219.7	212.4
Income tax provision (benefit)	201.2	(448.3)	262.3	363.2	313.7
Adjusted EBITDA	$814.0	$1,047.2	$1,836.5	$2,122.6	$1,826.5
Adjusted (Loss) Income from Continuing Operations is calculated as follows:

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in millions)
(Loss) income from continuing operations, net of income taxes	$(749.1)	$(286.0)	$(470.9)	$1,012.8	$825.0
Asset impairment and mine closure costs	154.4	528.3	929.0	—	—
Settlement charges related to the Patriot bankruptcy reorganization	—	30.6	—	—	—
Income tax benefit related to asset impairment and mine closure costs	—	(112.8)	(227.3)	—	—
Income tax benefit related to the settlement charges related to the Patriot bankruptcy reorganization	—	(11.3)	—	—	—
Remeasurement (benefit) expense related to foreign income tax accounts	(2.7)	(44.3)	7.9	(0.9)	47.9
Adjusted (Loss) Income from Continuing Operations	$(597.4)	$104.5	$238.7	$1,011.9	$872.9
Adjusted Diluted EPS is calculated as follows:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Diluted EPS - (Loss) income from continuing operations	$(42.52)	$(16.80)	$(26.95)	$56.50	$43.93
Asset impairment and mine closure costs, net of income taxes	8.63	23.34	38.91	—	—
Settlement charges related to the Patriot bankruptcy reorganization, net of income taxes	—	1.08	—	—	—
Remeasurement (benefit) expense related to foreign income tax accounts	(0.14)	(2.50)	0.68	(0.05)	2.64
Adjusted Diluted EPS	$(34.03)	$5.12	$12.64	$56.45	$46.57

Peabody Energy Corporation	2014 Form 10-K	23

Item 7.      Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Overview
We are the world’s largest private sector coal company. As of December 31, 2014, we owned interests in 26 active coal mining operations located in the United States (U.S.) and Australia. We have a majority interest in 25 of those mining operations and a 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine in Queensland, Australia. In addition to our mining operations, we market and broker coal from other coal producers, both as principal and agent, and trade coal and freight-related contracts through trading and business offices in Australia, China, Germany, India, Indonesia, Singapore, the United Kingdom and the U.S. (listed alphabetically).
In 2014, we produced and sold 227.2 million and 249.8 million tons of coal, respectively, from continuing operations. During that period, 75% of our total sales (by volume) were to U.S. electricity generators, 23% were to customers outside the U.S. and 2% were to the U.S. industrial sector, with approximately 83% of our worldwide sales (by volume) delivered under long-term contracts.
During the second quarter of 2015, we elected a new chief executive officer, who is also considered our chief operating decision maker (CODM). Due to that change, we have updated our reportable segments to reflect the manner in which its new CODM views our businesses for purposes of reviewing performance, allocating resources and assessing future prospects and strategic execution. We now report our results of operations primarily through the following reportable segments: "Powder River Basin Mining," “Midwestern U.S. Mining," “Western U.S. Mining,” “Australian Metallurgical Mining," "Australian Thermal Mining," “Trading and Brokerage” and “Corporate and Other.” Periods presented in this document have been recast for comparability.
The principal business of our mining segments in the U.S. is the mining, preparation and sale of thermal coal, sold primarily to electric utilities in the U.S. under long-term contracts, with a portion sold into the seaborne markets as market conditions warrant. Our Powder River Basin Mining operations consist of our mines in Wyoming. The mines in that segment are characterized by surface mining extraction processes, coal with a lower sulfur content and Btu and higher customer transportation costs (due to longer shipping distances). Our Midwestern U.S. Mining operations reflect our Illinois and Indiana mining operations, which are characterized by a mix of surface and underground mining extraction processes, coal with a higher sulfur content and Btu and lower customer transportation costs (due to shorter shipping distances). Our Western U.S. Mining operations reflect the aggregation of the Southwest and Colorado mining operations. The mines in that segment are characterized by a mix of surface and underground mining extraction processes, coal with a lower sulfur content and Btu and generally higher customer transportation costs (due to longer shipping distances). Geologically, our Powder River Basin operations mine sub-bituminous coal deposits, our Midwestern operations mine bituminous coal deposits and our Western operations mine both bituminous and sub-bituminous coal deposits.
The business of our Australian operating platform is primarily export focused with customers spread across several countries, while a portion of the coal is sold within Australia. Generally, revenues from individual countries vary year by year based on electricity demand, the strength of the global economy, governmental policies and several other factors, including those specific to each country. Our Australian Metallurgical Mining operations consist of mines in Queensland and New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine various qualities of metallurgical coal (low-sulfur, high Btu coal). The metallurgical coal qualities include hard coking coal, semi-hard coking coal, semi-soft coal and pulverized coal injection coal. Our Australian Thermal Mining operations predominantly consist of mines in New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine low-sulfur, high Btu thermal coal. We classify our Australian mines within the Australian Metallurgical Mining or Australian Thermal Mining segments based on the primary customer base and coal reserve type of each mining operation. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade. Similarly, a small portion of the coal mined by the Australian Thermal Mining segment is of a metallurgical grade. Additionally, we may market some of our metallurgical coal products as a thermal coal product from time to time depending on market conditions.
Our Trading and Brokerage segment engages in the direct and brokered trading of coal and freight-related contracts through the trading and business offices mentioned above. Coal brokering is conducted both as principal and agent in support of various coal production-related activities that may involve coal produced from our mines, coal sourcing arrangements with third-party mining companies or offtake agreements with other coal producers. Our Trading and Brokerage segment also provides transportation-related services, which involves both financial derivative contracts and physical contracts. Collectively, coal and freight-related hedging activities include both economic hedging and cash flow hedging in support of our coal trading strategy, and cash flow hedging in support of sales from our mining operations.

Peabody Energy Corporation	2014 Form 10-K	24

Our seventh segment, Corporate and Other, includes selling and administrative expenses, corporate hedging activities, mining and export/transportation joint ventures, restructuring charges and activities associated with the optimization of our coal reserve and real estate holdings, minimum charges on certain transportation-related contracts, the closure of inactive mining sites and certain energy-related commercial matters.
To maximize the utilization of our coal assets and land holdings, we are evaluating Btu Conversion projects that would convert coal to natural gas (CTG) or transportation fuels (CTL) and contributing to the development of clean coal technologies, including carbon capture and storage (CCS).
As discussed more fully in Part I, Item 1A. “Risk Factors,” our results of operations in the near term could be negatively impacted by weather conditions, cost of competing fuels, availability of transportation for coal shipments, labor relations, unforeseen geologic conditions or equipment problems at mining locations and adverse changes in economic conditions in the regions in which we sell coal. On a long-term basis, our results of operations could be impacted by our ability to secure or acquire high-quality coal reserves, find replacement buyers for coal under contracts with comparable terms to existing contracts, competition from other fuel sources or the passage of new or expanded regulations that could limit our ability to mine, increase our mining costs or limit our customers’ ability to utilize coal as fuel for electricity generation. In the past, we have achieved production levels that are relatively consistent with our projections. We may adjust our future production levels in response to changes in market demand.
Results of Operations
Non-U.S. GAAP Financial Measures
The following discussion of our results of operations includes references to and analysis of Adjusted EBITDA, Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS, which are financial measures not recognized in accordance with U.S. generally accepted accounting principles (GAAP). These financial measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.
Beginning with this report, we have modified the definition of Adjusted EBITDA to also exclude the impact of changes in deferred tax asset valuation allowance related to equity affiliates because we believe that doing so is useful in comparing our results between periods. Our Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS measures were not modified in this manner in order to consistently include the effects of changes in deferred tax asset valuation allowances related to our equity affiliates and those of our consolidated entities. Also beginning in 2014, we modified our expense allocation practices to exclude restructuring and pension settlement charges from our Powder River Basin Mining, Midwestern U.S. Mining, Western U.S. Mining, Australian Metallurgical Mining, Australian Thermal Mining and Trading and Brokerage segment results because we believe such items do not reflect the core operating performance of those segments. Accordingly, such charges are now entirely reflected in our Corporate and Other segment. Segment results from prior periods have been reclassified to conform to the 2014 presentation.
Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; depreciation, depletion and amortization; asset impairment and mine closure costs; charges for the settlement of claims and litigation related to previously divested operations and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates. Adjusted EBITDA is the primary metric used by management to measure our segments’ operating performance and we believe it is useful to external users of our financial statements in comparing our current results with those of prior and future periods and in evaluating our operating performance without regard to our capital structure or the cost basis of our assets.
Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations (EPS), respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on our income tax provision. The income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations have been calculated based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. We have included Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS in our discussion because, in the opinion of management, excluding those foregoing items is useful in comparing our current results with those of prior periods. We also believe that excluding the impact of the remeasurement of our foreign income tax accounts represents a meaningful indicator of our ongoing effective tax rate.
A reconciliation of Adjusted EBITDA to its most comparable measure under U.S. GAAP is included in Note 27. "Segment and Geographic Information" of the consolidated financial statements, which information is incorporated herein by reference. Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are reconciled to their most comparable measures under U.S. GAAP in the sections that follow.

Peabody Energy Corporation	2014 Form 10-K	25

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Summary
Conditions in the coal market segments that we serve were varied in 2014, characterized by (1) continued pricing declines in international seaborne markets based on an abundance of supply and slowing demand growth, and (2) stable demand in the U.S. in spite of certain transportation- and weather-related headwinds.
In global metallurgical coal market segments, demand remained relatively flat during the year ended December 31, 2014 compared to the prior year and failed to provide a catalyst for a pricing rebound from 2013. Worldwide steel production increased only slightly during that period (1.2%) according to data recently published by the World Steel Association (WSA), driven by marginal growth in production out of Asia, the U.S. and the European Union. Demand for international seaborne thermal coal declined modestly in 2014 compared to 2013, as growth in imports into India only partially offset a decline in Chinese imports compared to the prior year.
Overall, sluggish demand and the impact of continued growth in supply drove a further decline in international seaborne coal prices in 2014. Benchmark pricing for seaborne premium high quality hard coking coal (HQHCC), premium low volatile pulverized coal injections products (LV PCI) and thermal coal originating from Newcastle, Australia (NEWC) for 2014 and 2013 were as follows (on a per tonne basis):

Contract Commencement Month:	HQHCC		Increase (Decrease) to Prices %	LV PCI		Increase (Decrease) to Prices %	NEWC		Increase (Decrease) to Prices %
	2014	2013		2014	2013		2014	2013
January	$143	$165	(13)%	$116	$124	(6)%	$87	$91	(4)%
April	$120	$172	(30)%	$100	$141	(29)%	$82	$95	(14)%
July	$120	$145	(17)%	$100	$116	(14)%	$76	$90	(16)%
October	$119	$152	(22)%	$99	$121	(18)%	$74	$86	(14)%
In the U.S., electricity generation from coal was stable during the year ended December 31, 2014 compared to the prior year and maintained a share of 38.9% of total electricity generation during that period according to the U.S. Energy Information Administration (EIA). U.S. electricity generation from coal benefited during 2014 compared to the prior year from higher natural gas prices and colder first quarter weather, which offset the effects of poor rail performance and mild weather in the second half of the year. Overall, our total U.S. volumes shipped increased in the year ended December 31, 2014, as customers continued to replenish depleted stockpile inventories in the second half of the year even as electricity demand fell due to weather conditions.
Our revenues decreased during the year ended December, 2014 compared to the prior year ($221.5 million) due to lower overall realized pricing from our mining platform ($602.6 million), partially offset by an overall increase in tons sold from our mining platform.
In order to mitigate the impact of lower coal pricing, we continued to focus on driving operational efficiencies, optimizing production across our mining platform and controlling expenses at all levels of the organization in 2014. Overall, Adjusted EBITDA decreased during the year ended December 31, 2014 compared to the prior year ($233.2 million). Net results attributable to common stockholders also decreased in the year ended December 31, 2014 compared to the prior year ($262.1 million). In addition to lower Adjusted EBITDA, our 2014 results also reflected an adverse impact from income taxes, a change in valuation allowance related to an equity affiliate and higher asset retirement obligation expenses, partially offset by lower asset impairment charges, a decrease in depreciation, depletion and amortization, improved results from discontinued operations and the impact of a 2013 settlement charge related to the bankruptcy reorganization of Patriot Coal Corporation, which are discussed further in the sections that follow.
As of December 31, 2014, our available liquidity was approximately $2.1 billion, in line with the prior year. Refer to the "Liquidity and Capital Resources" section contained within this Item 7 for further discussion of factors affecting our available liquidity.

Peabody Energy Corporation	2014 Form 10-K	26

Tons Sold
The following table presents tons sold by operating segment for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to Tons Sold
	2014	2013	Tons	%
	(Tons in millions)
Australian Metallurgical Mining	17.2	15.0	2.2	14.7%
Australian Thermal Mining	21.0	19.9	1.1	5.5%
Powder River Basin Mining	142.6	135.2	7.4	5.5%
Western U.S. Mining	23.8	23.6	0.2	0.8%
Midwestern U.S. Mining	25.0	26.3	(1.3)	(4.9)%
Total tons sold from mining segments	229.6	220.0	9.6	4.4%
Trading and Brokerage	20.2	31.7	(11.5)	(36.3)%
Total tons sold	249.8	251.7	(1.9)	(0.8)%
Revenues
The following table presents revenues by operating segment for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to Revenues
	2014	2013	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$1,613.8	$1,773.4	$(159.6)	(9.0)%
Australian Thermal Mining	1,058.0	1,131.2	(73.2)	(6.5)%
Powder River Basin Mining	1,922.9	1,767.3	155.6	8.8%
Western U.S. Mining	902.8	902.3	0.5	0.1%
Midwestern U.S. Mining	1,198.1	1,335.5	(137.4)	(10.3)%
Trading and Brokerage	58.4	66.0	(7.6)	(11.5)%
Corporate and Other	38.2	38.0	0.2	0.5%
Total revenues	$6,792.2	$7,013.7	$(221.5)	(3.2)%
Australia Metallurgical Mining. The decrease in our Australian Metallurgical Mining segment revenues for the year ended December 31, 2014 compared to the prior year was primarily driven by lower realized coal prices ($416.7 million), partially offset by the favorable impact of changes in volume and mix ($257.1 million). The increase in production volumes reflected the 2014 ramp-ups of longwall top coal caving technology (LTCC) at our North Goonyella Mine and a new longwall at our Metropolitan Mine, in addition to the effect of prior year roof stability issues at those sites and a 2013 industrial action at the Metropolitan Mine. Those positive volume drivers were partially offset by lower production from our Eaglefield Mine due to the exhaustion of coal reserves at that site.
Australia Thermal Mining. The decrease in our Australian Thermal Mining segment revenues for the year ended December 31, 2014 compared to the prior year was primarily driven by lower realized coal prices ($160.3 million), partially offset by the favorable impact of changes in volume and mix ($87.1 million). The increase in production volumes reflected higher volumes from our Wambo open-cut mine resulting from improved productivity and favorable geological conditions. Those positive volume drivers were partially offset by extended overall longwall move downtimes at our North Wambo Underground Mine.
Powder River Basin Mining. The increase in Powder River Basin Mining segment revenues for the year ended December 31, 2014 compared to the prior year was largely driven by a 5.5% rise in sales volumes ($106.5 million). That growth reflected the impacts on customer demand of higher natural gas prices, lower customer coal stockpile levels and an increase in heating-degree days during the winter months, tempered by the adverse effect of poor rail performance and lower cooling-degree days in the summer months. The segment also benefited in 2014 from higher realized coal prices ($49.1 million) due to $33.5 million of additional contract revenue from finalized pricing under one of our sales agreements and favorable customer mix.

Peabody Energy Corporation	2014 Form 10-K	27

Western U.S. Mining. The small increase in Western U.S. Mining segment revenues for the year ended December 31, 2014 compared to the prior year was driven by a 0.8% rise in sales volumes as a small increase in sales volumes from our Southwest mines were partially offset by higher longwall move downtime at our Twentymile mine.
Midwestern U.S. Mining. Revenues from our Midwestern U.S. Mining segment were adversely impacted during the year ended December 31, 2014 compared to the prior year by lower realized coal prices ($80.1 million) due to the effect of contract price re-openers and the renewal of sales contracts at less favorable prices. The decline in revenues was also partially attributed to an unfavorable volume and mix variance ($57.3 million), which reflected the first quarter 2014 exhaustion of coal reserves at our Viking-Corning Pit Mine.
Trading and Brokerage. The decline in Trading and Brokerage segment revenues for the year ended December 31, 2014 compared to the prior year reflected lower pass-through charges for transportation costs due to a decrease in physical volumes, partially offset by an improvement in net realized contract margins.
Segment Adjusted EBITDA
The following table presents Segment Adjusted EBITDA for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to Segment Adjusted EBITDA
	2014	2013	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$(151.1)	$(120.0)	$(31.1)	(25.9)%
Australian Thermal Mining	264.1	270.0	(5.9)	(2.2)%
Powder River Basin Mining	509.0	435.4	73.6	16.9%
Western U.S. Mining	266.9	258.0	8.9	3.4%
Midwestern U.S. Mining	306.9	426.0	(119.1)	(28.0)%
Trading and Brokerage	14.9	(19.9)	34.8	174.9%
Total Segment Adjusted EBITDA	1,210.7	1,249.5	(38.8)	(3.1)%
Australian Metallurgical Mining. Adjusted EBITDA from our Australian Metallurgical Mining segment was adversely affected during the year ended December 31, 2014 compared to the prior year by lower realized coal pricing, net of sales-related costs ($384.2 million) and inflationary cost escalations ($26.5 million). Those factors were partially offset by the improved longwall performance from our underground mines due to the factors noted above ($189.2 million), the net impact of exchange rate movements ($108.2 million) and higher productivity and lower costs at one of our surface mines ($54.3 million) driven by an owner-operator conversion. While tons sold increased by 14.7% in 2014 compared to the prior year, the resulting benefits were largely offset by lower weighted-average margins experienced across the platform.
Australian Thermal Mining. Adjusted EBITDA from our Australian Thermal Mining segment was adversely affected during the year ended December 31, 2014 compared to the prior year by lower realized coal pricing, net of sales-related costs ($147.8 million). That factor was partially offset by higher productivity and lower costs at our Australian surface mines ($83.1 million) driven by owner-operator conversions at certain sites and the net impact of exchange rate movements ($59.6 million).
Powder River Basin Mining. The increase in Powder River Basin Mining segment Adjusted EBITDA during the year ended December 31, 2014 compared to the prior year reflected a favorable volume and mix variance ($51.7 million) and higher realized pricing, net of sales-related costs ($48.8 million) due to $27.1 million of additional contract revenue, net of sales-related costs, recognized from finalized pricing under one of our sales agreements.
Western U.S. Mining. The increase in Western U.S. Mining segment Adjusted EBITDA during the year ended December 31, 2014 compared to the prior year was driven by reduced year-over-year expenditures related to materials and supplies, labor and other operations support spending attributed to ongoing cost containment initiatives.
Midwestern U.S. Mining. The decrease in Midwestern U.S. Mining segment Adjusted EBITDA for the year ended December 31, 2014 compared to the prior year was driven by lower realized coal prices, net of sales-related costs ($76.4 million), a decline in volumes ($19.6 million) and costs associated with higher overburden ratios at certain of our surface mines due to mine sequencing ($18.1 million).

Peabody Energy Corporation	2014 Form 10-K	28

Trading and Brokerage. The increase in Trading and Brokerage segment Adjusted EBITDA during the year ended December 31, 2014 compared to the prior year reflected improved net contract margins and the effect of expenses associated with a third-party contract miner that were incurred in the prior year. Trading and Brokerage results also benefited in 2014 compared to the prior year from a $12.8 million decline in charges associated with litigation and arbitration matters. Refer to Note 24. "Commitments and Contingencies" to the accompanying consolidated financial statements for additional information surrounding the Eagle Mining, LLC (Eagle Mining) arbitration and the Gulf Power Company (Gulf Power) litigation, for which matters we recorded aggregate charges of $15.6 million and $28.4 million during the years ended December 31, 2014 and 2013, respectively.
Loss From Continuing Operations Before Income Taxes
The following table presents loss from continuing operations before income taxes for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to Income
	2014	2013	$	%
	(Dollars in millions)
Total Segment Adjusted EBITDA	$1,210.7	$1,249.5	$(38.8)	(3.1)%
Corporate and Other Adjusted EBITDA	(396.7)	(202.3)	(194.4)	(96.1)%
Depreciation, depletion and amortization	(655.7)	(740.3)	84.6	11.4%
Asset retirement obligation expenses	(81.0)	(66.5)	(14.5)	(21.8)%
Asset impairment	(154.4)	(528.3)	373.9	70.8%
Settlement charges related to the Patriot bankruptcy reorganization	—	(30.6)	30.6	100.0%
Change in deferred tax asset valuation allowance related to equity affiliates	(52.3)	—	(52.3)	n.m.
Amortization of basis difference related to equity affiliates	(5.7)	(6.3)	0.6	9.5%
Interest expense	(428.2)	(425.2)	(3.0)	(0.7)%
Interest income	15.4	15.7	(0.3)	(1.9)%
Loss from continuing operations before income taxes	$(547.9)	$(734.3)	$186.4	25.4%
Results from continuing operations before income taxes for the year ended December 31, 2014 improved compared to the prior year. The decrease in Segment Adjusted EBITDA discussed above, an adverse change in valuation allowance related to the Middlemount equity affiliate and higher asset retirement obligation expenses were more than offset by lower asset impairment charges and depreciation, depletion and amortization, the effect of a 2013 settlement charge related to the bankruptcy reorganization of Patriot Coal Corporation and an improvement in Corporate and Other Adjusted EBITDA.
Corporate and Other Adjusted EBITDA. The following table presents a summary of the components of Corporate and Other Adjusted EBITDA for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to Income
	2014	2013	$	%
	(Dollars in millions)
Resource management activities (1)	$30.9	$49.5	$(18.6)	(37.6)%
Selling and administrative expenses	(227.1)	(244.2)	17.1	7.0%
Restructuring and pension settlement costs	(26.0)	(11.9)	(14.1)	(118.5)%
Corporate hedging	(49.6)	173.8	(223.4)	128.5%
Other items, net (2)	(124.9)	(169.5)	44.6	26.3%
Corporate and Other Adjusted EBITDA	$(396.7)	$(202.3)	$(194.4)	(96.1)%

(1)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.

(2)
Includes results from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with past mining activities, certain coal royalty expenses, gains (losses) on certain asset disposals and expenses related to our other commercial activities.

Peabody Energy Corporation	2014 Form 10-K	29

Resource management earnings decreased during the year ended December 31, 2014 compared to the prior year due to reduced gains from the disposal of non-core assets. That decline was driven by the effect of the 2013 sale of non-strategic coal reserves and surface lands located in Kentucky, partially offset by the 2014 sale of non-strategic coal reserves located in Kentucky and surplus lands in the Midwestern U.S. The reduction in selling and administrative expenses during the year ended December 31, 2014 compared to the prior year largely reflected the impact of our ongoing cost containment efforts. The decrease in corporate hedge results reflects the weakening of the Australian dollar and a decline in diesel fuel prices. The increase in restructuring and pension settlement costs during the year ended December 31, 2014 compared to the prior year was driven by the effect of a lump sum payout option offered to certain qualifying participants of one of our plans in the fourth quarter of 2014. That unfavorable change also reflected an increase in voluntary and involuntary workforce reduction activity in 2014 related to our ongoing repositioning efforts to appropriately align our cost structure relative to prevailing global coal industry conditions.
The improvement in "Other items, net" during the year ended December 31, 2014 compared to the prior year was driven by:

•
Lower costs associated with past mining activities ($13.0 million) driven by the elimination of postretirement healthcare expenses for which the liabilities were settled with Patriot Coal Corporation and certain of its wholly-owned subsidiaries (Patriot) and the United Mine Workers of America (UMWA) pursuant to the definitive settlement agreement that became effective on December 18, 2013;

•	A decrease in pension and other postretirement benefit costs primarily due to an increase in discount rates as of the beginning of each fiscal period ($12.2 million);

•
The impact of charges of $8.0 million and $20.0 million recorded in 2014 and 2013, respectively, for environmental clean-up related costs associated with Gold Fields Mining, LLC, a dormant, non-coal producing entity that was previously managed and owned by our predecessor owner and transferred to us in a 1997 spin-off; and

•	The third quarter 2014 receipt of $9.4 million of insurance proceeds related to equipment damage losses incurred in a previous period.
Those positive factors were partially offset by an unfavorable change in results from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference) driven by lower coal pricing, as tempered by the benefit of productivity advancements resulting from the third quarter 2013 conversion of the Middlemount Mine to owner-operator status ($15.7 million).
Depreciation, Depletion and Amortization. The following table presents a summary of depreciation, depletion and amortization expense by segment for the years ended December 31, 2014 and 2013:

			Increase (Decrease)
	Year Ended December 31,		to Income
	2014	2013	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$(221.5)	$(274.0)	$52.5	19.2%
Australian Thermal Mining	(118.9)	(132.4)	13.5	10.2%
Powder River Basin Mining	(146.4)	(151.4)	5.0	3.3%
Western U.S. Mining	(66.6)	(68.8)	2.2	3.2%
Midwestern U.S. Mining	(69.6)	(80.4)	10.8	13.4%
Trading and Brokerage	(1.2)	(0.7)	(0.5)	(71.4)%
Corporate and Other	(31.5)	(32.6)	1.1	3.4%
Total	$(655.7)	$(740.3)	$84.6	11.4%
Additionally, the following table presents a summary of our weighted-average depletion rate per ton for active mines in each of our mining segments for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
Australian Metallurgical Mining	$4.86	$7.28
Australian Thermal Mining	3.09	3.33
Powder River Basin Mining	0.70	0.76
Western U.S. Mining	0.94	1.08
Midwestern U.S. Mining	0.46	0.66

Peabody Energy Corporation	2014 Form 10-K	30

The decrease in depreciation, depletion and amortization expense during the year ended December 31, 2014 compared to the prior year was predominantly driven by lower expense from our Australian Mining segments. Those decreases reflected lower depletion rates at certain sites with historically higher rates due to an increase in estimated proven and probable reserves at those sites and a reduction in the asset base of one of our metallurgical surface mines from asset impairment charges recognized in the fourth quarter of 2013. Those drivers were partially offset by the effect of a year-over-year increase in tons sold.
The decline in expense from our Midwestern U.S. Mining during the year ended December 31, 2014 compared to the prior year reflected a favorable shift in production mix toward lower depletion rate coal reserves and lower tons sold.
Expense from our Western U.S. and Powder River Basin Mining segments also decreased during the year ended December 31, 2014 compared to the prior year due to the effect of a shift in production mix towards lower depletion rate coal reserve locations. That effect more than offset the increase in tons sold during the year ended December 31, 2014 compared to the prior year.
Asset Retirement Obligation Expenses. In December 2014, we recognized an asset retirement obligation liability of $22.2 million due to the nonperformance of a contract miner at a coal reserve property in the Eastern U.S. Because mining operations have ceased at that operation, a corresponding charge for the full amount of the liability was recorded to “Asset retirement obligation expenses” in the consolidated statement of operations for the year then ended. The year-over-year increase in 2014 compared to the prior year also reflected higher amortization that results from an overall increase in tons sold across our mining segments, partially offset by lower expense for ongoing reclamation in certain U.S. regions due to a reduction in affected acreage.
Asset Impairment. We recognized $154.4 million and $528.3 million in aggregate asset impairment charges during the years ended December 31, 2014 and 2013, respectively. Refer to Note 2. "Asset Impairment and Mine Closure Costs" to the accompanying consolidated financial statements for further information regarding the nature and composition of those charges, which information is incorporated herein by reference.
Settlement Charges Related to the Patriot Bankruptcy Reorganization. Results from continuing operations before income taxes for the year ended December 31, 2013 included $30.6 million in before-tax charges associated with the settlement of claims and litigation related to the Patriot bankruptcy reorganization. Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" to the accompanying consolidated financial statements for additional information surrounding the related matters.
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates. During the year ended December 31, 2014, we recognized a $52.3 million charge for our pro-rata share of a valuation allowance on Middlemount's Australian net deferred tax assets. Based on available sources of taxable income, we determined that the net deferred tax assets are no longer considered more likely than not of being realized. That conclusion was driven by a history of operating losses, as sustained weakness in seaborne metallurgical coal prices have more than offset a successful owner-operator conversion completed in 2013 and an ongoing series of operational efficiency initiatives conducted at the site that have improved the mine's cost structure.
Interest Expense. Interest expense for year ended December 31, 2014 included an aggregate charge of $12.6 million related to the Sumiseki Materials Co. Ltd. (Sumiseki) litigation and Eagle Mining arbitration. Interest expense for the year ended December 31, 2014 also included $1.6 million of professional fees associated with the 2014 consent solicitation and related supplemental indenture for our Convertible Junior Subordinated Debentures due December 2066 (the Debentures). Interest expense for year ended December 31, 2013 included an aggregate early debt extinguishment charge of $16.9 million associated with the prior year execution of our secured credit agreement dated September 24, 2013 (as amended, the 2013 Credit Facility) and prior year voluntary debt prepayments and repurchases. Interest expense for the year ended December 31, 2013 also included a $6.9 million charge for pre-judgment interest related to the Gulf Power litigation. Changes in interest expense during the year ended December 31, 2014 compared to the prior year also reflected the unfavorable effect of higher interest rates associated with our term loan borrowings, partially offset by the beneficial impact of lower overall debt balances.
Refer to Note 24. "Commitments and Contingencies" to the accompanying consolidated financial statements for additional information surrounding the foregoing litigation and arbitration matters.

Peabody Energy Corporation	2014 Form 10-K	31

Loss from Continuing Operations, Net of Income Taxes
The following table presents loss from continuing operations, net of income taxes, for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to Income
	2014	2013	$	%
	(Dollars in millions)
Loss from continuing operations before income taxes	$(547.9)	$(734.3)	$186.4	25.4%
Income tax provision (benefit)	201.2	(448.3)	(649.5)	144.9%
Loss from continuing operations, net of income taxes	$(749.1)	$(286.0)	$(463.1)	(161.9)%
Results from continuing operations, net of income taxes, declined for the year ended December 31, 2014 compared to the prior year due to the effect of income taxes, partially offset by improved before-tax earnings.
Income Tax Provision (Benefit). The year-over-year negative effect of income taxes was driven by:

•
An increase in valuation allowance on certain U.S. and Australian deferred tax assets that was recognized during the year ended December 31, 2014 driven by recent cumulative book losses, as determined by considering all sources of available taxable income (including items classified as discontinued operations or recorded directly to "Accumulated other comprehensive loss"), which limited our ability to look to future taxable income in assessing the realizability of those assets ($569.4 million);

•
The aggregate impact of the write-off of a net deferred tax asset in 2014 due to the repeal of the Australian Minerals and Resource Rent Tax (MRRT) compared with MRRT royalty allowance benefits recognized in the prior year ($78.3 million);

•
The effect of improved before-tax earnings, including the 2013 income tax effects of asset impairments and charges associated with claims and litigation related to the Patriot bankruptcy reorganization ($47.8 million); and

•	Lower remeasurement benefits related to foreign income tax accounts ($41.6 million).
Those factors were partially offset in the year ended December 31, 2014 by a decrease in net unrecognized tax benefits, interest and penalties, primarily due to amended returns filed and the finalization of audits by the Australian Tax Office for certain tax years ($99.4 million).

Adjusted (Loss) Income From Continuing Operations
The following table presents Adjusted (Loss) Income from Continuing Operations for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to Income
	2014	2013	$	%
	(Dollars in millions)
Loss from continuing operations, net of income taxes	$(749.1)	$(286.0)	$(463.1)	(161.9)%
Asset impairment	154.4	528.3	(373.9)	(70.8)%
Settlement charges related to the Patriot bankruptcy reorganization	—	30.6	(30.6)	(100.0)%
Income tax benefit related to asset impairment	—	(112.8)	112.8	100.0%
Income tax benefit related to the settlement charges related to the Patriot bankruptcy reorganization	—	(11.3)	11.3	(100.0)%
Remeasurement benefit related to foreign income tax accounts	(2.7)	(44.3)	41.6	(93.9)%
Adjusted (Loss) Income from Continuing Operations	$(597.4)	$104.5	$(701.9)	(671.7)%
Adjusted (Loss) Income from Continuing Operations changed unfavorably for the year ended December 31, 2014 compared to the prior year. The decline in results reflected the adverse effect of income taxes, lower Adjusted EBITDA, an adverse change in valuation allowance related to the Middlemount Mine equity affiliate and higher asset retirement obligation expenses, partially offset by lower depreciation, depletion and amortization, as discussed above.

Peabody Energy Corporation	2014 Form 10-K	32

Net Loss Attributable to Common Stockholders
The following table presents net loss attributable to common stockholders for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to Income
	2014	2013	$	%
	(Dollars in millions)
Loss from continuing operations, net of income taxes	$(749.1)	$(286.0)	$(463.1)	(161.9)%
Loss from discontinued operations, net of income taxes	(28.2)	(226.6)	198.4	87.6%
Net loss	(777.3)	(512.6)	(264.7)	(51.6)%
Net income attributable to noncontrolling interests	9.7	12.3	2.6	21.1%
Net loss attributable to common stockholders	$(787.0)	$(524.9)	$(262.1)	(49.9)%
Net results attributable to common stockholders declined during the year ended December 31, 2014 compared to the prior year largely due to the unfavorable change in results from continuing operations, net of income taxes, discussed above, partially offset by the favorable impact of changes in results from discontinued operations.
Loss from Discontinued Operations, Net of Income Taxes. Results from discontinued operations improved during the year ended December 31, 2014 compared to the prior year, mainly driven by the following:

•
Changes in results from the Wilkie Creek Mine that was closed in the fourth quarter of 2013 ($157.6 million), which reflected after-tax asset impairment and mine closure costs of $117.2 million recognized in 2013, the effect of 2013 operating losses and a net gain of $4.6 million recognized in 2014 related to the termination of a sale and purchase agreement with a potential buyer of that mine due to the inability of that buyer to meet the necessary conditions for closing; and

•
Prior year after-tax charges of $61.8 million associated with the settlement of claims and litigation related to the Patriot bankruptcy reorganization pursuant to the definitive settlement agreement that we reached with Patriot and the UMWA effective December 18, 2013; partially offset by

•
A charge of $34.1 million recorded in 2014 related to an adverse change in the fair value of the credit support we have provided to Patriot in connection with the settlement agreement due to a credit downgrade of Patriot issued by one of the major credit rating agencies in the fourth quarter of 2014.

Additional information surrounding the aforementioned asset impairment and mine closure costs and charges for the settlement of claims and litigation related to the Patriot bankruptcy reorganization is included in Note 2. "Asset Impairment and Mine Closure Costs" and Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" to the accompanying consolidated financial statements, respectively.
Diluted EPS
The following table presents diluted EPS for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to EPS
	2014	2013	$	%
Diluted EPS attributable to common stockholders:
Loss from continuing operations	$(42.52)	$(16.80)	$(25.72)	(153.1)%
Loss from discontinued operations	(1.57)	(12.73)	11.16	87.7%
Net loss	$(44.09)	$(29.53)	$(14.56)	(49.3)%
Diluted EPS declined in the year ended December 31, 2014 compared to the prior year commensurate with the unfavorable change in results from continuing operations between those periods, partially offset by improved results from discontinued operations.
All share and per share data in this report have been retroactively restated to reflect the September 30, 2015 reverse stock split.

Peabody Energy Corporation	2014 Form 10-K	33

Adjusted Diluted EPS
The following table presents Adjusted Diluted EPS for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase (Decrease) to EPS
	2014	2013	$	%
Adjusted Diluted EPS Reconciliation:
Loss from continuing operations	$(42.52)	$(16.80)	$(25.72)	(153.1)%
Asset impairment, net of income taxes	8.63	23.34	(14.71)	(63.0)%
Settlement charges related to the Patriot bankruptcy reorganization, net of income taxes	—	1.08	(1.08)	(100.0)%
Remeasurement benefit related to foreign income tax accounts	(0.14)	(2.50)	2.36	(94.4)%
Adjusted Diluted EPS	$(34.03)	$5.12	$(39.15)	(764.6)%
Adjusted Diluted EPS for the year ended December 31, 2014 decreased compared to the prior year commensurate with the decline in Adjusted (Loss) Income from Continuing Operations during that period.
Other
The net fair value of our diesel fuel cash flow hedge contract portfolio decreased from a net asset of $6.4 million at December 31, 2013 to a net liability of $167.1 million at December 31, 2014 primarily due to the decline in forward diesel prices during that period. The change is reflected in “Other current assets,” “Investments and other assets,” "Accounts payable and accrued expenses" and “Other noncurrent liabilities” in the consolidated balance sheets.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Summary
During the year ended December 31, 2013, the global coal market segments in which we sell our products were confronted with excess international seaborne coal supply and high coal stockpile inventories at U.S. electric power generation customers, the effects of which impacted our results for the period.
Trends in global demand for metallurgical coal were positive during the year ended December 31, 2013, corresponding with a 3.5% increase in worldwide steel production during that period compared to 2012 according to the WSA. Similarly, international seaborne thermal coal demand increased in the year ended December 31, 2013 compared to 2012, led by imports into China, India, Japan and Germany. Nonetheless, growth in seaborne coal market supply outpaced the increase in demand in 2013, which constrained international coal prices. Quarterly benchmark pricing for seaborne HQHCC, LV PCI and NEWC for 2013 and 2012 were as follows (on a per tonne basis):

Contract Commencement Month:	HQHCC		Increase (Decrease) to Prices %	LV PCI		Increase (Decrease) to Prices %	NEWC		Increase (Decrease) to Prices %
	2013	2012		2013	2012		2013	2012
January	$165	$235	(30)%	$124	$171	(27)%	$91	$115	(21)%
April	$172	$210	(18)%	$141	$153	(8)%	$95	$115	(17)%
July	$145	$225	(36)%	$116	$162	(28)%	$90	$95	(5)%
October	$152	$170	(11)%	$121	$125	(3)%	$86	$97	(11)%
U.S. coal consumption increased by 3.5% during the year ended December 31, 2013 compared to 2012 according to the EIA. U.S. electric power generation from coal benefited in 2013 compared to 2012 from gas-to-coal switching due to higher natural gas prices and higher heating-degree days during winter months, partially offset by lower cooling-degree days. Despite the year-over-year increase in U.S. coal consumption, our U.S. sales volumes declined in 2013 compared to 2012 as electric power generation customers continued to draw down on their coal stockpile inventories throughout the year to serve that increase in demand.
Our revenues decreased during the year ended December 31, 2013 compared to the prior year ($1,063.8 million) due to lower average realized pricing across our global platform, lower volumes in the U.S. and lower Trading and Brokerage contributions, partially offset by an increase in Australian Mining segment tons sold from expansion projects completed in 2012.

Peabody Energy Corporation	2014 Form 10-K	34

Overall, Adjusted EBITDA decreased during the year ended December 31, 2013 compared to the prior year ($789.3 million), as lower revenues were partially offset by the benefits associated with owner-operator conversions completed at several of our Australian mines during the second quarter of 2013, productivity improvements realized at certain Australian operations acquired in late 2011 from optimization and remediation efforts completed in 2012 and the reduced use of contractors, temporary labor and overtime across the platform. Net results attributable to common stockholders improved during the year ended December 31, 2013 compared to the prior year ($60.8 million). The impact of lower Adjusted EBITDA, an increase in depreciation, depletion and amortization, higher interest expense and adverse changes in results from discontinued operations were more than offset by the positive effect of an overall income tax benefit recorded in 2013 and a decrease in asset impairment and mine closures costs, which are discussed further in the sections that follow.
Tons Sold
The following table presents tons sold by operating segment for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase (Decrease) to Tons Sold
	2013	2012	Tons	%
	(Tons in millions)
Australian Metallurgical Mining	15.0	14.0	1.0	7.1%
Australian Thermal Mining	19.9	19.0	0.9	4.7%
Powder River Basin Mining	135.2	140.3	(5.1)	(3.6)%
Western U.S. Mining	23.6	24.9	(1.3)	(5.2)%
Midwestern U.S. Mining	26.3	27.4	(1.1)	(4.0)%
Total tons sold from mining segments	220.0	225.6	(5.6)	(2.5)%
Trading and Brokerage	31.7	22.9	8.8	38.4%
Total tons sold	251.7	248.5	3.2	1.3%
Revenues
The following table presents revenues for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase (Decrease) to Revenues
	2013	2012	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$1,773.4	$2,187.5	$(414.1)	(18.9)%
Australian Thermal Mining	1,131.2	1,316.1	(184.9)	(14.0)%
Powder River Basin Mining	1,767.3	1,983.0	(215.7)	(10.9)%
Western U.S. Mining	902.3	966.3	(64.0)	(6.6)%
Midwestern U.S. Mining	1,335.5	1,403.7	(68.2)	(4.9)%
Trading and Brokerage	66.0	199.9	(133.9)	(67.0)%
Corporate and Other	38.0	21.0	17.0	81.0%
Total revenues	$7,013.7	$8,077.5	$(1,063.8)	(13.2)%
Australian Metallurgical Mining. The decrease in our Australian Mining segment revenues for the year ended December 31, 2013 compared to the prior year was primarily driven by the decline in settlement prices ($538.9 million). That unfavorable pricing effect was partially offset by an increase in tons sold in 2013 ($124.8 million) attributed to improved production capacity and efficiency from certain growth and development projects completed in the second half of 2012. The increase in production was somewhat tempered in 2013 by geologic issues and delays in the commissioning of LTCC at our North Goonyella Mine and geologic issues and an industrial action at our Metropolitan Mine that was resolved in November 2013.
Australian Thermal Mining. The decrease in our Australian Mining segment revenues for the year ended December 31, 2013 compared to the prior year was primarily driven by the decline in settlement prices for metallurgical and thermal coal ($191.1 million). That unfavorable pricing effect was partially offset by a change in volume and mix ($6.2 million).
Powder River Basin Mining. Powder River Basin Mining segment revenues were negatively affected by lower realized pricing in the year ended December 31, 2013 compared to the prior year ($146.0 million). The impact of year-over-year changes in volume and mix was also unfavorable in 2013 ($69.7 million), corresponding with the 3.6% decrease in tons sold noted above.

Peabody Energy Corporation	2014 Form 10-K	35

Western U.S. Mining. Western U.S. Mining segment revenues were negatively affected by year-over-year changes in volume and mix in 2013 ($64.0 million), corresponding with the 5.2% decrease in tons sold noted above.
Midwestern U.S. Mining. Midwestern U.S. Mining segment revenues decreased slightly in 2013 compared to the prior year, predominantly from a 4.0% decrease in sales volumes.
Trading and Brokerage. The decline in our Trading and Brokerage segment revenues during the year ended December 31, 2013 compared to the prior year reflected lower realized prices on export shipments, a decrease in throughput and margins from certain third-party Eastern U.S. coal miners due to lower year-over-year coal production, unfavorable changes in the fair value of our global financial trading positions and supply performance issues related to certain international counterparties.
Segment Adjusted EBITDA
The following table presents Segment Adjusted EBITDA for the years ended December 31, 2013 and 2012:

			Increase (Decrease) to
	Year Ended December 31,		Segment Adjusted EBITDA
	2013	2012	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$(120.0)	$238.4	$(358.4)	(150.3)%
Australian Thermal Mining	270.0	337.7	(67.7)	(20.0)%
Powder River Basin Mining	435.4	542.0	(106.6)	(19.7)%
Western U.S. Mining	258.0	279.7	(21.7)	(7.8)%
Midwestern U.S. Mining	426.0	405.6	20.4	5.0%
Trading and Brokerage	(19.9)	119.7	(139.6)	(116.6)%
Total Segment Adjusted EBITDA	$1,249.5	$1,923.1	$(673.6)	(35.0)%
Australian Metallurgical Mining. Adjusted EBITDA from our Australian Metallurgical Mining segment was adversely affected during the year ended December 31, 2013 compared to the prior year by lower realized coal pricing, net of sales-related costs ($497.0 million) and costs associated with delays in the commissioning of LTCC and geologic issues at the North Goonyella Mine noted above ($116.0 million). Those factors were partially offset by the improved production capacity and efficiency at our surface operations from certain growth and development projects, including an owner-operator conversion ($202.9 million), and the net impact of exchange rate movements ($95.3 million).
Australian Thermal Mining. Adjusted EBITDA from our Australian Thermal Mining segment was adversely affected during the year ended December 31, 2013 compared to the prior year by lower realized coal pricing, net of sales-related costs ($176.7 million). That factor was partially offset by the net impact of exchange rate movements ($56.6 million) and the benefits of production efficiencies realized in 2013 at several surface mining operations due to owner-operator conversions and comparatively favorable geologic conditions ($47.5 million).
Powder River Basin Mining. Lower Powder River Basin Mining segment Adjusted EBITDA for the year ended December 31, 2013 compared to the prior year mainly reflected lower realized coal pricing, net of sales-related costs ($119.2 million), and a decline in tons sold ($26.9 million). Those factors were partially offset by lower year-over-year expenditures related to materials and supplies, maintenance, labor and other operations support spending attributed to cost containment initiatives ($30.2 million).
Western U.S. Mining. Lower Western U.S. Mining segment Adjusted EBITDA for the year ended December 31, 2013 compared to the prior year mainly reflected a decline in tons sold ($38.8 million), partially offset by lower year-over-year expenditures related to materials and supplies attributed to cost containment initiatives ($14.1 million).
Midwestern U.S. Mining. Adjusted EBITDA from our Midwestern U.S. Mining segment for the year ended December 31, 2013 increased from the prior year. The negative effects of lower volumes and revenues discussed above were more than offset by a change in production mix toward lower-cost operations and other cost containment initiatives.
Trading and Brokerage. Trading and Brokerage segment Adjusted EBITDA for the year ended December 31, 2013 decreased compared to the prior year. In addition to the revenue items noted above, Trading and Brokerage results were adversely impacted in 2013 by charges of $20.6 million and $7.8 million related to the Gulf Power litigation and Eagle Mining arbitration, respectively. Refer to Note 24. "Commitments and Contingencies" to the accompanying consolidated financial statements for additional information related to those matters.

Peabody Energy Corporation	2014 Form 10-K	36

Loss From Continuing Operations Before Income Taxes
The following table presents loss from continuing operations before income taxes for the years ended December 31, 2013 and 2012:

			Increase (Decrease)
	Year Ended December 31,		to Income
	2013	2012	$	%
	(Dollars in millions)
Total Segment Adjusted EBITDA	$1,249.5	$1,923.1	$(673.6)	(35.0)%
Corporate and Other Adjusted EBITDA	(202.3)	(86.6)	(115.7)	(133.6)%
Depreciation, depletion and amortization	(740.3)	(663.4)	(76.9)	(11.6)%
Asset retirement obligation expenses	(66.5)	(67.0)	0.5	0.7%
Asset impairment and mine closure costs	(528.3)	(929.0)	400.7	43.1%
Settlement charges related to the Patriot bankruptcy reorganization	(30.6)	—	(30.6)	n.m.
Amortization of basis difference related to equity affiliates	(6.3)	(4.6)	(1.7)	(37.0)%
Interest expense	(425.2)	(405.6)	(19.6)	(4.8)%
Interest income	15.7	24.5	(8.8)	(35.9)%
Loss from continuing operations before income taxes	$(734.3)	$(208.6)	$(525.7)	(252.0)%
Results from continuing operations before income taxes for the year ended December 31, 2013 declined compared to the prior year. In addition to the decrease in Segment Adjusted EBITDA discussed above, our 2013 results reflect comparatively higher depreciation, depletion and amortization and interest expense, in addition to a settlement charge related to the bankruptcy reorganization of Patriot. Those negative factors were partially offset by lower asset impairment and mine closure costs and an improvement in Corporate and Other Adjusted EBITDA.
Corporate and Other Adjusted EBITDA. The following table presents a summary of the components of Corporate and Other Adjusted EBITDA for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase (Decrease) to Income
	2013	2012	$	%
	(Dollars in millions)
Resource management activities (1)	$49.5	$12.8	$36.7	286.7%
Selling and administrative expenses	(244.2)	(268.8)	24.6	9.2%
Restructuring and pension settlement costs	(11.9)	—	(11.9)	n.m.
Corporate hedging	173.8	395.3	(221.5)	(56.0)%
Other operating costs, net (2)	(169.5)	(225.9)	56.4	25.0%
Corporate and Other Adjusted EBITDA	$(202.3)	$(86.6)	$(115.7)	(133.6)%

(1)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.

(2)
Includes results from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), gains (losses) on certain asset disposals, costs associated with past mining activities, certain coal royalty expenses and expenses related to our other commercial activities.

The increase in resource management earnings during the year ended December 31, 2013 reflected a second quarter 2013 gain on the sale of non-strategic coal reserves and surface lands in Kentucky ($40.3 million). The reduction in selling and administrative expenses during the year ended December 31, 2014 compared to the prior year largely reflected the impact of our ongoing cost containment efforts. The increase in restructuring and pension settlement costs during the year ended December 31, 2013 compared to the prior year was driven by voluntary and involuntary workforce reduction activity in 2013 in the U.S. The decrease in corporate hedging results reflects the weakening of the Australian dollar and lower fuel prices. The favorable change in "Other operating costs, net" was driven by lower postretirement health care costs due to favorable health care costs trend rates ($25.6 million), improved results from equity affiliates ($22.7 million) due to the implementation of certain operational improvements at the Middlemount Mine in Queensland, Australia during the second half of 2013, which improvements included a conversion to owner-operator status. Those factors were partially offset by a charge of $20.0 million recorded in 2013 due to an increase in the estimate of our undiscounted liabilities for environmental clean-up related costs associated with Gold Fields Mining, LLC, a dormant, non-coal producing entity that was previously managed and owned by our predecessor owner and transferred to us in a February 1997 spin-off.

Peabody Energy Corporation	2014 Form 10-K	37

Depreciation, Depletion and Amortization. The following table presents a summary of depreciation, depletion and amortization expense by segment for the years ended December 31, 2013 and 2012:

			Increase (Decrease)
	Year Ended December 31,		to Income
	2013	2012	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$(274.0)	$(223.0)	$(51.0)	(22.9)%
Australian Thermal Mining	(132.4)	(121.0)	(11.4)	(9.4)%
Powder River Basin Mining	(151.4)	(138.2)	(13.2)	(9.6)%
Western U.S. Mining	(68.8)	(71.3)	2.5	3.5%
Midwestern U.S. Mining	(80.4)	(81.6)	1.2	1.5%
Trading and Brokerage	(0.7)	(0.7)	—	—%
Corporate and Other	(32.6)	(27.6)	(5.0)	(18.1)%
Total	$(740.3)	$(663.4)	$(76.9)	(11.6)%
Additionally, the following table presents a summary of our weighted-average depletion rate per ton for active mines in each of our mining segments for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
Australian Metallurgical Mining	$7.28	$8.51
Australian Thermal Mining	3.33	2.96
Powder River Basin Mining	0.76	0.64
Western U.S. Mining	1.08	0.97
Midwestern U.S. Mining	0.66	0.67
The increase in depreciation, depletion and amortization expense in the year ended December 31, 2013 compared to the prior year was predominantly driven by higher expense from our Australian Mining segments. That increase was primarily due to a year-over-year increase in tons sold, additional expense from growth and development projects completed in late 2012 and the depreciation of additional capital equipment acquired in connection with owner-operator conversions completed at certain mines in the second quarter of 2013. Those increases were partially offset by lower asset bases at certain metallurgical coal mines due to asset impairment charges recognized in the fourth quarter of 2012. Depreciation, depletion and amortization expense in the year ended December 31, 2012 was affected by provisional fair value adjustments associated with our 2011 acquisition of Macarthur Coal Limited (PEA-PCI), which lowered expense by $9.2 million.
The increase in depreciation, depletion and amortization from our Powder River Basin Mining segment during the year ended December 31, 2013 compared to the prior year reflected a shift in production mix toward higher depletion rate coal reserve locations, which more than offset the effect of the 3.6% decrease in tons sold.
Asset Retirement Obligation Expenses. Asset retirement obligation expenses for the year ended December 31, 2013 were in line with the prior year. The slight decrease was largely attributable to lower ongoing reclamation rates from our Western U.S. Mining segment due to favorable changes in cost trends and lower volumes, partially offset by the effect of increased production volumes from our Australian Mining segment and an increase in reclamation rates at certain of our Australian mines associated with recently completed expansion projects.
Asset Impairment and Mine Closure Costs. We recognized $528.3 million and $929.0 million in aggregate asset impairment and mine closure charges during the years ended December 31, 2013 and 2012, respectively. Refer to Note 2. "Asset Impairment and Mine Closure Costs" to the accompanying consolidated financial statements for further information regarding the nature and composition of those charges.
Settlement Charges Related to the Patriot Bankruptcy Reorganization. Results from continuing operations before income taxes for the year ended December 31, 2013 included $30.6 million in before-tax charges associated with the settlement of claims and litigation related to the Patriot bankruptcy reorganization. Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" to the accompanying consolidated financial statements for additional information surrounding the related matters.

Peabody Energy Corporation	2014 Form 10-K	38

Interest Expense. Interest expense for the year ended December 31, 2013 included higher early debt extinguishment charges compared to the prior year ($13.6 million), which was mainly attributable to the 2013 Credit Facility that was entered into during the third quarter of 2013. Interest expense also increased in 2013 due to higher interest rates associated with our term loan borrowings and $6.9 million in prejudgment interest recognized in the second quarter of 2013 associated with the Gulf Power litigation. Those factors were partially offset by the beneficial effect of lower average debt levels compared with 2012.
Loss from Continuing Operations, Net of Income Taxes
The following table presents loss from continuing operations, net of income taxes, for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase (Decrease) to Income
	2013	2012	$	%
	(Dollars in millions)
Loss from continuing operations before income taxes	$(734.3)	$(208.6)	$(525.7)	(252.0)%
Income tax (benefit) provision	(448.3)	262.3	710.6	270.9%
Loss from continuing operations, net of income taxes	$(286.0)	$(470.9)	$184.9	39.3%
Loss from continuing operations, net of income taxes, for the year ended December 31, 2013 improved compared to the prior year, with the adverse changes in before-tax earnings discussed above more than offset by the positive effect of the overall income tax benefit recorded in 2013.
Income Tax (Benefit) Provision. The year-over-year positive effect of income taxes in 2013 was driven by the following:

•
A prior year increase in our valuation allowance against Australian ($332.2 million) and U.S. ($85.5 million) loss carryforwards based on changes in the estimated future realization of those carryforwards;

•
The impact of lower current year earnings, including the income tax effects of asset impairment and mine closure costs and charges associated with the settlement of claims and litigation related to the Patriot bankruptcy reorganization ($210.3 million);

•	Recoverable benefits (royalty allowance) recognized in 2013 related to the MRRT ($148.4 million); and

•	The impact from the remeasurement of non-U.S. tax accounts as a result of the 2013 weakening of the Australian dollar compared with strengthening in the prior year ($52.2 million); partially offset by

•
The recognition of a net tax benefit in 2012 due to the restructuring of foreign operations ($74.7 million), comprised of a realized U.S. capital loss benefit, net of valuation allowance, and a foreign tax benefit due to the tax basis reset required upon the PEA-PCI operations joining our Australian consolidated tax group.

Adjusted Income From Continuing Operations
The following table presents Adjusted Income from Continuing Operations for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase (Decrease) to Income
	2013	2012	$	%
	(Dollars in millions)
Loss income from continuing operations, net of income taxes	$(286.0)	$(470.9)	$184.9	39.3%
Asset impairment and mine closure costs	528.3	929.0	(400.7)	(43.1)%
Settlement charges related to the Patriot bankruptcy reorganization	30.6	—	30.6	n.m.
Income tax benefit related to asset impairment and mine closure costs	(112.8)	(227.3)	114.5	50.4%
Income tax benefit related to the settlement charges related to the Patriot bankruptcy reorganization	(11.3)	—	(11.3)	n.m.
Remeasurement (benefit) expense related to foreign income tax accounts	(44.3)	7.9	(52.2)	(660.8)%
Adjusted Income from Continuing Operations	$104.5	$238.7	$(134.2)	(56.2)%

Peabody Energy Corporation	2014 Form 10-K	39

Adjusted Income from Continuing Operations decreased in the year ended December 31, 2013 compared to the prior year due to unfavorable year-over-year changes in Adjusted EBITDA and higher depreciation, depletion and amortization and interest expense, partially offset by the effect of income taxes, as discussed above.
Net Loss Attributable to Common Stockholders
The following table presents net loss attributable to common stockholders for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase (Decrease) to Income
	2013	2012	$	%
	(Dollars in millions)
Loss from continuing operations, net of income taxes	$(286.0)	$(470.9)	$184.9	39.3%
Loss from discontinued operations, net of income taxes	(226.6)	(104.2)	(122.4)	(117.5)%
Net loss	(512.6)	(575.1)	62.5	10.9%
Net income attributable to noncontrolling interests	12.3	10.6	(1.7)	(16.0)%
Net loss attributable to common stockholders	$(524.9)	$(585.7)	$60.8	10.4%
Net results attributable to common stockholders improved during the year ended December 31, 2013 compared to the prior year largely due to the favorable change in results from continuing operations, net of income taxes, discussed above, partially offset by the unfavorable impact of changes in results from discontinued operations.
Loss from Discontinued Operations, Net of Income Taxes. Loss from discontinued operations for the year ended December 31, 2013 reflected before- and after-tax asset impairment and mine closure costs of $167.4 million and $117.2 million, respectively, recognized in connection with the closure of the Wilkie Creek Mine in Queensland, Australia. Results for that period also included before- and after-tax charges of $98.0 million and $61.8 million, respectively, associated with the settlement of claims and litigation related to the Patriot bankruptcy reorganization. Loss from discontinued operations for the year ended December 31, 2012 included before- and after-tax asset impairment and mine closure costs of $116.7 million and $75.0 million, respectively, recognized in connection with the closure of our former Air Quality Mine in Indiana. Additional information surrounding the aforementioned asset impairment and mine closure costs and charges for the settlement of claims and litigation related to the Patriot bankruptcy reorganization is included in Note 2. "Asset Impairment and Mine Closure Costs" and Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" to the accompanying consolidated financial statements, respectively.
Diluted EPS
The following table presents diluted EPS for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase (Decrease) to EPS
	2013	2012	$	%
Diluted EPS attributable to common stockholders:
Loss from continuing operations	$(16.80)	$(26.95)	$10.15	37.7%
Loss from discontinued operations	(12.73)	(5.84)	(6.89)	(118.0)%
Net loss	$(29.53)	$(32.79)	$3.26	9.9%
Diluted EPS increased in the year ended December 31, 2013 compared to the prior year commensurate with the improvement in results from continuing operations between those periods, partially offset by higher losses from discontinued operations.

Peabody Energy Corporation	2014 Form 10-K	40

Adjusted Diluted EPS
The following table presents Adjusted Diluted EPS for the years ended December 31, 2013 and 2012:

	Year Ended December 31,			Increase (Decrease) to EPS
	2013		2012	$	%
Adjusted Diluted EPS Reconciliation:
Loss from continuing operations	$(16.80)		$(26.95)	$10.15	37.7%
Asset impairment and mine closure costs, net of income taxes	23.34		38.91	(15.57)	(40.0)%
Settlement charges related to the Patriot bankruptcy reorganization, net of income taxes	1.08	—	—	1.08	n.m.
Remeasurement (benefit) expense related to foreign income tax accounts	(2.50)		0.68	(3.18)	(467.6)%
Adjusted Diluted EPS	$5.12		$12.64	$(7.52)	(59.5)%
Adjusted Diluted EPS for the year ended December 31, 2013 decreased compared to the prior year commensurate with the decline in Adjusted Income from Continuing Operations during that period.
Outlook
Our near-term outlook is intended to coincide with the next 12 to 24 months, with subsequent periods addressed in our long-term outlook.
Near-Term Outlook
Seaborne coal market segments remain pressured by strong supply and slowing near-term demand growth. We expect stable metallurgical coal supply in 2015, the addition of new global coal-fueled electricity generation and coal import growth in India and Southeast Asia to provide potential catalysts for improvement in market segment conditions going forward. In the U.S., demand for thermal coal was stable in 2014 compared to the prior year despite mild weather in the second half of the year and poor rail performance. We expect 2015 Southern Powder River Basin consumption to be stable compared to 2014 despite lower natural gas prices as rail performance improves and the associated utility coal conservation measures are eliminated.
Global Macroeconomic Indicators. The World Bank revised its global economic growth estimates downward in its January 2015 Global Economic Prospects. Several factors are driving that revision, including soft commodity prices, persistently low interest rates, increasingly divergent monetary policies and weak world trade. The World Bank noted that a reassessment of risks could also be triggered by a spike in geopolitical tensions, bouts of volatility in commodity markets or financial stress in major emerging market economies. Selected regional and worldwide projections of 2015 and 2016 macroeconomic growth, as measured by recent World Bank forecasts of gross domestic product (GDP), are presented below:

	GDP Growth (%)
Region:	2015	2016
U.S.	3.2%	3.0%
European Union	1.1%	1.6%
China	7.1%	7.0%
India	6.4%	7.0%
Worldwide	3.0%	3.3%
Seaborne Thermal Coal Market Segments and Our Position. Seaborne thermal coal demand has been hampered by sluggish coal generation growth and declining coal generation in Europe due to mild weather and increased renewable generation. According to China Customs data, China's thermal coal imports declined 9% year-over-year to 229 million tonnes in 2014. Recently announced coal quality restrictions and import tariffs in China have created uncertainty and we believe they represent near-term risk for China imports. Such adverse factors were partly offset by higher thermal coal imports in India, which increased by an estimated 20 million tonnes in 2014 on a year-over-year basis. We believe that India's 2015 imports will increase further from 2014 record levels to serve increasing demand from new coal-fueled electricity generation and to replenish stockpiles. We project that 75 gigawatts of new coal-fueled electricity generation will come online globally in 2015, leading to a future increase in seaborne thermal coal demand growth as new generation reaches capacity levels, with China and India accounting for the majority of that growth.

Peabody Energy Corporation	2014 Form 10-K	41

In spite of the continued increases in international thermal coal demand in recent years, the seaborne thermal coal market segment remains well-supplied, which has led to continued decreases in prices for thermal coal originating from Newcastle, Australia. The price for annual contracts commencing April 1, 2014 was settled at $81.80 per tonne, and Newcastle index prices have declined further in early 2015, to near $60 per tonne. We are targeting thermal coal exports of 12 million to 13 million tons from our Australian platform in 2015.
Seaborne Metallurgical Coal Market Segments and Our Position. The World Steel Association (WSA) reported that global steel production grew by 1.2% year-over-year in 2014, a deceleration compared to 3.5% year-over-year growth reported in 2013 due primarily to a slowdown in China’s steel demand. In its October 2014 Short Range Outlook, the WSA forecasted year-over-year apparent steel use growth of 2.0% in 2015.
Seaborne metallurgical coal prices for HQHCC and LV PCI settled at approximately $117 and $99 per tonne, respectively, for quarterly contracts commencing in January 2015, largely in line with prior quarter price levels. Seaborne pricing levels have led to a number of announced production cutbacks, and we expect the first quarter 2015 price settlement to place additional pressure on seaborne suppliers. The majority of announced production cuts have not yet been implemented and are expected to be realized over the next several quarters. We are targeting total 2015 metallurgical coal sales from our Australian platform at 15 million to 16 million tons.
Our total Australian coal sales for 2015 are targeted at 35 million to 37 million tons, including both metallurgical and thermal coal products supplied for export and within Australia.
U.S. Thermal Coal Market Segments and Our Position. Thermal coal consumption for electricity generation was impacted in 2014 from mild weather in the second half of the year and the coal conservation measures implemented by certain electricity generators in response to poor rail performance. Coal accounted for 38.9% of electricity generation in 2014 according to the EIA, while natural gas accounted for 27.2%. Natural gas generation declined less than 1% in 2014 over prior year levels according to the EIA, in spite of higher prices. Electricity generation from coal was stable compared to the prior year according to the EIA, while overall coal production was 1% higher than the prior year. We estimate that coal inventories for Southern Powder River Basin customers were approximately 55 days on a day's-burn basis as of December 31, 2014.
In its February 2015 Short-Term Energy Outlook, the EIA projected that coal will hold a share of 37.8% of U.S. electricity generation in 2015, while electricity generation from natural gas is expected to increase 5% on lower average natural gas prices. Given our expectation of lower average natural gas prices in 2015, we project total U.S. utility coal consumption for electricity generation to decline by 70 million to 80 million tons, though we also expect consumption of Southern Powder River Basin coal to remain stable compared to 2014 driven by the elimination of coal conservation measures due to improved rail performance.
We are targeting our 2015 U.S. volumes at 190 million to 200 million tons, with approximately 95% of those volumes priced as of December 31, 2014. At that date, we also had approximately 45% to 55% of 2016 volumes priced based on expected 2015 production levels. We anticipate that average realized pricing from our U.S. mining operations will decrease by 2% to 4% on a per-ton basis in 2015 compared to 2014 due to new U.S. coal supply agreements, primarily in our Midwestern U.S. Mining segment, as well as a higher mix of comparatively lower-priced Powder River Basin volumes in our Western U.S. Mining segment.
Operating Cost and Capital Update. In an effort to mitigate pressures from the challenging global coal industry environment, we remain focused on cost containment activities. We expect a decrease in our per-ton U.S. operating costs and expenses in 2015 compared to the prior year. We also expect 2015 operating costs and expenses in Australia to be lower than 2014 levels on a per-ton basis as additional projected savings from a weaker Australian dollar, lower diesel fuel prices, cost containment and productivity programs, an overall improvement in longwall performance and the cost benefit of reduced production from our contractor-operated Burton Mine offset the effects of inflationary pressures.
We also remain focused on efficiently controlling and allocating capital. We are targeting 2015 capital spending levels of $180 million to $200 million, in line with our 2014 spend of $194.4 million.
Long-Term Outlook
While strong supplies and declining seaborne coal prices have tempered near-term expectations, our long-term outlook for international coal market segments is positive based on anticipated growth in Asia. We project that approximately 225 gigawatts of new global coal-fueled generation, as well as industrialization and urbanization trends in China and India, will drive aggregate global thermal and metallurgical coal demand growth of approximately 500 million tonnes between 2014 and 2017. Though we anticipate that seaborne coal supply will also continue to grow during that period, we expect that growth to be outpaced by improved seaborne demand.

Peabody Energy Corporation	2014 Form 10-K	42

The International Energy Agency (IEA) estimates in its World Energy Outlook 2014, Current Policies Scenario, that worldwide primary energy demand will grow 50% between 2012 and 2040. Demand for coal during this time period is projected to rise 51%, and the growth in global electricity generation from coal is expected to be greater than the growth in oil, natural gas, nuclear and solar combined. China and India are expected to account for nearly 75% of the coal-based primary energy demand growth projected from 2012 to 2040.
Under its Current Policies Scenario, the IEA expects coal to retain its strong presence as a fuel for the power sector worldwide. Coal's share of the power generation mix was 41% in 2012. By 2040, the IEA estimates that coal's fuel share of global power generation will be 40% as it continues to have the largest share of worldwide electric power production. Under that scenario, the IEA also projects that global natural gas-fueled electricity generation will have a compound annual growth rate of 2.7%, from 5.1 trillion kilowatt hours in 2012 to 10.8 trillion kilowatt hours in 2040. The total amount of electricity generated from natural gas is expected to be approximately 60% of the total for coal, even in 2040. Hydro, solar and wind are projected to comprise a combined 21% of the 2040 fuel mix versus 19% in 2012. Nuclear power is expected to grow 57%, however its share of total generation is expected to fall from 11% to 9% between 2012 and 2040. Generation from liquid fuels is projected to decline at an average pace of 2.5% annually to a 1.3% share of the 2040 generation mix.
The Current Policies Scenario, which is one of three scenarios presented in the IEA World Energy Outlook 2014, considers government policies that had been enacted or adopted by mid-2014 and does not take into account government policies that may be enacted or adopted in the future. It is prepared by the IEA as a baseline that shows how energy markets would evolve if underlying trends in energy demand and supply are not changed. We believe that the Current Policies Scenario is the most appropriate scenario for our investors to consider based on the substantial uncertainty as to the nature, extent and timing of possible new laws or regulations regarding the extraction or use of our products.
The IEA World Energy Outlook 2014 also contains (1) a New Policies Scenario, which assumes that existing policies are maintained and recently announced commitments and plans, including those yet to be formally adopted, are implemented in a cautious manner, (2) a 450 Scenario, which assumes that policies are adopted that put the world on a pathway that is consistent with having around a 50% chance of limiting the global increase in average temperatures to 2º C in the long term, compared with pre-industrial levels, and (3) an Efficient World Scenario, which assumes that all energy efficiency investments that are economically viable are made and all necessary policies to eliminate market barriers to energy efficiency are adopted.
In the U.S., coal remains a significant fuel for electricity generation, though its share is expected to decline through 2040 due to competition from natural gas and renewables according to the EIA's 2014 Annual Energy Outlook.
Our long-term plans also include advancing projects to expand our presence in Asia, some of which include sourcing third-party coal and partnerships to utilize our mining experience for joint mine development.
Enactment of laws or passage of regulations regarding emissions from the combustion of coal by the U.S., some of its states or other countries, or other actions to limit such emissions, could result in electricity generators switching from coal to other fuel sources. Further, policies limiting available financing for the development of new coal-fueled power plants could adversely impact the global demand for coal in the future. The potential financial impact on us of future laws, regulations or other policies will depend upon the degree to which any such laws or regulations force electricity generators to diminish their reliance on coal as a fuel source. That, in turn, will depend on a number of factors, including the specific requirements imposed by any such laws, regulations or other policies, the time periods over which those laws, regulations or other policies would be phased in, the state of commercial development and deployment of CCS technologies and the alternative markets for coal.
As noted in the "Regulatory Matters -U.S." section included in Part I, Item 1. "Business," on June 2, 2014, the EPA issued proposed rules for regulating carbon dioxide emissions from existing fossil fuel-fired EGUs that would attempt to achieve by 2020 a nationwide carbon dioxide reduction of 25% from 2005 baseline emissions and, by 2030, a reduction of 30% from 2005 baseline emissions. If adopted as proposed, such rules are expected by the EPA to have a significant impact on demand for coal-fired electricity generation in the U.S. and, depending upon the implementation methods adopted by the various states, could have a material adverse effect on our results of operations, financial condition and cash flows in future periods.
Liquidity and Capital Resources
Capital Resources
Our primary sources of cash are proceeds from the sale of our coal production to customers and cash provided by our trading and brokerage activities. To a lesser extent, we also generate cash from the sale of non-strategic assets, including coal reserves and surface lands, borrowings under our committed credit facilities and, from time to time, the issuance of securities.

Peabody Energy Corporation	2014 Form 10-K	43

Cash and Cash Equivalents. We follow a diversified investment approach for our cash and cash equivalents by maintaining such funds with a diversified portfolio of banks within our group of relationship banks in high quality, highly liquid investments with original maturities of three months or less, generally comprised of money market funds, term deposits and government securities. We monitor the amounts held with each bank on a routine basis and do not believe our cash and cash equivalents are exposed to any material risk of principal loss.
We hold cash balances within the U.S. and in several foreign locations around the world. As of December 31, 2014, approximately $195 million of our cash was held by U.S. entities, with the remaining balance held by foreign subsidiaries in accounts predominantly domiciled in the U.S. A significant majority of the cash held by our foreign subsidiaries is denominated in U.S. dollars. This cash is generally used to support non-U.S. liquidity needs, including capital and operating expenditures in Australia and the foreign operations of our Trading and Brokerage segment. Under current law, earnings repatriated to the U.S. are subject to U.S. federal income tax, less applicable foreign tax credits. We had no undistributed earnings of foreign subsidiaries as of December 31, 2014. Historically, we have not provided deferred taxes on undistributed earnings of foreign subsidiaries because such earnings are considered to be indefinitely reinvested outside of the U.S. We utilize a variety of tax planning and financing strategies with the objective of having our worldwide cash available in the locations where it is needed. When appropriate, we may access our foreign cash in a tax efficient manner. Where local regulations or other circumstances may limit an efficient intercompany transfer of amounts held outside of the U.S., we will continue to utilize those funds for local liquidity needs. We do not expect restrictions or potential taxes on the repatriation of amounts held by our foreign subsidiaries to have a material effect on our overall liquidity, financial condition or results of operations.
Liquidity. In addition to cash and cash equivalents, our liquidity includes the available balances from our $1.65 billion revolving credit facility (as amended, the 2013 Revolver) under the 2013 Credit Facility and an accounts receivable securitization program. As of December 31, 2014, our available liquidity was $2.1 billion, which was substantially comprised of $1.5 billion available for borrowing under the 2013 Revolver (net of outstanding letters of credit of $114.9 million), $298.0 million of cash and cash equivalents and $204.0 million of available capacity from our accounts receivable securitization program (net of amounts drawn and outstanding letters of credit of $30.0 million and $15.0 million, respectively).
Proceeds from the Sale of Non-Strategic Assets. In the first quarter of 2014, the Company sold a non-strategic exploration tenement asset in Australia in exchange for cash proceeds of $62.6 million.  In the second quarter of 2014, we entered into an agreement to sell the Wilkie Creek Mine in Australia, which agreement we terminated during the third quarter of 2014 because the potential buyer was unable to meet its subsequent obligations for closing. In the fourth quarter of 2014, we sold non-strategic coal reserves located in Kentucky in exchange for cash proceeds of $29.6 million.
Capital Requirements
Our primary uses of cash include the cash costs of coal production and sale, capital expenditures, coal reserve lease and royalty payments, debt service costs (including interest and principal), capital and operating lease payments, postretirement plans, take or pay obligations, past mining retirement obligations and the payment of dividends.
We have various bilateral credit and liquidity arrangements with banks, lenders and other counterparties that we use to support the ongoing requirements of our operations, where possible. This credit support is generally provided on an uncommitted basis and is subject to be repriced, or the related capacity reduced or withdrawn, with limited or no notice by such counterparties.
Our cash flows from operations and available liquidity are expected to be sufficient to meet our anticipated capital requirements during 2015 and for the foreseeable future. That expectation is predicated, in part, on the assumption that we will continue to have access to a substantial portion of our maximum borrowing capacity under the 2013 Revolver, if needed in the future. Refer to Part I, Item 1A. “Risk Factors” of this report for a discussion of circumstances that could limit our access to such funds.
We routinely monitor capital and financial market conditions to evaluate the availability of alternative financing sources, including our ability to offer and sell securities under our shelf registration statement. Our ability to obtain external financing and the cost of such financing is affected by our credit ratings, which are periodically reviewed by the three major credit rating agencies. In 2014, each of the three agencies downgraded our corporate credit rating by one notch due, in part, to continued weakness in seaborne coal prices. We continue to believe, based on our current financial condition and credit relationships, that we currently have the ability to access capital and financial markets, if needed. Any further adverse changes in our financial condition, liquidity or credit ratings, or additional uncertainty in capital and financial markets, could negatively impact our ability to access such funds and, in turn, reduce the availability of our cash flows to fund our ongoing operations and discretionary spending. The cost and availability of our bilateral credit and liquidity arrangements are also dependent on our credit profile and to the extent that our credit metrics deteriorate, such credit arrangements may become more costly and/or less available.

Peabody Energy Corporation	2014 Form 10-K	44

Additions to Property, Plant, Equipment and Mine Development. We evaluate our capital project portfolio on an ongoing basis and believe we have the appropriate flexibility to adjust our growth capital spending as appropriate based on any material changes in our cash flows from operations and liquidity position.
Additions to property, plant, equipment and mine development in 2014 included expenditures associated with advancing the reserve development at the Gateway North Mine in the U.S. to replace production from the existing Gateway Mine as its reserves are exhausted in 2015, installing a new longwall to increase productivity at the Metropolitan Mine in Australia and converting the Moorvale Mine in Australia to owner-operator status, which was completed in the third quarter of 2014.
In response to the challenging global environment, we have sought to maintain a controlled, disciplined approach to capital spending in order to preserve liquidity. In 2014, we reduced our additions to property, plant, equipment and mine development to $194.4 million, a 41% decrease compared to the prior year. For 2015, we are again targeting a tightly controlled capital expenditure level of $180 million to $200 million. We expect to allocate approximately 80% of that target to maintaining the existing productive capacity of our global mining platform, with the remainder allotted to development and operational improvement projects. We still plan to defer any significant growth and development projects across our global platform to time periods beyond 2015 and will continue to evaluate the timing associated with those projects based on changes in global coal supply and demand.
Coal Lease Expenditures. Federal coal lease expenditures, which pertain to U.S. federal coal reserves we lease from the U.S. Bureau of Land Management in support of our Powder River Basin and Western U.S. Mining segments, amounted to $276.7 million in 2014. We currently anticipate that our annual federal coal lease expenditures will total approximately $280 million and $250 million in 2015 and 2016, respectively. These expenditures may increase in 2015 and beyond depending upon our participation in and successful bidding on future federal coal leases and similar such arrangements; however, no additional bidding is planned at present at a level of spend comparable to our current obligations.
Total Indebtedness. Our total indebtedness as of December 31, 2014 and 2014 consisted of the following:

	December 31,
	2014	2013
	(Dollars in millions)
2013 Term Loan Facility due September 2020	$1,175.1	$1,185.4
7.375% Senior Notes due November 2016	650.0	650.0
6.00% Senior Notes due November 2018	1,518.8	1,518.8
6.50% Senior Notes due September 2020	650.0	650.0
6.25% Senior Notes due November 2021	1,339.6	1,339.6
7.875% Senior Notes due November 2026	247.6	247.5
Convertible Junior Subordinated Debentures due December 2066	382.3	379.7
Capital lease obligations	22.2	30.5
Other	1.2	0.9
Total	$5,986.8	$6,002.4
Debentures Consent Solicitation. In June 2014, we received sufficient consents from holders of the Debentures to amend the related indenture and eliminate the provisions relating to the mandatory and optional deferral of interest, thereby providing us greater financial and operational flexibility and increased ease of administration with respect to the Debentures. After receiving those consents, we entered into a supplemental indenture reflecting the amendments, which binds all holders of the Debentures. We paid aggregate consent fees of $10.1 million in 2014 in connection with the Debentures consent solicitation, which will be amortized over the remaining term of the Debentures.
Long-term Debt Covenants. Certain of our long-term debt arrangements contain various administrative, reporting, legal and financial covenants, with which we were in compliance as of December 31, 2014. We are permitted to pay dividends, buy and sell assets and make redemptions or repurchases of capital stock, subject to restrictions imposed by the 2013 Credit Facility. That agreement also limits our ability to pay dividends from the top-level Gibraltar holding company of our Australian operations to our domestic subsidiaries in an amount in excess of $500 million per year.

Peabody Energy Corporation	2014 Form 10-K	45

Subsequent to 2014, we entered into the Omnibus Amendment Agreement dated February 5, 2015 (the First Amendment) related to the 2013 Credit Facility which:

•
amended the financial maintenance covenants to provide us with greater financial flexibility by lowering the interest coverage ratio and (2) increasing the maximum net first lien secured leverage ratio for the term of the 2013 Credit Facility;

•	amended a negative covenant in the 2013 Credit Facility to allow for second lien debt issuances, so long as we remain in compliance with the 2013 Credit Facility; and

•
amended certain other negative covenants in the 2013 Credit Facility to (1) reduce our annual cash dividend payments allowable to a maximum of $27.5 million (with carryforward permitted) and the additional general restricted payments basket, which includes dividends, stock repurchases and certain investments, to a maximum of $100.0 million (which amount may increase based on positive earnings during the term of the agreement) and (2) further limit our ability to incur liens, incur debt and make investments.

We do not expect the restrictions imposed by our debt covenants to have a material effect on our overall liquidity or financial condition for the foreseeable future.
Debt Prepayments and Repurchases. As market conditions warrant, we may from time to time repurchase debt securities issued by us, in the open market, in privately negotiated transactions, by tender offer or otherwise.
During the year ended December 31, 2013, we voluntarily prepaid $167.0 million in aggregate principal amount of our previous term loan facility and repurchased $32.4 million of certain Australian private placement bonds with existing cash on hand. We recognized an aggregate loss on debt extinguishment of $5.4 million associated with the foregoing transactions, which was classified in "Interest expense" in the consolidated statement of operations for that period. During the year ended December 31, 2014, we did not make any debt payments in excess of scheduled principal amortization.
Dividends. We have declared and paid quarterly dividends since our initial public offering in 2001, including $92.3 million paid in 2014 ($1.275 per share each quarter). In connection with our ongoing efforts to manage our cash and preserve liquidity in light of the challenged global coal market conditions experienced in recent years, and in consideration of our contractual obligations discussed further in the "Contractual Obligations" section of this Item 7, we have reduced that quarterly dividend rate to $0.0375 per share for the first quarter of 2015. Our Board of Directors will continue to evaluate our dividend rate on a quarterly basis and the declaration and payment of dividends in the future and the amount of those dividends will depend on our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by our debt covenants and other factors that our Board of Directors may deem relevant to such evaluations.
Margin. As part of our Trading and Brokerage segment activities, we may be eligible to receive or required to post margin with an exchange or certain of our over-the-counter contract counterparties. The amount and timing of margin posted can vary with the volume of trades, market price volatility and trade settlements. Total net margin held by us at December 31, 2014 and 2013 was $11.3 million and $35.5 million, respectively. Net cash flows from margin were a net outflow of $24.2 million and $97.7 million for the years ended December 31, 2014 and 2013, respectively.
Settlement Agreement with Patriot and the UMWA. In connection with our settlement agreement with Patriot and the UMWA, on behalf of itself, its represented Patriot employees and its represented Patriot retirees, that became effective in December 2013, we are required to provide total payments of $310 million payable over four years through 2017 to partially fund the newly established voluntary employee beneficiary association (VEBA) and settle all Patriot and UMWA claims involving the Patriot bankruptcy. Those payments included an initial payment of $90 million made in January 2014, comprised of $70 million paid to Patriot and $20 million paid to the VEBA, and subsequent payments of $75 million in 2015, $75 million in 2016 and $70 million in 2017 to be paid to the VEBA. Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" to the accompanying consolidated financial statements for additional information surrounding the settlement agreement.
Pension Contributions. Annual contributions to qualified plans are made in accordance with minimum funding standards and the Company's agreement with the Pension Benefit Guaranty Corporation. Funding decisions also consider certain funded status thresholds defined by the Pension Protection Act of 2006 (generally 80%).  During the year ended December 31, 2014, we contributed $3,900,000 million and $1,700,000 million to our qualified and non-qualified pension plans, respectively. We expect to contribute approximately $4.8 million to our pension plans to meet minimum funding requirements for our qualified plans and benefit payments for our non-qualified plans in 2015.
Share Repurchases. As of December 31, 2014, our remaining available capacity for share repurchases under our publicly-announced repurchase program authorized by our Board of Directors was $700.4 million. Repurchases may be made from time to time based on an evaluation of our outlook and general business conditions, as well as alternative investment and debt repayment options.

Peabody Energy Corporation	2014 Form 10-K	46

Shelf Registration.  We have an effective shelf registration statement on file with the SEC for an indeterminate number and principal amount of securities that is effective for three years (expires October 19, 2015), after which time we expect to be able to file an automatic shelf registration statement that would become immediately effective for another three-year term. Under this universal shelf registration statement, we have the capacity to offer and sell from time to time securities, including common stock, debt securities, preferred stock, warrants and units.
Historical Cash Flows
The following table summarizes our cash flows for the years ended December 31, 2014 and 2013, as reported in the accompanying consolidated financial statements:

	Year Ended December 31,		Increase (Decrease) to Cash Flow
	2014	2013	$	%
	(Dollars in millions)
Net cash provided by operating activities	$336.6	$722.4	$(385.8)	(53.4)%
Net cash used in investing activities	(314.5)	(515.7)	201.2	39.0%
Net cash used in financing activities	(168.1)	(321.5)	153.4	47.7%
Net change in cash and cash equivalents	(146.0)	(114.8)	(31.2)	(27.2)%
Cash and cash equivalents at beginning of period	444.0	558.8	(114.8)	(20.5)%
Cash and cash equivalents at end of period	$298.0	$444.0	$(146.0)	(32.9)%
Operating Activities.  The decrease in net cash provided by operating activities for the year ended December 31, 2014 compared to the prior year was driven by the following:

•	The decline in results from operations;

•	Aggregate payments to Patriot and the related VEBA made in January 2014 related to our 2013 settlement agreement with Patriot and the UMWA ($90.0 million); and

•
The combined impact of changes in the amount drawn under our accounts receivable securitization program and the timing of cash receipts related to customer receivables ($194.4 million); partially offset by

•	The timing of disbursements associated with our accounts payable and accrued liabilities ($213.3 million); and

•	Lower cash outflows related to the return of net margin held related to our Trading and Brokerage activities ($73.5 million).
Investing Activities.  The decrease in net cash used in investing activities for the year ended December 31, 2014 compared to the prior year was driven by lower additions to property, plant, equipment and mine development ($238.1 million, including changes in accrued expenses related to capital expenditures).
Financing Activities. The decrease in net cash used in financing activities for the year ended December 31, 2014 compared to the prior year was driven by the following:

•
Lower long-term debt payments, net of proceeds ($182.3 million), mainly due to the impact of $199.4 million in aggregate voluntary debt repayments and repurchases remitted during 2013; partially offset by

•	Funds that became restricted in 2014 for the payment of dividends to noncontrolling interests related to the Sumiseki litigation ($42.5 million).

Peabody Energy Corporation	2014 Form 10-K	47

Contractual Obligations
The following is a summary of our contractual obligations as of December 31, 2014:

	Payments Due By Year
	Total	Less than 1 Year	2 - 3 Years	4 - 5 Years	More than 5 Years
	(Dollars in millions)
Long-term debt obligations (principal and interest)	$9,200.8	$390.4	$1,405.1	$2,141.4	$5,263.9
Capital lease obligations (principal and interest)	29.4	9.5	8.3	1.0	10.6
Operating lease obligations(1)	802.0	207.2	374.9	155.6	64.3
Unconditional purchase obligations(2)	42.7	42.7	—	—	—
Coal reserve lease and royalty obligations(3)	627.9	284.6	275.6	38.7	29.0
Take or pay obligations(4)	2,827.2	329.5	656.9	602.2	1,238.6
Other long-term liabilities(5)	3,150.2	280.5	503.8	322.3	2,043.6
Total contractual cash obligations	$16,680.2	$1,544.4	$3,224.6	$3,261.2	$8,650.0

(1)	Excludes contingent rents. Refer to Note 13. "Leases" to the accompanying consolidated financial statements for additional discussion of contingent rental agreements.

(2)
We routinely enter into purchase agreements with approved vendors for most types of operating expenses in the ordinary course of business. Our specific open purchase orders (which have not been recognized as a liability) under these purchase agreements, combined with any other open purchase orders, are not material and though they are considered enforceable and legally binding, the related terms generally allow us the option to cancel, reschedule or adjust our requirements based on our business needs prior to the delivery of goods or performance of services. Accordingly, the commitments in the table above relate to orders to suppliers for capital purchases.

(3)	Includes $0.5 billion of federal coal lease expenditures due in annual installments through 2018, the substantial majority of which end after 2016.

(4)
Represents various short- and long-term take or pay arrangements in Australia and the U.S. associated with rail and port commitments for the delivery of coal, including amounts relating to export facilities. Also includes commitments under electricity, water and coal washing agreements with joint ventures.

(5)
Represents long-term liabilities relating to our postretirement benefit plans, work-related injuries and illnesses, defined benefit pension plans, mine reclamation and end of mine closure costs and exploration obligations. Also includes $0.2 billion of required payments to the VEBA established in connection with Patriot's bankruptcy emergence, as discussed in further detail in the "Capital Requirements" section above.

We do not expect any of the $40.9 million of net unrecognized tax benefits reported in our consolidated financial statements to require cash settlement within the next year. Beyond that, we are unable to make reasonably reliable estimates of periodic cash settlements with respect to such unrecognized tax benefits.
Off-Balance Sheet Arrangements
In the normal course of business, we are a party to guarantees and financial instruments with off-balance-sheet risk, most of which are not reflected in the accompanying consolidated balance sheets. In our past experience, virtually no claims have been made against these financial instruments. As of February 25, 2015, we do not expect any material losses to result from these guarantees or off-balance-sheet instruments in excess of liabilities already provided for in the consolidated balance sheet as of December 31, 2014.
Accounts Receivable Securitization. We have an accounts receivable securitization program (securitization program) with a maximum capacity of $275.0 million through a wholly-owned, bankruptcy-remote subsidiary (Seller). At December 31, 2014, we had $204.0 million remaining capacity available under the securitization program. Under the securitization program, we contribute trade receivables of most of our U.S. subsidiaries on a revolving basis to the Seller, which then sells the receivables in their entirety to a consortium of unaffiliated asset-backed commercial paper conduits and banks (the Conduits). After the sale, we, as servicer of the assets, collect the receivables on behalf of the Conduits for a nominal servicing fee. We utilize proceeds from the sale of our accounts receivable as an alternative to short-term borrowings under the 2013 Revolver portion of our 2013 Credit Facility, effectively managing our overall borrowing costs and providing an additional source of working capital. The securitization program will expire in April 2016.
The Seller is a separate legal entity whose assets are available first and foremost to satisfy the claims of its creditors. Of the receivables sold to the Conduits, a portion of the amount due to the Seller is deferred until the ultimate collection of the underlying receivables. The reduction in accounts receivable as a result of securitization activity with the Conduits was $30.0 million and $100.0 million at December 31, 2014 and 2013, respectively.

Peabody Energy Corporation	2014 Form 10-K	48

Securitization activity has been reflected in the consolidated statements of cash flows as an operating activity because cash received from the Conduits upon the sale of receivables, as well as cash received from the Conduits upon the ultimate collection of receivables, are not subject to significantly different risks given the short-term nature of our trade receivables.
Patriot Bankruptcy Reorganization. As part of our 2013 settlement agreement reached with Patriot and the UMWA that became effective on December 18, 2013, we have provided certain credit support to Patriot, of which $122.2 million remained outstanding as of December 31, 2014. At that date, $81.4 million of this credit took the form of surety bonds issued for the benefit of Patriot beneficiaries, $22.4 million of this credit support took the form of letters of credit issued for the benefit of Patriot beneficiaries and $18.4 million of this credit support took the form of corporate guarantees to Patriot beneficiaries. Approximately $85.0 million of the total credit support ends in 2018.  A total of $50.7 million of the credit support (all in the form of surety bonds) relates to Patriot's Coal Act obligations that we agreed to fund at the time of the Patriot spin-off pursuant to the Coal Act Liabilities Assumption Agreement and to Patriot's Federal Black Lung obligations. Upon settlement, we recorded a liability of $28.0 million related to the credit support, which was measured using unobservable Level 3 inputs under the fair value hierarchy to determine the cost to acquire such support. In spite of a subsequent reduction in credit support outstanding, we increased our recorded liability to $57.6 million as of December 31, 2014 due to a credit downgrade of Patriot issued by one of the major credit rating agencies in the fourth quarter of 2014.
Patriot has approximately $150 million in federal and state black lung occupational disease liabilities related to workers employed in periods prior to Patriot’s spin-off from us in 2007. At the time of the spin-off, Patriot indemnified us against any claim relating to these liabilities, including any claim made by the U.S. Department of Labor (DOL) against us with respect to these obligations as a potentially liable operator under the Federal Coal Mine Health and Safety Act of 1969. The definitive settlement agreement reached in 2013, which became effective upon Patriot's emergence from bankruptcy on December 18, 2013, included Patriot’s affirmance of the indemnity relating to such black lung liabilities.
If Patriot does not pay the black lung liabilities in the future, the DOL would first look to Patriot and any related credit support for payment before asserting any claims against us. While Patriot has agreed to indemnify us against any such claims by the DOL, we could be responsible for those liabilities if Patriot were not able to fund such indemnification.
Guarantees and Other Financial Instruments with Off-Balance Sheet Risk. See Note 23. "Financial Instruments, Guarantees with Off-Balance Sheet Risk and Other Guarantees" to our consolidated financial statements for a discussion of our guarantees and other financial instruments with off-balance sheet risk.
As previously noted, we have various bilateral credit and liquidity arrangements with banks, lenders and other counterparties that are generally provided on an uncommitted basis and are subject to be repriced, or the related capacity reduced or withdrawn, with limited or no notice by such counterparties. The cost and availability of such arrangements depend, in part, on our credit profile. To the extent that our creditworthiness, as determined by such counterparties, deteriorates, such credit arrangements may become more costly and/or less available.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources is based upon our financial statements, which have been prepared in accordance with U.S. GAAP. We are also required under U.S. GAAP to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
Impairment of Long-Lived Assets. We evaluate our long-lived assets used in operations for impairment as events and changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Factors that would indicate potential impairment to be present include, but are not limited to, a sustained history of operating or cash flow losses, an unfavorable change in earnings and cash flow outlook, prolonged adverse industry or economic trends and a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition. We generally do not view short-term declines in thermal and metallurgical coal prices in the markets in which we sell those products as a triggering event for conducting impairment tests because such markets have a history of price volatility. However, we generally do view a sustained trend of depressed coal market pricing (for example, over periods exceeding one year) as an indicator of potential impairment.

Peabody Energy Corporation	2014 Form 10-K	49

Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. For our active mining operations, we generally group such assets at the mine level, or the mining complex level for mines that share infrastructure, with the exception of impairment evaluations triggered by mine closures. In those cases involving mine closures, the related assets are evaluated at the individual asset level for transferability to ongoing operating sites, remaining economic life for use in reclamation-related activities or for expected salvage. For our development and exploration properties and portfolio of surface land and coal reserve holdings, we consider several factors to determine whether to evaluate those assets individually or on a grouped basis for purposes of impairment testing. Such factors include geographic proximity to one another, the expectation of shared infrastructure upon development based on future mining plans and whether it would be most advantageous to bundle such assets in the event of a sale to a third party.
When indicators of impairment are present, we evaluate our long-lived assets used in operations for recoverability by comparing the estimated undiscounted cash flows expected to be generated by those assets under various assumptions to their carrying amounts. If such undiscounted cash flows indicate that the carrying value of the asset group is not recoverable, impairment losses are measured by comparing the estimated fair value of the asset group to its carrying amount. As quoted market prices are unavailable for our individual mining operations, fair value is determined through the use of an expected present value technique based on the income approach, except for non-strategic coal reserves, surface lands and undeveloped coal properties excluded from the Company's long-range mine planning. In those cases, a market approach is utilized based on the most comparable market multiples available. The estimated future cash flows and underlying assumptions used to assess recoverability and, if necessary, measure the fair value of our long-lived assets are derived from those developed in connection with our planning and budgeting process. We believe our assumptions are consistent with those a market participant would use for valuation purposes. The most critical assumptions underlying our projections include those surrounding future coal prices for unpriced coal, production costs (including costs for labor, commodity supplies and contractors), transportation costs, foreign currency exchange rates and a risk-adjusted, after-tax cost of capital (all of which generally constitute unobservable Level 3 inputs under the fair value hierarchy), in addition to market multiples for non-strategic coal reserves, surface lands and undeveloped coal properties excluded from the Company's long-range mine planning (which generally constitute Level 2 inputs under the fair value hierarchy).
Impairment of long-lived assets included in continuing operations was $149.7 million for the year ended December 31, 2014. The assumptions used are based on our best knowledge at the time we prepare our analysis but can vary significantly due to changes in coal supply and demand, regulatory issues, unforeseen mining conditions, commodity prices and cost of labor. These types of changes may cause the Company to be unable to recover all or a portion of the carrying value of its long-lived assets. Because of the volatile and cyclical nature of the international seaborne coal markets, it is reasonably possible that seaborne metallurgical coal prices may not improve or decrease further in the near term, which may result in the need for future adjustments to the carrying value of the Company's long-lived mining assets. The Company's long-lived assets whose recoverability and values are most sensitive to near-term pricing are certain non-strategic Australian undeveloped coal properties. Such assets had an aggregate carrying value of $59.9 million as of December 31, 2014. The Company conducted a review of those assets for recoverability as of December 31, 2014 and determined that, other than the charges recorded, no further impairment charge was necessary as of that date.
See Note 2. "Asset Impairment and Mine Closure Costs" to our consolidated financial statements for additional information regarding impairment charges.
Income Taxes.  We account for income taxes in accordance with accounting guidance which requires deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. The guidance also requires that deferred tax assets be reduced by a valuation allowance if it is “more likely than not” that some portion or all of the deferred tax asset will not be realized. In our evaluation of the need for a valuation allowance, we take into account various factors, including the expected level of future taxable income, available tax planning strategies, reversals of existing taxable temporary differences and taxable income in carryback years. As of December 31, 2014, we had valuation allowances for income taxes totaling $1,169.0 million. If actual results differ from the assumptions made in our annual evaluation of our valuation allowance, we may record a change in valuation allowance through income tax expense in the period such determination is made.
Our liability for unrecognized tax benefits contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures associated with our various filing positions. We recognize the tax benefit from an uncertain tax position only if it is “more likely than not” that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position must be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2014, we had net unrecognized tax benefits of $40.9 million included in recorded liabilities in the consolidated balance sheet. We believe that our judgments and estimates are reasonable; however, to the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our recorded liabilities, our effective tax rate in a given period could be materially affected.

Peabody Energy Corporation	2014 Form 10-K	50

See Note 10. "Income Taxes" to our consolidated financial statements for additional information regarding valuation allowances and unrecognized tax benefits.
Postretirement Benefit and Pension Liabilities.  We have long-term liabilities for our employees’ postretirement benefit costs and defined benefit pension plans. Liabilities for postretirement benefit costs are not funded. Our pension obligations are funded in accordance with the provisions of applicable laws. Expense for the year ended December 31, 2014 for postretirement benefit costs and pension liabilities totaled $99.4 million (including $8.7 million pension settlement charges), while employer contributions were $49.9 million.
Each of these liabilities is actuarially determined and we use various actuarial assumptions, including the discount rate, future cost trends, demographic assumptions and expected asset returns to estimate the costs and obligations for these items. Our discount rate is determined by utilizing a hypothetical bond portfolio model which approximates the future cash flows necessary to service our liabilities. We make assumptions related to future trends for medical care costs in the estimates of postretirement benefit costs. Our medical trend assumption is developed by annually examining the historical trend of cost per claim data. In addition, we make assumptions related to rates of return on plan assets in the estimates of pension obligations. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could affect our obligation to satisfy these or additional obligations.
For our postretirement benefit obligation, assumed discount rates and health care cost trend rates have a significant effect on the expense and liability amounts reported for our health care plans. Below we have provided two separate sensitivity analyses to demonstrate the significance of these assumptions in relation to reported amounts.

	For Year Ended December 31, 2014
	One-Percentage- Point Increase	One-Percentage- Point Decrease
	(Dollars in millions)
Health care cost trend rate:
Effect on total net periodic postretirement benefit cost	$9.5	$(8.5)
Effect on total postretirement benefit obligation	$80.6	$(70.3)

	For Year Ended December 31, 2014
	One-Half Percentage- Point Increase	One-Half Percentage- Point Decrease
	(Dollars in millions)
Discount rate:
Effect on total net periodic postretirement benefit cost	$(2.6)	$2.5
Effect on total postretirement benefit obligation	$(41.8)	$44.0
For our pension obligation, assumed discount rates and expected returns on assets have a significant effect on the expense and funded status amounts reported for our defined benefit pension plans. Below we have provided two separate sensitivity analyses to demonstrate the significance of these assumptions in relation to reported amounts.

	For Year Ended December 31, 2014
	One-Half Percentage- Point Increase	One-Half Percentage- Point Decrease
	(Dollars in millions)
Discount rate:
Effect on total net periodic pension cost	$(7.1)	$7.7
Effect on defined benefit pension plans' funded status	$52.2	$(57.4)

Expected return on assets:
Effect on total net periodic pension cost	$(4.0)	$4.0
See Note 15. "Postretirement Health Care and Life Insurance Benefits" and Note 16. "Pension and Savings Plans" to our consolidated financial statements for additional information regarding postretirement benefit and pension plans.

Peabody Energy Corporation	2014 Form 10-K	51

Asset Retirement Obligations.  Our asset retirement obligations primarily consist of spending estimates for surface land reclamation and support facilities at both surface and underground mines in accordance with applicable reclamation laws in the U.S. and Australia as defined by each mining permit. Asset retirement obligations are determined for each mine using various estimates and assumptions including, among other items, estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage and the timing of these cash flows, discounted using a credit-adjusted, risk-free rate. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the reclamation activities), the obligation and asset are revised to reflect the new estimate after applying the appropriate credit-adjusted, risk-free rate. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could be materially different than currently estimated. Moreover, regulatory changes could increase our obligation to perform reclamation and mine closing activities. Asset retirement obligation expenses for the year ended December 31, 2014 were $81.0 million, and payments totaled $20.7 million. See Note 14. "Asset Retirement Obligations" to our consolidated financial statements for additional information regarding our asset retirement obligations.
Fair Value Measurements of Financial Instruments.  We evaluate the quality and reliability of the assumptions and data used in our Trading and Brokerage segment to measure fair value in the three level hierarchy, Levels 1, 2 and 3. Level 3 fair value measurements are those where inputs are unobservable, or observable but cannot be market-corroborated, requiring us to make assumptions about pricing by market participants. Commodity swaps and options and physical commodity purchase/sale contracts transacted in less liquid markets or contracts, such as long-term arrangements, with limited price availability were classified in Level 3. Indicators of less liquid markets are those with periods of low trade activity or when broker quotes reflect wide pricing spreads. Generally, these instruments or contracts are valued using internally generated models that include forward pricing curve quotes from one to three reputable brokers. Our valuation techniques also include basis adjustments for heat rate, sulfur and ash content, port and freight costs, and credit risk. We validate our valuation inputs with third-party information and settlement prices from other sources where available. We also consider credit and nonperformance risk in the fair value measurement by analyzing the counterparty’s exposure balance, credit rating and average default rate, net of any counterparty credit enhancements (e.g., collateral), as well as our own credit rating for financial liability trading positions.
We have consistently applied these valuation techniques in all periods presented, and believe we have obtained the most accurate information reasonably available for the types of derivative contracts held. Valuation changes from period to period for each level will increase or decrease depending on: (1) the relative change in fair value for positions held, (2) new positions added, (3) realized amounts for completed trades, and (4) transfers between levels. Our coal trading strategies utilize various swaps and derivative physical contracts. Periodic changes in fair value for purchase and sale positions, which are executed to lock in coal trading spreads, occur in each level and therefore the overall change in value of our coal trading platform requires consideration of valuation changes across all levels.
At December 31, 2014 and 2013, 9% ($2.1 million) and 7% ($2.1 million), respectively, of our net financial asset trading positions were categorized as Level 3. See Note 7. "Coal Trading" to our consolidated financial statements for additional information regarding fair value measurements of our net financial asset trading positions.
Newly Adopted Accounting Standards and Accounting Standards Not Yet Implemented
See Note 1. "Summary of Significant Accounting Policies" to our consolidated financial statements for a discussion of newly adopted accounting standards and accounting standards not yet implemented.
Item 8.     Financial Statements and Supplementary Data.
See Part IV, Item 15. "Exhibits, Financial Statement Schedules" of this report for the information required by this Item 8, which information is incorporated by reference herein.
PART III
Item 12.Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
The information required by Item 403 of Regulation S-K is included under the caption “Ownership of Company Securities” in our 2015 Proxy Statement and is incorporated herein by reference.
All share and per share data have been retroactively restated to reflect the September 30, 2015 reverse stock split.

Peabody Energy Corporation	2014 Form 10-K	52

Equity Compensation Plan Information
As required by Item 201(d) of Regulation S-K, the following table provides information regarding our equity compensation plans as of December 31, 2014:

	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders	119,172	(1)	$603.00	(2)	575,153	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	119,172		$603.00		575,153

(1)	Includes 10,402 shares issuable pursuant to outstanding deferred stock units and 2,457 shares issuable pursuant to outstanding performance units.

(2)	The weighted-average exercise price shown in the table does not take into account outstanding deferred stock units or performance awards.

(3)	Includes 69,064 shares available for issuance under our U.S. Employee Stock Purchase Plan and 53,637 shares available for issuance under our Australian Employee Stock Purchase Plan.
Refer to Note 18. "Share-Based Compensation" to the accompanying consolidated financial statements for additional information regarding the material features of our equity compensation plans.
PART IV
Item 15.Exhibits, Financial Statement Schedules.
(a) Documents Filed as Part of the Report
(1) Financial Statements.
The following consolidated financial statements of Peabody Energy Corporation and the report thereon of the independent registered public accounting firm are included herein on the pages indicated:
(2) Financial Statement Schedules.
The following financial statement schedule of Peabody Energy Corporation is at the page indicated:

Page
Valuation and Qualifying Accounts	F-89

Peabody Energy Corporation	2014 Form 10-K	53

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are not applicable and, therefore, have been omitted.
(3) Exhibits.
See Exhibit Index hereto.
Pursuant to the Instructions to Exhibits, certain instruments defining the rights of holders of long-term debt securities of the Company and its consolidated subsidiaries are not filed because the total amount of securities authorized under any such instrument does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. A copy of such instrument will be furnished to the Securities and Exchange Commission upon request.

Peabody Energy Corporation	2014 Form 10-K	54

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Peabody Energy Corporation
We have audited the accompanying consolidated balance sheets of Peabody Energy Corporation (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peabody Energy Corporation at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Peabody Energy Corporation’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 25, 2015 expressed an unqualified opinion thereon.
/s/  Ernst & Young LLP
St. Louis, Missouri
February 25, 2015
except for the retrospective adjustments described in Note 1 and Note 27, as to which the date is
December 14, 2015

Peabody Energy Corporation	2014 Form 10-K	F- 1

PEABODY ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions, except per share data)
Revenues
Sales	$6,132.7	$6,380.0	$7,041.7
Other revenues	659.5	633.7	1,035.8
Total revenues	6,792.2	7,013.7	8,077.5
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	5,716.9	5,729.1	5,932.7
Depreciation, depletion and amortization	655.7	740.3	663.4
Asset retirement obligation expenses	81.0	66.5	67.0
Selling and administrative expenses	227.1	244.2	268.8
Restructuring and pension settlement charges	26.0	11.9	—
Other operating (income) loss:
Net gain on disposal or exchange of assets	(41.4)	(52.6)	(17.1)
Asset impairment and mine closure costs	154.4	528.3	929.0
Settlement charges related to the Patriot bankruptcy reorganization	—	30.6	—
Loss from equity affiliates	107.6	40.2	61.2
Operating (loss) profit	(135.1)	(324.8)	172.5
Interest expense	428.2	425.2	405.6
Interest income	(15.4)	(15.7)	(24.5)
Loss from continuing operations before income taxes	(547.9)	(734.3)	(208.6)
Income tax provision (benefit)	201.2	(448.3)	262.3
Loss from continuing operations, net of income taxes	(749.1)	(286.0)	(470.9)
Loss from discontinued operations, net of income taxes	(28.2)	(226.6)	(104.2)
Net loss	(777.3)	(512.6)	(575.1)
Less: Net income attributable to noncontrolling interests	9.7	12.3	10.6
Net loss attributable to common stockholders	$(787.0)	$(524.9)	$(585.7)

Loss from continuing operations
Basic loss per share	$(42.52)	$(16.80)	$(26.95)
Diluted loss per share	$(42.52)	$(16.80)	$(26.95)
Net loss attributable to common stockholders
Basic loss per share	$(44.09)	$(29.53)	$(32.79)
Diluted loss per share	$(44.09)	$(29.53)	$(32.79)

Dividends declared per share	$5.10	$5.10	$5.10
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2014 Form 10-K	F- 2

PEABODY ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Net loss	$(777.3)	$(512.6)	$(575.1)
Other comprehensive (loss) income, net of income taxes:
Net change in unrealized (losses) gains on available-for-sale securities (net of respective tax (benefit) provision of ($0.5), $0.5 and $4.0)
Unrealized holding losses on available-for-sale securities	(3.7)	(12.3)	(15.5)
Reclassification for realized losses included in net loss	2.9	12.8	22.5
Net change in unrealized (losses) gains on available-for-sale securities	(0.8)	0.5	7.0
Net unrealized (losses) gains on cash flow hedges (net of respective tax benefit of ($54.6), ($300.0) and ($3.9))
(Decrease) increase in fair value of cash flow hedges	(195.0)	(333.6)	350.4
Reclassification for realized gains included in net loss	(10.2)	(209.6)	(298.6)
Net unrealized (losses) gains on cash flow hedges	(205.2)	(543.2)	51.8
Postretirement plans and workers' compensation obligations (net of respective tax (benefit) provision of ($10.3), $121.7 and $43.9)
Prior service credit (cost) for the period	11.4	(1.4)	20.1
Net actuarial (loss) gain for the period	(142.7)	110.9	—
Amortization of actuarial loss and prior service cost included in net loss	32.7	95.7	55.4
Postretirement plans and workers' compensation obligations	(98.6)	205.2	75.5
Foreign currency translation adjustment	(41.0)	(92.7)	19.1
Other comprehensive (loss) income, net of income taxes	(345.6)	(430.2)	153.4
Comprehensive loss	(1,122.9)	(942.8)	(421.7)
Less: Comprehensive income attributable to noncontrolling interests	9.7	12.3	10.6
Comprehensive loss attributable to common stockholders	$(1,132.6)	$(955.1)	$(432.3)
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2014 Form 10-K	F- 3

PEABODY ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(Amounts in millions, except per share data)
ASSETS
Current assets
Cash and cash equivalents	$298.0	$444.0
Accounts receivable, net of allowance for doubtful accounts of $5.8 at December 31, 2014 and $7.4 at December 31, 2013	563.1	557.9
Inventories	406.5	506.7
Assets from coal trading activities, net	57.6	36.1
Deferred income taxes	80.0	66.4
Other current assets	305.8	381.6
Total current assets	1,711.0	1,992.7
Property, plant, equipment and mine development, net	10,577.3	11,082.5
Deferred income taxes	0.7	7.8
Investments and other assets	902.1	1,050.4
Total assets	$13,191.1	$14,133.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$21.2	$31.7
Liabilities from coal trading activities, net	32.7	6.1
Accounts payable and accrued expenses	1,809.2	1,764.0
Total current liabilities	1,863.1	1,801.8
Long-term debt, less current maturities	5,965.6	5,970.7
Deferred income taxes	89.1	40.9
Asset retirement obligations	722.3	691.8
Accrued postretirement benefit costs	781.9	684.0
Other noncurrent liabilities	1,042.6	996.3
Total liabilities	10,464.6	10,185.5
Stockholders’ equity
Preferred Stock — $0.01 per share par value; 10.0 shares authorized, no shares issued or outstanding as of December 31, 2014 or December 31, 2013	—	—
Perpetual Preferred Stock — 0.8 shares authorized, no shares issued or outstanding as of December 31, 2014 or December 31, 2013	—	—
Series Common Stock — $0.01 per share par value; 40.0 shares authorized, no shares issued or outstanding as of December 31, 2014 or December 31, 2013	—	—
Common Stock — $0.01 per share par value; 53.3 shares authorized, 19.0 shares issued and 18.1 shares outstanding as of December 31, 2014 and 18.9 shares issued and 18.0 shares outstanding as of December 31, 2013	0.2	0.2
Additional paid-in capital	2,386.0	2,342.6
Treasury stock, at cost — 0.9 shares as of December 31, 2014 and December 31, 2013	(467.1)	(464.7)
Retained earnings	1,570.5	2,449.8
Accumulated other comprehensive loss	(764.8)	(419.2)
Peabody Energy Corporation stockholders’ equity	2,724.8	3,908.7
Noncontrolling interests	1.7	39.2
Total stockholders’ equity	2,726.5	3,947.9
Total liabilities and stockholders’ equity	$13,191.1	$14,133.4
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2014 Form 10-K	F- 4

PEABODY ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Cash Flows From Operating Activities
Net loss	$(777.3)	$(512.6)	$(575.1)
Loss from discontinued operations, net of income taxes	28.2	226.6	104.2
Loss from continuing operations, net of income taxes	(749.1)	(286.0)	(470.9)
Adjustments to reconcile loss from continuing operations, net of income taxes to net cash provided by operating activities:
Depreciation, depletion and amortization	655.7	740.3	663.4
Noncash interest expense	23.6	32.0	20.7
Deferred income taxes	231.9	(434.1)	(2.6)
Share-based compensation	46.8	50.9	45.4
Asset impairment and mine closure costs	154.4	528.3	929.0
Settlement charges related to the Patriot bankruptcy reorganization	—	30.6	—
Net gain on disposal or exchange of assets	(41.4)	(52.6)	(17.1)
Loss from equity affiliates	107.6	40.2	61.2
Monetization of foreign currency hedge positions	—	—	151.8
Gains on previously monetized foreign currency hedge positions	(136.9)	—	—
Changes in current assets and liabilities:
Accounts receivable	55.4	104.8	285.3
Change in receivable from accounts receivable securitization program	(70.0)	75.0	(125.0)
Inventories	104.9	39.9	(112.9)
Net assets from coal trading activities	(10.1)	(83.7)	125.2
Other current assets	7.7	3.1	10.3
Accounts payable and accrued expenses	(29.2)	(108.9)	(87.8)
Asset retirement obligations	60.3	45.5	46.4
Workers’ compensation obligations	2.2	7.3	9.4
Accrued postretirement benefit costs	9.6	17.0	38.9
Accrued pension costs	28.3	51.8	32.4
Other, net	(10.7)	(21.3)	(3.3)
Net cash provided by continuing operations	441.0	780.1	1,599.8
Net cash used in discontinued operations	(104.4)	(57.7)	(84.7)
Net cash provided by operating activities	336.6	722.4	1,515.1
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(194.4)	(328.4)	(986.0)
Changes in accrued expenses related to capital expenditures	(16.6)	(120.7)	104.7
Federal coal lease expenditures	(276.7)	(276.8)	(276.5)
Investment in Prairie State Energy Campus	—	—	(10.7)
Proceeds from disposal of assets, net of notes receivable	203.7	178.3	147.9
Purchases of debt and equity securities	(15.1)	(22.8)	(46.7)
Proceeds from sales and maturities of debt and equity securities	13.5	22.9	46.4
Purchases of short-term investments	—	—	(4.8)
Maturity of short-term investments	—	4.8	—
Contributions to joint ventures	(529.8)	(671.7)	(824.0)
Distributions from joint ventures	534.2	722.9	823.0
Advances to related parties	(33.7)	(42.1)	(148.0)
Repayment of loans from related parties	5.4	25.2	110.8
Other, net	(5.0)	(5.8)	(6.2)
Net cash used in continuing operations	(314.5)	(514.2)	(1,070.1)
Net cash used in discontinued operations	—	(1.5)	(22.0)
Net cash used in investing activities	(314.5)	(515.7)	(1,092.1)
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2014 Form 10-K	F- 5

PEABODY ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Cash Flows From Financing Activities
Proceeds from long-term debt	$1.1	$1,188.0	$0.8
Repayments of long-term debt	(21.0)	(1,390.2)	(415.8)
Payment of deferred financing costs	(10.1)	(22.8)	(6.9)
Dividends paid	(92.3)	(91.7)	(91.9)
Common stock repurchase	—	—	(99.9)
Excess tax benefits related to share-based compensation	—	—	8.3
Acquisition of MCG Coal Holdings Pty Ltd noncontrolling interests	—	—	(49.8)
Restricted cash for distributions to noncontrolling interests	(42.5)	—	—
Other, net	(3.3)	(4.8)	(8.1)
Net cash used in financing activities	(168.1)	(321.5)	(663.3)
Net change in cash and cash equivalents	(146.0)	(114.8)	(240.3)
Cash and cash equivalents at beginning of year	444.0	558.8	799.1
Cash and cash equivalents at end of year	$298.0	$444.0	$558.8
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2014 Form 10-K	F- 6

PEABODY ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Peabody Energy Corporation Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests	Total Stockholders’ Equity
	(Dollars in millions)
December 31, 2011	$0.2	$2,236.6	$(353.3)	$3,744.0	$(142.4)	$30.7	$5,515.8
Net (loss) income	—	—	—	(585.7)	—	10.6	(575.1)
Net change in unrealized gains on available-for-sale securities (net of $4.0 tax provision)	—	—	—	—	7.0	—	7.0
Net unrealized gains on cash flow hedges (net of $3.9 tax benefit)	—	—	—	—	51.8	—	51.8
Postretirement plans and workers’ compensation obligations (net of $43.9 tax provision)	—	—	—	—	75.5	—	75.5
Foreign currency translation adjustment	—	—	—	—	19.1	—	19.1
Dividends paid	—	—	—	(91.9)	—	—	(91.9)
Share-based compensation	—	45.4	—	—	—	—	45.4
Excess tax benefits related to share-based compensation	—	8.3	—	—	—	—	8.3
Stock options exercised	—	2.4	—	—	—	—	2.4
Employee stock purchases	—	7.0	—	—	—	—	7.0
Repurchase of employee common stock relinquished for tax withholding	—	—	(8.4)	—	—	—	(8.4)
Common stock repurchase	—	—	(99.9)	—	—	—	(99.9)
MCG Coal Holdings Pty Ltd noncontrolling interests at conversion	—	—	—	—	—	39.0	39.0
Acquisition of MCG Coal Holdings Pty Ltd noncontrolling interests	—	(10.8)	—	—	—	(39.0)	(49.8)
Distributions to noncontrolling interests	—	—	—	—	—	(7.4)	(7.4)
December 31, 2012	$0.2	$2,288.9	$(461.6)	$3,066.4	$11.0	$33.9	$4,938.8
Net (loss) income	—	—	—	(524.9)	—	12.3	(512.6)
Net change in unrealized gains on available-for-sale securities (net of $0.5 tax provision)	—	—	—	—	0.5	—	0.5
Net unrealized losses on cash flow hedges (net of $300.0 tax benefit)	—	—	—	—	(543.2)	—	(543.2)
Postretirement plans and workers’ compensation obligations (net of $121.7 tax provision)	—	—	—	—	205.2	—	205.2
Foreign currency translation adjustment	—	—	—	—	(92.7)	—	(92.7)
Dividends paid	—	—	—	(91.7)	—	—	(91.7)
Share-based compensation	—	50.9	—	—	—	—	50.9
Write-off of excess tax benefits related to share-based compensation	—	(4.5)	—	—	—	—	(4.5)
Stock options exercised	—	1.0	—	—	—	—	1.0
Employee stock purchases	—	6.3	—	—	—	—	6.3
Repurchase of employee common stock relinquished for tax withholding	—	—	(3.1)	—	—	—	(3.1)
Distributions to noncontrolling interests	—	—	—	—	—	(7.0)	(7.0)
December 31, 2013	$0.2	$2,342.6	$(464.7)	$2,449.8	$(419.2)	$39.2	$3,947.9
Net (loss) income	—	—	—	(787.0)	—	9.7	(777.3)
Net change in unrealized losses on available-for-sale-securities (net of $0.5 tax benefit)	—	—	—	—	(0.8)	—	(0.8)
Net unrealized losses on cash flow hedges (net of $54.6 tax benefit)	—	—	—	—	(205.2)	—	(205.2)
Postretirement plans and workers' compensation obligations (net of $10.3 tax benefit)	—	—	—	—	(98.6)	—	(98.6)
Foreign currency translation adjustment	—	—	—	—	(41.0)	—	(41.0)
Dividends paid	—	—	—	(92.3)	—	—	(92.3)
Share-based compensation	—	46.1	—	—	—	—	46.1
Write-off of excess tax benefits related to share-based compensation	—	(8.3)	—	—	—	—	(8.3)
Stock options exercised	—	0.5	—	—	—	—	0.5
Employee stock purchases	—	5.1	—	—	—	—	5.1
Repurchase of employee common stock relinquished for tax withholding	—	—	(2.4)	—	—	—	(2.4)
Distributions to noncontrolling interests	—	—	—	—	—	(4.7)	(4.7)
Dividend payable to noncontrolling interests	—	—	—	—	—	(42.5)	(42.5)
December 31, 2014	$0.2	$2,386.0	$(467.1)	$1,570.5	$(764.8)	$1.7	$2,726.5
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2014 Form 10-K	F- 7

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the accounts of Peabody Energy Corporation (the Company) and its affiliates. Interests in subsidiaries controlled by the Company are consolidated with any outside shareholder interests reflected as noncontrolling interests, except when the Company has an undivided interest in an unincorporated joint venture. In those cases, the Company includes its proportionate share in the assets, liabilities, revenues and expenses of the jointly controlled entities within each applicable line item of the consolidated financial statements.  All intercompany transactions, profits and balances have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform with the 2014 presentation.
Pursuant to the authorization provided at a special meeting of the Company's stockholders held on September 16, 2015, the Company completed a 1-for-15 reverse stock split of the shares of the Company’s common stock on September 30, 2015 (the Reverse Stock Split). As a result of the Reverse Stock Split, every 15 shares of issued and outstanding common stock were combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the Reverse Stock Split and any fractional shares that would otherwise have resulted from the Reverse Stock Split were paid in cash. The Reverse Stock Split reduced the number of shares of common stock outstanding at December 31, 2014 from approximately 272 million shares to approximately 18 million shares. The number of authorized shares of common stock was also decreased from 800 million shares to 53.3 million shares. The Company's common stock began trading on a reverse stock split-adjusted basis on the New York Stock Exchange on October 1, 2015. All share and per share data included in this report has been retroactively restated to reflect the Reverse Stock Split. Since the par value of the common stock remained at $0.01 per share, the value for "Common stock" recorded to the Company's condensed consolidated balance sheets has been retroactively reduced to reflect the par value of restated outstanding shares, with a corresponding increase to "Additional paid-in capital."
Description of Business
The Company is engaged in the mining of thermal coal for sale primarily to electric utilities and metallurgical coal for sale to industrial customers. The Company’s mining operations are located in the United States (U.S.) and Australia, including an equity-affiliate mining operation in Australia. The Company also markets and brokers coal from other coal producers, both as principal and agent, and trades coal and freight-related contracts through trading and business offices in Australia, China, Germany, India, Indonesia, the United Kingdom and the U.S. (listed alphabetically). The Company’s other energy-related commercial activities include participating in operations of a mine-mouth coal-fueled generating plant, managing its coal reserve and real estate holdings, evaluating Btu Conversion projects and supporting the development of clean coal technologies.
Newly Adopted Accounting Standards
Presentation of Unrecognized Tax Benefits. In July 2013, the Financial Accounting Standards Board (FASB) issued accounting guidance requiring entities to present unrecognized tax benefits as a reduction to any related deferred tax assets for net operating losses, similar tax losses or tax credit carryforwards if such settlement is required or expected in the event an uncertain tax position is disallowed. Previously effective U.S. GAAP did not provide explicit guidance on the topic. The new presentation guidance became effective for interim and annual periods beginning after December 15, 2013 (January 1, 2014 for the Company). The adoption of the guidance beginning January 1, 2014 had no material effect on the Company's results of operations, financial condition, cash flows or financial statement presentation.
Accounting Standards Not Yet Implemented
Going Concern. In August 2014, the FASB issued disclosure guidance that requires management to evaluate, at each annual and interim reporting period, whether substantial doubt exists about an entity's ability to continue as a going concern and, if applicable, to provide related disclosures. As outlined by that guidance, substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or are available to be issued). The new guidance will be effective for annual reporting periods ending after December 15, 2016 (the year ending December 31, 2016 for the Company) and interim periods thereafter, with early adoption permitted.

Peabody Energy Corporation	2014 Form 10-K	F- 8

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition. In May 2014, the FASB issued a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The new standard provides a single principles-based, five-step model to be applied to all contracts with customers, which steps are to (1) identify the contract(s) with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when each performance obligation is satisfied. More specifically, revenue will be recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services. The standard also requires entities to disclose sufficient qualitative and quantitative information to enable financial statement users to understand the nature, amount, timing and uncertainty of revenues and cash flows arising from contracts with customers. The new guidance will be effective for interim and annual periods beginning after December 15, 2016 (January 1, 2017 for the Company) and the standard allows for either a full retrospective adoption or a modified retrospective adoption. The Company is in the process of evaluating the impact that the adoption of this guidance will have on its results of operations, financial condition, cash flows and financial statement presentation.
Discontinued Operations. In April 2014, the FASB issued accounting guidance that raised the threshold for disposals to qualify as discontinued operations to a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. Such a strategic shift may include the disposal of (1) a major geographical area of operations, (2) a major line of business, (3) a major equity method investment or (4) other major parts of an entity. Provided that the major strategic shift criterion is met, the new guidance does allow entities to have significant continuing involvement and continuing cash flows with the discontinued operation, unlike current U.S. GAAP. The new standard also requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. The new guidance will apply prospectively to disposals that occur in interim and annual periods beginning on or after December 31, 2014 (January 1, 2015 for the Company). The impact to the Company's financial statements will depend on any disposal activity that occurs subsequent to adoption in 2015.
Sales
The Company’s revenue from coal sales is realized and earned when risk of loss passes to the customer. Under the typical terms of the Company’s coal supply agreements, title and risk of loss transfer to the customer at the mine or port, where coal is loaded to the transportation source(s) that serves each of the Company’s mines. The Company incurs certain “add-on” taxes and fees on coal sales. Reported coal sales include taxes and fees charged by various federal and state governmental bodies and the freight charged on destination customer contracts.
Other Revenues
"Other revenues" include net revenues from coal trading activities as discussed in Note 7. "Coal Trading," as well as coal sales revenues that were derived from the Company’s mining operations and sold through the Company’s coal trading business. Also included are revenues from contract termination or restructuring payments, royalties related to coal lease agreements, sales agency commissions, farm income, property and facility rentals and generation development activities. Royalty income generally results from the lease or sublease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced.
Discontinued Operations and Assets Held for Sale
The Company classifies items within discontinued operations in the consolidated financial statements when the operations and cash flows of a particular component of the Company have been (or will be) eliminated from the ongoing operations of the Company as a result of a disposal (by sale or otherwise) and the Company will no longer have any significant continuing involvement in the operation of that component. Refer to Note 3. "Discontinued Operations" for additional details related to discontinued operations.
Cash and Cash Equivalents
Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.
Inventories
Coal is reported as inventory at the point in time the coal is extracted from the mine. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Saleable coal represents coal stockpiles which require no further processing prior to shipment to a customer.

Peabody Energy Corporation	2014 Form 10-K	F- 9

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Coal inventory is valued at the lower of average cost or market. Coal inventory costs include labor, supplies, equipment (including depreciation thereto) and operating overhead and other related costs incurred at or on behalf of the mining location. Market represents the estimated net realizable value of the inventory, which considers the projected future sales price of the particular coal product, less applicable selling costs, and, in the case of raw coal, estimated remaining processing costs. The valuation of coal inventory is subject to several additional estimates, including those related to ground and aerial surveys used to measure quantities and processing recovery rates.
Materials and supplies inventory is valued at the lower of average cost or market, less a reserve for obsolete or surplus items. This reserve incorporates several factors, such as anticipated usage, inventory turnover and inventory levels.
Investments in Marketable Securities
The Company’s short-term investments in marketable securities, which are included in "Other current assets" in the consolidated balance sheets, are defined as those investments with original maturities upon purchase of greater than three months and up to one year. Long-term investments, which are included in "Investments and other assets" in the consolidated balance sheets, are defined as those investments with original maturities upon purchase of greater than one year.
The Company classifies its investments in debt securities as either held-to-maturity or available-for-sale at the time of purchase and reevaluates such designation periodically. Such investments are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity. Investments in debt securities not classified as held-to-maturity and investments in marketable equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of income taxes, generally reported in “Accumulated other comprehensive loss” in the consolidated balance sheets. Realized gains and losses, determined on a specific identification method, are included in “Interest income” in the consolidated statements of operations.
At each reporting date, the Company performs separate evaluations of its marketable securities to determine if any unrealized losses present are other-than-temporary. Such evaluations involve the consideration of several factors, including, but not limited to, the length of time the market value has been less than cost, the financial condition and near-term prospects of the issuer of the securities and whether the Company has the positive intent and ability to hold the securities until recovery. Refer to Note 2. "Asset Impairment and Mine Closure Costs" and Note 5. "Investments" for details regarding other-than-temporary impairment losses of $4.7 million, $21.5 million and $35.5 million recognized during the years ended December 31, 2014, 2013 and 2012, respectively, related to the Company's marketable equity securities holdings.
Property, Plant, Equipment and Mine Development
Property, plant, equipment and mine development are recorded at cost. Interest costs applicable to major asset additions are capitalized during the construction period. Capitalized interest in 2014, 2013 and 2012 was immaterial. Expenditures which extend the useful lives of existing plant and equipment assets are capitalized. Maintenance and repairs are charged to operating costs as incurred. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Costs incurred to maintain current production capacity at a mine are charged to operating costs as incurred. Costs to acquire computer hardware and the development and/or purchase of software for internal use are capitalized and depreciated over the estimated useful lives.
Coal reserves are recorded at cost, or at fair value in the case of nonmonetary exchanges, of reserves or business acquisitions.
Depletion of coal reserves and amortization of advance royalties is computed using the units-of-production method utilizing only proven and probable reserves (as adjusted for recoverability factors) in the depletion base. Mine development costs are principally amortized over the estimated lives of the mines using the straight-line method. Depreciation of plant and equipment is computed using the straight-line method over the shorter of the asset's estimated useful life or the life of the mine. The estimated useful lives by category of assets are as follows:

Years
Building and improvements	1 to 37
Machinery and equipment	1 to 37
Leasehold improvements	Shorter of Useful Life or Remaining Life of Lease

Peabody Energy Corporation	2014 Form 10-K	F- 10

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity and Cost Method Investments
The Company accounts for its investments in less than majority owned corporate joint ventures under either the equity or cost method. The Company applies the equity method to investments in joint ventures when it has the ability to exercise significant influence over the operating and financial policies of the joint venture. Investments accounted for under the equity method are initially recorded at cost and any difference between the cost of the Company’s investment and the underlying equity in the net assets of the joint venture at the investment date is amortized over the lives of the related assets that gave rise to the difference. The Company’s pro-rata share of the operating results of joint ventures and basis difference amortization is reported in the consolidated statements of operations in “Loss from equity affiliates.” Similarly, the Company's pro-rata share of the cumulative foreign currency translation adjustment of its equity method investments whose functional currency is not the U.S. dollar is reported in the consolidated balance sheet as a component of "Accumulated other comprehensive loss," with periodic changes thereto reflected in the consolidated statements of comprehensive income.
The Company monitors its equity and cost method investments for indicators that a decrease in investment value has occurred that is other than temporary. Examples of such indicators include a sustained history of operating losses and adverse changes in earnings and cash flow outlook. In the absence of quoted market prices for an investment, discounted cash flow projections are used to assess fair value, the underlying assumptions to which are generally considered unobservable Level 3 inputs under the fair value hierarchy. If the fair value of an investment is determined to be below its carrying value and that loss in fair value is deemed other than temporary, an impairment loss is recognized. No such impairment losses were recorded during the year ended December 31, 2014. Refer to Note 2. "Asset Impairment and Mine Closure Costs" and Note 5. "Investments" for details regarding other-than-temporary impairment losses of $43.2 million and $39.4 million recorded during the years ended December 31, 2013 and 2012, respectively, related to certain of the Company's equity and cost method investments.
Asset Retirement Obligations
The Company’s asset retirement obligation (ARO) liabilities primarily consist of spending estimates for surface land reclamation and support facilities at both surface and underground mines in accordance with applicable reclamation laws in the U.S. and Australia as defined by each mining permit.
The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free rate. The Company records an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the units-of-production method over its expected life and the ARO liability is accreted to the projected spending date. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate. The Company also recognizes an obligation for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and re-vegetation of backfilled pit areas.
Contingent Liabilities
From time to time, the Company is subject to legal and environmental matters related to our continuing and discontinued operations and certain historical, non-coal producing operations. In connection with such matters, the Company is required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses.
A determination of the amount of reserves required for these matters is made after considerable analysis of each individual issue. The Company accrues for legal and environmental matters within "Operating costs and expenses" when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company provides disclosure surrounding loss contingencies when it believes that it is at least reasonably possible that a material loss may be incurred or an exposure to loss in excess of amounts already accrued may exist. Adjustments to contingent liabilities are made when additional information becomes available that affects the amount of estimated loss, which information may include changes in facts and circumstances, changes in interpretations of law in the relevant courts, the results of new or updated environmental remediation cost studies and the ongoing consideration of trends in environmental remediation costs.
Accrued contingent liabilities exclude claims against third parties and are not discounted. The current portion of these accruals is included in “Accounts payables and accrued expenses” and the long-term portion is included in “Other noncurrent liabilities” in the consolidated balance sheets. In general, legal fees related to environmental remediation and litigation are charged to expense. The Company includes the interest component of any litigation-related penalties within "Interest expense" in the consolidated statements of operations.

Peabody Energy Corporation	2014 Form 10-K	F- 11

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes
Income taxes are accounted for using a balance sheet approach. The Company accounts for deferred income taxes by applying statutory tax rates in effect at the reporting date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. Significant weight is given to evidence that can be objectively verified including history of tax attribute expiration and cumulative income or loss.  In determining the appropriate valuation allowance, the Company considers the projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies, reversals of existing taxable temporary differences and taxable income in carryback years.
The Company recognizes the tax benefit from uncertain tax positions only if it is “more likely than not” the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent the Company’s assessment of such tax positions changes, the change in estimate will be recorded in the period in which the determination is made. Tax-related interest and penalties are classified as a component of income tax expense.
Postretirement Health Care and Life Insurance Benefits
The Company accounts for postretirement benefits other than pensions by accruing the costs of benefits to be provided over the employees’ period of active service. These costs are determined on an actuarial basis. The Company’s consolidated balance sheets reflect the accumulated postretirement benefit obligations of its postretirement benefit plans. The Company accounts for changes in its postretirement benefit obligations as a settlement when an irrevocable action has been effected that relieves the Company of its actuarially-determined liability to individual plan participants and removes substantial risk surrounding the nature, amount and timing of the obligation’s funding and the assets used to effect the settlement. See Note 15. "Postretirement Health Care and Life Insurance Benefits" for information related to postretirement benefits.
Pension Plans
The Company sponsors non-contributory defined benefit pension plans accounted for by accruing the cost to provide the benefits over the employees’ period of active service. These costs are determined on an actuarial basis. The Company’s consolidated balance sheets reflect the funded status of the defined benefit pension plans. See Note 16. "Pension and Savings Plans" for information related to pension plans.
Restructuring Activities
From time to time, the Company initiates restructuring activities in connection with its repositioning efforts to appropriately align its cost structure or optimize its coal production relative to prevailing global coal industry conditions. Costs associated with restructuring actions can include early mine closures, voluntary and involuntary workforce reductions, office closures and other related activities. Costs associated with restructuring activities are recognized in the period incurred.
Included as a component of "Restructuring and pension settlement charges" in the the Company's consolidated statements of operations for the years ended December 31, 2014 and 2013 were aggregate restructuring charges of $15.7 million and $11.9 million, respectively, primarily associated with voluntary and involuntary workforce reductions. The majority of the cash expenditures associated with the charges recognized in 2014 are expected to be paid in the first quarter of 2015.
In 2013, the Company ceased production and commenced with the early closure of the Wilkie Creek Mine in the Surat Basin in Queensland, Australia. In 2012, we initiated two early mine closures in the U.S.: the Air Quality Mine in Indiana and Willow Lake Mine in Illinois. See Note 2. "Asset Impairment and Mine Closure Costs" and Note 3. "Discontinued Operations" for information related to those early mine closures. No mines were closed in advance of the anticipated exhaustion of reserves in 2014.
Derivatives
The Company recognizes at fair value all contracts meeting the definition of a derivative as assets or liabilities in the consolidated balance sheets, with the exception of certain coal trading contracts for which the Company has elected to apply a normal purchases and normal sales exception.

Peabody Energy Corporation	2014 Form 10-K	F- 12

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

With respect to derivatives used in hedging activities, the Company assesses, both at inception and at least quarterly thereafter, whether such derivatives are highly effective at offsetting the changes in the anticipated exposure of the hedged item. The effective portion of the change in the fair value of derivatives designated as a cash flow hedge is recorded in “Accumulated other comprehensive loss” until the hedged transaction impacts reported earnings, at which time any gain or loss is reclassified to earnings. To the extent that periodic changes in the fair value of derivatives deemed highly effective exceeds such changes in the hedged item, the ineffective portion of the periodic non-cash changes are recorded in earnings in the period of the change. If the hedge ceases to qualify for hedge accounting, the Company prospectively recognizes changes in the fair value of the instrument in earnings in the period of the change. The potential for hedge ineffectiveness is present in the design of certain of the Company’s cash flow hedge relationships and is discussed in detail in Note 6. "Derivatives and Fair Value Measurements" and Note 7. "Coal Trading." Gains or losses from derivative financial instruments designated as fair value hedges are recognized immediately in earnings, along with the offsetting gain or loss related to the underlying hedged item.
The Company’s asset and liability derivative positions are offset on a counterparty-by-counterparty basis if the contractual agreement provides for the net settlement of contracts with the counterparty in the event of default or termination of any one contract.
Non-derivative contracts and derivative contracts for which the Company has elected to apply the normal purchases and normal sales exception are accounted for on an accrual basis.
Business Combinations
The Company accounts for business combinations using the purchase method of accounting. The purchase method requires the Company to determine the fair value of all acquired assets, including identifiable intangible assets and all assumed liabilities. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates and asset lives, among other items.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets held and used in operations for impairment as events and changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Factors that would indicate potential impairment to be present include, but are not limited to, a sustained history of operating or cash flow losses, an unfavorable change in earnings and cash flow outlook, prolonged adverse industry or economic trends and a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition. The Company generally does not view short-term declines in thermal and metallurgical coal prices in the markets in which it sells those products as a triggering event for conducting impairment tests because such markets have a history of price volatility. However, the Company generally does view a sustained trend of depressed coal market pricing (for example, over periods exceeding one year) as an indicator of potential impairment.
Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. For its active mining operations, the Company generally groups such assets at the mine level, or the mining complex level for mines that share infrastructure, with the exception of impairment evaluations triggered by mine closures. In those cases involving mine closures, the related assets are evaluated at the individual asset level for remaining economic life based on transferability to ongoing operating sites and for use in reclamation-related activities, or for expected salvage. For its development and exploration properties and portfolio of surface land and coal reserve holdings, the Company considers several factors to determine whether to evaluate those assets individually or on a grouped basis for purposes of impairment testing. Such factors include geographic proximity to one another, the expectation of shared infrastructure upon development based on future mining plans and whether it would be most advantageous to bundle such assets in the event of sale to a third party.

Peabody Energy Corporation	2014 Form 10-K	F- 13

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When indicators of impairment are present, the Company evaluates its long-lived assets for recoverability by comparing the estimated undiscounted cash flows expected to be generated by those assets under various assumptions to their carrying amounts. If such undiscounted cash flows indicate that the carrying value of the asset group is not recoverable, impairment losses are measured by comparing the estimated fair value of the asset group to its carrying amount. As quoted market prices are unavailable for the Company's individual mining operations, fair value is determined through the use of an expected present value technique based on the income approach, except for non-strategic coal reserves, surface lands and undeveloped coal properties excluded from the Company's long-range mine planning. In those cases, a market approach is utilized based on the most comparable market multiples available. The estimated future cash flows and underlying assumptions used to assess recoverability and, if necessary, measure the fair value of the Company's long-lived mining assets are derived from those developed in connection with the Company's planning and budgeting process. The Company believes its assumptions to be consistent with those a market participant would use for valuation purposes. The most critical assumptions underlying the Company's projections and fair value estimates include those surrounding future tons sold, coal prices for unpriced coal, production costs (including costs for labor, commodity supplies and contractors), transportation costs, foreign currency exchange rates and a risk-adjusted, after-tax cost of capital (all of which generally constitute unobservable Level 3 inputs under the fair value hierarchy), in addition to market multiples for non-strategic coal reserves, surface lands and undeveloped coal properties excluded from the Company's long-range mine planning (which generally constitute Level 2 inputs under the fair value hierarchy).
Refer to Note 2. "Asset Impairment and Mine Closure Costs" for details regarding impairment charges related to long-lived assets of $149.7 million, $463.6 million and $833.6 million recognized during the years ended December 31, 2014, 2013 and 2012, respectively.
Fair Value
For assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements, the Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Foreign Currency
Functional currency is determined by the primary economic environment in which an entity operates, which for the Company's foreign operations is generally the U.S. dollar because sales prices in international coal markets and the Company's sources of financing those operations is denominated in that currency. Accordingly, substantially all of the Company’s consolidated foreign subsidiaries utilize the U.S. dollar as their functional currency. Monetary assets and liabilities are remeasured at year-end exchange rates while non-monetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. Gains and losses from foreign currency remeasurement related to tax balances are included as a component of "Income tax (benefit) provision," while all other remeasurement gains and losses are included in "Operating costs and expenses." The total impact of foreign currency remeasurement on the consolidated statements of operations was a net loss of $1.3 million for the year ended December 31, 2014 and a net gain of $34.1 million and $4.8 million for the years ended December 31, 2013 and 2012, respectively.
The Company owns a 50% equity interest Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine in Queensland, Australia. Middlemount utilizes the Australian dollar as its functional currency. Accordingly, the assets and liabilities of that equity investee are translated to U.S. dollars at the year-end exchange rate and income and expense accounts are translated at the average rate in effect during the year. The Company's pro-rata share of the translation gains and losses of the equity investee are recorded as a component of "Accumulated other comprehensive loss." Australian dollar denominated shareholder loans to the Middlemount Mine, which are long term in nature, are considered part of the Company's net investment in that operation. Accordingly, foreign currency gains or losses on those loans are recorded as a component of foreign currency translation adjustment. The Company recorded foreign currency translation losses of $41.0 million and $92.7 million for the years ended December 31, 2014 and 2013, respectively, and a translation gain of $19.1 million for the year ended December 31, 2012.
Share-Based Compensation
The Company accounts for share-based compensation at the grant date fair value of awards and recognizes the related expense over the service period of the awards. See Note 18. "Share-Based Compensation" for information related to share-based compensation.

Peabody Energy Corporation	2014 Form 10-K	F- 14

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Exploration and Drilling Costs
Exploration expenditures are charged to operating costs as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves.
Advance Stripping Costs
Pre-production. At existing surface operations, additional pits may be added to increase production capacity in order to meet customer requirements. These expansions may require significant capital to purchase additional equipment, expand the workforce, build or improve existing haul roads and create the initial pre-production box cut to remove overburden (that is, advance stripping costs) for new pits at existing operations. If these pits operate in a separate and distinct area of the mine, the costs associated with initially uncovering coal (that is, advance stripping costs incurred for the initial box cuts) for production are capitalized and amortized over the life of the developed pit consistent with coal industry practices.
Post-production.  Advance stripping costs related to post-production are expensed as incurred. Where new pits are routinely developed as part of a contiguous mining sequence, the Company expenses such costs as incurred. The development of a contiguous pit typically reflects the planned progression of an existing pit, thus maintaining production levels from the same mining area utilizing the same employee group and equipment.
Use of Estimates in the Preparation of the Consolidated Financial Statements
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Asset Impairment and Mine Closure Costs
Year Ended December 31, 2014
The following costs are reflected in "Asset impairment and mine closure costs" in the consolidated statement of operations for the year ended December 31, 2014:

	Reportable Segment
	Australian Metallurgical Mining	Australian Thermal Mining	Powder River Basin Mining	Corporate and Other	Consolidated
	(Dollars in millions)
Asset impairment charges:
Long-lived assets	$66.7	$11.9	$2.7	$68.4	$149.7
Marketable securities	—	—	—	4.7	4.7
Total	$66.7	$11.9	$2.7	$73.1	$154.4
Long-Lived Assets
In 2014, the Company observed continued weakness in seaborne metallurgical and thermal coal pricing that has persisted longer than the Company previously anticipated and, accordingly, conducted a review of its Australian Metallurgical Mining and Australian Thermal Mining segment assets for recoverability. Based on that evaluation, the following Australian segments were impacted as follows:
Australian Metallurgical Mining. The Company determined that the carrying value of one of its active surface mines and a non-strategic undeveloped coal property were not recoverable and correspondingly recognized an aggregate impairment charge of $66.7 million to write those assets down from their carrying value to their estimated fair value. In addition to the impairment indicators surrounding the segment, the fair value of the impaired surface mining operation was affected by a short remaining economic life compared to those of other operations and the incremental cost associated with utilizing a contractor to operate the mine.
Australian Thermal Mining. The Company determined that the carrying values of a non-strategic undeveloped coal property was not recoverable and correspondingly recognized an aggregate impairment charge of $11.9 million to write those assets down from its carrying value to their estimated fair value.

Peabody Energy Corporation	2014 Form 10-K	F- 15

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Corporate and Other. The Company also identified indicators of impairment to be present in 2014 for certain assets in its Corporate and Other segment. Those assets were certain non-strategic undeveloped coal properties in Indiana and Colorado that were found to be impaired due to a lack of observed interest from potential buyers in acquiring those assets, properties that are no longer part of the Company's long-term mining plan and, in the case of certain of the assets, an election by the Company to terminate or allow the lapse of mining-related leases. The Company determined the carrying value of those holdings to not be recoverable and recognized an aggregate impairment charge of $68.4 million to write down the carrying value of the related properties.
Marketable Securities
Refer to Note 5. "Investments" for additional details surrounding an other-than-temporary impairment charge of $4.7 million recorded during the fourth quarter of 2014 related to the Company's investment in the marketable equity securities of Winsway Enterprises Holdings Limited (Winsway), formally referred to as Winsway Coking Coal Holdings Limited.
Risks and Uncertainties
The Company's mining and exploration assets and mining-related investments may be adversely affected by numerous uncertain factors that may cause the Company to be unable to recover all or a portion of the carrying value of those assets. The Company generally does not view short-term declines in thermal and metallurgical coal prices in the markets in which it sells its products as an indicator of impairment. However, the Company generally does view a sustained trend (for example, over periods exceeding one year) of adverse coal market pricing or unfavorable changes thereto as a potential indicator of impairment. Because of the volatile and cyclical nature of U.S. and international seaborne coal markets, it is reasonably possible that prices in those market segments may decrease and/or fail to improve in the near term, which may result in the need for future adjustments to the carrying value of the Company's long-lived mining assets and mining-related investments.
The Company's assets whose recoverability and values are most sensitive to near-term pricing include certain non-strategic Australian undeveloped coal properties and mining-related investments. Such assets had an aggregate carrying value of $124.1 million as of December 31, 2014. The Company conducted a review of those assets for recoverability as of December 31, 2014 and determined that, other than the charges related to the segments described above, no further impairment charge was necessary as of that date.
Year Ended December 31, 2013
The following costs are reflected in "Asset impairment and mine closure costs" in the consolidated statement of operations for the year ended December 31, 2013:

	Reportable Segment
	Australian Metallurgical Mining	Corporate and Other	Consolidated
	(Dollars in millions)
Asset impairment charges:
Long-lived assets	$390.8	$72.8	$463.6
Equity method investment	—	43.2	43.2
Marketable securities	—	21.5	21.5
Total	$390.8	$137.5	$528.3
Long-Lived Assets
Australian Metallurgical Mining. In 2013, the Company determined that the long-lived assets of one of its active surface mines, one of its surface mining development projects that the Company instead decided to pursue as an underground operation and an exploration tenement were not recoverable, in whole or in part, and correspondingly recognized an aggregate impairment charge of $390.8 million to write each of those assets down from its carrying value to its estimated fair value. In addition to weakness in seaborne metallurgical and thermal coal pricing, the fair value of the impaired surface mining operation was affected by a short remaining economic life compared to those of other operations and site-specific adverse changes in 2013 surrounding realized coal quality yields, contractor performance and contract mining terms, the latter of which were amended during the fourth quarter of that period. With respect to the exploration tenement, the Company determined the fair value of that asset based on an indicative sale offer received in December 2013, which constituted a Level 2 input under the fair value hierarchy. That sale was executed in January 2014, as described further in Note 20. "Resource Management and Other Commercial Events."

Peabody Energy Corporation	2014 Form 10-K	F- 16

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Corporate and Other. In December 2013, contract mining at a coal reserve property in the Eastern U.S. substantially ended upon completion of mining within the existing permit area and new permits were not obtained for the remaining reserves at that property due to new permitting conditions that the Company deemed unacceptable and projected poor near-term economic performance. As a result of that decision and a lack of observed interest from certain financial and strategic buyers in acquiring the remaining coal reserves, the Company recorded an impairment charge of $66.3 million to write down the carrying value of the related reserves. Also, in connection with a review of its portfolio of surface land and coal reserve holdings, the Company determined the carrying value of one of its coal reserve holdings leased to a third-party underground miner to not be fully recoverable and recognized an impairment charge of $6.5 million to write down the carrying value of those reserves to their estimated fair value.
Mine Closures
Wilkie Creek Mine. In December 2013, the Company approved a decision to cease production at the Wilkie Creek Mine in the Surat Basin in Queensland, Australia, and commenced with the closure of that mine. The results of that mine are reported as a discontinued operation for all periods presented because the operations and cash flows of the mine have been eliminated from the ongoing operations of the Company as a result of its closure. Refer to Note 3. "Discontinued Operations" for additional details regarding charges recognized during the year ended December 31, 2013 related to this mine closure.
Equity Method Investment
Refer to Note 5. "Investments" for additional details surrounding an other-than-temporary impairment charge of $43.2 million recognized in 2013 associated with the Company's 50% equity interest in Middlemount.
Marketable Securities
Refer to Note 5. "Investments" for additional details surrounding an other-than-temporary impairment charge of $21.5 million recorded during the second quarter of 2013 related to the Company's investment in Winsway marketable equity securities.
Year Ended December 31, 2012
The following costs are reflected in "Asset impairment and mine closure costs" in the consolidated statement of operations for the year ended December 31, 2012:

	Reportable Segment
	Australian Metallurgical Mining	Powder River Basin Mining	Midwestern U.S. Mining	Corporate and Other	Consolidated
	(Dollars in millions)
Charges related to mine closures:
Impairment of long-lived assets	$—	$—	$26.9	$—	$26.9
Acceleration of asset retirement obligations	—	—	7.1	—	7.1
Employee termination benefits	—	—	6.7	—	6.7
Other	—	—	4.3	—	4.3
Other asset impairment charges:
Long-lived assets	806.7	—	—	—	806.7
Marketable securities	—	—	—	35.5	35.5
Cost method investments	—	—	—	39.4	39.4
Other	—	2.4	—	—	2.4
Total	$806.7	$2.4	$45.0	$74.9	$929.0
Long-Lived Assets
Australian Metallurgical Mining. In 2012, the Company determined that the long-lived assets of three of its surface mines were not fully recoverable and recognized an impairment charge of $806.7 million to write each of those mines down from its carrying value to its estimated fair value. The fair values of those assets were each adversely affected in that period by a general weakening in international coal market conditions, a sustained trend of depressed coal prices and a persistent strengthening of the Australian dollar compared to the U.S. dollar.

Peabody Energy Corporation	2014 Form 10-K	F- 17

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mine Closures
Willow Lake Mine. In November 2012, the Company announced the permanent closure of its Willow Lake Mine in Illinois due to a continued failure by the site to meet standards for safety, compliance and operating performance deemed acceptable by the Company. Because the performance obligations under the customer coal supply agreements previously serviced by the site were migrated to other mines, the Willow Lake Mine continued to be classified in continuing operations for all periods presented. The results of that mine, prior to closing, were included in the Midwestern U.S. Mining segment. The Company recognized total charges of $45.0 million in the fourth quarter of 2012 in connection with the shutdown of this mine, which were primarily related to the impairment of long-lived assets, an acceleration in the timing of asset retirement obligations and employee termination benefits.
Air Quality Mine. In September 2012, the Company announced it had permanently ceased production at its Air Quality Mine in Indiana due to uneconomic market conditions for the type of coal product previously produced at that site. The results of that mine, which were previously included within the Midwestern U.S. Mining reportable segment, have been reported as a discontinued operation for all periods presented because the operations and cash flows of the mine and the related coal product was eliminated from the ongoing operations of the Company as a result of the mine closure. Refer to Note 3. "Discontinued Operations" for additional details regarding charges recognized during the year ended December 31, 2012 associated with this mine closure.
Marketable Securities
Refer to Note 5. "Investments" for additional details surrounding an other-than-temporary impairment charge of $35.5 million recorded during the fourth quarter of 2012 related to the Company's investment in Winsway marketable equity securities.
Cost Method Investments
During the year ended December 31, 2012, the Company evaluated the commercial viability of the partnership projects underlying certain of its investments accounted for under the cost method due to adverse changes in the operating and regulatory environment surrounding those projects. As a result of that review, the Company concluded there to be significant doubt as to the ability of those projects to continue development and recorded an aggregate charge of $39.4 million to fully impair the carrying value of those investments.
(3)    Discontinued Operations
Discontinued operations include former Australian Thermal Mining and Midwestern U.S. Mining segment assets that have ceased production and other previously divested legacy operations.
Summarized Results of Discontinued Operations
Results from discontinued operations were as follows during the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Loss from discontinued operations before income taxes	$(23.8)	$(329.7)	$(163.9)
Income tax (provision) benefit	(4.4)	103.1	59.7
Loss from discontinued operations, net of income taxes	$(28.2)	$(226.6)	$(104.2)
There were no significant revenues from discontinued operations during the year ended December 31, 2014. Total revenues associated with discontinued operations amounted to $136.5 million and $229.1 million during the years ended December 31, 2013 and 2012, respectively.
Settlement Agreement with Patriot and the UMWA. Loss from discontinued operations for the year ended December 31, 2014 included a charge of $34.1 million related to changes in the fair value of credit support provided to Patriot Coal Corporation (Patriot) following its 2013 bankruptcy reorganization. Loss from discontinued operations for the year ended December 31, 2013 included before- and after-tax charges charges associated with the settlement of claims and litigation related to the bankruptcy reorganization of Patriot of $98.0 million and $61.8 million, respectively. Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" for additional information surrounding those matters.

Peabody Energy Corporation	2014 Form 10-K	F- 18

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Wilkie Creek Mine. In December 31, 2013, the Company ceased production and commenced the reclamation of the Wilkie Creek Mine in Queensland, Australia and correspondingly accrued for contractual liabilities and certain other exit costs at that time. The following table summarizes the changes in those liabilities for the year ended December 31, 2014:

	Contractual Liabilities	Other Exit Costs	Total
	(Dollars in millions)
Liability balance at December 31, 2013	$33.9	$2.7	$36.6
Change in estimate	(5.0)	(0.2)	(5.2)
Cash payments	(28.4)	(2.5)	(30.9)
Foreign currency loss	0.3	—	0.3
Liability balance at December 31, 2014	$0.8	$—	$0.8
In addition to the closure-related liabilities detailed above, the Company's consolidated balance sheet at December 31, 2014 included $47.5 million of asset retirement obligations related to Wilkie Creek.
In May 2014, the Company entered into an agreement to sell the Wilkie Creek Mine in exchange for approximately $70 million in cash and the assumption of port and rail obligations and asset retirement obligations, with the closing of the sale subject to certain conditions. In August 2014, the Company terminated that agreement as the potential buyer was unable to meet its obligations for closing. In connection with the termination, the Company recognized a net gain of $4.6 million, comprised of a non-refundable payment made by the potential buyer towards the purchase, partially offset by transaction costs. The net gain on termination was classified in "Loss from discontinued operations, net of income taxes" in the consolidated statement of operations for the year ended December 31, 2014.
Reflected in the results from discontinued operations for the year ended December 31, 2013 are total before- and after-tax charges of $167.4 million and $117.2 million, respectively, including before- and after-tax impairment charges of $107.0 million and $74.9 million, respectively, recognized in connection with the Company's previous efforts to sell the Wilkie Creek Mine in Queensland, Australia and the ultimate shutdown of that site.
Air Quality Mine. Reflected in the results from discontinued operations for the year ended December 31, 2012 are total before- and after-tax charges of $116.7 million and $75.0 million, respectively, including before- and after-tax impairment charges of $108.9 million and $68.8 million, respectively, recognized in connection with the shutdown of the Air Quality Mine in Indiana.
Refer to Note 2. "Asset Impairment and Mine Closure Costs" for additional details surrounding these mine closures.
Assets and Liabilities of Discontinued Operations
Assets and liabilities classified as discontinued operations included in the Company's consolidated balance sheets were as follows:

	December 31,
	2014	2013
	(Dollars in millions)
Assets:
Other current assets	$0.3	$38.6
Investments and other assets	16.3	47.4
Total assets classified as discontinued operations	$16.6	$86.0

Liabilities:
Accounts payable and accrued expenses	$12.5	$133.1
Other noncurrent liabilities	109.8	84.9
Total liabilities classified as discontinued operations	$122.3	$218.0

Peabody Energy Corporation	2014 Form 10-K	F- 19

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)Inventories
Inventories as of December 31, 2014 and December 31, 2013 consisted of the following:

	December 31,
	2014	2013
	(Dollars in millions)
Materials and supplies	$143.6	$166.8
Raw coal	115.0	122.6
Saleable coal	147.9	217.3
Total	$406.5	$506.7
Materials and supplies inventories presented above have been shown net of reserves of $4.6 million and $7.4 million as of December 31, 2014 and 2013, respectively.

(5)	Investments
Investments in Marketable Securities
Investments in available-for-sale securities at December 31, 2014 were as follows:

Available-for-sale securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in millions)
Current:
U.S. corporate bonds	$11.2	$—	$—	$11.2
Noncurrent:
Marketable equity securities	6.2	—	—	6.2
Federal government securities	32.0	—	—	32.0
U.S. corporate bonds	12.4	—	—	12.4
Total	$61.8	$—	$—	$61.8
Investments in available-for-sale securities at December 31, 2013 were as follows:

Available-for-sale securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(Dollars in millions)
Current:
Federal government securities	$2.8	$—	$—	$2.8
U.S. corporate bonds	2.4	—	—	2.4
Noncurrent:
Marketable equity securities	10.9	1.3	—	12.2
Federal government securities	28.8	—	(0.1)	28.7
U.S. corporate bonds	20.8	0.1	—	20.9
Total	$65.7	$1.4	$(0.1)	$67.0
The Company’s investments in marketable equity securities consist of an investment in Winsway.

Peabody Energy Corporation	2014 Form 10-K	F- 20

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contractual maturities for available-for-sale investments in debt securities at December 31, 2014 were as shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Contractual maturities for available-for-sale securities	Cost	Fair Value
	(Dollars in millions)
Due in one year or less	$11.2	$11.2
Due in one to five years	44.4	44.4
Total	$55.6	$55.6
Proceeds from sales and maturities of available-for-sale debt securities amounted to $13.5 million, $22.9 million and $17.2 million for the years ended December 31, 2014, 2013 and 2012, respectively. The Company realized zero net gains associated with those sales and maturities as of December 31, 2014 and $0.2 million and $0.1 million for the years ended December 31, 2013 and 2012, respectively.
In addition to the securities described above, the Company previously held investments in debt and equity securities related to the Company's pro-rata share of funding in the Newcastle Coal Infrastructure Group (NCIG), which was included in "Investments and other assets" in the consolidated balance sheets. The debt securities were recorded at cost, which approximated fair value, and were denominated in U.S. dollars. The Company received proceeds from the sale of NCIG securities of $29.2 million for the year ended December 31, 2012 and recognized a corresponding loss on those sales of $0.2 million during that period. There were no NCIG securities held during the years ended December 31, 2014 and 2013.
At each reporting date, the Company performs separate evaluations of debt and equity securities to determine if any unrealized losses are other-than-temporary. Given the duration and severity of the market losses incurred and in certain historical periods in connection with Winsway's credit downgrades, the Company recognized other-than-temporary impairment losses of $4.7 million, $21.5 million and $35.5 million during the fourth quarter of 2014, second quarter of 2013 and fourth quarter of 2012, respectively, each time resetting the cost basis of the Company's investment.
In November 2012, the Company purchased $4.8 million of time deposits denominated in Chinese Renminbi with six month maturities. Proceeds from the maturity of those investments amounted to $4.8 million in the year ended December 31, 2013. The Company had no held-to-maturity securities at December 31, 2014 and 2013.
Equity Method Investments
The Company’s equity method investments include its joint venture interest in the Middlemount, which was acquired in connection with the 2011 acquisition of PEA-PCI (formerly Macarthur Coal Limited), in addition to certain other equity method investments. The table below summarizes the book value of those investments, which is reported in “Investments and other assets” in the consolidated balance sheets, and the related loss from equity affiliates:

	Book Value at December 31,		Loss from Equity Affiliates for the Year Ended December 31,
	2014	2013	2014	2013	2012
	(Dollars in millions)
Equity interest in Middlemount Coal Pty Ltd	$58.0	$173.4	$98.5	$33.5	$52.1
Other equity method investments	7.3	6.7	9.1	6.7	9.1
Total equity method investments	$65.3	$180.1	$107.6	$40.2	$61.2
During the years ended December 31, 2014, 2013 and 2012, Middlemount generated revenues of approximately $165 million, $157 million and $118 million (on a 50% basis). During the year ended December 31, 2014, the Company recorded to "Loss from equity affiliates" its pro-rata share of a valuation allowance of $52.3 million on Middlemount's Australian net deferred tax assets. Based on a Middlemount's history of operating losses driven by sustained weakness in seaborne metallurgical coal prices, and considering available sources of taxable income, it was determined in 2014 that the net deferred tax assets are no longer considered more likely than not of being realized.

Peabody Energy Corporation	2014 Form 10-K	F- 21

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2013, due to a sustained weakness in seaborne metallurgical coal prices, a history of operating losses at the mine and the magnitude of the difference between the estimated fair value and the carrying value of its equity investment, the Company determined the carrying value of its equity investment in Middlemount to be other-than-temporarily impaired. Correspondingly, the Company recorded an impairment charge of $43.2 million during the year ended December 31, 2013 to write down the carrying value of its equity investment, which was reflected in "Asset impairment and mine closure costs" in the consolidated statement of operations for that period.
The remaining unamortized basis difference as of December 31, 2014 between the amount at which the Company's equity investment in Middlemount is carried and the amount of underlying equity in net assets of Middlemount is $96.1 million. Including the impact of basis difference, Middlemount had current assets, noncurrent assets, current liabilities and noncurrent liabilities of $27.8 million, $424.4 million, $382.9 million and $11.3 million, respectively, as of December 31, 2014 and $30.9 million, $525.3 million, $365.6 million and $17.2 million, respectively, as of December 31, 2013 (on a 50% basis).
In addition to its equity method investment, the Company periodically makes loans to Middlemount pursuant to the related shareholders' agreement. Refer to Note 8. "Financing Receivables" for additional details surrounding those loans.

(6)	Derivatives and Fair Value Measurements
Risk Management — Non Coal Trading Activities
The Company is exposed to various types of risk in the normal course of business, including foreign currency exchange rate risk for non-U.S. dollar expenditures and balances, price risk on commodities utilized in the Company's mining operations and interest rate risk on long-term debt. The Company manages commodity price risk (excluding coal trading activities) related to the sale of coal, in part, through the use of long-term coal supply agreements (those with terms longer than one year) to the extent possible, rather than through the use of derivative instruments. In order to manage its exposure related to price risk on certain commodities used in production, as well as for foreign currency exchange rate and interest rate risk, the Company utilizes derivative financial instruments. These risks are actively monitored in an effort to ensure compliance with the risk management policies of the Company.
Foreign Currency Hedges. The Company is exposed to foreign currency exchange rate risk, primarily on Australian dollar expenditures made in its Australian mining segments. This risk is managed through the use of forward contracts and options that the Company designates as cash flow hedges, with the objective of reducing the variability of cash flows associated with forecasted foreign currency expenditures.
Diesel Fuel Hedges. The Company is exposed to commodity price risk associated with diesel fuel and explosives utilized in production in the U.S. and Australia. This risk is managed through the use of derivatives, primarily swaps, and to a lesser extent through the use of cost pass-through contracts. The Company generally designates the swap contracts as cash flow hedges, with the objective of reducing the variability of cash flows associated with forecasted diesel fuel purchases.
Explosives Hedges. The Company is also exposed to commodity price risk associated with explosives utilized in production in the U.S. and Australia. From time to time, this risk is managed through the use of derivatives, primarily swaps. This risk is also managed through the use of cost pass-through contracts. When swap contracts are used, the Company generally designates those contracts as cash flow hedges, with the objective of reducing the variability of cash flows associated with forecasted explosives purchases. As of December 31, 2014, the Company had no swaps in place associated with explosives hedges.
Interest Rate Swaps. The Company is exposed to interest rate risk on its fixed rate and variable rate long-term debt. From time to time, the Company manages the interest rate risk associated with the fair value of its fixed rate borrowings using fixed-to-floating interest rate swaps to effectively convert a portion of the underlying cash flows on the debt into variable rate cash flows. The Company designates these swaps as fair value hedges, with the objective of hedging against adverse changes in the fair value of the fixed rate debt that result from market interest rate changes. In addition, from time to time, interest rate risk associated with the Company’s variable rate borrowings is managed using floating-to-fixed interest rate swaps. The Company designates these swaps as cash flow hedges, with the objective of reducing the variability of cash flows associated with market interest rate changes. As of December 31, 2014, the Company had no interest rate swaps in place.

Peabody Energy Corporation	2014 Form 10-K	F- 22

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notional Amounts and Fair Value.  The following summarizes the Company’s foreign currency and commodity positions at December 31, 2014:

	Notional Amount by Year of Maturity
	Total	2015	2016	2017
Foreign Currency
A$:US$ hedge contracts (A$ millions)	$3,191.1	$1,661.1	$1,007.0	$523.0
Commodity Contracts
Diesel fuel hedge contracts (million gallons)	201.5	103.4	67.5	30.6

	Instrument Classification by
	Cash Flow Hedge	Fair Value Hedge	Economic Hedge	Fair Value of Net Liability
				(Dollars in millions)
Foreign Currency
A$:US$ hedge contracts (A$ millions)	$3,191.1	$—	$—	$(410.0)
Commodity Contracts
Diesel fuel hedge contracts (million gallons)	201.5	—	—	(167.1)
Based on the net fair value of the Company’s non-coal trading commodity contract hedge positions held in “Accumulated other comprehensive loss” at December 31, 2014, the Company expects to reclassify net unrealized losses associated with the Company’s diesel fuel hedge programs of approximately $100 million from comprehensive income into earnings over the next 12 months. Based on net unrealized losses associated with the Company's foreign currency hedge contract portfolio, partially offset by unrecognized realized gains related to foreign currency cash flow hedge contracts monetized in the fourth quarter of 2012 held in "Accumulated other comprehensive loss" at December 31, 2014, the net loss expected to be reclassified from comprehensive income to earnings over the next 12 months associated with that hedge program is approximately $226 million. As these realized and unrealized gains and losses are associated with derivative instruments that represent hedges of forecasted transactions, the amounts reclassified to earnings are expected to partially offset the effect of any changes in the hedged exposure related to the underlying transaction, when realized.
Hedge Ineffectiveness. A measure of ineffectiveness is inherent in hedging future diesel fuel purchases with derivative positions based on refined petroleum products as a result of location and/or product differences. Transportation surcharges, which may vary over time, for purchased diesel fuel in certain regions can also result in ineffectiveness, though such surcharges have historically changed infrequently and comprise a small portion of the total cost of delivered diesel.
The Company’s derivative positions for the hedging of forecasted foreign currency expenditures contain a small measure of ineffectiveness due to timing differences between the hedge settlement and the purchase transaction, which could differ by less than a day and up to a maximum of 30 days.

Peabody Energy Corporation	2014 Form 10-K	F- 23

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below show the classification and amounts of pre-tax gains and losses related to the Company’s non-coal trading hedges during the years ended December 31, 2014, 2013 and 2012:

		Year Ended December 31, 2014
	Income Statement Classification Losses - Realized	Loss recognized in other comprehensive income on derivative (effective portion)	Loss reclassified from other comprehensive income into income (effective portion) (1)	Loss reclassified from other comprehensive income into income (ineffective portion)
Financial Instrument
		(Dollars in millions)
Commodity swap contracts	Operating costs and expenses	$(194.5)	$(20.6)	$(1.7)
Foreign currency forward contracts	Operating costs and expenses	(100.9)	(27.3)	—
Total		$(295.4)	$(47.9)	$(1.7)

(1)
Includes the reclassification from "Accumulated other comprehensive loss" into earnings of $136.9 million of previously unrecognized gains on foreign currency cash flow hedge contracts monetized in the fourth quarter of 2012.

		Year Ended December 31, 2013
	Income Statement Classification Gains (Losses) - Realized	Gain (loss) recognized in other comprehensive income on derivative (effective portion)	Gain reclassified from other comprehensive income into income (effective portion)	Loss reclassified from other comprehensive income into income (ineffective portion)
Financial Instrument
		(Dollars in millions)
Commodity swap contracts	Operating costs and expenses	$12.5	$11.9	$(0.5)
Foreign currency forward contracts	Operating costs and expenses	(597.8)	162.4	—
Total		$(585.3)	$174.3	$(0.5)

		Year Ended December 31, 2012
	Income Statement Classification Gains (Losses) - Realized	Gain recognized in other comprehensive income on derivative (effective portion)	Gain reclassified from other comprehensive income into income (effective portion)	Loss reclassified from other comprehensive income into income (ineffective portion)
Financial Instrument
		(Dollars in millions)
Commodity swap contracts	Operating costs and expenses	$14.5	$48.3	$(4.7)
Foreign currency forward contracts	Operating costs and expenses	148.0	351.7	—
Total		$162.5	$400.0	$(4.7)

Peabody Energy Corporation	2014 Form 10-K	F- 24

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Flow Presentation. The Company classifies the cash effects of its non-coal trading derivatives within the "Cash Flows From Operating Activities" section of the consolidated statements of cash flows during the period of settlement for those instruments. In November 2012, with the Australian dollar trading at elevated levels against the U.S. dollar, the Company terminated certain of its Australian dollar forward contracts in exchange for aggregate realized cash proceeds of $151.8 million. Prior to discontinuation, those contracts comprised an aggregate notional amount of $1.9 billion originally contracted for settlement during 2014 and 2015 and were designated as cash flow hedges of Australian dollar expenditures forecasted to occur at those times. Upon termination, the Company executed at-market Australian dollar forward contracts with notional amounts and forward settlement dates identical to the terminated contracts and designated those replacement contracts as cash flow hedges of the anticipated future Australian dollar expenditures previously hedged by the terminated contracts. Because those forecasted expenditures remained probable of occurring upon termination, the Company continued to reflect the effective portion of the realized gains on the terminated forward contracts in "Accumulated other comprehensive loss." During the year ended December 31, 2014, the Company reclassified $136.9 million of those gains from "Accumulated other comprehensive loss" into earnings, with the remaining gains expected to be reclassified in 2015.
Offsetting and Balance Sheet Presentation
The Company's non-coal trading derivative financial instruments are transacted in over-the-counter (OTC) markets with financial institutions under International Swaps and Derivatives Association (ISDA) Master Agreements. Those agreements contain symmetrical default provisions which allow for the net settlement of amounts owed by either counterparty in the event of default or contract termination. The Company offsets its non-coal trading asset and liability derivative positions on a counterparty-by-counterparty basis in the condensed consolidated balance sheets, with the fair values of those respective derivatives reflected in “Other current assets,” “Investments and other assets,” “Accounts payable and accrued expenses” and “Other noncurrent liabilities." Though the symmetrical default provisions associated with the Company's non-coal trading derivatives exist at the overall counterparty level across its foreign currency and diesel fuel hedging strategy derivative contract portfolios, it is the Company's accounting policy to apply counterparty offsetting separately within those derivative contract portfolios for presentation in the condensed consolidated balance sheets because that application is more consistent with the fact that the Company generally net settles its non-coal trading derivatives with each counterparty by derivative contract portfolio on a routine basis.
The classification and amount of non-coal trading derivative financial instruments presented on a gross and net basis as of December 31, 2014 and 2013 are presented in the tables that follow.

Fair Value of Liabilities Presented in the Consolidated Balance Sheet as of December 31, 2014 (1)
Financial Instrument

Current Liabilities:
Commodity swap contracts	$100.1
Foreign currency forward contracts	241.0
Total	$341.1

Noncurrent Liabilities:
Commodity swap contracts	$67.0
Foreign currency forward contracts	169.0
Total	$236.0

(1)	All commodity swap contracts and foreign currency forward contracts were in a liability position as of December 31, 2014.

Peabody Energy Corporation	2014 Form 10-K	F- 25

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fair Value of Assets as of December 31, 2013
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts Presented in the Consolidated Balance Sheet	Derivatives Not Offset in the Consolidated Balance Sheet (1)	Net Amount
Financial Instrument
	(Dollars in millions)
Current Assets:
Commodity swap contracts	$8.7	$(2.3)	$6.4	n.a.	n.a.
Foreign currency forward contracts	—	—	—	n.a.	n.a.
Total	$8.7	$(2.3)	$6.4	$(5.0)	$1.4

Noncurrent Assets:
Commodity swap contracts	$2.8	$(0.9)	$1.9	n.a.	n.a.
Foreign currency forward contracts	0.2	(0.2)	—	n.a.	n.a.
Total	$3.0	$(1.1)	$1.9	$(1.3)	$0.6

(1)
Adjustments relate to the further netting of derivative contracts with a common counterparty across the Company's foreign currency, diesel fuel and explosives hedging strategy derivative contract portfolios that would be contractually enforceable in the event of default.

	Fair Value of Liabilities as of December 31, 2013
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts Presented in the Consolidated Balance Sheet	Derivatives Not Offset in the Consolidated Balance Sheet (1)	Net Amount
Financial Instrument
	(Dollars in millions)
Current Liabilities:
Commodity swap contracts	$3.9	$(1.9)	$2.0	n.a.	n.a.
Foreign currency forward contracts	211.9	—	211.9	n.a.	n.a.
Total	$215.8	$(1.9)	$213.9	$(5.4)	$208.5

Noncurrent Liabilities:
Commodity swap contracts	$2.5	$(1.3)	$1.2	n.a.	n.a.
Foreign currency forward contracts	261.6	(0.2)	261.4	n.a.	n.a.
Total	$264.1	$(1.5)	$262.6	$(0.9)	$261.7

(1)
Adjustments relate to the further netting of derivative contracts with a common counterparty across the Company's foreign currency, diesel fuel and explosives hedging strategy derivative contract portfolios that would be contractually enforceable in the event of default.

See Note 7. "Coal Trading" for information on balance sheet offsetting related to the Company’s coal trading activities.
Fair Value Measurements
The Company uses a three-level fair value hierarchy that categorizes assets and liabilities measured at fair value based on the observability of the inputs utilized in the valuation. These levels include: Level 1 - inputs are quoted prices in active markets for the identical assets or liabilities; Level 2 - inputs are other than quoted prices included in Level 1 that are directly or indirectly observable through market-corroborated inputs; and Level 3 - inputs are unobservable, or observable but cannot be market-corroborated, requiring the Company to make assumptions about pricing by market participants.

Peabody Energy Corporation	2014 Form 10-K	F- 26

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Instruments Measured on a Recurring Basis. The following tables set forth the hierarchy of the Company’s net financial asset (liability) positions for which fair value is measured on a recurring basis:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
		(Dollars in millions)
Investments in debt and equity securities	$26.1	$35.7	$—	$61.8
Commodity swap contracts	—	(167.1)	—	(167.1)
Foreign currency forward contracts	—	(410.0)	—	(410.0)
Total net financial assets (liabilities)	$26.1	$(541.4)	$—	$(515.3)

	December 31, 2013
	Level 1	Level 2	Level 3	Total
		(Dollars in millions)
Investments in debt and equity securities	$28.8	$38.2	$—	$67.0
Commodity swap contracts	—	5.1	—	5.1
Foreign currency forward contracts	—	(473.3)	—	(473.3)
Total net financial assets (liabilities)	$28.8	$(430.0)	$—	$(401.2)
For Level 1 and 2 financial assets and liabilities, the Company utilizes both direct and indirect observable price quotes, including interest rate yield curves, exchange indices, broker/dealer quotes, published indices, issuer spreads, benchmark securities and other market quotes. In the case of certain debt securities, fair value is provided by a third-party pricing service. Below is a summary of the Company’s valuation techniques for Level 1 and 2 financial assets and liabilities:

•
Investments in debt and equity securities: U.S. government securities and marketable equity securities are valued based on quoted prices in active markets (Level 1) and investment-grade corporate bonds and U.S. government agency securities are valued based on the various inputs listed above that may preclude the security from being measured using an identical asset in an active market (Level 2).

•	Commodity swap contracts — diesel fuel and explosives: valued based on a valuation that is corroborated by the use of market-based pricing (Level 2).

•	Foreign currency forward and option contracts: valued utilizing inputs obtained in quoted public markets (Level 2).
The Company did not have any transfers between levels during the years ended December 31, 2014, 2013 or 2012 for its non-coal trading positions. The Company’s policy is to value all transfers between levels using the beginning of period valuation.
Other Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values for other financial instruments as of December 31, 2014 and 2013:

•
Cash and cash equivalents, accounts receivable, including those within the Company’s accounts receivable securitization program, notes receivable and accounts payable have carrying values which approximate fair value due to the short maturity or the liquid nature of these instruments.

•
Long-term debt fair value estimates are based on observed prices for securities with an active trading market when available (Level 2), and otherwise on estimated borrowing rates to discount the cash flows to their present value (Level 3).

The carrying amounts and estimated fair values of the Company’s long-term debt are summarized as follows:

	December 31, 2014		December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(Dollars in millions)
Long-term debt	$5,986.8	$5,227.9	$6,002.4	$6,167.5

Peabody Energy Corporation	2014 Form 10-K	F- 27

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit and Nonperformance Risk
The fair value of the Company’s non-coal trading derivative assets and liabilities reflects adjustments for credit risk. The Company manages its counterparty risk through established credit standards, diversification of counterparties, utilization of investment grade commercial banks, adherence to established tenor limits based on counterparty creditworthiness and continual monitoring of that creditworthiness. To reduce its credit exposure for these hedging activities, the Company seeks to enter into netting agreements with counterparties that permit the Company to offset asset and liability positions with such counterparties in the event of default. The Company also continually monitors counterparties for nonperformance risk, if present, on a case-by-case basis.

(7)	Coal Trading
The Company engages in the direct and brokered trading of coal and freight-related contracts (coal trading). Except those for which the Company has elected to apply a normal purchases and normal sales exception, all derivative coal trading contracts are accounted for at fair value.
The Company's policy is to include instruments associated with coal trading transactions as a part of its trading book. Trading revenues from such transactions are recorded in “Other revenues” in the consolidated statements of operations and include realized and unrealized gains and losses on derivative instruments, including those that arise from coal deliveries related to contracts accounted for on an accrual basis under the normal purchases and normal sales exception. Therefore, the Company has elected the trading exemption surrounding disclosures related to its coal trading activities.
Trading revenues recognized during the years ended December 31, 2014, 2013 and 2012 were as follows:

	Year Ended December 31,
Trading Revenue by Type of Instrument	2014	2013	2012
	(Dollars in millions)
Commodity futures, swaps and options	$92.3	$183.9	$159.9
Physical commodity purchase/sale contracts	(33.9)	(117.9)	(8.1)
Total trading revenue	$58.4	$66.0	$151.8
Risk Management
Hedge Ineffectiveness. In some instances, the Company has designated an existing coal trading derivative as a hedge and, thus, the derivative has a non-zero fair value at hedge inception. The “off-market” nature of these derivatives, which is best described as an embedded financing element within the derivative, is a source of ineffectiveness. In other instances, the Company uses a coal trading derivative that settles at a different time, has different quality specifications or has a different location basis than the occurrence of the cash flow being hedged. These collectively yield ineffectiveness to the extent that the derivative hedge contract does not exactly offset changes in the fair value or expected cash flows of the hedged item.
The gross fair value of coal trading positions designated as cash flow hedges of forecasted sales was an asset of $44.3 million and $62.9 million as of December 31, 2014 and 2013, respectively. Based on the net fair value of the Company’s coal trading positions held in “Accumulated other comprehensive loss” at December 31, 2014, unrealized gains to be reclassified from comprehensive income to earnings over the next 12 months are expected to be approximately $45 million. As these unrealized gains are associated with derivative instruments that represent hedges of forecasted transactions, the amounts reclassified to earnings may partially offset the effect of the realized underlying transactions in the consolidated statements of operations.
Forecasted Transactions No Longer Probable. During the year ended December 31, 2014, the Company reclassified gains of $2.0 million out of “Accumulated other comprehensive loss” to earnings as the underlying forecasted transactions were deemed no longer probable of occurring within an acceptable proximity to the timing contemplated at hedge designation.

Peabody Energy Corporation	2014 Form 10-K	F- 28

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Offsetting and Balance Sheet Presentation
The Company's coal trading assets and liabilities include financial instruments, such as swaps, futures and options, cleared through various commodities exchanges, which involve the daily net settlement of closed positions. The Company is required to post cash collateral, known as variation margin, on exchange-cleared positions that are in a net liability position and entitled to receive variation margin when in a net asset position. The Company also transacts in coal trading financial swaps and options through OTC markets with financial institutions and other non-financial trading entities under ISDA Master Agreements, which contain symmetrical default provisions. Certain of the Company's coal trading agreements with OTC counterparties also contain credit support provisions that may periodically require the Company to post, or entitle the Company to receive, variation margin. Physical coal and freight-related purchase and sale contracts included in the Company's coal trading assets and liabilities are executed pursuant to master purchase and sale agreements that also contain symmetrical default provisions and allow for the netting and setoff of receivables and payables that arise during the same time period. The Company offsets its coal trading asset and liability derivative positions, and variation margin related to those positions, on a counterparty-by-counterparty basis in the consolidated balance sheets, with the fair values of those respective derivatives reflected in “Assets from coal trading activities, net” and “Liabilities from coal trading activities, net."
The fair value of assets and liabilities from coal trading activities presented on a gross and net basis as of December 31, 2014 and 2013 is set forth below:

Affected line item in the consolidated balance sheets	Gross Amounts of Recognized Assets (Liabilities)	Gross Amounts Offset in the Consolidated Balance Sheets	Variation margin (held) posted (1)	Net Amounts of Assets (Liabilities) Presented in the Consolidated Balance Sheets
	(Dollars in millions)
	Fair Value as of December 31, 2014
Assets from coal trading activities, net	$342.5	$(248.3)	$(36.6)	$57.6
Liabilities from coal trading activities, net	(285.0)	248.3	4.0	(32.7)
Total, Net	$57.5	$—	$(32.6)	$24.9

	Fair Value as of December 31, 2013
Assets from coal trading activities, net	$418.8	$(324.7)	$(58.0)	$36.1
Liabilities from coal trading activities, net	(332.7)	324.7	1.9	(6.1)
Total, Net	$86.1	$—	$(56.1)	$30.0

(1)	None and $42 million of the net variation margin held at December 31, 2014 and 2013, respectively, related to cash flow hedges.
See Note 6. "Derivatives and Fair Value Measurements" for information on balance sheet offsetting related to the Company’s non-coal trading activities.
Fair Value Measurements
The following tables set forth the hierarchy of the Company’s net financial asset (liability) coal trading positions for which fair value is measured on a recurring basis as of December 31, 2014 and 2013:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Commodity futures, swaps and options	$(0.2)	$32.6	$—	$32.4
Physical commodity purchase/sale contracts	—	(9.6)	2.1	(7.5)
Total net financial (liabilities) assets	$(0.2)	$23.0	$2.1	$24.9

Peabody Energy Corporation	2014 Form 10-K	F- 29

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2013
	Level 1	Level 2	Level 3	Total
		(Dollars in millions)
Commodity futures, swaps and options	$—	$26.4	$—	$26.4
Physical commodity purchase/sale contracts	—	1.5	2.1	3.6
Total net financial assets	$—	$27.9	$2.1	$30.0
For Level 1 and 2 financial assets and liabilities, the Company utilizes both direct and indirect observable price quotes, including U.S. interest rate curves; LIBOR yield curves; Chicago Mercantile Exchange (CME) Group, Intercontinental Exchange (ICE), LCH.Clearnet (formerly known as the London Clearing House), NOS Clearing ASA and Singapore Exchange (SGX) contract prices; broker quotes; published indices and other market quotes. Below is a summary of the Company’s valuation techniques for Level 1 and 2 financial assets and liabilities:

•	Commodity futures, swaps and options: generally valued based on unadjusted quoted prices in active markets (Level 1) or a valuation that is corroborated by the use of market-based pricing (Level 2).

•	Physical commodity purchase/sale contracts: purchases and sales at locations with significant market activity corroborated by market-based information (Level 2).
Physical commodity purchase/sale contracts transacted in less liquid markets or contracts, such as long-term arrangements with limited price availability, are classified in Level 3. Indicators of less liquid markets are those with periods of low trade activity or wide pricing spreads between broker quotes.
The Company's risk management function, which is independent of the Company's commercial trading function, is responsible for valuation policies and procedures, with oversight from executive management. Generally, the Company's Level 3 instruments or contracts are valued using bid/ask price quotations and other market assessments obtained from multiple, independent third-party brokers or other transactional data incorporated into internally-generated discounted cash flow models. While the Company does not anticipate any decrease in the number of third-party brokers or market liquidity, the occurrence of such events could erode the quality of market information and therefore the valuation of its market positions. The Company's valuation techniques include basis adjustments to the foregoing price inputs for quality, such as heat rate and sulfur and ash content; location differentials, expressed as port and freight costs, and credit risk. The Company's risk management function independently validates the Company's valuation inputs, including unobservable inputs, with third-party information and settlement prices from other sources where available. A daily process is performed to analyze market price changes and changes to the portfolio. Further periodic validation occurs at the time contracts are settled with the counterparty. These valuation techniques have been consistently applied in all periods presented, and the Company believes it has obtained the most accurate information available for the types of derivative contracts held.
The following table summarizes the quantitative unobservable inputs utilized in the Company's internally-developed valuation models for physical commodity purchase/sale contracts classified as Level 3 as of December 31, 2014:

	Range		Weighted
Input	Low	High	Average
Quality adjustments	8%	12%	9%
Location differentials	19%	19%	19%
Significant increases or decreases in the inputs in isolation could result in a significantly higher or lower fair value measurement. The unobservable inputs do not have a direct interrelationship; therefore, a change in one unobservable input would not necessarily correspond with a change in another unobservable input.

Peabody Energy Corporation	2014 Form 10-K	F- 30

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the changes in the Company’s recurring Level 3 net financial assets:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Beginning of year	$2.1	$5.2	$8.7
Total gains realized/unrealized:
Included in earnings	6.7	0.3	17.5
Settlements	(6.7)	(3.4)	(21.0)
End of year	$2.1	$2.1	$5.2
The following table summarizes the changes in net unrealized gains (losses) relating to Level 3 net financial assets held both as of the beginning and the end of the period:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Changes in unrealized gains (losses) (1)	$2.1	$(0.4)	$4.1

(1)
Within the consolidated statements of operations and consolidated statements of comprehensive income for the periods presented, unrealized gains and losses from Level 3 items are combined with unrealized gains and losses on positions classified in Level 1 or 2, as well as other positions that have been realized during the applicable periods.

The Company did not have any significant transfers between Level 1 and Level 2 during 2014, 2013 or 2012, nor were there any transfers in or out of Level 3 during those periods. The Company’s policy is to value all transfers between levels using the beginning of period valuation.
As of December 31, 2014, the timing of the estimated future realization of the value of the Company’s trading portfolio was as follows:

Percentage of
Year of Expiration	Portfolio Total

2015	77%
2016	19%
2017	3%
2018	1%
100%
Credit Risk and Nonperformance. The fair value of the Company’s coal derivative assets and liabilities reflects adjustments for credit risk. The Company’s exposure is substantially with electric utilities, energy marketers, steel producers and nonfinancial trading houses. The Company’s policy is to independently evaluate each customer’s creditworthiness prior to entering into transactions and to regularly monitor the credit extended. If the Company engages in a transaction with a counterparty that does not meet its credit standards, the Company seeks to protect its position by requiring the counterparty to provide an appropriate credit enhancement. Also, when appropriate (as determined by its credit management function), the Company has taken steps to reduce its exposure to customers or counterparties whose credit has deteriorated and who may pose a higher risk of failure to perform under their contractual obligations. These steps include obtaining letters of credit or cash collateral (margin), requiring prepayments for shipments or the creation of customer trust accounts held for the Company’s benefit to serve as collateral in the event of a failure to pay or perform. To reduce its credit exposure related to trading and brokerage activities, the Company seeks to enter into netting agreements with counterparties that permit the Company to offset asset and liability positions with such counterparties and, to the extent required, the Company will post or receive margin amounts associated with exchange-cleared and certain OTC positions. The Company also continually monitors counterparty and contract nonperformance risk, if present, on a case-by-case basis.
As of December 31, 2014, 75% of the Company’s credit exposure related to coal trading activities with investment grade counterparties, while 10% was with non-investment grade counterparties and 15% was with counterparties that are not rated.

Peabody Energy Corporation	2014 Form 10-K	F- 31

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Performance Assurances and Collateral
Certain of the Company’s derivative trading instruments require the parties to provide additional performance assurances whenever a material adverse event jeopardizes one party’s ability to perform under the instrument. If the Company was to sustain a material adverse event (using commercially reasonable standards), its counterparties could request collateralization on derivative trading instruments in net liability positions which, based on an aggregate fair value at December 31, 2014 and 2013, would have amounted to collateral postings to counterparties of approximately $31 million and $7 million, respectively. As of December 31, 2014 and 2013, no collateral was posted to counterparties for such positions.
Certain of the Company’s other derivative trading instruments require the parties to provide additional performance assurances whenever a credit downgrade occurs below a certain level, as specified in each underlying contract. The terms of such derivative trading instruments typically require additional collateralization, which is commensurate with the severity of the credit downgrade. During 2014, each of the three major credit rating agencies downgraded the Company's corporate credit rating by one notch. The Company was not required to post additional collateral as a result of those downgrades. Even if a credit downgrade were to have occurred below contractually specified levels, the Company’s additional collateral requirement owed to its counterparties would have been zero at December 31, 2014 and 2013 based on the aggregate fair value of all derivative trading instruments with such features. Accordingly, the Company had posted no margin related to such features as of December 31, 2014 and 2013.
The Company is required to post variation margin on positions that are in a net liability position and is entitled to receive and hold variation margin on positions that are in a net asset position with an exchange and certain of its OTC derivative contract counterparties. At December 31, 2014 and 2013, the Company held net variation margin of $32.6 million and $56.1 million, respectively.
In addition to the requirements surrounding variation margin, the Company is required by the exchanges upon which it transacts to post certain additional collateral, known as initial margin, which represents an estimate of potential future adverse price movements across the Company’s portfolio under normal market conditions. As of December 31, 2014 and 2013, the Company had posted initial margin of $15.2 million and $19.6 million, respectively, which is reflected in “Other current assets” in the consolidated balance sheets. The Company also posted $6.1 million and $1.0 million of margin in excess of the exchange-required variation and initial margin discussed above as of December 31, 2014 and 2013, respectively.

(8)	Financing Receivables
The Company's total financing receivables as of December 31, 2014 and 2013 consisted of the following:

Balance Sheet Classification	December 31, 2014	December 31, 2013
	(Dollars in millions)
Accounts receivable, net	$—	$0.1
Investments and other assets	347.2	351.7
Total financing receivables	$347.2	$351.8

The Company periodically assesses the collectability of accounts and loans receivable by considering factors such as specific evaluation of collectability, historical collection experience, the age of the receivable and other available evidence. Below is a description of the Company's financing receivables outstanding as of December 31, 2014.
Codrilla Mine Project. In 2011, a wholly-owned subsidiary of PEA-PCI, then Macarthur Coal Limited, completed the sale of a portion of its 85% interest in the Codrilla Mine Project to the other participants of the Coppabella Moorvale Joint Venture, afterward retaining 73.3% ownership. The final outstanding installment payment of 40% of the sale price is due upon the earlier of the mine's first coal shipment or a specified date. The sales agreement was amended in the second quarter of 2013 to delay the specified date from March 31, 2015 to June 30, 2016, resulting in an adjustment to the discounted value of the note receivable in the amount of $1.6 million. This adjustment was recorded as a reduction to "Interest income" in the statements of operations for the year ended December 31, 2013. There are currently no indications of impairment on the remaining installment and the Company expects to receive full payment upon the earlier of the mine's first shipment or June 30, 2016. The remaining balance associated with these receivables was recorded in "Investments and other assets" in the consolidated balance sheets, which balance totaled $27.6 million and $28.5 million at December 31, 2014 and 2013, respectively.

Peabody Energy Corporation	2014 Form 10-K	F- 32

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Middlemount Mine. The Company periodically makes loans to Middlemount, in which the Company owns a 50% equity interest, pursuant to the related shareholders' agreement for purposes of funding capital expenditures and working capital requirements. Middlemount is required to pay down the loans as excess cash is generated pursuant to its shareholders’ agreement. The loans bear interest at a rate equal to the monthly average 30-day Australian Bank Bill Swap Reference Rate plus 3.5% and expire on December 24, 2015. Based on the expected timing of repayment of these loans, which is projected to extend beyond the stated expiration date, the Company considers these loans to be of a long-term nature. As a result, the foreign currency impact related to the shareholder loans is included in foreign currency translation adjustment in the consolidated balance sheets and the consolidated statements of comprehensive income. As a result of the expected timing of interest repayments, interest income on these loans is recognized when cash is received. The Company recognized interest income related to these loans of $4.8 million and $6.4 million during the years ended December 31, 2014 and 2013, respectively. Interest income under a full accrual basis would have resulted in additional interest income of $6.4 million and $5.8 million during the years ended December 31, 2014 and 2013, respectively. The carrying value of these loans of $319.6 million and $323.2 million was reflected in "Investments and other assets" in the consolidated balance sheets as of December 31, 2014 and 2013, respectively.
Other Financing Receivables. From time to time, the Company may enter into transactions resulting in accounts or notes receivable held by the Company, which have been reflected in "Accounts receivable, net." These notes are generally short term in nature with positive historical collection experience and do not represent a material credit risk to the Company.

(9)	Property, Plant, Equipment and Mine Development
Property, plant, equipment and mine development, net, as of December 31, 2014 and December 31, 2013 consisted of the following:

	December 31,
	2014	2013
	(Dollars in millions)
Land and coal interests	$11,021.1	$11,024.1
Buildings and improvements	1,569.1	1,525.4
Machinery and equipment	2,685.7	2,777.5
Less: Accumulated depreciation, depletion and amortization	(4,698.6)	(4,244.5)
Total, net	$10,577.3	$11,082.5
The net book value of coal reserves totaled $6.2 billion as of December 31, 2014 and $6.3 billion as of December 31, 2013, which excludes the carrying value of acquired interests in mineral rights at certain Australian exploration properties of $1.3 billion at each date. The coal reserves include mineral rights for leased coal interests and advance royalties that had a net book value of $5.0 billion as of December 31, 2014 and $5.1 billion as of December 31, 2013. The remaining net book value of coal reserves of $1.2 billion at December 31, 2014 and 2013 relates to coal reserves held by fee ownership. Amounts attributable to coal reserves at properties where the Company was not currently engaged in mining operations or leasing to third parties and, therefore, the coal reserves were not currently being depleted, was $2.1 billion as of December 31, 2014 and $2.3 billion as of December 31, 2013.

(10)	Income Taxes
Loss from continuing operations before income taxes for the years ended December 31, 2014, 2013 and 2012 consisted of the following:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
U.S.	$268.9	$220.6	$1,049.1
Non-U.S.	(816.8)	(954.9)	(1,257.7)
Total	$(547.9)	$(734.3)	$(208.6)

Peabody Energy Corporation	2014 Form 10-K	F- 33

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total income tax provision (benefit) for the years ended December 31, 2014, 2013 and 2012 consisted of the following:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Current:
U.S. federal	$27.1	$(47.9)	$116.8
Non-U.S.	(61.1)	38.4	127.6
State	3.3	(4.7)	12.2
Total current	(30.7)	(14.2)	256.6
Deferred:
U.S. federal	111.0	4.8	(32.7)
Non-U.S.	122.3	(440.3)	28.8
State	(1.4)	1.4	9.6
Total deferred	231.9	(434.1)	5.7
Total income tax provision (benefit)	$201.2	$(448.3)	$262.3
The following is a reconciliation of the expected statutory federal income tax benefit to the Company’s income tax provision (benefit) for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Expected income tax benefit at U.S. federal statutory rate	$(191.7)	$(257.0)	$(73.0)
Changes in valuation allowance, income tax	569.4	(29.4)	521.5
Changes in tax reserves	(81.5)	8.8	24.5
Excess depletion	(65.3)	(72.7)	(69.4)
Foreign earnings repatriation	(71.4)	—	—
Foreign earnings provision differential	28.8	62.7	(59.6)
General business tax credits	(19.2)	(18.9)	(17.4)
Minerals resource rent tax, net of federal tax	16.1	(87.4)	77.2
Remeasurement of foreign income tax accounts	(2.7)	(44.3)	7.9
State income taxes, net of federal tax benefit	(2.3)	(0.2)	(1.1)
Capital loss	—	—	(118.1)
Other, net	21.0	(9.9)	(30.2)
Total income tax provision (benefit)	$201.2	$(448.3)	$262.3
Certain reconciliation items included in the above table exclude the remeasurement of foreign income tax accounts as these foreign currency effects are separately presented.

Peabody Energy Corporation	2014 Form 10-K	F- 34

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of December 31, 2014 and 2013 consisted of the following:

	December 31,
	2014	2013
	(Dollars in millions)
Deferred tax assets:
Tax credits and loss carryforwards	$1,723.5	$1,558.0
Minerals resource rent tax	—	993.2
Accrued postretirement benefit obligations	372.3	309.9
Asset retirement obligations	167.0	141.6
Employee benefits	70.7	88.5
Payable to voluntary employee beneficiary association for certain Patriot retirees (1)	79.2	84.4
Hedge activities	44.2	—
Environmental contingencies	29.9	23.6
Deferred revenue	29.1	3.2
Financial guarantees	16.9	16.9
Workers’ compensation obligations	6.2	10.4
Other	50.5	31.5
Total gross deferred tax assets	2,589.5	3,261.2
Deferred tax liabilities:
Property, plant, equipment and mine development, principally due to differences in depreciation, depletion and asset impairments	1,223.4	1,322.3
Unamortized discount on Convertible Junior Subordinated Debentures	131.0	131.8
Hedge activities	—	11.4
Investments and other assets	73.4	82.0
Other	1.1	46.3
Total gross deferred tax liabilities	1,428.9	1,593.8
Valuation allowance, income tax	(1,169.0)	(656.4)
Valuation allowance, minerals resource rent tax	—	(977.7)
Net deferred tax (liability) asset	$(8.4)	$33.3
Deferred taxes are classified as follows:
Current deferred income taxes	$80.0	$66.4
Noncurrent deferred income taxes	(88.4)	(33.1)
Net deferred tax (liability) asset	$(8.4)	$33.3

(1)	Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" herein for additional details related to this transaction.
The Company's tax credits and tax effected loss carryforwards included U.S. alternative minimum tax (AMT) credits of $290.3 million, foreign tax credits of $147.9 million, tax general business credits of $89.9 million, U.S. capital losses of $51.1 million, state net operating loss (NOL) carryforwards of $41.0 million and foreign NOL carryforwards of $1,103.3 million as of December 31, 2014. The AMT credits and foreign NOLs have no expiration date. The U.S. capital losses and state NOL's begin to expire in 2017 and 2018, respectively. The foreign tax credits and general business credits begin to expire in 2020 and 2027, respectively.

Peabody Energy Corporation	2014 Form 10-K	F- 35

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In assessing the near-term use of NOLs and tax credits and corresponding valuation allowance adjustments, the Company evaluated the expected level of future taxable income, available tax planning strategies, reversals of existing taxable temporary differences and taxable income in carryback years. During the year ended December 31, 2014, the Company recorded valuation allowance against net deferred tax asset positions in the U.S. and Australia of $351.2 million and $289.3 million, respectively. Recognition of those valuation allowances was driven by recent cumulative book losses, as determined by considering all sources of available income (including items classified as discontinued operations or recorded directly to "Accumulated other comprehensive loss"), which limited the Company’s ability to look to future taxable income in assessing the realizability of the related assets. The Company also continued to have a partial reserve for its foreign NOL's and certain deferred tax assets based on future realizable value as of December 31, 2014. Of the $351.2 million increase in U.S. valuation allowance during the year ended December 31, 2014, $280.1 million and $71.1 million were reflected in "Income tax provision (benefit)" and "Accumulated other comprehensive loss," respectively.
Due to the repeal of the Australian Minerals and Resource Rent Tax (MRRT) during the year ended December 31, 2014, the Company wrote-off its MRRT related deferred tax assets totaling $993.2 million, along with the corresponding valuation allowance of $977.7 million.
Unrecognized Tax Benefits
Net unrecognized tax benefits (excluding interest and penalties) were recorded as follows in the consolidated balance sheets as of December 31, 2014 and 2013:

	December 31,
	2014	2013
	(Dollars in millions)
Accounts payable and accrued expenses	$—	$20.3
Deferred income taxes	6.2	90.3
Other noncurrent liabilities	34.7	29.9
Net unrecognized tax benefits	$40.9	$140.5
Gross unrecognized tax benefits	$44.5	$143.9
The amount of the Company's gross unrecognized tax benefits decreased by $99.4 million since January 1, 2014 due to the finalization of Australian Tax Office (ATO) audits on the 2004 through 2012 tax years, offset by additions for current positions. The amount of the net unrecognized tax benefits that, if recognized, would directly affect the effective tax rate was $40.9 million and $140.5 million at December 31, 2014 and 2013, respectively. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for the years ended December 31, 2014, 2013 and 2012 is as follows:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Balance at beginning of period	$143.9	$122.8	$119.6
Additions for current year tax positions	12.0	6.3	17.4
Additions for prior year tax positions	—	63.8	31.9
Reductions for settlements with tax authorities	(111.4)	—	(46.1)
Reductions for expirations of statutes of limitations	—	(49.0)	—
Balance at end of period	$44.5	$143.9	$122.8
The Company recognizes interest and penalties related to unrecognized tax benefits in its income tax provision. The Company (reversed) expensed gross interest and penalties of ($8.0) million, ($36.0) million and $21.2 million for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had $3.4 million and $11.4 million of accrued gross interest and penalties related to unrecognized tax benefits at December 31, 2014 and 2013, respectively.
The Company believes during the next twelve months it is reasonably possible for a $28.6 million decrease in its net unrecognized tax benefits due to potential audit settlements and the expiration of statutes of limitations.

Peabody Energy Corporation	2014 Form 10-K	F- 36

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Tax Returns Subject to Examination
The Company's U.S. federal income tax returns are under examination by the IRS for the 2009 through 2012 income tax years. The Company's state income tax returns for the tax years 1999 and thereafter remain potentially subject to examination by various state taxing authorities due to NOL carryforwards. The ATO completed its audit of the Company's Australian income tax returns for the tax years 2004 through 2009 as well as its review of the tax years 2010 through 2012. Australian income tax returns for tax years 2010 through 2013 continue to be subject to potential examinations by the ATO.
Foreign Earnings
The Company had no undistributed earnings of foreign subsidiaries as of December 31, 2014. Historically, the Company has not provided for deferred taxes on undistributed earnings because such earnings are considered to be indefinitely reinvested outside of the U.S.
Tax Payments and Refunds
The following table summarizes the Company’s income tax (refunds) payments, net for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
U.S. — federal	$(7.7)	$(0.8)	$63.0
U.S. — state and local	(6.8)	2.9	11.8
Non-U.S.	(2.2)	79.8	55.7
Total income tax (refunds) payments, net	$(16.7)	$81.9	$130.5

(11)	Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consisted of the following:

	December 31,
	2014	2013
	(Dollars in millions)
Trade accounts payable	$461.7	$483.0
Commodity and foreign currency hedge contracts	341.1	213.9
Other accrued expenses	298.8	267.3
Accrued payroll and related benefits	268.7	248.0
Accrued taxes other than income	175.3	223.5
Payable to voluntary employee beneficiary association for certain Patriot retirees (1)	75.0	20.0
Accrued royalties	61.5	67.1
Accrued interest	48.4	47.9
Asset retirement obligations	30.2	21.0
Accrued environmental cleanup-related costs	19.4	18.3
Workers’ compensation obligations	10.9	10.0
Income taxes payable	3.3	3.8
Accrued health care insurance	2.4	7.1
Liabilities associated with discontinued operations	12.5	133.1
Total accounts payable and accrued expenses	$1,809.2	$1,764.0

(1)	Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" herein for additional details related to this transaction.

Peabody Energy Corporation	2014 Form 10-K	F- 37

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)	Long-term Debt
The Company’s total indebtedness as of December 31, 2014 and 2013 consisted of the following:

	December 31,
	2014	2013
	(Dollars in millions)
2013 Term Loan Facility due September 2020	$1,175.1	$1,185.4
7.375% Senior Notes due November 2016	650.0	650.0
6.00% Senior Notes due November 2018	1,518.8	1,518.8
6.50% Senior Notes due September 2020	650.0	650.0
6.25% Senior Notes due November 2021	1,339.6	1,339.6
7.875% Senior Notes due November 2026	247.6	247.5
Convertible Junior Subordinated Debentures due December 2066	382.3	379.7
Capital lease obligations	22.2	30.5
Other	1.2	0.9
Total	$5,986.8	$6,002.4
The carrying amounts of the 2013 Term Loan Facility due September 2020, the 7.875% Senior Notes due December 2026 and the Convertible Junior Subordinated Debentures due December 2066 (the Debentures) have been presented above net of the respective unamortized original issue discounts.
2013 Credit Facility
On September 24, 2013, the Company entered into a secured credit agreement (as amended, the 2013 Credit Facility), which provides for a $1.65 billion revolving credit facility (the 2013 Revolver) and a $1.20 billion term loan facility (the 2013 Term Loan Facility). In connection with the closing of the 2013 Credit Facility, the Company borrowed $1.19 billion under the 2013 Term Loan Facility, net of original issue discount of $12.0 million that will be amortized over its seven-year term, and transferred $94.7 million of existing letters of credit from its unsecured credit agreement dated as of June 18, 2010 (as amended, the 2010 Credit Agreement). The 2013 Revolver commitment will mature on September 24, 2018, or on August 15, 2018 if the Company’s 6.00% Senior Notes due 2018 are still in existence on such date. The 2013 Term Loan Facility matures on September 24, 2020. The Company capitalized total deferred financing costs of $18.3 million and $10.1 million related to the 2013 Revolver and 2013 Term Loan Facility, respectively, to be amortized over the respective five- and seven-year terms of those facilities.
Proceeds of the 2013 Term Loan Facility were used primarily to pay off amounts outstanding under the 2010 Credit Agreement and the Company's unsecured credit agreement dated October 28, 2011 (as amended), which had then-outstanding principal amounts of $301.8 million and $862.5 million, respectively. The Company recognized expense of $11.5 million on the write-off of previously deferred financing costs related to those facilities during the year, which was classified in "Interest expense" in the consolidated statement of operations.
The obligations under the 2013 Credit Facility are guaranteed by the Company and substantially all of its domestic subsidiaries and are secured by (1) a pledge of 65% of the stock of Peabody Investments (Gibraltar) Limited, a holding company for the Australian operations of the Company, (2) a pledge of the stock of Peabody IC Funding Corp., whose assets are substantially comprised of intercompany debt owed to it by Peabody IC Holdings LLC, a holding company whose sole asset is intercompany debt owed to it by the top-level Gibraltar subsidiary of the Company’s Australian platform, an entity which previously owed such debt directly to Peabody IC Funding Corp. and (3) after the effectiveness of the Omnibus Amendment Agreement, dated as of February 5, 2015 (the First Amendment), substantially all of the Company’s U.S. assets and 65% of the equity interests of its first-tier foreign subsidiaries, subject to certain exceptions. The 2013 Credit Facility limits that amount of debt secured by “Principal Property” and “Capital Stock” (as such quoted terms are used in the Company’s Senior Notes indentures) in order for the Company to utilize the general liens basket in the Company’s Senior Notes indentures.

Peabody Energy Corporation	2014 Form 10-K	F- 38

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All borrowings under the 2013 Credit Facility (other than swingline borrowings and borrowings denominated in currencies other than U.S. dollars) bear interest, at the Company’s option, at either a base rate (subject to a floor of 2.00% for borrowings under the 2013 Term Loan Facility) or a eurocurrency rate (subject to a floor of 1.00% for borrowings under the 2013 Term Loan Facility), each as defined in the 2013 Credit Agreement, plus: (1) in the case of the 2013 Term Loan Facility, a margin of 2.25% and 3.25% per year for borrowings bearing interest at the base rate and the eurocurrency rate, respectively; or (2) in the case of the 2013 Revolver, a margin dependent on the Company's consolidated net leverage ratio, as defined in the 2013 Credit Agreement, ranging from 0.75% to 1.50% and 1.75% to 2.50% per year for borrowings bearing interest at the base rate and eurocurrency rate, respectively.
As of December 31, 2014 the Company had $1,175.1 million outstanding under the 2013 Term Loan Facility with an interest rate payable of LIBOR (with a floor of 1.00%) plus 3.25%, or 4.25% in total.
The Company pays a usage-dependent commitment fee under the 2013 Revolver, which is dependent upon the Company's consolidated net leverage ratio, as defined in the 2013 Credit Agreement, and ranges from 0.375% to 0.500% of the available unused commitment. In addition, the Company pays a letter of credit fee, which is also dependent upon the Company's leverage ratio and ranges from 1.75% to 2.50% per year of the undrawn amount of each letter of credit, and a fronting fee equal to 0.125% per year of the face amount drawn under each letter of credit.
The 2013 Term Loan Facility is subject to quarterly amortization of 0.25% per quarter that commenced on October 1, 2013, with the final payment of all amounts outstanding (including accrued interest) being due on September 24, 2020. Subject to customary reinvestment rights, the 2013 Credit Facility is subject to mandatory prepayment and permanent commitment reduction provisions. These provisions include a requirement to prepay the loans with total net proceeds from certain asset sales exceeding $500 million in the aggregate, including certain asset sales by domestic unrestricted subsidiaries or domestic joint ventures of 50% or more of their assets or equity individually or in the aggregate exceeding $200 million. To the extent that mandatory prepayments and or permanent commitment reductions are required, prepayments shall be applied to prepay the term loan borrowings and, once no term loan borrowings are outstanding, the revolving commitments shall be permanently reduced by an amount that depends on the amount of revolving commitments in existence at the time of such reduction.
Under the 2013 Revolver, the Company must comply with two financial covenants on a quarterly basis, which are a maximum net first lien secured leverage ratio and a minimum interest coverage ratio. The Company was in compliance with those covenants as of December 31, 2014. The Company is permitted to pay dividends, buy and sell assets and make redemptions or repurchases of capital stock, subject to restrictions imposed by the 2013 Credit Facility. That agreement also imposes certain restrictions on the Company's ability to incur liens, incur debt, make investments (including acquisitions), engage in fundamental changes such as mergers and dissolutions, dispose of assets, change the nature of its business, enter into transactions with affiliates, enter into agreements that restrict the Company's ability to make dividends or distributions, enter into agreements with negative pledge clauses, make dividends from the top-level Gibraltar holding company of the Company's Australian operations to the Company's domestic subsidiaries in an amount in excess of $500 million per year and incur liens securing indebtedness on the Company’s “Principal Property” and “Capital Stock” (as such quoted terms are used in the Company’s Senior Notes indentures). It also contains customary events of default. The agreement generally does not restrict the Company’s ability to provide for loans and advances between the parent company and the subsidiaries that secure or guarantee the related indebtedness, provided that certain of such loans and advances are subordinated to the Company’s obligations under the 2013 Credit Agreement.
The foregoing description of the 2013 Credit Facility addresses the terms of the First Amendment. The First Amendment also:

•
amended the financial maintenance covenants to provide the Company with greater financial flexibility by lowering the interest coverage ratio and increasing the maximum net first lien secured leverage ratio for the term of the 2013 Credit Facility;

•	amended a negative covenant in the 2013 Credit Facility to allow for second lien debt issuances, so long as the Company remains in compliance with the 2013 Credit Facility; and

•
amended certain other negative covenants in the 2013 Credit Facility to (1) reduce the Company’s annual cash dividend payments allowable to a maximum of $27.5 million (with carryforward permitted) and the additional general restricted payments basket, which includes dividends, stock repurchases and certain investments, to a maximum of $100.0 million (which amount may increase based on positive earnings during the term of the agreement) and (2) further limit the Company’s ability to incur liens, incur debt and make investments.

As of December 31, 2014, the Company had no borrowings under the 2013 Revolver, but had $114.9 million of letters of credit outstanding. The remaining capacity under the 2013 Revolver at December 31, 2014 was $1,535.1 million. The interest rate payable on the 2013 Revolver was LIBOR plus 2.25%, or 2.42% at December 31, 2014.

Peabody Energy Corporation	2014 Form 10-K	F- 39

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.00%, 6.25%, 6.50%, 7.375% and 7.875% Senior Notes (collectively the Senior Notes)
The Senior Notes are senior unsecured obligations and rank senior in right of payment to any subordinated indebtedness; equally in right of payment with any senior indebtedness; are effectively junior in right of payment to the Company’s secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and effectively junior to all the indebtedness and other liabilities of its subsidiaries that do not guarantee the notes.
The Senior Notes are jointly and severally guaranteed by nearly all of the Company’s domestic subsidiaries, as defined in the note indentures. The note indentures contain covenants that, among other things, limit the Company’s ability to create liens and enter into sale and lease-back transactions. The Senior Notes are redeemable at a redemption price equal to 100% of the principal amount of the notes being redeemed plus a make-whole premium and any accrued unpaid interest to the redemption date. If the Company experiences specific kinds of changes in control and the credit rating assigned to the Senior Notes declines below specified levels within 90 days of that time, holders of such notes have the right to require the Company to repurchase their notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
Interest payments on the Senior Notes are scheduled to occur each year as follows:

Senior Notes	Interest Payment Dates
6.00% Senior Notes	May 15 and November 15
6.25% Senior Notes	May 15 and November 15
6.50% Senior Notes	March 15 and September 15
7.375% Senior Notes	May 1 and November 1
7.875% Senior Notes	May 1 and November 1
On November 15, 2011, the Company completed a $1.6 billion offering of 6.00% Senior Notes due November 2018 (the 6.00% Senior Notes) and a $1.5 billion offering of 6.25% Senior Notes due November 2021 (the 6.25% Senior Notes), with the proceeds of the offering used, in part, to finance the acquisition of Macarthur. On the same date, the Company, the Guarantors and the initial purchasers of the 6.00% Senior Notes and the 6.25% Senior Notes entered into a registration rights agreement (the Registration Rights Agreement). During the second quarter of 2012, the Company repurchased $81.2 million and $160.4 million in aggregate principal amount of its 6.00% and 6.25% Senior Notes due 2018 and 2021, respectively, with existing cash on hand. The Company recognized a loss on debt extinguishment of $2.8 million associated with these repurchases, which was comprised of $3.4 million of expense related to the write-off of deferred financing costs and a gain of $0.6 million as the repurchases were made below par value. The loss is classified in "Interest expense" in the consolidated statement of operations for the year ended December 31, 2012. In the third quarter of 2012, the Company commenced an offer to exchange any and all of its 6.00% and 6.25% Senior Notes outstanding for substantially identical freely tradable debt securities registered under the Securities Act of 1933. The exchange offer was completed in October 2012 and did not affect the Company's indebtedness outstanding.
Convertible Junior Subordinated Debentures
As of December 31, 2014, the Company had $732.5 million aggregate principal outstanding of Debentures that generally require interest to be paid semiannually at a rate of 4.75% per year. The Debentures are convertible at any time on or prior to December 15, 2036 if any of the following conditions occur: (1) the Company’s closing common stock price exceeds 140% of the then applicable conversion price for the Debentures (currently $1,200.23 per share) for at least 20 of the final 30 trading days in any quarter; (2) a notice of redemption is issued with respect to the Debentures; (3) a change of control, as defined in the indenture governing the Debentures; (4) satisfaction of certain trading price conditions; and (5) other specified corporate transactions described in the indenture governing the Debentures. In addition, the Debentures are convertible at any time after December 15, 2036 to December 15, 2041, the scheduled maturity date. In the case of conversion following a notice of redemption or upon a non-stock change of control, as defined in the indenture governing the Debentures, holders may convert their Debentures into cash in the amount of the principal amount of their Debentures and shares of the Company’s common stock for any conversion value in excess of the principal amount. In all other conversion circumstances, holders will receive perpetual preferred stock (see Note 17. "Stockholders' Equity") with a liquidation preference equal to the principal amount of their Debentures, and any conversion value in excess of the principal amount will be settled with the Company’s common stock. As a result of the Patriot spin-off, the conversion rate was adjusted. The conversion rate has also been adjusted when there has been a change in the Company’s dividend distribution rate. The current conversion rate is 1.1664 shares of common stock per $1,000 principal amount of Debentures effective February 4, 2015. This adjusted conversion rate represents a conversion price of $857.30.

Peabody Energy Corporation	2014 Form 10-K	F- 40

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Between December 20, 2011 and December 19, 2036, the Company may redeem the Debentures, in whole or in part, if for at least 20 out of the 30 consecutive trading days immediately prior to the date on which notice of redemption is given, the Company’s closing common stock price has exceeded 130% of the then applicable conversion price for the Debentures (currently $1,114.50 per share). On or after December 20, 2036, whether or not the redemption condition is satisfied, the Company may redeem the Debentures, in whole or in part. The Company may not redeem any Debentures unless (1) all accrued and unpaid interest on the Debentures has been paid in full on or prior to the redemption date and (2) if any perpetual preferred stock is outstanding, the Company has first given notice to redeem the perpetual preferred stock in the same proportion as the redemption of the Debentures. Any redemption of the Debentures will be at a cash redemption price of 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest to the date of redemption.
On December 15, 2041, the scheduled maturity date, the Company is required to use commercially reasonable efforts, subject to the occurrence of a market disruption event, as defined in the indenture governing the Debentures, to issue securities of equivalent equity content in an amount sufficient to pay the principal amount of the Debentures, together with accrued and unpaid interest. At the final maturity date of the Debentures on December 15, 2066, the entire principal amount will become due and payable, together with accrued and unpaid interest.
In connection with the issuance of the Debentures, the Company entered into a Capital Replacement Covenant (the CRC). Pursuant to the CRC, the Company covenanted for the benefit of holders of covered debt, as defined in the CRC (currently the Company’s 7.875% Senior Notes, issued in an aggregate principal amount of $250.0 million), that neither the Company nor any of its subsidiaries shall repay, redeem or repurchase all or any part of the Debentures on or after December 15, 2041 and prior to December 15, 2046, except to the extent that the total repayment, redemption or repurchase price does not exceed the sum of: (1) 400% of the Company’s net cash proceeds from the sale of its common stock and rights to acquire its common stock (including common stock issued pursuant to the Company’s dividend reinvestment plan or employee benefit plans); (2) the Company’s net cash proceeds from the sale of its mandatorily convertible preferred stock, as defined in the CRC, or debt exchangeable for equity, as defined in the CRC; and (3) the Company’s net cash proceeds from the sale of other replacement capital securities, as defined in the CRC, in each case, during the six months prior to the notice date for the relevant payment, redemption or repurchase.
The Debentures are unsecured obligations of the Company, ranking junior to all existing and future senior and subordinated debt (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business) except for any future debt that ranks equal to or junior to the Debentures. The Debentures rank equal in right of payment with the Company’s obligations to trade creditors. In addition, the Debentures are effectively subordinated to all indebtedness of the Company’s subsidiaries. The indenture governing the Debentures places no limitation on the amount of additional indebtedness that the Company or any of the Company’s subsidiaries may incur, but do impose certain financial covenants. The Company was in compliance with all such covenants as of December 31, 2014.
In June 2014, the Company received sufficient consents from holders of the Debentures to amend the related indenture and eliminate the provisions relating to the mandatory and optional deferral of interest, thereby providing the Company greater financial and operational flexibility and increased ease of administration with respect to the Debentures. After receiving those consents, the Company entered into a supplemental indenture reflecting the amendments, which binds all holders of the Debentures. The eliminated provisions related to the mandatory deferral of interest (1) required that the Company defer interest payments on the Debentures under specified circumstances unless it obtained funds for those payments through the sale of qualifying warrants or qualifying preferred stock, (2) subject to limitations, required that the Company obtain the necessary funds through such a sale, and (3) prohibited the Company from making certain distributions (including dividends) with respect to its capital stock during any mandatory extension period (as defined in the original indenture governing the Debentures) and until the Company paid all accrued but unpaid interest on the Debentures. The eliminated provisions related to the optional deferral of interest allowed the Company to defer interest payments on the Debentures at its discretion, in certain circumstances.
Holders of the Debentures that validly consented to the amendments received a consent fee of $15.00 per $1,000 principal amount of the Debentures. The Company paid aggregate consent fees of $10.1 million in June 2014 in connection with the Debentures consent solicitation, which will be amortized over the remaining term of the Debentures. Additionally, the Company incurred $1.6 million in fees to third parties related to the consent solicitation and supplemental indenture, which were classified in "Interest expense" in the consolidated statement of operations for the year ended December 31, 2014.

Peabody Energy Corporation	2014 Form 10-K	F- 41

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company accounts for the liability and equity components of the Debentures in a manner that reflects the nonconvertible debt borrowing rate when recognizing interest cost in subsequent periods. The following table illustrates the carrying amount of the equity and debt components of the Debentures:

	December 31,
	2014	2013
	(Dollars in millions)
Carrying amount of the equity component	$215.4	$215.4

Principal amount of the liability component	$732.5	$732.5
Unamortized discount	(350.2)	(352.8)
Net carrying amount	$382.3	$379.7
The following table illustrates the effective interest rate and the interest expense related to the Debentures:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Effective interest rate	4.9%	4.9%	4.9%
Interest expense — contractual interest coupon	$34.8	$34.8	$34.8
Interest expense — amortization of debt discount	2.6	2.3	2.1
The remaining period over which the discount will be amortized is 27 years as of December 31, 2014.
Capital Lease Obligations
In June 2013, the Company executed an amendment to its master equipment hire agreement with an unconsolidated equity affiliate in Australia to allow for the legal right of offset of receivables and payables due between parties. The operations of that equity affiliate are funded through equity interests and shareholder loans for the purpose of purchasing on behalf of and leasing equipment to its shareholders. Because the Company intends to use the right of offset provided by that amendment, $38.0 million of capital lease obligations due to that equity affiliate have been presented on a net basis in the consolidated balance sheet as of December 31, 2014 and offset against the related shareholder loans due from that equity affiliate included in "Investments and other assets." Prior to the amendment, such amounts were presented on a gross basis in the Company's consolidated financial statements.
Refer to Note 13. "Leases" for additional information associated with the Company's capital leases, which pertain to the financing of mining equipment used in operations.
Debt Maturities, Interest Paid and Financing Costs
The aggregate amounts of long-term debt maturities (including unamortized debt discounts) subsequent to December 31, 2014, including capital lease obligations, were as follows:

Year of Maturity	(Dollars in millions)
2015	$21.2
2016	669.0
2017	12.9
2018	1,530.9
2019	12.1
2020 and thereafter	3,740.7
Total	$5,986.8
Interest paid on long-term debt was $404.4 million, $388.2 million and $396.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Peabody Energy Corporation	2014 Form 10-K	F- 42

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financing costs incurred with the issuance of the Company’s debt are being amortized to interest expense over the remaining term of the associated debt. The remaining balance at December 31, 2014 was $88.7 million, of which $62.4 million will be amortized to interest expense over the next five years.

(13)	Leases
The Company leases equipment and facilities under various noncancelable lease agreements. Certain lease agreements require the maintenance of specified ratios and are subject to the restrictive covenants of the Company's credit facilities. Rental expense under operating leases, including expense related to short-term operating leases, was $306.0 million, $305.9 million and $247.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. One of the Company's operating lease agreements for underground mining equipment in Australia entered into in 2013 requires contingent rent to be paid only if and when certain coal is mined at a specified margin as defined in the agreements. There was no contingent expense related to that arrangement for the years ended December 31, 2014 and 2013. The gross value of property, plant, and equipment under capital leases was $175.1 million as of December 31, 2014 and 2013, related primarily to the leasing of mining equipment. The accumulated depreciation for these items was $138.4 million and $111.3 million at December 31, 2014 and 2013, respectively, and changes thereto have been included in "Depreciation, depletion and amortization" in the consolidated statements of operations.
The Company also leases coal reserves under agreements that require royalties to be paid as the coal is mined. Certain agreements also require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Total royalty expense was $507.8 million, $546.0 million and $637.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.
A substantial amount of the coal mined by the Company is produced from mineral reserves leased from the owner. One of the major lessors is the U.S. government, from which the Company leases substantially all of the coal it mines in Wyoming under terms set by Congress and administered by the U.S. Bureau of Land Management. These leases are generally for an initial term of ten years but may be extended by diligent development and mining of the reserves until all economically recoverable reserves are depleted. The Company has met the diligent development requirements for substantially all of these federal leases either directly through production, by including the lease as a part of a logical mining unit with other leases upon which development has occurred, or by paying an advance royalty in lieu of continued operations. Annual production on these federal leases must total at least 1.0% of the leased reserve or the original amount of coal in the entire logical mining unit in which the leased reserve resides. In addition, royalties are payable monthly at a rate of 12.5% of the gross realization from the sale of the coal mined using surface mining methods and at a rate of 8.0% of the gross realization for coal produced using underground mining methods. The Company also leases coal reserves in Arizona from The Navajo Nation and the Hopi Tribe under leases that are administered by the U.S. Department of the Interior. These leases expire upon exhaustion of the leased reserves or upon the permanent ceasing of all mining activities on the related reserves as a whole. The royalty rates are also generally based upon a percentage of the gross realization from the sale of coal. These rates are subject to redetermination every ten years under the terms of the leases. The remainder of the leased coal is generally leased from state governments, land holding companies and various individuals. The duration of these leases varies greatly. Typically, the lease terms are automatically extended as long as active mining continues. Royalty payments are generally based upon a specified rate per ton or a percentage of the gross realization from the sale of the coal.
Mining and exploration in Australia is generally conducted under leases, licenses or permits granted by state governments. Mining leases are typically for an initial term of up to 21 years (but may be renewed) and contain conditions relating to such matters as minimum annual expenditures, environmental compliance, restoration and rehabilitation. Royalties are paid to the state government as a percentage of the sales price (less certain allowable deductions in some cases). Generally landowners do not own the mineral rights or have the ability to grant rights to mine those minerals. These rights are retained by state governments. Compensation is often payable to landowners and occupiers for the loss of access to the land and any impact on the value of the land where the landowner retains the surface rights, and the amount and type of compensation can be determined by agreement or court determination, as provided by law. Surface rights may be acquired directly from landowners by mutual agreement.

Peabody Energy Corporation	2014 Form 10-K	F- 43

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease and royalty payments as of December 31, 2014 are as follows:

	Capital Leases	Operating Leases	Coal Lease and Royalty Obligations
Year Ending December 31,
	(Dollars in millions)
2015	$9.5	$207.2	$284.6
2016	6.9	196.0	253.3
2017	1.4	178.9	22.3
2018	0.5	104.3	20.5
2019	0.5	51.3	18.2
2020 and thereafter	10.6	64.3	29.0
Total minimum lease payments	29.4	$802.0	$627.9
Less interest	7.2
Present value of minimum capital lease payments	$22.2
As of December 31, 2014, certain of the Company’s coal lease obligations were secured by outstanding surety bonds totaling $103.8 million.

(14)	Asset Retirement Obligations
Reconciliations of the Company’s asset retirement obligations are as follows:

	December 31,
	2014	2013
	(Dollars in millions)
Balance at beginning of year	$712.8	$687.5
Liabilities incurred or acquired	22.7	—
Liabilities settled or disposed	(19.7)	(15.4)
Accretion expense	39.3	39.3
Revisions to estimates	(2.6)	1.4
Balance at end of year	$752.5	$712.8
Less: Current portion (included in "Accounts payable and accrued expenses")	30.2	21.0
Noncurrent obligation (included in "Asset Retirement Obligations")	722.3	691.8
Balance at end of year — active locations	$676.2	$660.8
Balance at end of year — closed or inactive locations	$76.3	$52.0
In 2014, the Company recognized an asset retirement obligation of $22.2 million due to the nonperformance of a contract miner at a coal reserve property in the Eastern U.S. Because mining operations have ceased at that operation, a corresponding charge was recorded to “Asset retirement obligation expenses” in the consolidated statement of operations for the year ended December 31, 2014.
The credit-adjusted, risk-free interest rates were 6.82%, 6.44% and 6.28% at December 31, 2014, 2013 and 2012, respectively.
As of December 31, 2014 and 2013, the Company had $645.0 million and $568.4 million, respectively, in surety bonds and bank guarantees outstanding to secure reclamation obligations. The amount of reclamation self-bonding in certain states in which the Company qualifies was $1,361.4 million and $1,365.1 million as of December 31, 2014 and 2013, respectively. Additionally, the Company had $17.6 million of letters of credit in support of reclamation obligations as of December 31, 2014 and 2013.

Peabody Energy Corporation	2014 Form 10-K	F- 44

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(15)	Postretirement Health Care and Life Insurance Benefits
The Company currently provides health care and life insurance benefits to qualifying salaried and hourly retirees and their dependents from benefit plans established by the Company.  Plan coverage for health benefits is provided to future hourly and salaried retirees in accordance with the applicable plan document.  Life insurance benefits are provided to future hourly retirees in accordance with the applicable labor agreement.
Net periodic postretirement benefit cost included the following components:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Service cost for benefits earned	$12.2	$15.8	$14.9
Interest cost on accumulated postretirement benefit obligation	36.4	41.8	54.9
Amortization of prior service cost (credit)	1.3	(1.7)	2.5
Amortization of actuarial loss	14.5	24.1	32.8
Settlement related to the Patriot bankruptcy reorganization (1)	—	63.2	—
Special termination benefits (2)	1.6	0.9	—
Net periodic postretirement benefit cost	$66.0	$144.1	$105.1

(1)	Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" herein for additional details related to this transaction.

(2)	Reflected in "Restructuring and pension settlement charges" in the consolidated statement of operations for the year ended December 31, 2014.
The following includes pre-tax amounts recorded in "Accumulated other comprehensive loss":

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Net actuarial loss (gain) arising during year	$115.8	$(24.3)	$(68.3)
Prior service credit arising during year	(18.0)	—	(31.9)
Amortization:
Actuarial loss	(14.5)	(24.1)	(32.8)
Prior service (cost) credit	(1.3)	1.7	(2.5)
Settlement related to the Patriot bankruptcy reorganization: (1)
Actuarial loss	—	(61.3)	—
Prior service cost	—	(1.9)	—
Total recorded in other comprehensive loss (income)	$82.0	$(109.9)	$(135.5)

(1)	Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" herein for additional details related to this transaction.
The Company amortizes actuarial gain and loss using a 0% corridor with an amortization period that covers the average future working lifetime of active employees (11.70 years and 11.96 years at January 1, 2015 and 2014, respectively). The estimated net actuarial loss and prior service credit that will be amortized from accumulated other comprehensive (loss)income into net periodic postretirement benefit cost during the year ending December 31, 2015 are $24.9 million and $6.8 million, respectively.

Peabody Energy Corporation	2014 Form 10-K	F- 45

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the plans' funded status reconciled with the amounts shown in the consolidated balance sheets:

	December 31,
	2014	2013
	(Dollars in millions)
Change in benefit obligation:
Accumulated postretirement benefit obligation at beginning of period	$735.4	$1,026.1
Service cost	12.2	15.8
Interest cost	36.4	41.8
Participant contributions	2.2	2.3
Plan changes(1)	(18.0)	—
Benefits paid	(46.5)	(66.5)
Actuarial loss (gain) (2)	115.8	(24.3)
Settlement related to the Patriot bankruptcy reorganization (3)	—	(260.7)
Special termination benefits	1.6	0.9
Accumulated postretirement benefit obligation at end of period	839.1	735.4
Change in plan assets:
Fair value of plan assets at beginning of period	—	—
Employer contributions	44.3	64.2
Participant contributions	2.2	2.3
Benefits paid and administrative fees (net of Medicare Part D reimbursements)	(46.5)	(66.5)
Fair value of plan assets at end of period	—	—
Funded status at end of year	(839.1)	(735.4)
Less: Current portion (included in "Accounts payable and accrued expenses")	57.2	51.4
Noncurrent obligation (included in "Accrued postretirement benefit costs")	$(781.9)	$(684.0)

(1)
Includes the net impact of the following plan changes: a $45.4 million reduction to the benefit obligation related to various plan changes effective January 1, 2015 for certain plan participants that are designed to bring consistency amongst the various retiree medical programs; and a $27.6 million increase to the benefit obligation resulting from a plan change effective April 1, 2014 for certain plan participants' benefits no longer funded through a Medicare Advantage Program. The plan changes will not affect participant benefits.

(2)
During 2014, the Company reviewed its demographic assumptions (including mortality, retirements and terminations) in conjunction with the recently-issued mortality tables published by the Society of Actuaries, to select assumptions that are aligned with the Company’s experience. The updated demographic assumptions increased the December 31, 2014 benefit obligation by approximately $63 million.

(3)	Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" herein for additional details related to this transaction.
The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	December 31,
	2014	2013
Discount rate	4.10%	4.90%
Measurement date	December 31, 2014	December 31, 2013
The weighted-average assumptions used to determine net periodic benefit cost during each year were as follows:

	Year Ended December 31,
	2014	2013	2012
Discount rate	4.90%	4.21%	5.05%
Measurement date	December 31, 2013	December 31, 2012	December 31, 2011

Peabody Energy Corporation	2014 Form 10-K	F- 46

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following presents information about the assumed health care cost trend rate:

	Year Ended December 31,
	2014	2013
Pre-Medicare:
Health care cost trend rate assumed for next year	7.00%	6.26%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.75%	4.67%
Year that the rate reaches the ultimate trend rate	2021	2023

Post-Medicare:
Health care cost trend rate assumed for next year	6.00%	6.26%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.75%	4.67%
Year that the rate reaches the ultimate trend rate	2021	2023
Assumed health care cost trend rates have a significant effect on the expense and liability amounts reported for health care plans. A one-percentage-point change in the assumed health care cost trend would have the following effects:

	One Percentage- Point Increase	One Percentage- Point Decrease
	(Dollars in millions)
Effect on total service and interest cost components (1)	$4.1	$(3.8)
Effect on total postretirement benefit obligation (1)	$80.6	$(70.3)

(1)
In addition to the effect on total service and interest cost components of expense, changes in trend rates would also increase or decrease the actuarial gain or loss amortization expense component. The impact on actuarial gain or loss amortization would approximate the increase or decrease in the obligation divided by 11.70 years at January 1, 2015.

Plan Assets
The Company’s postretirement benefit plans are unfunded.
Estimated Future Benefit Payments
The following benefit payments (net of retiree contributions), which reflect expected future service, as appropriate, are expected to be paid by the Company:

Postretirement
Benefits
(Dollars in millions)
2015	$57.2
2016	59.0
2017	59.9
2018	60.4
2019	60.7
Years 2020-2024	297.6

(16)	Pension and Savings Plans
One of the Company’s subsidiaries, Peabody Investments Corp. (PIC), sponsors a defined benefit pension plan covering certain U.S. salaried employees and eligible hourly employees at certain PIC subsidiaries (the Peabody Plan). A subsidiary of PIC also has a defined benefit pension plan covering eligible employees who are represented by the United Mine Workers of America (UMWA) under the Western Surface Agreement (the Western Plan). PIC also sponsors an unfunded supplemental retirement plan to provide senior management with benefits in excess of limits under the federal tax law (collectively, the Plans).

Peabody Energy Corporation	2014 Form 10-K	F- 47

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective May 31, 2008, the Peabody Plan was frozen in its entirety for both participation and benefit accrual purposes. The Company adopted an enhanced savings plan contribution structure in lieu of benefits formerly accrued under the Peabody Plan. In August 2014, the Company announced a program to offer voluntary lump-sum pension payout options to eligible former salaried employees in the Peabody Plan that, if accepted, would settle the Company’s obligation to them. The program provided participants with a one-time choice of electing to receive a lump-sum settlement of their pension benefit. As part of this voluntary lump-sum program, the Company settled $41.7 million of its pension obligations for U.S. salaried retirees and former salaried employees in the Peabody Plan with an equal amount paid from plan assets. As a result, the Company recorded a settlement charge of $8.7 million reflecting the accelerated recognition of unamortized actuarial losses in the Peabody Plan proportionate to the obligation that was settled. The settlement charge was reflected in “Restructuring and pension settlement charges” on the consolidated statement of operations with a corresponding reduction in “Accumulated other comprehensive loss” on the consolidated balance sheet.
Net periodic pension cost included the following components:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Service cost for benefits earned	$2.1	$2.2	$2.0
Interest cost on projected benefit obligation	45.4	42.2	46.7
Expected return on plan assets	(54.3)	(59.5)	(63.7)
Amortization of prior service cost	1.3	1.0	1.0
Amortization of net actuarial losses	30.2	65.7	48.6
Settlement charge	8.7	—	—
Total net periodic pension cost	$33.4	$51.6	$34.6
The following includes pre-tax amounts recorded in "Accumulated other comprehensive loss":

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Net actuarial loss (gain) arising during year	$79.2	$(133.8)	$67.6
Prior service cost arising during year	—	2.2	—
Amortization:
Net actuarial loss	(30.2)	(65.7)	(48.6)
Prior service cost	(1.3)	(1.0)	(1.0)
Settlement charge	(8.7)	—	—
Total recorded in other comprehensive loss (income)	$39.0	$(198.3)	$18.0

The Company amortizes actuarial gain and loss using a 5% corridor with a five-year amortization period. The estimated net actuarial loss and prior service cost that will be amortized from "Accumulated other comprehensive loss" into net periodic pension cost during the year ending December 31, 2015 are $39.6 million and $1.0 million, respectively.

Peabody Energy Corporation	2014 Form 10-K	F- 48

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following summarizes the change in benefit obligation, change in plan assets and funded status of the Plans:

	December 31,
	2014	2013
	(Dollars in millions)
Change in benefit obligation:
Projected benefit obligation at beginning of period	$947.3	$1,058.6
Service cost	2.1	2.2
Interest cost	45.4	42.2
Benefits paid	(57.2)	(59.1)
Actuarial loss (gain) (1)	106.6	(98.8)
Plan amendments	—	2.2
Settlement	(41.7)	—
Projected benefit obligation at end of period	1,002.5	947.3
Change in plan assets:
Fair value of plan assets at beginning of period	851.4	813.7
Actual return on plan assets	81.7	94.5
Employer contributions	5.6	2.3
Benefits paid	(57.2)	(59.1)
Settlement	(41.7)	—
Fair value of plan assets at end of period	839.8	851.4
Funded status at end of year	$(162.7)	$(95.9)
Amounts recognized in the consolidated balance sheets:
Current obligation (included in "Accounts payable and accrued expenses")	$(1.7)	$(1.7)
Noncurrent obligation (included in "Other noncurrent liabilities")	(161.0)	(94.2)
Net amount recognized	$(162.7)	$(95.9)
(1) During 2014, the Company reviewed its demographic assumptions (such as mortality, retirements and terminations) in conjunction with the recently-issued mortality tables published by the Society of Actuaries, to select assumptions that are aligned with the Company’s experience. The updated demographic assumptions increased the December 31, 2014 benefit obligation by approximately $36 million. The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	December 31,
	2014	2013
Discount rate	4.15%	4.95%
Measurement date	December 31, 2014	December 31, 2013
The weighted-average assumptions used to determine net periodic benefit cost during each year were as follows:

	Year Ended December 31,
	2014	2013	2012
Discount rate	4.95%	4.10%	5.00%
Expected long-term return on plan assets	6.85%	7.75%	8.00%
Measurement date	December 31, 2013	December 31, 2012	December 31, 2011
The expected rate of return on plan assets is determined by taking into consideration expected long-term returns associated with each major asset class based on long-term historical ranges, inflation assumptions and the expected net value from active management of the assets based on actual results. Effective January 1, 2015, the Company lowered its expected rate of return on plan assets from 6.85% to 6.25%, reflecting the impact of the Company's asset allocation and capital market expectations.

Peabody Energy Corporation	2014 Form 10-K	F- 49

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The projected benefit obligation and the accumulated benefit obligation exceeded plan assets for all plans as of December 31, 2014 and 2013. The accumulated benefit obligation for all plans was $1,002.5 million and $947.3 million as of December 31, 2014 and 2013, respectively.
Assets of the Plans
Assets of the PIC Master Trust (the Master Trust) are invested in accordance with investment guidelines established by the Peabody Plan Retirement Committee and the Western Plan Retirement Committee (collectively, the Retirement Committees) after consultation with outside investment advisors and actuaries.
The asset allocation targets have been set with the expectation that the assets of the Master Trust will be managed with an appropriate level of risk to fund each Plan's expected liabilities. To determine the appropriate target asset allocations, the Retirement Committees consider the demographics of each Plan's participants, the funded status of each Plan, the business and financial profile of the Company and other associated risk preferences. These allocation targets are reviewed by the Retirement Committees on a regular basis and revised as necessary. In 2013, the Retirement Committees developed and implemented a dynamic asset-liability management investment strategy (the Dynamic Investment Strategy) designed to reduce each Plan's funded status volatility risk as funded status increases resulting from changes in liabilities due to discount rates and other factors, investment returns and funding contributions. The Dynamic Investment Strategy adjusts allocations between return-seeking (i.e., equities and other similar investments) and liability hedging (i.e., fixed income duration and spread exposure) portfolios in a pre-established manner, with changes triggered when the Plans reach certain funded status thresholds. The Company sold equity securities and invested in various fixed income investments throughout 2013 in accordance with its Dynamic Investment Strategy. As of December 31, 2014 and 2013, the Master Trust assets’ investment portfolio reflected the Company's target asset mix of 35% equity securities and 65% fixed income investments. Master Trust assets also include funds invested in various real estate properties representing approximately 4% of total Master Trust assets as of December 31, 2014 and 2013. The Retirement Committees' intention is to liquidate these real estate holdings when allowable per the terms of the limited partnership agreements. Generally, dissolution and liquidation of the limited partnerships is required before the Master Trust’s real estate holdings can be liquidated and is estimated to occur at various times through 2021.
Assets of the Master Trust are either under active management by third-party investment advisors or in index funds, all of which are selected and monitored by the Retirement Committees. Specific investment guidelines have been established by the Retirement Committees for each major asset class including performance benchmarks, allowable and prohibited investment types and concentration limits. In general, investment guidelines do not permit leveraging the assets held in the Master Trust. However, investment managers may employ various strategies and derivative instruments in establishing overall portfolio characteristics consistent with the guidelines and investment objectives established by the Retirement Committees for their portfolios. Equity investment guidelines do not permit entering into put or call options (except as deemed appropriate to manage currency risk), and futures contracts are permitted only to the extent necessary to facilitate liquidity management. Fixed income investment guidelines only allow for exchange-traded derivatives if the investment manager deems the derivative vehicle to be more attractive than a similar direct investment in an underlying cash market or to manage the duration of the fixed income portfolio.
A financial instrument’s level within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation techniques and inputs used for investments measured at fair value, including the general classification of such investments pursuant to the valuation hierarchy.
U.S. equity securities. The Master Trust invests in U.S. equity securities for growth and diversification. Investment vehicles include a mutual fund (benchmarked against the performance of the S&P 500 Index) that invests in large-cap publicly traded common stocks  and a common/collective trust (benchmarked against the performance of the Russell 2000 Index) that invests in small-cap publicly traded common stocks. The mutual fund, which is traded on a national securities exchange in an active market, is valued using daily publicly quoted net asset value (NAV) prices and accordingly classified within Level 1 of the valuation hierarchy. The common/collective trust (CCT), which is not publicly traded on a national securities exchange, is valued using a NAV that is based on a derived price in an active market and accordingly classified within Level 2 of the valuation hierarchy. U.S. equity securities are not subject to liquidity redemption restrictions.

Peabody Energy Corporation	2014 Form 10-K	F- 50

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

International equity securities. The Master Trust invests in international equity securities for growth and diversification. Investment vehicles include a CCT that invests in publicly traded non-U.S. equity securities (the Equity CCT) and another CCT (benchmarked against the performance of the MSCI Emerging Markets Index) that primarily invests in equity index securities of companies in global emerging markets (the Equity Index CCT), collectively, the CCTs. Equity and equity index securities within both CCTs are valued using the closing price reported by their primary stock exchange and translated at each valuation date from local currency into U.S. dollars based on independently published currency exchange rates. The NAV is determined in U.S. dollars and calculated as of the last business day of each month for the Equity CCT and daily for the Equity Index CCT. Both CCTs are classified within the Level 2 valuation hierarchy since NAV is based on a derived price in an active market and is not traded on a national securities exchange. Redemptions for both CCTs are at NAV. Equity CCT redemptions can only occur on the first business day of each month subject to a notification period and minimum withdrawal limits. Equity Index CCT redemptions can occur daily.
Debt securities. The Master Trust invests in debt securities for diversification, volatility reduction of equity securities and to provide a hedge to interest rate movements affecting liabilities. Investment vehicles include numerous U.S. government and agency securities, investment-grade corporate bonds, U.S. municipal bonds, non-U.S. government bonds and an institutional mutual fund that holds a diversified portfolio of long-duration corporate fixed income investments. Fair value for these securities is provided by a third-party pricing service that utilizes various inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads and benchmark securities as well as other relevant economic measures. If fair value is based on quoted prices in active markets and traded on a national securities exchange, debt securities are classified within the Level 1 valuation hierarchy; otherwise, debt securities are classified within the Level 2 valuation hierarchy. NAV for the institutional mutual fund is calculated daily in actively traded markets and is classified within the Level 2 valuation hierarchy since fair value inputs are derived prices in active markets and the fund is not traded on a national securities exchange. Debt securities are not subject to liquidity redemption restrictions.
Short-term investments. The Master Trust invests in short-term investments to manage liquidity resulting from payment of participant benefits and certain administrative fees. Investment vehicles primarily include a non-interest bearing cash fund with an earnings credit allowance feature; an institutional mutual fund that consists of a diversified portfolio of liquid, short-term instruments of varying maturities; and various exchange-traded derivative instruments consisting of futures and interest rate swap agreements used to manage the duration of certain liability-hedging investments. The non-interest bearing cash fund is classified within the Level 1 valuation hierarchy. The institutional mutual fund is classified within the Level 2 valuation hierarchy since fair value inputs are derived prices in active markets and the fund is not traded on a national securities exchange. Exchange traded derivatives, such as options and futures, for which market quotations are readily available, are valued at the last reported sale price or official closing price on the primary market or exchange on which they are traded and are classified within the Level 1 valuation hierarchy. Short-term investments are not subject to liquidity redemption restrictions.
Interests in real estate. The Master Trust invests in real estate interests for diversification. Investments in real estate represent interests in several limited partnerships, which invest in various real estate properties. Interests in real estate are valued using various methodologies, including independent third party appraisals; fair value measurements are not developed by the Company. For some investments, little market activity may exist and determination of fair value is then based on the best information available in the circumstances. This involves a significant degree of judgment by taking into consideration a combination of internal and external factors. Accordingly, interests in real estate are classified within the Level 3 valuation hierarchy. Some limited partnerships issue dividends to their investors in the form of cash distributions that the Plans invest elsewhere within the Master Trust. Certain interests in real estate are subject to liquidity redemption restrictions and voluntary redemptions are generally not permitted. Upon liquidation of the limited partnerships, redemptions will generally be in the form of cash distributions and invested elsewhere within the Master Trust.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. The inputs or methodologies used for valuing investments are not necessarily an indication of the risk associated with investing in those investments.

Peabody Energy Corporation	2014 Form 10-K	F- 51

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables present the fair value of assets in the Master Trust by asset category and by fair value hierarchy:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
U.S. equity securities	$141.7	$48.6	$—	$190.3
International equity securities	—	69.8	—	69.8
U.S. debt securities	25.3	29.1	—	54.4
International debt securities	—	23.5	—	23.5
Corporate debt securities	—	447.8	—	447.8
Short-term investments	17.5	6.3	—	23.8
Interests in real estate	—	—	30.2	30.2
Total assets at fair value	$184.5	$625.1	$30.2	$839.8

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
U.S. equity securities	$141.8	$54.2	$—	$196.0
International equity securities	—	80.6	—	80.6
U.S. debt securities	30.6	30.7	—	61.3
International debt securities	—	21.9	—	21.9
Corporate debt securities	—	424.3	—	424.3
Short-term investments	23.9	13.5	—	37.4
Interests in real estate	—	—	29.9	29.9
Total assets at fair value	$196.3	$625.2	$29.9	$851.4
The table below sets forth a summary of changes in the fair value of the Master Trust’s Level 3 investments:

	Year Ended December 31,
	2014	2013
	(Dollars in millions)
Balance, beginning of year	$29.9	$27.8
Realized gains	0.2	0.7
Unrealized gains relating to investments still held at the reporting date	4.9	2.6
Purchases, sales and settlements, net	(4.8)	(1.2)
Balance, end of year	$30.2	$29.9

Peabody Energy Corporation	2014 Form 10-K	F- 52

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contributions
Annual contributions to qualified plans are made in accordance with minimum funding standards and the Company's agreement with the Pension Benefit Guaranty Corporation (PBGC). Funding decisions also consider certain funded status thresholds defined by the Pension Protection Act of 2006 (generally 80%).  During the year ended December 31, 2014, the Company contributed $3.9 million and $1.7 million, respectively, to its qualified and non-qualified pension plans. As of December 31, 2014, the Company's qualified plans are expected to be at or above the Pension Protection Act thresholds and will therefore avoid benefit restrictions and at-risk penalties for 2015. On August 8, 2014, the Highway and Transportation Funding Act of 2014 (HATFA) was signed into law, which extends pension funding stabilization provisions that were part of the Moving Ahead for Progress in the 21st Century Act of 2012 (MAP-21) passed on July 6, 2012. Under HATFA, the pension funding stabilization provisions temporarily increased the interest rates used to determine pension liabilities for purposes of minimum funding requirements through 2017. Similar to MAP-21, HATFA is not expected to change the Company's total required cash contributions over the long term, but is expected to reduce the Company's required cash contributions through 2017 if current interest rate levels persist. Based upon revised minimum funding requirements in accordance with HATFA, the Company expects to contribute approximately $4.8 million to its pension plans to meet minimum funding requirements for its qualified plans and benefit payments for its non-qualified plans in 2015.
Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the Master Trust:

Pension Benefits
(Dollars in millions)
2015	$62.2
2016	63.0
2017	63.6
2018	64.2
2019	64.1
Years 2020-2024	327.7
Defined Contribution Plans
The Company sponsors employee retirement accounts under three 401(k) plans for eligible U.S. employees. The Company matches voluntary contributions to each plan up to specified levels. The expense for these plans was $44.7 million, $46.4 million and $51.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. A performance contribution feature in one of the plans allows for additional contributions from the Company based upon meeting specified Company performance targets. Performance contributions paid during the years ended December 31, 2014, 2013 and 2012 were $18.3 million, $16.5 million and $22.5 million, respectively.

(17)	Stockholders’ Equity
Common Stock
The Company has 53.3 million authorized shares of $0.01 par value common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by the Company’s Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or series common stock, as described below. Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of the assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock or series common stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the common stock.

Peabody Energy Corporation	2014 Form 10-K	F- 53

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes common stock activity from January 1, 2012 to December 31, 2014:

	2014	2013	2012
	(In millions)
Shares outstanding at the beginning of the year	18.0	17.9	18.1
Stock grants to employees	0.1	0.1	0.1
Shares repurchased	—	—	(0.3)
Shares outstanding at the end of the year	18.1	18.0	17.9
Preferred Stock and Series Common Stock
The Board of Directors is authorized to issue up to 10.0 million shares of preferred stock and up to 40.0 million shares of series common stock, both with a $0.01 per share par value. The Board of Directors can determine the terms and rights of each series, whether dividends (if any) will be cumulative or non-cumulative and the dividend rate of the series, redemption or sinking fund provisions, conversion terms, prices and rates and amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation. The Board of Directors may also determine restrictions on the issuance of shares of the same series or of any other class or series, and the voting rights (if any) of the holders of the series. There were no outstanding shares of preferred stock or series common stock as of December 31, 2014.
Perpetual Preferred Stock
As discussed in Note 12. "Long-term Debt," the Company had $732.5 million aggregate principal amount of the Debentures outstanding as of December 31, 2014. Perpetual preferred stock issued upon a conversion of the Debentures will be fully paid and non-assessable, and holders will have no preemptive or preferential right to purchase any of the Company’s other securities. The perpetual preferred stock has a liquidation preference of $1,000 per share, is not convertible and is redeemable at the Company’s option at any time at a cash redemption price per share equal to the liquidation preference plus any accumulated dividends. Holders are entitled to receive cumulative dividends at an annual rate of 3.0875% if and when declared by the Company’s Board of Directors. If the Company fails to pay dividends on the perpetual preferred stock for five years, the Company generally must sell warrants or preferred stock with specified characteristics and use the funds from that sale to pay accumulated dividends after the payment in full of any deferred interest on the Debentures, subject to certain limitations. Additionally, holders of the perpetual preferred stock are entitled to elect two additional members to serve on the Company’s Board of Directors if (1) prior to any remarketing of the perpetual preferred stock, the Company fails to declare and pay dividends with respect to the perpetual preferred stock for 10 consecutive years or (2) after any successful remarketing or any final failed remarketing of the perpetual preferred stock, the Company fails to declare and pay six dividends thereon, whether or not consecutive. The perpetual preferred stock may be remarketed at the holder’s election after December 15, 2046 or earlier, upon the first occurrence of a change of control if the Company does not redeem the perpetual preferred stock. There were no outstanding shares of perpetual preferred stock as of December 31, 2014.
Treasury Stock
Share repurchases.  The Company has a share repurchase program for its common stock with an authorized amount of $1.0 billion in which repurchases may be made from time to time based on an evaluation of the Company’s outlook and general business conditions, as well as alternative investment and debt repayment options (Repurchase Program). The Repurchase Program does not have an expiration date and may be discontinued at any time. Through December 31, 2014, the Company had made total repurchases of 0.5 million shares at a cost of $299.6 million ($199.8 million in 2008 and $99.8 million in 2006), leaving $700.4 million available under the Repurchase Program. No share repurchases were made under the Repurchase Program during the years ended December 31, 2014, 2013 and 2012.
The Company’s Chairman and Chief Executive Officer had authority to direct the Company to repurchase up to $100.0 million of common stock outside of the share repurchase program. During the second quarter of 2012, the Company utilized existing cash on hand to repurchase 0.3 million shares of outstanding common stock for $99.9 million pursuant to that authority through open-market transactions.
Shares relinquished.  The Company routinely allows employees to relinquish common stock to pay estimated taxes upon the payout of performance units that are settled in common stock and the vesting of restricted stock. The number of shares of common stock relinquished was less than 0.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. The value of the common stock tendered by employees was based upon the closing price on the dates of the respective transactions.

Peabody Energy Corporation	2014 Form 10-K	F- 54

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(18)	Share-Based Compensation
The Company has an equity incentive plan for employees and non-employee directors that allows for the issuance of share-based compensation in the form of stock appreciation rights, restricted stock, performance awards, incentive stock options, nonqualified stock options, deferred stock units and restricted stock units. The plan made 0.9 million shares of the Company’s common stock available for grant, with 0.5 million shares available for grant as of December 31, 2014. The Company has two employee stock purchase plans that provide for the purchase of up to 0.4 million shares of the Company’s common stock, with 0.3 million shares authorized for purchase by U.S. employees and 0.1 million shares authorized for purchase by Australian employees.
Share-Based Compensation Expense and Cash Flows
The Company’s share-based compensation expense is recorded in “Selling and administrative expenses” in the consolidated statements of operations. Cash received by the Company upon the exercise of stock options and when employees purchase stock under the employee stock purchase plans is reflected as a financing activity in the consolidated statements of cash flows. Share-based compensation expense and cash flow amounts were as follows:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Share-based compensation expense - equity classified awards	$46.1	$50.9	$45.4
Share-based compensation expense - liability classified awards	0.7	—	—
Total share-based compensation expense	46.8	50.9	45.4
Tax benefit	17.3	18.8	16.7
Share-based compensation expense, net of tax benefit	29.5	32.1	28.7
Cash received upon the exercise of stock options and from employee stock purchases	5.5	7.3	9.4
(Write-off) excess tax benefits related to share-based compensation	(8.3)	(4.5)	8.3
As of December 31, 2014, the total unrecognized compensation cost related to nonvested awards was $25.4 million, net of taxes, which is expected to be recognized over three years with a weighted-average period of 0.7 years.
Deferred Stock Units
In 2014, 2013 and 2012, the Company granted deferred stock units to each of its non-employee directors. The fair value of these units is equal to the market price of the Company’s common stock at the date of grant. These deferred stock units generally vest after one year and are settled in common stock on the specified distribution date elected by each non-employee director. Non-employee directors are also given the option to receive their total annual cash retainer in the form of additional deferred stock units (based on the fair market value of the Company's common stock on the date of grant). The additional grant of deferred stock units is subject to the same grant timing, vesting and distribution date elections as the annual equity compensation grant.
Restricted Stock Awards
The primary share-based compensation tool used by the Company for its employees is awards of restricted stock. The majority of restricted stock awards are granted in January of each year, with a lesser portion granted in the first month of the subsequent three quarters. Awards generally cliff vest after three years of service and only contain a service condition, with compensation cost recognized on a straight-line basis over the requisite service period, net of estimated forfeitures. For awards with service and performance conditions, the Company recognizes compensation cost using the graded-vesting method, net of estimated forfeitures. The fair value of restricted stock is equal to the market price of the Company’s common stock at the date of grant.

Peabody Energy Corporation	2014 Form 10-K	F- 55

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of restricted stock award activity is as follows:

	Year Ended December 31, 2014	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2013	166,203	$519.00
Granted	88,738	287.85
Vested	(28,341)	863.85
Forfeited	(14,094)	376.95
Nonvested at December 31, 2014	212,506	$384.45
The total fair value of restricted stock awards granted during the years ended December 31, 2014, 2013 and 2012, was $25.5 million, $29.2 million and $44.4 million, respectively. The total fair value of restricted stock awards vested during the years ended December 31, 2014, 2013 and 2012, was $24.5 million, $13.2 million and $19.9 million, respectively.
Restricted Stock Units
In 2013, the Company began granting restricted stock units to certain senior management and non-senior management employees. One of the restricted stock unit grants contained market conditions valued utilizing a Monte Carlo simulation and was made as an inducement award for a certain senior management employee. The Monte Carlo simulation model incorporated the total stockholder return hurdles set for each grant and included the following assumptions: risk free interest rate of 1.7%; expected volatility of 48.1% and dividend yield of 1.6%. The Company grants restricted stock units to non-senior management employees who either met the Company's retirement eligibility guidelines or would meet the guidelines during the vesting period of the award. For units granted to both senior and non-senior management employees containing only service conditions, the fair value of the award is equal to the market price of the Company’s common stock at the date of grant. Units granted to non-senior management retirement-eligible employees vest quarterly. Units granted to senior management employees vest at various times (none of which exceed five years) in accordance with the underlying award agreement. Compensation cost for both senior and non-senior management employees is recognized on a straight-line basis over the requisite service period.
A summary of restricted stock unit activity is as follows:

	Year Ended December 31, 2014	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2013	19,158	$292.50
Granted	14,534	292.20
Vested	(217)	353.40
Forfeited	(335)	321.00
Nonvested at December 31, 2014	33,140	$291.60
The total fair value of restricted stock units granted during the years ended December 31, 2014 and 2013 was $4.2 million and $7.6 million, respectively. The total fair value of restricted stock units vested during the years ended December 31, 2014 and 2013 was less than $0.1 million and $0.1 million, respectively.
Stock Options
The Company’s stock option awards have been primarily limited to senior management personnel. All stock options are granted at an exercise price equal to the market price of the Company’s common stock at the date of grant. Stock options generally vest in one-third increments over a period of three years or cliff vest after three years, and expire after 10 years from the date of grant. Expense is recognized ratably over the service period, net of estimated forfeitures. Option grants are typically made in January of each year or upon hire for eligible plan participants.
The Company used the Black-Scholes option pricing model to determine the fair value of stock options. The Company utilized U.S. Treasury yields as of the grant date for its risk-free interest rate assumption, matching the U.S. Treasury yield terms to the expected life of the option. The Company utilized historical company data to develop its dividend yield, expected volatility and expected option life assumptions.

Peabody Energy Corporation	2014 Form 10-K	F- 56

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of outstanding option activity under the plans is as follows:

	Year Ended December 31, 2014	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in millions)
Options Outstanding at December 31, 2013	153,005	$559.80	6.00	$0.5
Granted	69,628	291.60
Exercised	(2,996)	153.30
Forfeited	(18,570)	553.50
Options Outstanding at December 31, 2014	201,067	$473.55	6.39	$—
Vested and Exercisable	106,313	$603.00	4.37	$—
During the years ended December 31, 2014, 2013 and 2012, the total intrinsic value of options exercised, defined as the excess fair value of the underlying stock over the exercise price of the options, was $0.4 million, $0.9 million and $4.2 million, respectively. The weighted-average fair values of the Company’s stock options and the assumptions used in applying the Black-Scholes option pricing model were as follows:

	Year Ended December 31,
	2014	2013	2012
Weighted-average fair value	$110.70	$181.95	$278.85
Risk-free interest rate	1.7%	0.7%	0.9%
Expected option life	5 years	5 years	5 years
Expected volatility	48.4%	64.1%	64.0%
Dividend yield	1.7%	1.2%	0.6%
Performance Units
Performance units are typically granted annually in January and vest over a three-year measurement period and are primarily limited to senior management personnel. The performance units are usually subject to the achievement of goals based on the following conditions or any combination thereof: three-year stock price performance compared to both an industry peer group and a S&P index (market condition) and/or three-year return on capital or mining asset targets (performance condition). Generally, three performance unit grants are outstanding for any given year. The payouts for active grants awarded in 2012 and 2013 will be settled in the Company’s common stock. All awards granted in 2014 will be settled in the Company's common stock with the exception of a grant awarded in 2014 to a certain senior management employee, which was later modified to be settled in cash instead of the Company's common stock. At the date of the modification, the Company reclassified the award from an equity award to a liability award.  There was no incremental cost recognized since the fair value of the modified liability award at the modification date was less than the grant-date fair value of the original equity award. To the extent that the fair value of the modified liability award may exceed the recognized compensation cost associated with the grant-date fair value of the original equity award in the future, changes in the liability award’s fair value will be recognized as compensation cost prospectively.
A summary of performance unit activity is as follows:

	Year Ended December 31, 2014	Weighted Average Remaining Contractual Life
Nonvested at December 31, 2013	30,888	1.6
Granted	42,961
Forfeited	(13,787)
Vested	(10,051)
Nonvested at December 31, 2014	50,011	1.5

Peabody Energy Corporation	2014 Form 10-K	F- 57

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2014, there were 10,051 performance units vested that had an aggregate intrinsic value of $0.2 million and a conversion price per share of $119.70.
The performance condition awards were valued utilizing the grant date fair values of the Company’s stock adjusted for dividends foregone during the vesting period. The market condition awards were valued utilizing a Monte Carlo simulation which incorporates the total stockholder return hurdles set for each grant. The assumptions used in the valuations for grants were as follows:

	Year Ended December 31,
	2014	2013	2012
Risk-free interest rate	0.8%	0.4%	0.4%
Expected volatility	45.3%	47.3%	52.8%
Dividend yield	1.7%	1.4%	0.6%
Employee Stock Purchase Plans
The Company’s eligible full-time and part-time employees are able to contribute up to 15% of their base compensation into the employee stock purchase plans, subject to an annual limit of $25,000 per person. Employees are able to purchase Company common stock at a 15% discount to the lower of the fair market value of the Company’s common stock on the initial or final trading dates of each six-month offering period. Offering periods begin on January 1 and July 1 of each year. The Company uses the Black-Scholes option pricing model to determine the fair value of employee stock purchase plan share-based payments. The fair value of the six-month “look-back” option in the Company’s employee stock purchase plans is estimated by adding the fair value of 0.15 of one share of stock to the fair value of 0.85 of an option on one share of stock. The Company utilized U.S. Treasury yields as of the grant date for its risk-free interest rate assumption, matching the Treasury yield terms to the six-month offering period. The Company utilized historical company data to develop its dividend yield and expected volatility assumptions.
Shares purchased under the plans were less than 0.1 million for each of the years ended December 31, 2014, 2013 and 2012.

Peabody Energy Corporation	2014 Form 10-K	F- 58

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(19)	Accumulated Other Comprehensive (Loss) Income
The following table sets forth the after-tax components of comprehensive (loss) income:

	Foreign Currency Translation Adjustment	Net Actuarial Loss Associated with Postretirement Plans and Workers’ Compensation Obligations	Prior Service Cost Associated with Postretirement Plans	Cash Flow Hedges	Available-For-Sale Securities	Total Accumulated Other Comprehensive (Loss) Income
	(Dollars in millions)
December 31, 2011	$3.1	$(464.9)	$(9.6)	$335.7	$(6.7)	$(142.4)
Net change in fair value	—	—	—	350.4	(15.5)	334.9
Reclassification from other comprehensive income to earnings	—	53.2	2.2	(298.6)	22.5	(220.7)
Current period change	19.1	—	20.1	—	—	39.2
December 31, 2012	22.2	(411.7)	12.7	387.5	0.3	11.0
Net change in fair value	—	—	—	(333.6)	(12.3)	(345.9)
Reclassification from other comprehensive income to earnings	—	95.0	0.7	(209.6)	12.8	(101.1)
Current period change	(92.7)	110.9	(1.4)	—	—	16.8
December 31, 2013	(70.5)	(205.8)	12.0	(155.7)	0.8	(419.2)
Net change in fair value	—	—	—	(195.0)	(3.7)	(198.7)
Reclassification from other comprehensive income to earnings	—	31.0	1.7	(10.2)	2.9	25.4
Current period change	(41.0)	(142.7)	11.4	—	—	(172.3)
December 31, 2014	$(111.5)	$(317.5)	$25.1	$(360.9)	$—	$(764.8)

Peabody Energy Corporation	2014 Form 10-K	F- 59

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides additional information regarding items reclassified out of "Accumulated other comprehensive (loss) income" into earnings during the year ended December 31, 2014:

	Year Ended December 31, 2014	Year Ended December 31, 2013
Details about accumulated other comprehensive (loss) income components	Amount reclassified from accumulated other comprehensive (loss) income (1)	Amount reclassified from accumulated other comprehensive (loss) income (1)	Affected line item in the consolidated statement of operations
	(Dollars in millions)	(Dollars in millions)
Net actuarial loss associated with postretirement plans and workers' compensation obligations:
Postretirement health care and life insurance benefits	$(14.5)	$(24.1)	Operating costs and expenses
Postretirement health care and life insurance benefits	—	(61.3)	Settlement charges related to the Patriot bankruptcy reorganization
Defined benefit pension plans	(24.8)	(54.4)	Operating costs and expenses
Defined benefit pension plans	(8.7)	—	Restructuring and pension settlement charges
Defined benefit pension plans	(5.4)	(11.3)	Selling and administrative expenses
Insignificant items	4.1	(1.1)
	(49.3)	(152.2)	Total before income taxes
	18.3	57.2	Income tax benefit
	$(31.0)	$(95.0)	Total after income taxes

Prior service credit (cost) associated with postretirement plans:
Postretirement health care and life insurance benefits	$(1.3)	$1.7	Operating costs and expenses
Postretirement health care and life insurance benefits	—	(1.9)	Settlement charges related to the Patriot bankruptcy reorganization
Defined benefit pension plans	(1.3)	(1.0)	Operating costs and expenses
	(2.6)	(1.2)	Total before income taxes
	0.9	0.5	Income tax benefit
	$(1.7)	$(0.7)	Total after income taxes

Cash flow hedges:
Foreign currency forward contracts	$(27.3)	$162.4	Operating costs and expenses
Fuel and explosives commodity swaps	(22.3)	11.4	Operating costs and expenses
Coal trading commodity futures, swaps and options	63.9	130.6	Other revenues
Insignificant items	(0.4)	(0.5)
	13.9	303.9	Total before income taxes
	(3.7)	(94.3)	Income tax provision
	$10.2	$209.6	Total after income taxes

Available-for-sale securities:
Debt securities	$—	$0.2	Interest income
Equity securities	(4.7)	(21.5)	Asset impairment and mine closure costs
	(4.7)	(21.3)	Total before income taxes
	1.8	8.5	Income tax benefit
	$(2.9)	$(12.8)	Total after income taxes
(1)    Presented as gains (losses) in the consolidated statements of operations.

Peabody Energy Corporation	2014 Form 10-K	F- 60

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive (loss) income differs from net (loss) income by the amount of unrealized gain or loss resulting from valuation changes of the Company’s cash flow hedges (see Note 6. "Derivatives and Fair Value Measurements" and Note 7. "Coal Trading" for information related to the Company’s cash flow hedges), changes in the fair value of available-for-sale securities (see Note 5. "Investments" for information related to the Company's investments in available-for-sale securities), the change in actuarial loss and prior service cost of postretirement plans and workers' compensation obligations (see Note 15. "Postretirement Health Care and Life Insurance Benefits," Note 16. "Pension and Savings Plans" and Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" for information related to the Company's postretirement and pension plans) and foreign currency translation adjustment related to the Company's investments in Middlemount, whose functional currency is the Australian dollar. The values of the Company’s cash flow hedging instruments are primarily affected by the U.S. dollar/Australian dollar exchange rate and changes in the prices of certain coal and diesel fuel products.

(20)	Resource Management, Acquisitions and Other Commercial Events
Coal Supply Agreement
During April 2014, the Company finalized pricing under a sales agreement for one of its Powder River Basin Mining segment customers. As a result of that agreement, the Company recognized additional contract revenue and sales-related expenses totaling $33.5 million and $6.4 million, respectively, during the year ended December 31, 2014 and will continue to realize higher prices for coal supplied pursuant to that agreement.
Divestitures
In January 2014, the Company sold a non-strategic exploration tenement asset in Australia in exchange for cash proceeds of $62.6 million. The Company had previously recorded an impairment charge in December 2013 to write down the carrying value of that asset to its fair value as discussed in Note 2. "Asset Impairment and Mine Closure Costs." Accordingly, there was no gain or loss recognized on the disposal during the year ended December 31, 2014.
In December 2014, the Company sold non-strategic coal reserves located in Kentucky in exchange for cash proceeds of $29.6 million. The Company recognized a gain on sale of $13.6 million related to the transaction, which was classified in "Net gain on disposal or exchange of assets" in the consolidated statement of operations for the year ended December 31, 2014.
In 2013, the Company received proceeds of $70.0 million and recognized a gain of $40.3 million for a similar transaction related to non-strategic coal reserves and surface lands located in Kentucky.
Joint Venture
In 2014, the Company agreed to establish an unincorporated joint venture project with Glencore plc (Glencore), in which each party will hold a 50% interest, to combine the existing operations of the Company's Wambo Open-Cut Mine in Australia with the adjacent coal reserves of Glencore's United Mine. The Company expects the project to result in several operation synergies, including improved mining productivity, lower per-unit operating costs and an extended mine life. The joint venture operations are expected to commence in 2017, subject to substantive contingencies, including the requisite regulatory and permitting approvals. At such time as those contingencies have been resolved or are no longer considered to be substantive, the Company will account for its beneficial interest in the combined operations at fair value.
Acquisition
Included in the Company's acquisition of PEA-PCI was a receivable from MCG Coal Holdings Pty Ltd (MCGH) that was initially measured based on the amount PEA-PCI loaned to MCGH. PEA-PCI had previously agreed to convert its receivable for a 90% equity interest in MCGH. The transaction was initially expected to be completed in May 2011. However, non-performance by a third party to the transaction resulted in PEA-PCI commencing litigation. The original loan balance was classified as a receivable pending the outcome of the legal proceedings. The loan receivable was subsequently adjusted downward during the measurement period based on the completion of a third-party valuation appraisal on the underlying net assets of MCGH, which were substantially comprised of mineral rights. In January 2012, the court ruled that the outstanding loan balance be converted to a 90% equity interest in MCGH, resulting in consolidation of MCGH and recognition of noncontrolling interests of $39.0 million at conversion. In June 2012, the Company acquired the remaining noncontrolling interests in MCGH for total consideration of $49.8 million. This acquisition was accounted for as an equity transaction as the Company previously maintained control of MCGH. Accordingly, the Company recorded a decrease to additional paid-in capital of $10.8 million related to this transaction, representing the difference between the consideration paid and the carrying value. As described in the foregoing "Divestitures" section, the Company completed the sale of the related exploration tenement in January 2014.

Peabody Energy Corporation	2014 Form 10-K	F- 61

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(21)	Earnings per Share (EPS)
Basic and diluted EPS are computed using the two-class method, which is an earnings allocation that determines EPS for each class of common stock and participating securities according to dividends declared and participation rights in undistributed earnings. The Company’s restricted stock awards are considered participating securities because holders are entitled to receive non-forfeitable dividends during the vesting term. Diluted EPS includes securities that could potentially dilute basic EPS during a reporting period, for which the Company includes the Debentures and share-based compensation awards. Dilutive securities are not included in the computation of loss per share when a company reports a net loss from continuing operations as the impact would be anti-dilutive.
For all but the performance units, the potentially dilutive impact of the Company’s share-based compensation awards is determined using the treasury stock method. Under the treasury stock method, awards are treated as if they had been exercised with any proceeds used to repurchase common stock at the average market price during the period. Any incremental difference between the assumed number of shares issued and purchased is included in the diluted share computation. For the Company’s performance units, their contingent features result in an assessment for any potentially dilutive common stock by using the end of the reporting period as if it were the end of the contingency period for all units granted. For further discussion of the Company’s share-based compensation awards, see Note 18. "Share-Based Compensation."
A conversion of the Debentures may result in payment for any conversion value in excess of the principal amount of the Debentures in the Company’s common stock. For diluted EPS purposes, potential common stock is calculated based on whether the market price of the Company’s common stock at the end of each reporting period is in excess of the conversion price of the Debentures. For a full discussion of the conditions under which the Debentures may be converted, the conversion rate to common stock and the conversion price, see Note 12. "Long-term Debt." The effect of the Debentures was excluded from the calculation of diluted EPS for all periods presented herein because to do so would have been anti-dilutive for those periods.
The computation of diluted EPS also excluded aggregate share-based compensation awards of approximately 0.2 million, 0.2 million and 0.1 million for the years ended December 31, 2014, 2013 and 2012, respectively, because to do so would have been anti-dilutive for those periods. Because the potential dilutive impact of such share-based compensation awards is calculated under the treasury stock method, anti-dilution generally occurs when the exercise prices or unrecognized compensation cost per share of such awards are higher than the Company’s average stock price during the applicable period.

Peabody Energy Corporation	2014 Form 10-K	F- 62

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following illustrates the earnings allocation method utilized in the calculation of basic and diluted EPS. The number of shares and per share amounts for all periods presented below have been retroactively restated to reflect the Reverse Stock Split discussed in Note 1. "Summary of Significant Accounting Policies.":

	Year Ended December 31,
	2014	2013	2012
	(In millions, except per share amounts)
EPS numerator:
Loss from continuing operations, net of income taxes	$(749.1)	$(286.0)	$(470.9)
Less: Net income attributable to noncontrolling interests	9.7	12.3	10.6
Loss from continuing operations attributable to common stockholders, before allocation of earnings to participating securities	(758.8)	(298.3)	(481.5)
Less: Earnings allocated to participating securities	1.0	0.8	0.7
Loss from continuing operations attributable to common stockholders, after allocation of earnings to participating securities	(759.8)	(299.1)	(482.2)
Loss from discontinued operations attributable to common stockholders, after allocation of earnings to participating securities	(28.2)	(226.6)	(104.2)
Net loss attributable to common stockholders, after earnings allocated to participating securities	$(788.0)	$(525.7)	$(586.4)
EPS denominator:
Weighted average shares outstanding — basic and diluted	17.9	17.8	17.9
Basic and diluted EPS attributable to common stockholders:
Loss from continuing operations	$(42.52)	$(16.80)	$(26.95)
Loss from discontinued operations	(1.57)	(12.73)	(5.84)
Net loss attributable to common stockholders	$(44.09)	$(29.53)	$(32.79)
(22)     Management — Labor Relations
On December 31, 2014, the Company had approximately 8,300 employees worldwide, excluding those employees that were employed at operations classified as discontinued operations and including approximately 6,000 hourly employees. Approximately 39% of those hourly employees were represented by organized labor unions and were employed by mines that generated 20% of the Company's 2014 coal production from continuing operations.  In the U.S., one surface mine is represented by an organized labor union. In Australia, the coal mining industry is unionized and the majority of hourly workers employed at the Company’s Australian Mining operations are members of trade unions. The Construction Forestry Mining and Energy Union generally represents the Company’s Australian subsidiaries’ hourly production and engineering employees, including those employed through contract mining relationships. The Company believes labor relations with its employees are good. Should that condition change, the Company could experience labor disputes, work stoppages or other disruptions in production that could negatively impact the Company’s results of operations and cash flows.

Peabody Energy Corporation	2014 Form 10-K	F- 63

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the Company's active mining operations as of December 31, 2014 in which the employees are represented by organized labor unions:

Mine	Current Agreement Expiration Date

U. S.
Kayenta (1)	September 2019

Australia
Owner-operated mines:
Wambo Open-Cut (2)(3)	August 2014
North Wambo Underground (2)(3)	April 2015
North Goonyella (3)	May 2015
Metropolitan (3)	August 2015
Millennium (3)	October 2015
Wilpinjong	May 2016
Coppabella (4)	October 2016
Moorvale (4)	June 2017

Contractor-operated mines:
Burton	December 2016

(1)
Hourly workers at the Company’s Kayenta Mine in Arizona are represented by the UMWA under the Western Surface Agreement, which is effective through September 16, 2019. This agreement covers approximately 9% of the Company’s U.S. subsidiaries’ hourly employees, who generated approximately 4% of the Company’s U.S. production during the year ended December 31, 2014.

(2)
Employees of the Company's Wambo Coal Handling and Preparation Plant facility also operate under a separate enterprise agreement. That agreement expired in October 2014 and negotiations are underway. There have been no disruptions to the operations of the plant as a result of the expiration of the agreement.

(3)
Negotiations for the Wambo Open-Cut, North Wambo Underground, North Goonyella, Metropolitan and Millennium mines are all underway or have been scheduled and the mines continue to operate. Hourly employees of these mines comprise approximately 56% of the Company's Australian subsidiaries hourly employees, who generated approximately 42% of the Company's Australian production during the year ended December 31, 2014.

(4)
Employees of the Company's Coppabella/Moorvale Coal Handling and Preparation Plant facility also operate under a separate enterprise agreement. That agreement expired in March 2014 and negotiations are underway. There have been no disruptions to the operations of the plant as a result of the expiration of the agreement.

(23)	Financial Instruments, Guarantees With Off-Balance-Sheet Risk and Other Guarantees
In the normal course of business, the Company is a party to guarantees and financial instruments with off-balance-sheet risk, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and the likelihood of required performance. In the Company’s past experience, virtually no claims have been made against these financial instruments. As of February 25, 2015, management does not expect any material losses to result from these guarantees or off-balance-sheet instruments in excess of liabilities provided for in the consolidated balance sheet as of December 31, 2014.

Peabody Energy Corporation	2014 Form 10-K	F- 64

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Instruments with Off-Balance Sheet Risk
As of December 31, 2014, the Company had the following financial instruments with off-balance-sheet risk:

	Reclamation Obligations	Coal Lease Obligations	Workers’ Compensation Obligations	Other(1)	Total
	(Dollars in millions)
Self bonding	$1,361.4	$—	$—	$—	$1,361.4
Surety bonds	325.2	103.8	92.3	11.4	532.7
Bank guarantees	319.8	—	—	117.4	437.2
Letters of credit	17.6	—	34.1	100.9	152.6
	$2,024.0	$103.8	$126.4	$229.7	$2,483.9

(1)
Other includes the $79.7 million in letters of credit related to Dominion Terminal Associates and the PBGC, as described below, and an additional $150.0 million in bank guarantees, letters of credit and surety bonds related to road maintenance, performance guarantees and other operations.

The Company owns a 37.5% interest in Dominion Terminal Associates, a partnership that operates a coal export terminal in Newport News, Virginia under a 30-year lease that permits the partnership to purchase the terminal at the end of the lease term for a nominal amount. The partners have severally (but not jointly) agreed to make payments under various agreements which in the aggregate provide the partnership with sufficient funds to pay rents and to cover the principal and interest payments on the floating-rate industrial revenue bonds issued by the Peninsula Ports Authority, and which are supported by letters of credit from a commercial bank. As of December 31, 2014, the Company’s maximum reimbursement obligation to the commercial bank was in turn supported by four letters of credit totaling $42.7 million.
The Company is party to an agreement with the PBGC and TXU Europe Limited, an affiliate of the Company’s former parent corporation, under which the Company is required to make special contributions to two of the Company’s defined benefit pension plans and to maintain a $37.0 million letter of credit in favor of the PBGC. If the Company or the PBGC gives notice of an intent to terminate one or more of the covered pension plans in which liabilities are not fully funded, or if the Company fails to maintain the letter of credit, the PBGC may draw down on the letter of credit and use the proceeds to satisfy liabilities under the Employee Retirement Income Security Act of 1974, as amended. The PBGC, however, is required to first apply amounts received from a $110.0 million guarantee in place from TXU Europe Limited in favor of the PBGC before it draws on the Company’s letter of credit. On November 19, 2002, TXU Europe Limited was placed under the administration process in the U.K. (a process similar to bankruptcy proceedings in the U.S.) and continues under this process as of December 31, 2014. As a result of these proceedings, TXU Europe Limited may be liquidated or otherwise reorganized in such a way as to relieve it of its obligations under its guarantee.
As of December 31, 2014, the Company's wholly-owned captive insurance subsidiary was party to a letter of credit arrangement for $22.7 million in relation to certain of its workers' compensation and other insurance-related obligations whereby that subsidiary has pledged $32.6 million of its investments in debt securities as collateral. This arrangement reduces the letters of credit drawn on the Company's 2013 Credit Facility and effectively lowers the fees associated with the related letters of credit.
Patriot Bankruptcy Reorganization
Refer to Note 25. "Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation" for a discussion of certain credit support provided to Patriot as part of the settlement agreement related to its emergence from bankruptcy, which support included $81.4 million of surety bonds and $22.4 million of letters of credit included in the table above, in addition to $18.4 million of corporate guarantees to Patriot beneficiaries as of December 31, 2014.

Peabody Energy Corporation	2014 Form 10-K	F- 65

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts Receivable Securitization
The Company has an accounts receivable securitization program (securitization program) with a maximum capacity of $275.0 million through its wholly-owned, bankruptcy-remote subsidiary (Seller). At December 31, 2014, the Company had $204.0 million remaining capacity available under the securitization program, net of outstanding letters of credit and amounts drawn. Under the securitization program, the Company contributes trade receivables of most of the Company’s U.S. subsidiaries on a revolving basis to the Seller, which then sells the receivables in their entirety to a consortium of unaffiliated asset-backed commercial paper conduits and banks (the Conduits). After the sale, the Company, as servicer of the assets, collects the receivables on behalf of the Conduits for a nominal servicing fee. The Company utilizes proceeds from the sale of its accounts receivable as an alternative to short-term borrowings under the 2013 Revolver portion of the Company's 2013 Credit Facility, effectively managing its overall borrowing costs and providing an additional source for working capital. The securitization program will expire in April 2016.
The Seller is a separate legal entity whose assets are available first and foremost to satisfy the claims of its creditors. Of the receivables sold to the Conduits, a portion of the amount due to the Seller is deferred until the ultimate collection of the underlying receivables. During the year ended December 31, 2014, the Company received total consideration of $4,257.2 million related to accounts receivable sold under the securitization program, including $2,775.5 million of cash up front from the sale of the receivables, an additional $1,272.3 million of cash upon the collection of the underlying receivables and $209.4 million that had not been collected at December 31, 2014 and was recorded at carrying value, which approximates fair value. The reduction in accounts receivable as a result of securitization activity with the Conduits was $30.0 million and $100.0 million at December 31, 2014 and 2013, respectively.
The securitization activity has been reflected in the consolidated statements of cash flows as an operating activity because both the cash received from the Conduits upon sale of receivables as well as the cash received from the Conduits upon the ultimate collection of receivables are not subject to significantly different risks given the short-term nature of the Company’s trade receivables. The Company recorded expense associated with securitization transactions of $1.5 million, $1.5 million and $2.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.
Other
Included in "Other noncurrent liabilities" in the Company's consolidated balance sheets as of December 31, 2014 and 2013 is a liability of $44.7 million and $45.6 million, respectively, related to reclamation, bonding commitments and worker's compensation provided on behalf of a third-party coal producer associated with a 2007 purchase of coal reserves and surface lands in the Illinois Basin.
The Company is the lessee under numerous equipment and property leases. It is common in such commercial lease transactions for the Company, as the lessee, to agree to indemnify the lessor for the value of the property or equipment leased, should the property be damaged or lost during the course of the Company’s operations. The Company expects that losses with respect to leased property, if any, would be covered by insurance (subject to deductibles). The Company and certain of its subsidiaries have guaranteed other subsidiaries’ performance under various lease obligations. Aside from indemnification of the lessor for the value of the property leased, the Company’s maximum potential obligations under its leases are equal to the respective future minimum lease payments, and the Company assumes that no amounts could be recovered from third parties.
The Company has provided financial guarantees under certain long-term debt agreements entered into by its subsidiaries and substantially all of the Company’s U.S. subsidiaries provide financial guarantees under long-term debt agreements entered into by the Company. The maximum amounts payable under the Company’s debt agreements are equal to the respective principal and interest payments.

(24)	Commitments and Contingencies
Commitments
Unconditional Purchase Obligations
As of December 31, 2014, purchase commitments for capital expenditures were $42.7 million, all of which is obligated within the next year. In Australia, the Company has generally secured the ability to transport coal through rail contracts and ownership interests in three east coast coal export terminals that are primarily funded through take-or-pay arrangements with terms ranging up to 25 years. In the U.S., the Company has entered into certain long-term coal export terminal agreements to secure export capacity through the Gulf Coast. As of December 31, 2014, these Australian and U.S. commitments under take-or-pay arrangements totaled $2,827.2 million, of which $329.5 million is obligated within the next year.

Peabody Energy Corporation	2014 Form 10-K	F- 66

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Federal Coal Leases
In the second quarter of 2012, the Company was named by the U.S. Department of the Interior, Bureau of Land Management (BLM) as the winning bidder for control of approximately 1.1 billion tons of federal coal reserves adjacent to its North Antelope Rochelle Mine in the Southern Powder River Basin of Wyoming, with a weighted average bid price of approximately $1.10 per mineable ton. Consequently, the Company made aggregate payments of $247.9 million during each of the years ended December 31, 2014, 2013 and 2012 pursuant to the two associated federal coal leases, with remaining annual payments of $247.9 million due in each of the next two years.
In July 2011, the Company was named by the BLM as the winning bidder for control of approximately 220 million tons of federal coal reserves adjacent to its Caballo Mine in the Powder River Basin at a bid price of $0.95 per mineable ton, with payments of $42.1 million due annually in each of the years from 2011 through 2015 pursuant to the associated federal coal lease (the Belle Ayr North Lease). Similarly, in September 2011, a subsidiary of Alpha Natural Resources, Inc. (Alpha) was named by the BLM as the winning bidder for control of approximately 130 million tons of federal coal reserves in the Powder River Basin at a bid price of $1.10 per mineable ton, with contractual payments of $28.6 million due annually in each of the years from 2011 through 2015 under the associated federal coal lease (the Caballo West Lease). In July 2012, the Company and Alpha executed a lease exchange agreement with the BLM whereby the Company agreed to sell, assign and transfer its interest in the Belle Ayr North Lease in exchange for (1) Alpha's interest in the Caballo West Lease, (2) reimbursement of $13.5 million for the difference in the related federal coal lease payments made by each party in 2011 and (3) five annual true up payments of $3.9 million for the excess of the $1.10 bid price per mineable ton assumed under the Caballo West Lease over the $0.95 price under the transferred lease. An aggregate of $21.3 million was received from Alpha during the year ended December 31, 2012 for the reimbursement payment and first and second true up payments. The third and fourth true-up payments were received in 2013 and 2014, respectively. The one remaining true up payment is due from Alpha on November 1, 2015. Those cash receipts are classified in "Proceeds from disposal of assets, net of notes receivable" in the consolidated statement of cash flows.
The federal coal leases executed with the BLM described above expire after a 20-year initial term, unless at such time there is ongoing production on the subject leases or within an active logical mining unit of which they are part.
Contingencies
From time to time, the Company or its subsidiaries are involved in legal proceedings arising in the ordinary course of business or related to indemnities or historical operations. The Company believes it has recorded adequate reserves for these liabilities and that there is no individual case pending that is likely to have a material adverse effect on the Company’s financial condition, results of operations or cash flows. The Company discusses its significant legal proceedings below, including ongoing proceedings and those that impacted the Company's results of operations for the periods presented.
Litigation Relating to Continuing Operations
Monto Coal Pty Limited, Monto Coal 2 Pty Ltd Limited and Macarthur Coal Limited. In October 2007, a statement of claim was delivered to Monto Coal Pty Ltd, a wholly-owned subsidiary of PEA-PCI, then Macarthur Coal Limited, and Monto Coal 2 Pty Ltd, an equity accounted investee, from the minority interest holders in the Monto Coal Joint Venture, alleging that Monto Coal 2 Pty Ltd breached the Monto Coal Joint Venture Agreement and Monto Coal Pty Ltd breached the Monto Coal Management Agreement. Monto Coal Pty Ltd is the manager of the Monto Coal Joint Venture pursuant to the Management Agreement. Monto Coal 2 Pty Ltd holds a 51% interest in the Monto Coal Joint Venture. The plaintiffs are Sanrus Pty Ltd, Edge Developments Pty Ltd and H&J Enterprises (Qld) Pty Ltd. An additional statement of claim was delivered to PEA-PCI in November 2010 from the same minority interest holders in the Monto Coal Joint Venture, alleging that PEA-PCI induced Monto Coal 2 Pty Ltd and Monto Coal Pty Ltd to breach the Monto Coal Joint Venture Agreement and the Monto Coal Management Agreement, respectively. These actions, which are pending before the Supreme Court of Queensland, Australia, seek damages from the three defendants collectively of $1,193.2 million Australian dollars, plus interest and costs. The defendants dispute the claims and are vigorously defending their positions. Based on the Company's evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, the Company believes these claims are likely to be finalized without a material adverse effect on its financial condition, results of operations or cash flows.

Peabody Energy Corporation	2014 Form 10-K	F- 67

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sumiseki Materials Co. Ltd. In 2010, Sumiseki Materials Co. Ltd. (Sumiseki), the Class B shareholder (noncontrolling interest holder) in Wambo Coal Pty Ltd (Wambo), an Australian subsidiary of the Company, filed a lawsuit against Wambo in the Supreme Court of New South Wales, Australia, alleging that it was entitled to certain dividends from Wambo (subject to limited exceptions) and requested payment of those dividends for periods from 2009 to 2012. In March 2013, the Supreme Court ruled Sumiseki was entitled to the disputed dividends (subject to limited exceptions). In May 2013, the Supreme Court issued finalized orders, which included the amounts due for the disputed dividends including interest. Wambo appealed the Supreme Court's decision to the New South Wales Court of Appeal and obtained a stay of the Supreme Court judgment. In accordance with the terms of the stay, Wambo posted security with the court in an interest-bearing trust account jointly operated by the parties.
On September 17, 2014, the Court of Appeal upheld the Supreme Court's ruling (with a minor exception), finding Sumiseki is entitled to the disputed dividends plus interest and costs. In its ruling, the Court of Appeal noted that while payment of dividends is usually a matter for a company's directors, the Class B dividend is a mandatory dividend, regardless of any decision by the directors, and that the amount of the dividend is based on a percentage of the company's net profit, unless there is a legal prohibition that precludes the dividend being paid. Wambo has filed an application for leave to appeal the ruling to the High Court of Australia. It is expected the application for leave to appeal to the High Court will be heard in the first quarter of 2015.
Based on the results of the Court of Appeals proceedings, the Company reclassified the security posted with the court and the amount of dividends payable from "Cash and cash equivalents" and "Noncontrolling interests," respectively, as presented in the consolidated balance sheet as of December 31, 2013, to "Other current assets" and "Accounts payable and accrued expenses," respectively, in the consolidated balance sheet as of December 31, 2014. Amounts recorded included an aggregate liability of $50.1 million related to the dividends payable and related accrued interest in "Accounts payable and accrued expenses" in the consolidated balance sheet as of December 31, 2014. The Company reflected the portion of the reclassified security posted with the court related to dividends within the "Cash Flows From Financing Activities" section of the consolidated statement of cash flows for the year ended December 31, 2014.
Eagle Mining, LLC Arbitration.  On May 3, 2013, Eagle Mining, LLC (Eagle) filed an arbitration demand against a Company subsidiary under a contract mining agreement, asserting various claims for damages.   An arbitration hearing was held in January 2014 before a single arbitrator.  On March 18, 2014, the arbitrator awarded Eagle damages on some of its claims in the total amount of $23.4 million.  In December 2013, prior to the arbitration hearing, the Company subsidiary established a reserve in the amount of $7.8 million, which amount represented the low end of the Company's previous estimated range of loss associated with the matter. The difference between the Company’s reserve amount and the amount of the award was primarily due to damages that were awarded on one of the claims at the high end of the Company’s previous estimated range of loss, and that were awarded on another claim for which the Company initially determined the probability of loss to be remote.  As a result of the damages awarded to Eagle in arbitration, the Company recorded an additional charge of $15.6 million in "Operating costs and expenses" in the consolidated statement of operations for the year ended December 31, 2014. On April 18, 2014, the Company subsidiary filed a petition to partially vacate and modify the arbitration award in the United States District Court for the Southern District of West Virginia, Charleston Division.
Contract Pricing Arbitration. In December 2014, the Company resolved an arbitration process with one of its U.S. customers related to the negotiated price of coal delivered pursuant to a long-term coal supply agreement. During the year ended December 31, 2014, the Company shipped 4.8 million tons subject to that agreement. In connection with the settlement, the Company agreed to provide the customer with a pricing rebate of $68.7 million, which represents a portion of the total amount that was invoiced and collected upon in 2014 based on contract prices in effect in 2013. The Company decreased revenue recognized for the year ended December 31, 2014 by the rebate amount and recorded a corresponding liability, which will be ratably relieved through credits against future customer billings through 2017.
Queensland Bulk Handling Pty Ltd.  On June 30, 2014, Queensland Bulk Handling Pty Ltd (QBH) filed a statement of claim with the Supreme Court of Queensland, Australia, against Peabody (Wilkie Creek) Pty Limited, an indirect wholly-owned subsidiary of the Company, alleging breach of a Coal Port Services Agreement between the parties.  QBH originally sought damages of $113.1 million Australian dollars, plus interest and costs.  QBH, however, later altered its claim and is no longer seeking a specific monetary award, but rather a declaration that the Company subsidiary had exercised an option to renew the contract for a further term. The Company believes that its subsidiary has strong legal defenses to this claim, and will defend its interests vigorously in this proceeding. The Company further believes this claim is likely to be resolved without a material adverse effect on its financial condition, results of operations or cash flows.

Peabody Energy Corporation	2014 Form 10-K	F- 68

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gulf Power Company. On June 22, 2006, Gulf Power Company (Gulf Power) filed a breach of contract lawsuit against a Company subsidiary in the U.S. District Court, Northern District of Florida, contesting the force majeure declaration by the Company's subsidiary under a coal supply agreement with Gulf Power and seeking damages for alleged past and future tonnage shortfalls of nearly five million tons under the agreement, which expired in 2007. After the proceedings, the District Court awarded Gulf Power damages of $20.6 million for its 2007 cover coal purchases and prejudgment interest of $6.9 million plus post-judgment interest. The Company's subsidiary and Gulf Power both appealed and, in June 2013, the U.S. Court of Appeals for the Eleventh Circuit issued its order affirming the District Court's judgment in all respects. The Company subsidiary and Gulf Power agreed not to seek judicial review of the Eleventh Circuit's order, and the Company subsidiary paid the judgment during the third quarter of 2013. In connection with the order, the Company recorded a charge for the judgment amount of $20.6 million in "Operating costs and expenses" and $6.9 million in "Interest expense" in the consolidated statements of operations for the year ended December 31, 2013.
Environmental Claims and Litigation
Claims Arising From Historical, Non-Coal Producing Operations.  Gold Fields Mining, LLC (Gold Fields) is a dormant, non-coal producing entity that was previously managed and owned by Hanson plc, the Company's predecessor owner. In a February 1997 spin-off, Hanson plc transferred ownership of Gold Fields to the Company despite the fact that Gold Fields had no ongoing operations and the Company had no prior involvement in its past operations. Gold Fields is currently one of the Company's subsidiaries. The Company indemnified TXU Group with respect to certain claims relating to the historical operations of a former affiliate of Gold Fields.
Environmental claims for remediation, past costs, future costs, and/or natural resource damages have been asserted against Gold Fields related to historical activities of Gold Fields or a former affiliate. Gold Fields or the former affiliate has been named a potentially responsible party (PRP) at five national priority list sites based on the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). CERCLA claims were asserted at 13 additional sites, bringing the total to 18, which have since been reduced to 8 by completion of work, transfer or regulatory inactivity. The number of CERCLA sites alone is not a relevant measure of liability because the nature and extent of environmental concerns and costs varies by site, as does the estimated share of responsibility relative to other PRPs for Gold Fields or the former affiliate.
Undiscounted liabilities for environmental cleanup-related costs for all of the sites noted above were $69.4 million as of December 31, 2014 and $63.8 million as of December 31, 2013, $19.4 million and $18.3 million of which was reflected as a current liability, respectively, in the consolidated balance sheets as of those dates. These amounts represent those costs that the Company believes are probable and reasonably estimable.
Significant uncertainty exists as to whether claims will be pursued against Gold Fields or the former affiliate in all cases, and where they are pursued, the amount and timing of the eventual costs and liabilities, which could be greater or less than the liabilities recorded in the consolidated balance sheets. Changes to cost estimates associated with a particular site can occur for many reasons, including, but not limited to, the gathering of additional information at the site, the completion of the remedial design phase of the CERCLA remediation process, changes in anticipated remediation standards or labor and material costs or the reaching of a settlement agreement or consent order by the parties at the site. Based on the Company's evaluation of the issues and their potential impact, the total amount of any future loss cannot be reasonably estimated. However, based on current information, the Company believes these claims are likely to be resolved without a material adverse effect on its financial condition, results of operations or cash flows.
Other
In June 2007, the New York Office of the Attorney General (NYAG) served a letter and subpoena on the Company, seeking information and documents relating to the Company's disclosure to investors of risks associated with possible climate change and related legislation and regulations. The Company believes it has made full and proper disclosure of these potential risks.  In late 2013, the NYAG submitted a letter to the Company requesting additional information and documents and the Company is in the process of complying with that request.
In January 2013, the Securities and Exchange Commission (SEC) staff served a subpoena on the Company seeking information and documents relating to the development of Prairie State Energy Campus, a 1,600 megawatt coal-fueled electricity generation plant and adjacent coal mine in Illinois in which the Company owns a 5.06% undivided interest. The Company cooperated with the SEC's investigation and has not received any related communication from the SEC since August 2013.

Peabody Energy Corporation	2014 Form 10-K	F- 69

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At times the Company becomes a party to other disputes, including those related to contract miner performance, claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business in the U.S., Australia and other countries where the Company does business. Based on current information, the Company believes that such other pending or threatened proceedings are likely to be resolved without a material adverse effect on its financial condition, results of operations or cash flows.

(25)	Matters Related to the Bankruptcy Reorganization of Patriot Coal Corporation
Claims and Litigation
On October 31, 2007, the Company spun-off companies that constituted portions of its former Eastern U.S. Mining operations business segment to form Patriot. The spin-off included eight company-operated mines, two majority-owned joint venture mines and numerous contractor-operated mines serviced by eight coal preparation facilities, along with 1.2 billion tons of proven and probable coal reserves. On July 9, 2012, Patriot and certain of its wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Code in the U.S. Bankruptcy Court for the Southern District of New York. The case was subsequently moved to the U.S. Bankruptcy Court for the Eastern District of Missouri.
On March 14, 2013, Patriot filed a motion in its bankruptcy proceeding seeking authority to reject its collective bargaining agreements under section 1113 of the Bankruptcy Code and change its obligation to pay benefits it provided to certain of its retirees pursuant to section 1114 of the Bankruptcy Code and transferring the obligation to a Voluntary Employee Benefit Association (VEBA).  At the same time, Patriot also filed a declaratory judgment complaint against the Company and one of its subsidiaries seeking a declaration that Section 1(d) of the NBCWA Individual Employer Plan Liabilities Assumption Agreement dated October 22, 2007 (NBCWA Agreement) would not apply to reduce the subsidiary's healthcare benefits funding obligations if Patriot were to be successful under the bankruptcy code in changing the benefits it is required to pay to certain of its retirees under its labor agreements. On April 5, 2013, Patriot filed a motion for summary judgment with respect to the declaratory judgment complaint. After hearing both motions, the Court granted Patriot's section 1113/1114 motion and, on its own accord, granted the Company summary judgment on the declaratory judgment complaint. After the United Mine Workers of America (UMWA) appealed the Court's ruling on the section 1113/1114 motion, Patriot and the UMWA entered into new labor agreements pursuant to which the UMWA agreed to dismiss its appeal upon satisfaction of certain conditions. Patriot appealed the Court's grant of the summary judgment motion in the Company's and its subsidiary's favor, which an appellate court reversed. The Company and its subsidiary appealed the reversal to the United States Court of Appeals for the Eighth Circuit and filed a counterclaim in the declaratory judgment action against Patriot and the UMWA seeking a declaration that the subsidiary's healthcare benefits funding obligation would reduce to zero when one of Patriot's subsidiary's obligation to pay for retiree healthcare benefits reduced to zero under the terms of the new labor agreements. Patriot and the Official Committee of Unsecured Creditors of Patriot Coal Corporation issued discovery requests to the Company pursuant to Rule 2004 of the Federal Rules of Bankruptcy Procedure. In connection with the settlement discussed below, the 2004 discovery was suspended and subsequently halted permanently, and the adversary proceeding and related appeal in the Patriot bankruptcy case were voluntarily dismissed with prejudice.
On October 4, 2013, the Company reached a preliminary agreement with Patriot and the UMWA, on behalf of itself, its represented Patriot employees (UMWA Employees) and its represented Patriot retirees (UMWA Retirees), to resolve all issues related to Patriot’s bankruptcy. On October 25, 2013, the parties entered into a definitive settlement agreement. On November 7, 2013, the bankruptcy court approved that agreement. On December 17, 2013, the bankruptcy court confirmed Patriot's plan of reorganization, and on December 18, 2013, Patriot closed on its exit financing and notified the bankruptcy court that the plan of reorganization had become effective. Upon Patriot's plan of reorganization becoming effective, the Company's settlement agreement with Patriot and the UMWA, on behalf of itself, the UMWA Employees and the UMWA Retirees, also became effective.
Under the terms of the settlement agreement, the Company is required to provide total payments of $310.0 million to partially fund the newly established VEBA and settle all Patriot and UMWA claims involving the Patriot bankruptcy. Those payments included an initial payment of $90.0 million made in January 2014, comprised of $70.0 million paid to Patriot and $20.0 million paid to the VEBA, and subsequent payments to be paid to the VEBA of 75.0 million in 2015, $75.0 million in 2016 and $70.0 million in 2017. The Company’s and its subsidiary's obligations under the NBCWA Agreement have been deemed satisfied, and that agreement was terminated on December 18, 2013, the effective date of the settlement. Upon settlement, the Company had $260.7 million recorded in accumulated postretirement healthcare benefit obligations to Patriot on account of certain Patriot retirees under the NBCWA Agreement, with $63.2 million of actuarial losses and prior service costs related to the NBCWA Agreement obligations included in "Accumulated other comprehensive loss."

Peabody Energy Corporation	2014 Form 10-K	F- 70

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As part of the settlement agreement, the Company provided $141.5 million of credit support to Patriot at the time the agreement became effective, of which $122.2 million remained outstanding as of December 31, 2014. At that date, $81.4 million of this credit support took the form of surety bonds issued for the benefit of Patriot beneficiaries, $22.4 million of this credit support took the form of letters of credit issued for the benefit of Patriot beneficiaries and $18.4 million of this credit support took the form of corporate guarantees to Patriot beneficiaries. A total of $50.7 million of the credit support (all in the form of surety bonds) relates to Patriot’s Coal Act obligations that the Company agreed to fund at the time of the Patriot spin-off pursuant to the Coal Act Liabilities Assumption Agreement and to Patriot’s Federal Black Lung obligations. Approximately $85.0 million of the total credit support ends in 2018. Upon settlement, the Company recorded a liability of $28.0 million related to the credit support, which was measured using unobservable Level 3 inputs under the fair value hierarchy to determine the cost to acquire such support. In spite of the subsequent reduction in credit support outstanding, the Company increased its recorded liability to $57.6 million as of December 31, 2014 due to a credit downgrade of Patriot issued by one of the major credit rating agencies in the fourth quarter of 2014.
Per the terms of the settlement agreement, the Company also provided an extension of a coal terminaling agreement through March 2016 at a reduced price equal to the Company's estimated cost of providing the terminaling capacity.
As of December 18, 2013, the effective date of the settlement, Patriot assumed (1) the agreements executed in connection with the Patriot spin-off, including Patriot’s indemnification obligations contained therein (subject to certain specified exceptions) and (2) all other agreements entered into by Patriot and the Company prior to the bankruptcy filing and not previously assumed, rejected, terminated or expired.
In connection with the settlement agreement, effective as of December 18, 2013, Patriot, the UMWA, the UMWA Employees and the UMWA Retirees released the Company and its subsidiaries and affiliates and their current and former professionals, employees, advisors, officers, directors, insurers and agents (Peabody Released Parties) from all Causes of Action (as defined in the settlement agreement). In addition, Patriot included the Peabody Released Parties in the third-party release, exculpation and injunction provisions contained in the Patriot plan of reorganization to the extent permitted by law, and the UMWA did not object to any such releases.
At the time the settlement became effective, the Company recognized settlement charges totaling $128.6 million allocated between: (1) a charge of $30.6 million related to settlement of the accumulated postretirement healthcare benefit obligations of certain Patriot retirees under the NBCWA Agreement and (2) a charge to discontinued operations of $98.0 million related to the settlement of other claims involving the Patriot bankruptcy.  The allocation of the settlement was based on the construct of the negotiated settlement whereby Patriot was paid $70.0 million and provided with the credit support, recorded as a liability at its initial fair value of $28.0 million, and modified coal terminaling arrangement discussed above. A total of $240.0 million is to be paid to the VEBA through 2017 to settle the accumulated postretirement healthcare benefit obligations, of which $20.0 million was paid in January 2014. At December 31, 2014 and 2013, the Company's consolidated balance sheet reflected total liabilities of $271.8 million and $326.1 million, respectively, related to the settlement, representing the net present value of the payments due through 2017 to Patriot and the VEBA remaining at each date and the fair value of the liability related to the credit support provided to Patriot.
On October 23, 2012, eight individual plaintiffs and the UMWA filed a putative class action lawsuit in the U.S. District Court for the Southern District of West Virginia against the Company, one of its subsidiaries and an unrelated coal company (Lowe et al. v. Peabody Holding Company, LLC, et al.). The lawsuit sought to have the court obligate the defendants to maintain certain Patriot benefit plans at their current levels and to find the defendants' actions in violation of the Employee Retirement Income Security Act of 1974. On January 7, 2013, the Company defendants filed a motion to dismiss the complaint for failure to state a claim upon which relief can be granted. The plaintiffs thereafter amended their complaint to include new allegations and name two more individuals as plaintiffs. The Company defendants updated their motion to dismiss to respond to the new allegations and filed it with the Court. On September 27, 2013, the Court granted the Company defendants' motion to dismiss, and plaintiffs appealed the dismissal to the United States Court of Appeals for the Fourth Circuit. On December 20, 2013, after the effective date of the settlement agreement discussed above, the parties filed a joint stipulation with the Court dismissing the appeal as to the Company defendants with prejudice.
Off-Balance Sheet Arrangements
Patriot has approximately $150 million in federal and state black lung occupational disease liabilities related to workers employed in periods prior to Patriot’s spin-off from the Company in 2007. At the time of the spin-off, Patriot indemnified the Company against any claim relating to these liabilities, including any claim made by the U.S. Department of Labor (DOL) against the Company with respect to these obligations as a potentially liable operator under the Federal Coal Mine Health and Safety Act of 1969. The definitive settlement agreement described above, which became effective upon Patriot's emergence from bankruptcy on December 18, 2013, included Patriot’s affirmance of the indemnity relating to such black lung liabilities.

Peabody Energy Corporation	2014 Form 10-K	F- 71

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If Patriot does not pay the black lung liabilities in the future, the DOL would first look to Patriot and any related credit support for payment before asserting any claims against the Company. While Patriot has agreed to indemnify the Company against any such claims by the DOL, the Company could be responsible for those liabilities if Patriot were not able to fund such indemnification.

(26)	Summary of Quarterly Financial Information (Unaudited)
A summary of the unaudited quarterly results of operations for the years ended December 31, 2014 and 2013 is presented below.

	Year Ended December 31, 2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Revenues	$1,626.8	$1,758.0	$1,722.9	$1,684.5
Operating profit (loss)	2.9	32.8	36.2	(207.0)
Loss from continuing operations, net of income taxes	(44.3)	(72.0)	(154.0)	(478.8)
Net loss	(44.1)	(71.2)	(149.0)	(513.0)
Net loss attributable to common stockholders	(48.5)	(73.3)	(150.6)	(514.6)
Basic and diluted EPS — continuing operations(1)	$(2.74)	$(4.16)	$(8.72)	$(26.88)
Weighted average shares used in calculating basic and diluted EPS	17.9	17.9	17.9	17.9

(1)	EPS for the quarters may not sum to the amounts for the year as each period is computed on a discrete basis.
Revenues for the second quarter of 2014 included $43.2 million of additional contract revenue, resulting from finalized pricing under a customer sales agreement. Operating loss for the fourth quarter of 2014 reflected $154.4 million of asset impairment and mine closure costs. Operating loss for the fourth quarter of 2014 also included $26.0 million of restructuring and pension settlement charges and a deferred tax asset valuation allowance charge related to an equity affiliate of $52.3 million. Operating profit for the first quarter of 2014 included a charge of $15.6 million related to an adverse judgment in an arbitration proceeding. Loss from continuing operations for the third quarter of 2014 reflected $10.6 million of interest charges related to litigation. Loss from continuing operations for the second quarter of 2014 included $1.6 million of third-party fees related to the debentures consent solicitation. Loss from continuing operations, net of income taxes for the first, second, third and fourth quarters of 2014 included benefits (expenses) related to the remeasurement of foreign income tax accounts of $1.4 million, 1.3 million, $1.2 million and $(1.2) million, respectively. Loss from continuing operations, net of income taxes for the third quarter of 2014 reflected $70.1 million write-off of a net deferred tax asset due to the repeal of the Australian Minerals and Resource Rent Tax in that period (which included $54.0 million of royalty allowance credits recognized during the first half of 2014). Loss from continuing operations, net of income taxes for the first, second, third and fourth quarters of 2014 also reflected respective increases in valuation allowance on certain Australian deferred tax assets of $42.6 million, $75.7 million, $80.6 million and $90.4 million. Loss from continuing operations, net of income taxes, for the fourth quarter of 2014 included an increase in valuation allowance on certain U.S. deferred tax assets of $280.1 million. Loss from discontinued operations, net of income taxes, for the fourth quarter of 2014 reflected a $34.1 million charge, net of tax, related to an adverse change in the fair value of credit support provided to Patriot.

Peabody Energy Corporation	2014 Form 10-K	F- 72

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Revenues	$1,748.0	$1,725.3	$1,797.6	$1,742.8
Operating profit (loss)	88.8	26.4	112.2	(552.2)
(Loss) income from continuing operations, net of income taxes	(10.3)	101.4	24.0	(401.1)
Net (loss) income	(19.4)	87.1	(19.1)	(561.2)
Net (loss) income attributable to common stockholders	(23.4)	90.3	(26.1)	(565.7)
Basic EPS — continuing operations(1)	$(0.82)	$5.82	$0.94	$(22.78)
Diluted EPS — continuing operations(1)	(0.82)	5.81	0.94	(22.78)
Weighted average shares used in calculating basic EPS	17.8	17.8	17.8	17.8
Weighted average shares used in calculating diluted EPS	17.8	17.8	17.9	17.8

(1)	EPS for the quarters may not sum to the amounts for the year as each period is computed on a discrete basis.
Operating profit (loss) for the fourth quarter of 2013 included $30.6 million of charges associated with the settlement of claims and litigation related to the Patriot bankruptcy reorganization. Operating profit (loss) for the second quarter of 2013 included a $20.6 million charge related to the Gulf Power litigation. Operating profit (loss) for the second and fourth quarter of 2013 reflected $21.5 million and $506.8 million, respectively, of asset impairment and mine closure costs. (Loss) income from continuing operations, net of income taxes, for the first, second and third quarters of 2013 included aggregate losses on early debt extinguishment of $0.9 million, $4.5 million and $11.5 million, respectively, related to first and second quarter voluntary debt repayments and repurchases and the third quarter execution of the 2013 Credit Facility refinancing. (Loss) income from continuing operations, net of income taxes, for the second quarter of 2013 included $6.9 million in prejudgment interest attributable to the Gulf Power litigation. (Loss) income from continuing operations, net of income taxes, for the fourth quarter of 2013 included the $11.3 million tax effect of the aforementioned settlement related to Patriot's bankruptcy reorganization. (Loss) income from continuing operations, net of income taxes, for the fourth quarter of 2013 reflected a net tax benefit of $112.8 million related to asset impairment and mine closure costs. (Loss) income from continuing operations, net of income taxes, for all quarters in 2013 included the impact of the remeasurement of non-U.S. income tax accounts, which amounted to additional tax expense of $1.6 million in the first quarter of 2013 and a tax benefit of $37.1 million, $2.6 million and $6.2 million in the second, third and fourth quarters of 2013, respectively. Net (loss) income for the fourth quarter of 2013 included $61.8 million of after-tax charges recorded in loss from discontinued operations related to the settlement agreement reached with Patriot. Net (loss) income for the third and fourth quarter of 2013 reflected $32.4 million and $42.5 million, respectively, of after-tax asset impairment and mine closure costs related to a discontinued operation.

(27)	Segment and Geographic Information
During the second quarter of 2015, the Company elected a new chief executive officer, who is also considered the Company's chief operating decision maker (CODM). Due to that change, the Company updated its reportable segments to reflect the manner in which its new CODM views the Company's businesses for purposes of reviewing performance, allocating resources and assessing future prospects and strategic execution. The Company now reports its results of operations primarily through the following reportable segments: "Powder River Basin Mining," “Midwestern U.S. Mining," “Western U.S. Mining,” “Australian Metallurgical Mining," "Australian Thermal Mining," “Trading and Brokerage” and “Corporate and Other.” Periods presented in this note have been recast for comparability.

Peabody Energy Corporation	2014 Form 10-K	F- 73

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The principal business of the Company's mining segments in the U.S. is the mining, preparation and sale of thermal coal, sold primarily to electric utilities in the U.S. under long-term contracts, with a portion sold into the seaborne markets as market conditions warrant. The Company's Powder River Basin Mining operations consist of its mines in Wyoming. The mines in that segment are characterized by surface mining extraction processes, coal with a lower sulfur content and Btu and higher customer transportation costs (due to longer shipping distances). The Company's Midwestern U.S. Mining operations reflect the Company’s Illinois and Indiana mining operations, which are characterized by a mix of surface and underground mining extraction processes, coal with a higher sulfur content and Btu and lower customer transportation costs (due to shorter shipping distances). The Company's Western U.S. Mining operations reflect the aggregation of the Southwest and Colorado mining operations. The mines in that segment are characterized by a mix of surface and underground mining extraction processes, coal with a lower sulfur content and Btu and generally higher customer transportation costs (due to longer shipping distances). Geologically, the Company's Powder River Basin operations mine sub-bituminous coal deposits, its Midwestern operations mine bituminous coal deposits and its Western operations mine both bituminous and sub-bituminous coal deposits.
The business of the Company's Australian operating platform is primarily export focused with customers spread across several countries, while a portion of the coal is sold within Australia. Generally, revenues from individual countries vary year by year based on electricity demand, the strength of the global economy, governmental policies and several other factors, including those specific to each country. The Company’s Australian Metallurgical Mining operations consist of mines in Queensland and New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine various qualities of metallurgical coal (low-sulfur, high Btu coal). The metallurgical coal qualities include hard coking coal, semi-hard coking coal, semi-soft coal and pulverized coal injection coal. The Company's Australian Thermal Mining operations predominantly consist of mines in New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine low-sulfur, high Btu thermal coal. The Company classifies its Australian mines within the Australian Metallurgical Mining or Australian Thermal Mining segments based on the primary customer base and coal reserve type of each mining operation. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade. Similarly, a small portion of the coal mined by the Australian Thermal Mining segment is of a metallurgical grade. Additionally, the Company may market some of its metallurgical coal products as a thermal coal product from time to time depending on market conditions.
The Company's Trading and Brokerage segment engages in the direct and brokered trading of coal and freight-related contracts through the trading and business offices. Coal brokering is conducted both as principal and agent in support of various coal production-related activities that may involve coal produced from our mines, coal sourcing arrangements with third-party mining companies or offtake agreements with other coal producers. The Trading and Brokerage segment also provides transportation-related services, which involves both financial derivative contracts and physical contracts. Collectively, coal and freight-related hedging activities include both economic hedging and, from time to time, cash flow hedging in support of our coal trading strategy.
The Company's Corporate and Other segment includes selling and administrative expenses, corporate hedging activities, mining and export/transportation joint ventures, restructuring charges and activities associated with the optimization of our coal reserve and real estate holdings, minimum charges on certain transportation-related contracts, the closure of inactive mining sites and certain energy-related commercial matters.
The Company’s CODM uses Adjusted EBITDA as the primary measure of segment profit and loss. Beginning with this report, the Company modified its definition of Adjusted EBITDA to also exclude the impact of changes in deferred tax asset valuation allowance related to equity affiliates because the Company believes that doing so is useful in comparing its 2014 results with those of prior periods. Also beginning in 2014, the Company modified its expense allocation practices to exclude restructuring and pension settlement charges from its Powder River Basin Mining, Midwestern U.S. Mining, Western U.S. Mining, Australian Metallurgical Mining, Australian Thermal Mining and Trading and Brokerage segment results because it believes such items do not reflect the core operating performance of those segments. Accordingly, such charges are now entirely reflected in the Corporate and Other segment. Segment results from prior periods have been reclassified to conform to the 2014 presentation. The Company defines Adjusted EBITDA as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; depreciation, depletion and amortization; asset impairment and mine closure costs; charges for the settlement of claims and litigation related to previously divested operations and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates.

Peabody Energy Corporation	2014 Form 10-K	F- 74

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment results for the year ended December 31, 2014 were as follows:

	Powder River Basin Mining	Midwestern U.S. Mining	Western U.S. Mining	Australian Metallurgical Mining	Australian Thermal Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Revenues	$1,922.9	$1,198.1	$902.8	$1,613.8	$1,058.0	$58.4	$38.2	$6,792.2
Adjusted EBITDA	509.0	306.9	266.9	(151.1)	264.1	14.9	(396.7)	814.0
Additions to property, plant, equipment and mine development	19.7	57.4	18.2	53.9	30.2	—	15.0	194.4
Federal coal lease expenditures	276.5	—	0.2	—	—	—	—	276.7
Loss from equity affiliates	—	—	—	—	—	—	107.6	107.6
Segment results for the year ended December 31, 2013 were as follows:

	Powder River Basin Mining	Midwestern U.S. Mining	Western U.S. Mining	Australian Metallurgical Mining	Australian Thermal Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Revenues	$1,767.3	$1,335.5	$902.3	$1,773.4	$1,131.2	$66.0	$38.0	$7,013.7
Adjusted EBITDA	435.4	426.0	258.0	(120.0)	270.0	(19.9)	(202.3)	1,047.2
Additions to property, plant, equipment and mine development	15.8	27.2	32.2	165.7	64.6	0.1	22.8	328.4
Federal coal lease expenditures	276.5	—	0.3	—	—	—	—	276.8
Loss from equity affiliates	—	—	—	—	—	—	40.2	40.2
Segment results for the year ended December 31, 2012 were as follows:

	Powder River Basin Mining	Midwestern U.S. Mining	Western U.S. Mining	Australian Metallurgical Mining	Australian Thermal Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Revenues	$1,983.0	$1,403.7	$966.3	$2,187.5	$1,316.1	$199.9	$21.0	$8,077.5
Adjusted EBITDA	542.0	405.6	279.7	238.4	337.7	119.7	(86.6)	1,836.5
Additions to property, plant, equipment and mine development	71.5	74.7	49.9	666.7	76.7	0.1	46.4	986.0
Federal coal lease expenditures	276.5	—	—	—	—	—	—	276.5
Loss from equity affiliates	—	—	—	—	—	—	61.2	61.2
Asset details are reflected at the division level only for the Company's mining segments and are not allocated between each individual segment as such information is not regularly reviewed by the Company's CODM. Further, some assets service more than one segment within the division and an allocation of such assets would not be meaningful or representative on a segment by segment basis.

Peabody Energy Corporation	2014 Form 10-K	F- 75

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets as of December 31, 2014 were as follows:

	U.S. Mining	Australian Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Total assets	$4,099.1	$6,623.9	$300.7	$2,167.4	$13,191.1
Property, plant, equipment and mine development, net	3,739.9	5,503.7	1.1	1,332.6	10,577.3

Assets as of December 31, 2013 were as follows:

	U.S. Mining	Australian Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Total assets	$4,024.4	$7,081.2	$389.6	$2,638.2	$14,133.4
Property, plant, equipment and mine development, net	3,654.4	5,947.1	1.8	1,479.2	11,082.5
Assets as of December 31, 2012 were as follows:

	U.S. Mining	Australian Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Total assets	$3,986.4	$7,990.8	$543.9	$3,287.9	$15,809.0
Property, plant, equipment and mine development, net	3,603.6	6,595.5	1.6	1,601.0	11,801.7
A reconciliation of Adjusted EBITDA to consolidated loss from continuing operations, net of income taxes follows:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Total Adjusted EBITDA	$814.0	$1,047.2	$1,836.5
Depreciation, depletion and amortization	(655.7)	(740.3)	(663.4)
Asset retirement obligation expenses	(81.0)	(66.5)	(67.0)
Asset impairment and mine closure costs	(154.4)	(528.3)	(929.0)
Settlement charges related to the Patriot bankruptcy reorganization	—	(30.6)	—
Change in deferred tax asset valuation allowance related to equity affiliates	(52.3)	—	—
Amortization of basis difference related to equity affiliates	(5.7)	(6.3)	(4.6)
Interest expense	(428.2)	(425.2)	(405.6)
Interest income	15.4	15.7	24.5
Income tax (provision) benefit	(201.2)	448.3	(262.3)
Loss from continuing operations, net of income taxes	$(749.1)	$(286.0)	$(470.9)

Peabody Energy Corporation	2014 Form 10-K	F- 76

PEABODY ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents revenues as a percent of total revenue from external customers by geographic region:

	Year Ended December 31,
	2014	2013	2012
U.S.	59.5%	61.1%	55.4%
Japan	9.5%	9.8%	12.3%
China	6.1%	10.2%	6.8%
South Korea	5.2%	3.8%	5.8%
Other	19.7%	15.1%	19.7%
Total	100.0%	100.0%	100.0%
The Company attributes revenue to individual countries based on the location of the physical delivery of the coal.

(28)	Supplemental Guarantor/Non-Guarantor Financial Information
In accordance with the indentures governing the 7.375% Senior Notes due November 2016, the 6.00% Senior Notes due November 2018, the 6.50% Senior Notes due September 2020, the 6.25% Senior Notes due November 2021 and the 7.875% Senior Notes due November 2026 (collectively the Senior Notes), certain 100% owned U.S. subsidiaries of the Company (each, a Guarantor Subsidiary) have fully and unconditionally guaranteed the Senior Notes, on a joint and several basis.The indentures governing the Senior Notes contain customary exceptions under which a guarantee of a Guarantor Subsidiary will terminate, including (1) the release or discharge of the guarantee of the Company’s 2013 Credit Facility by such Guarantor Subsidiary, except a discharge or release by or as a result of payment under such guarantee, (2) a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor Subsidiary, and (3) the legal defeasance or discharge of the indentures. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to the holders of the Senior Notes. The following historical financial statement information is provided for the Guarantor/Non-Guarantor Subsidiaries.

Peabody Energy Corporation	2014 Form 10-K	F- 77

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2014
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Total revenues	$—	$3,964.8	$2,902.1	$(74.7)	$6,792.2
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	49.6	2,927.3	2,814.7	(74.7)	5,716.9
Depreciation, depletion and amortization	—	310.4	345.3	—	655.7
Asset retirement obligation expenses	—	25.3	55.7	—	81.0
Selling and administrative expenses	46.8	161.1	19.2	—	227.1
Restructuring and pension settlement charges	—	23.8	2.2	—	26.0
Other operating (income) loss:
Net gain on disposal or exchange of assets	—	(18.5)	(22.9)	—	(41.4)
Asset impairment and mine closure costs	4.7	71.1	78.6	—	154.4
Loss from equity affiliates and investment in subsidiaries	431.1	6.6	101.0	(431.1)	107.6
Interest expense	424.7	6.4	34.6	(37.5)	428.2
Interest income	(15.3)	(10.3)	(27.3)	37.5	(15.4)
(Loss) income from continuing operations before income taxes	(941.6)	461.6	(499.0)	431.1	(547.9)
Income tax (benefit) provision	(186.2)	316.7	70.7	—	201.2
(Loss) income from continuing operations, net of income taxes	(755.4)	144.9	(569.7)	431.1	(749.1)
(Loss) income from discontinued operations, net of income taxes	(31.6)	(7.2)	10.6	—	(28.2)
Net (loss) income	(787.0)	137.7	(559.1)	431.1	(777.3)
Less: Net income attributable to noncontrolling interests	—	—	9.7	—	9.7
Net (loss) income attributable to common stockholders	$(787.0)	$137.7	$(568.8)	$431.1	$(787.0)

Peabody Energy Corporation	2014 Form 10-K	F- 78

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2013
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Total revenues	$—	$4,027.9	$3,230.3	$(244.5)	$7,013.7
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	(173.6)	3,471.7	2,675.5	(244.5)	5,729.1
Depreciation, depletion and amortization	—	329.4	410.9	—	740.3
Asset retirement obligation expenses	—	33.3	33.2	—	66.5
Selling and administrative expenses	50.9	167.9	25.4	—	244.2
Restructuring and pension settlement charges	—	11.9	—	—	11.9
Other operating (income) loss:
Net gain on disposal or exchange of assets	—	(52.6)	—	—	(52.6)
Asset impairment and mine closure costs	21.5	6.5	500.3	—	528.3
Settlement charges related to the Patriot bankruptcy reorganization	30.6	—	—	—	30.6
Loss from equity affiliates and investment in subsidiaries	272.5	8.3	31.9	(272.5)	40.2
Interest expense	420.8	244.5	169.0	(409.1)	425.2
(Gain) loss from extinguishment of affiliate debt	—	(155.5)	155.5	—	—
Interest income	(79.6)	(311.6)	(33.6)	409.1	(15.7)
Unrealized loss (gain) on derivatives	—	34.0	(34.0)	—	—
(Loss) income from continuing operations before income taxes	(543.1)	240.1	(703.8)	272.5	(734.3)
Income tax benefit	(92.2)	(110.9)	(245.2)	—	(448.3)
(Loss) income from continuing operations, net of income taxes	(450.9)	351.0	(458.6)	272.5	(286.0)
Loss from discontinued operations, net of income taxes	(74.0)	(5.6)	(147.0)	—	(226.6)
Net (loss) income	(524.9)	345.4	(605.6)	272.5	(512.6)
Less: Net income attributable to noncontrolling interests	—	—	12.3	—	12.3
Net (loss) income attributable to common stockholders	$(524.9)	$345.4	$(617.9)	$272.5	$(524.9)

Peabody Energy Corporation	2014 Form 10-K	F- 79

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Total revenues	$—	$4,571.3	$3,738.4	$(232.2)	$8,077.5
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	(395.2)	3,344.1	3,216.0	(232.2)	5,932.7
Depreciation, depletion and amortization	—	315.6	347.8	—	663.4
Asset retirement obligation expenses	—	42.9	24.1	—	67.0
Selling and administrative expenses	38.7	199.7	30.4	—	268.8
Other operating (income) loss:
Net gain on disposal or exchange of assets	—	(14.7)	(2.4)	—	(17.1)
Asset impairment and mine closure costs	35.5	86.8	806.7	—	929.0
Loss from equity affiliates and investment in subsidiaries	720.0	12.5	48.7	(720.0)	61.2
Interest expense	413.9	13.9	475.6	(497.8)	405.6
Interest income	(309.8)	(149.1)	(63.4)	497.8	(24.5)
Unrealized (gain) loss on derivatives	—	(35.3)	35.3	—	—
(Loss) income from continuing operations before income taxes	(503.1)	754.9	(1,180.4)	720.0	(208.6)
Income tax provision	80.2	105.8	76.3	—	262.3
(Loss) income from continuing operations, net of income taxes	(583.3)	649.1	(1,256.7)	720.0	(470.9)
Loss from discontinued operations, net of income taxes	(2.4)	(82.2)	(19.6)	—	(104.2)
Net (loss) income	(585.7)	566.9	(1,276.3)	720.0	(575.1)
Less: Net income attributable to noncontrolling interests	—	—	10.6	—	10.6
Net (loss) income attributable to common stockholders	$(585.7)	$566.9	$(1,286.9)	$720.0	$(585.7)

Peabody Energy Corporation	2014 Form 10-K	F- 80

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2014
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Net (loss) income	$(787.0)	$137.7	$(559.1)	$431.1	$(777.3)
Other comprehensive (loss) income, net of income taxes:
Net change in unrealized losses on available-for-sale securities (net of $0.5 tax benefit)
Unrealized holding losses on available-for-sale securities	(3.7)	—	—	—	(3.7)
Less: Reclassification for realized losses included in net (loss) income	2.9	—	—	—	2.9
Net change in unrealized losses on available-for-sale securities	(0.8)	—	—	—	(0.8)
Net unrealized losses on cash flow hedges (net of $54.6 tax benefit)
(Decrease) increase in fair value of cash flow hedges	(225.9)	—	30.9	—	(195.0)
Less: Reclassification for realized losses (gains) included in net (loss) income	31.3	—	(41.5)	—	(10.2)
Net unrealized losses on cash flow hedges	(194.6)	—	(10.6)	—	(205.2)
Postretirement plans and workers' compensation obligations (net of $10.3 tax benefit)
Prior service credit for the period	—	11.4	—	—	11.4
Net actuarial (loss) gain for the period	—	(150.2)	7.5	—	(142.7)
Amortization of actuarial loss (gain) and prior service cost	—	35.5	(2.8)	—	32.7
Postretirement plans and workers' compensation obligations	—	(103.3)	4.7	—	(98.6)
Foreign currency translation adjustment	—	—	(41.0)	—	(41.0)
Other comprehensive loss from investment in subsidiaries	(150.2)	—	—	150.2	—
Other comprehensive loss, net of income taxes	(345.6)	(103.3)	(46.9)	150.2	(345.6)
Comprehensive (loss) income	(1,132.6)	34.4	(606.0)	581.3	(1,122.9)
Less: Comprehensive income attributable to noncontrolling interests	—	—	9.7	—	9.7
Comprehensive (loss) income attributable to common stockholders	$(1,132.6)	$34.4	$(615.7)	$581.3	$(1,132.6)

Peabody Energy Corporation	2014 Form 10-K	F- 81

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2013
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Net (loss) income	$(524.9)	$345.4	$(605.6)	$272.5	$(512.6)
Other comprehensive (loss) income, net of income taxes:
Net change in unrealized gains (losses) on available-for-sale securities (net of $0.5 tax provision)
Unrealized holding losses on available-for-sale securities	(12.2)	—	(0.1)	—	(12.3)
Less: Reclassification for realized losses (gains) included in net income	13.0	—	(0.2)	—	12.8
Net change in unrealized gains (losses) on available-for-sale securities	0.8	—	(0.3)	—	0.5
Net unrealized losses on cash flow hedges (net of $300.0 tax benefit)
(Decrease) increase in fair value of cash flow hedges	(368.4)	—	34.8	—	(333.6)
Less: Reclassification for realized gains included in net income	(109.0)	—	(100.6)	—	(209.6)
Net unrealized losses on cash flow hedges	(477.4)	—	(65.8)	—	(543.2)
Postretirement plans and workers' compensation obligations (net of $121.7 tax provision)
Prior service cost for the period	—	(1.4)	—	—	(1.4)
Net actuarial gain for the period	—	103.8	7.1	—	110.9
Amortization of actuarial loss (gain) and prior service cost	—	95.8	(0.1)	—	95.7
Postretirement plans and workers' compensation obligations	—	198.2	7.0	—	205.2
Foreign currency translation adjustment	—	—	(92.7)	—	(92.7)
Other comprehensive income from investment in subsidiaries	46.4	—	—	(46.4)	—
Other comprehensive (loss) income, net of income taxes	(430.2)	198.2	(151.8)	(46.4)	(430.2)
Comprehensive (loss) income	(955.1)	543.6	(757.4)	226.1	(942.8)
Less: Comprehensive income attributable to noncontrolling interests	—	—	12.3	—	12.3
Comprehensive (loss) income attributable to common stockholders	$(955.1)	$543.6	$(769.7)	$226.1	$(955.1)

Peabody Energy Corporation	2014 Form 10-K	F- 82

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Net (loss) income	$(585.7)	$566.9	$(1,276.3)	$720.0	$(575.1)
Other comprehensive income, net of income taxes:
Net change in unrealized gains (losses) on available-for-sale securities (net of $4.0 tax provision)
Unrealized holding losses on available-for-sale securities	(15.5)	—	—	—	(15.5)
Less: Reclassification for realized losses included in net income	22.5	—	—	—	22.5
Net change in unrealized gains on available-for-sale securities	7.0	—	—	—	7.0
Net unrealized losses on cash flow hedges (net of $3.9 tax benefit)
Increase in fair value of cash flow hedges	205.9	—	144.5	—	350.4
Less: Reclassification for realized gains included in net income	(249.1)	—	(49.5)	—	(298.6)
Net unrealized (losses) gains on cash flow hedges	(43.2)	—	95.0	—	51.8
Postretirement plans and workers' compensation obligations (net of $43.9 tax provision)
Prior service cost for the period	—	20.1	—	—	20.1
Net actuarial (loss) gain for the period	—	(0.9)	0.9	—	—
Amortization of actuarial loss and prior service cost	—	54.5	0.9	—	55.4
Postretirement plans and workers' compensation obligations	—	73.7	1.8	—	75.5
Foreign currency translation adjustment	—	—	19.1	—	19.1
Other comprehensive income from investment in subsidiaries	189.6	—	—	(189.6)	—
Other comprehensive income, net of income taxes	153.4	73.7	115.9	(189.6)	153.4
Comprehensive (loss) income	(432.3)	640.6	(1,160.4)	530.4	(421.7)
Less: Comprehensive income attributable to noncontrolling interests	—	—	10.6	—	10.6
Comprehensive (loss) income attributable to common stockholders	$(432.3)	$640.6	$(1,171.0)	$530.4	$(432.3)

Peabody Energy Corporation	2014 Form 10-K	F- 83

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2014
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications/ Eliminations	Consolidated
	(Dollars in millions)
Assets
Current assets
Cash and cash equivalents	$188.7	$1.2	$108.1	$—	$298.0
Accounts receivable, net	—	14.5	548.6	—	563.1
Receivables from affiliates, net	258.4	—	105.9	(364.3)	—
Inventories	—	191.8	214.7	—	406.5
Assets from coal trading activities, net	—	53.8	3.8	—	57.6
Deferred income taxes	64.5	8.6	6.9	—	80.0
Other current assets	—	44.5	261.3	—	305.8
Total current assets	511.6	314.4	1,249.3	(364.3)	1,711.0
Property, plant, equipment and mine development, net	—	5,005.2	5,572.1	—	10,577.3
Deferred income taxes	—	8.2	—	(7.5)	0.7
Investments and other assets	10,209.4	4.0	621.6	(9,932.9)	902.1
Notes receivable from affiliates, net	—	1,655.7	—	(1,655.7)	—
Total assets	$10,721.0	$6,987.5	$7,443.0	$(11,960.4)	$13,191.1
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$12.0	$0.1	$9.1	$—	$21.2
Payables to affiliates, net	—	364.3	—	(364.3)	—
Liabilities from coal trading activities, net	—	10.7	22.0	—	32.7
Accounts payable and accrued expenses	474.5	682.5	652.2	—	1,809.2
Total current liabilities	486.5	1,057.6	683.3	(364.3)	1,863.1
Long-term debt, less current maturities	5,951.6	6.3	7.7	—	5,965.6
Deferred income taxes	90.5	—	6.1	(7.5)	89.1
Notes payable to affiliates, net	1,033.4	—	622.3	(1,655.7)	—
Other noncurrent liabilities	434.2	1,717.4	395.2	—	2,546.8
Total liabilities	7,996.2	2,781.3	1,714.6	(2,027.5)	10,464.6
Peabody Energy Corporation’s stockholders’ equity	2,724.8	4,206.2	5,726.7	(9,932.9)	2,724.8
Noncontrolling interests	—	—	1.7	—	1.7
Total stockholders’ equity	2,724.8	4,206.2	5,728.4	(9,932.9)	2,726.5
Total liabilities and stockholders’ equity	$10,721.0	$6,987.5	$7,443.0	$(11,960.4)	$13,191.1

Peabody Energy Corporation	2014 Form 10-K	F- 84

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2013
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications/ Eliminations	Consolidated
		(Dollars in millions)
Assets
Current assets
Cash and cash equivalents	$300.7	$0.3	$143.0	$—	$444.0
Accounts receivable, net	1.3	—	559.1	(2.5)	557.9
Receivables from affiliates, net	68.4	—	—	(68.4)	—
Inventories	—	235.1	271.6	—	506.7
Assets from coal trading activities, net	—	46.7	—	(10.6)	36.1
Deferred income taxes	—	61.9	6.4	(1.9)	66.4
Other current assets	34.5	73.7	273.4	—	381.6
Total current assets	404.9	417.7	1,253.5	(83.4)	1,992.7
Property, plant, equipment and mine development, net	—	5,055.7	6,026.8	—	11,082.5
Deferred income taxes	16.5	—	7.8	(16.5)	7.8
Investments and other assets	11,394.9	8.8	762.6	(11,115.9)	1,050.4
Notes receivable from affiliates, net	—	1,433.0	—	(1,433.0)	—
Total assets	$11,816.3	$6,915.2	$8,050.7	$(12,648.8)	$14,133.4
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$12.0	$0.1	$19.6	$—	$31.7
Payables to affiliates, net	—	10.4	58.0	(68.4)	—
Deferred income taxes	1.9	—	—	(1.9)	—
Liabilities from coal trading activities, net	—	0.2	16.5	(10.6)	6.1
Accounts payable and accrued expenses	360.0	601.4	805.1	(2.5)	1,764.0
Total current liabilities	373.9	612.1	899.2	(83.4)	1,801.8
Long-term debt, less current maturities	5,959.1	6.5	5.1	—	5,970.7
Deferred income taxes	—	55.9	1.5	(16.5)	40.9
Notes payable to affiliates, net	1,032.6	—	400.4	(1,433.0)	—
Other noncurrent liabilities	542.0	1,452.5	377.6	—	2,372.1
Total liabilities	7,907.6	2,127.0	1,683.8	(1,532.9)	10,185.5
Peabody Energy Corporation’s stockholders’ equity	3,908.7	4,788.2	6,327.7	(11,115.9)	3,908.7
Noncontrolling interests	—	—	39.2	—	39.2
Total stockholders’ equity	3,908.7	4,788.2	6,366.9	(11,115.9)	3,947.9
Total liabilities and stockholders’ equity	$11,816.3	$6,915.2	$8,050.7	$(12,648.8)	$14,133.4

Peabody Energy Corporation	2014 Form 10-K	F- 85

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2014
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
		(Dollars in millions)
Cash Flows From Operating Activities
Net cash (used in) provided by continuing operations	$(369.0)	$776.1	$33.9	$441.0
Net cash used in discontinued operations	(73.3)	(4.6)	(26.5)	(104.4)
Net cash (used in) provided by operating activities	(442.3)	771.5	7.4	336.6
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	—	(108.5)	(85.9)	(194.4)
Changes in accrued expenses related to capital expenditures	—	3.4	(20.0)	(16.6)
Federal coal lease expenditures	—	(276.7)	—	(276.7)
Proceeds from disposal of assets, net of notes receivable	—	105.9	97.8	203.7
Purchases of debt securities	—	—	(15.1)	(15.1)
Proceeds from sales and maturities of debt securities	—	—	13.5	13.5
Contributions to joint ventures	—	—	(529.8)	(529.8)
Distributions from joint ventures	—	—	534.2	534.2
Advances to related parties	—	—	(33.7)	(33.7)
Repayment of loans from related parties	—	—	5.4	5.4
Other, net	—	(4.4)	(0.6)	(5.0)
Net cash used in investing activities	—	(280.3)	(34.2)	(314.5)
Cash Flows From Financing Activities
Proceeds from long-term debt	—	—	1.1	1.1
Repayments of long-term debt	(12.0)	(0.1)	(8.9)	(21.0)
Payment of deferred financing costs	(10.1)	—	—	(10.1)
Dividends paid	(92.3)	—	—	(92.3)
Restricted cash for distributions to noncontrolling interest	—	—	(42.5)	(42.5)
Other, net	3.1	(1.7)	(4.7)	(3.3)
Transactions with affiliates, net	441.6	(488.5)	46.9	—
Net cash provided by (used in) financing activities	330.3	(490.3)	(8.1)	(168.1)
Net change in cash and cash equivalents	$(112.0)	$0.9	$(34.9)	$(146.0)
Cash and cash equivalents at beginning of year	300.7	0.3	143.0	444.0
Cash and cash equivalents at end of year	$188.7	$1.2	$108.1	$298.0

Peabody Energy Corporation	2014 Form 10-K	F- 86

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2013
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
		(Dollars in millions)
Cash Flows From Operating Activities
Net cash (used in) provided by continuing operations	$(24.3)	$778.7	$25.7	$780.1
Net cash used in discontinued operations	(20.4)	(7.6)	(29.7)	(57.7)
Net cash (used in) provided by operating activities	(44.7)	771.1	(4.0)	722.4
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	—	(95.9)	(232.5)	(328.4)
Changes in accrued expenses related to capital expenditures	—	(1.2)	(119.5)	(120.7)
Federal coal lease expenditures	—	(276.8)	—	(276.8)
Proceeds from disposal of assets, net of notes receivable	—	93.0	85.3	178.3
Purchases of debt securities	—	—	(22.8)	(22.8)
Proceeds from sales and maturities of debt securities	—	—	22.9	22.9
Maturity of short-term investments	—	—	4.8	4.8
Contributions to joint ventures	—	—	(671.7)	(671.7)
Distributions from joint ventures	—	—	722.9	722.9
Advances to related parties	—	—	(42.1)	(42.1)
Repayment of loan from related parties	—	—	25.2	25.2
Other, net	—	(5.7)	(0.1)	(5.8)
Net cash used in continuing operations	—	(286.6)	(227.6)	(514.2)
Net cash used in discontinued operations	—	—	(1.5)	(1.5)
Net cash used in investing activities	—	(286.6)	(229.1)	(515.7)
Cash Flows From Financing Activities
Proceeds from long-term debt	1,188.0	—	—	1,188.0
Repayments of long-term debt	(1,334.2)	(0.2)	(55.8)	(1,390.2)
Payment of deferred financing costs	(22.8)	—	—	(22.8)
Dividends paid	(91.7)	—	—	(91.7)
Other, net	4.2	(1.6)	(7.4)	(4.8)
Transactions with affiliates, net	332.3	(482.7)	150.4	—
Net cash provided by (used in) financing activities	75.8	(484.5)	87.2	(321.5)
Net change in cash and cash equivalents	$31.1	$—	$(145.9)	$(114.8)
Cash and cash equivalents at beginning of year	269.6	0.3	288.9	558.8
Cash and cash equivalents at end of year	$300.7	$0.3	$143.0	$444.0

Peabody Energy Corporation	2014 Form 10-K	F- 87

PEABODY ENERGY CORPORATION
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
		(Dollars in millions)
Cash Flows From Operating Activities
Net cash provided by (used in) continuing operations	$372.0	$1,390.3	$(162.5)	$1,599.8
Net cash used in discontinued operations	(3.4)	(11.6)	(69.7)	(84.7)
Net cash provided by (used in) operating activities	368.6	1,378.7	(232.2)	1,515.1
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	—	(237.4)	(748.6)	(986.0)
Changes in accrued expenses related to capital expenditures	—	3.1	101.6	104.7
Federal coal lease expenditures	—	(276.5)	—	(276.5)
Investment in Prairie State Energy Campus	—	(10.7)	—	(10.7)
Proceeds from disposal of assets, net of notes receivable	—	70.1	77.8	147.9
Purchases of debt and equity securities	—	—	(46.7)	(46.7)
Proceeds from sales of debt and equity securities	—	—	46.4	46.4
Purchase of short-term investments	—	—	(4.8)	(4.8)
Contributions to joint ventures	—	—	(824.0)	(824.0)
Distributions from joint ventures	—	—	823.0	823.0
Advances to related parties	—	—	(148.0)	(148.0)
Repayment of loans from related parties	—	—	110.8	110.8
Other, net	—	(6.2)	—	(6.2)
Net cash used in continuing operations	—	(457.6)	(612.5)	(1,070.1)
Net cash used in discontinued operations	—	(1.1)	(20.9)	(22.0)
Net cash used in investing activities	—	(458.7)	(633.4)	(1,092.1)
Cash Flows From Financing Activities
Proceeds from long-term debt	—	—	0.8	0.8
Repayments of long-term debt	(379.0)	(0.4)	(36.4)	(415.8)
Payment of deferred financing costs	(6.9)	—	—	(6.9)
Dividends paid	(91.9)	—	—	(91.9)
Common stock repurchase	(99.9)	—		(99.9)
Excess tax benefits related to share-based compensation	8.3	—	—	8.3
Acquisition of MCG Coal Holdings Pty Ltd noncontrolling interests	—	—	(49.8)	(49.8)
Other, net	1.0	—	(9.1)	(8.1)
Transactions with affiliates, net	186.2	(920.1)	733.9	—
Net cash (used in) provided by financing activities	(382.2)	(920.5)	639.4	(663.3)
Net change in cash and cash equivalents	$(13.6)	$(0.5)	$(226.2)	$(240.3)
Cash and cash equivalents at beginning of year	283.2	0.8	515.1	799.1
Cash and cash equivalents at end of year	$269.6	$0.3	$288.9	$558.8

Peabody Energy Corporation	2014 Form 10-K	F- 88

PEABODY ENERGY CORPORATION
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions(1)		Other		Balance at End of Period
	(Dollars in millions)
Year Ended December 31, 2014
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	$9.7	$(0.2)	$(1.9)	(2)	$—		$7.6
Reserve for materials and supplies	7.4	(0.1)	(2.7)		—		4.6
Allowance for doubtful accounts	7.4	1.5	(1.4)		(1.7)	(3)	5.8
Tax valuation allowances	1,634.1	569.4	—		(1,034.5)	(4)	1,169.0
Year Ended December 31, 2013
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	$15.3	$0.1	$(5.7)	(2)	$—		$9.7
Reserve for materials and supplies	16.0	1.7	(10.3)		—		7.4
Allowance for doubtful accounts	13.7	4.3	(10.1)		(0.5)	(3)	7.4
Tax valuation allowances	1,481.8	(29.4)	—		181.7	(5)	1,634.1
Year Ended December 31, 2012
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	$21.3	$2.9	$(9.0)	(2)	$0.1	(6)	$15.3
Reserve for materials and supplies	6.5	13.7	(4.2)		—		16.0
Allowance for doubtful accounts	17.0	(0.5)	(0.7)		(2.1)	(3)	13.7
Tax valuation allowances	79.8	521.5	(77.0)	(7)	957.5	(8)	1,481.8

(1)	Reserves utilized, unless otherwise indicated.

(2)	Deductions to advance royalty recoupment reserve represents the termination of federal and state leases.

(3)	Represents subsequent recovery of receivable amounts previously reserved.

(4)
Includes the write-off of valuation allowance against deferred tax assets related to the Australian Minerals and Resource Rent Tax (MRRT) due to the repeal of that legislation in 2014, along with an increase in valuation allowance during the period reflected directly in "Accumulated other comprehensive loss" and the impact of the 2014 decrease in Australian dollar exchange rates.

(5)	Related to the MRRT, as offset by the impact of the 2013 decrease in Australian dollar exchange rates.

(6)	Balances transferred from other accounts or reserves recorded as part of a property transaction or acquisition.

(7)	Deductions include write-off of loss carryforwards and reversal of related valuation allowances.

(8)
Includes changes to valuation allowances primarily related to deferred tax assets acquired in business combinations and initial deferred tax assets resulting from the MRRT implemented in Australia in 2012.

Peabody Energy Corporation	2014 Form 10-K	F- 89